    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1997

                                                       REGISTRATION NO. 333-5577
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             NEXTWAVE TELECOM INC.
             (Exact name of registrant as specified in its charter)

                            ------------------------

               DELAWARE                                4812                               33-0663509
   (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
    incorporation or organization)         Classification Code Number)               Identification No.)


                        6256 GREENWICH DRIVE, SUITE 500


                          SAN DIEGO, CALIFORNIA 92122


                                 (619) 453-2828


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                ALLEN B. SALMASI
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                             NEXTWAVE TELECOM INC.


                        6256 GREENWICH DRIVE, SUITE 500


                          SAN DIEGO, CALIFORNIA 92122


                                 (619) 453-2828

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:


       SCOTT N. WOLFE, ESQ.                   FRANK A. CASSOU, ESQ.                  MATTHEW J. MALLOW, ESQ.
         LATHAM & WATKINS           SENIOR VICE PRESIDENT AND GENERAL COUNSEL          MARK C. SMITH, ESQ.
    701 "B" STREET, SUITE 2100                NEXTWAVE TELECOM INC.                   SKADDEN, ARPS, SLATE,
    SAN DIEGO, CALIFORNIA 92101          6256 GREENWICH DRIVE, SUITE 500               MEAGHER & FLOM LLP
          (619) 236-1234                   SAN DIEGO, CALIFORNIA 92122                  919 THIRD AVENUE
                                                  (619) 453-2828                    NEW YORK, NEW YORK 10022
                                                                                         (212) 735-3000


                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________


    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                    TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM              AMOUNT OF
                 SECURITIES TO BE REGISTERED                   AGGREGATE OFFERING PRICE     REGISTRATION FEE(4)
------------------------------------------------------------------------------------------------------------------
Units(1)......................................................
Series B Common Stock, par value $.0001 per share(2)..........
Contingent Transfer Rights(2).................................
Series B Common Stock, par value $.0001 per share(3)..........
------------------------------------------------------------------------------------------------------------------



(1) Each consisting of one share of Series B Common Stock, par value $.0001 per share, and one Contingent Transfer Right.


(2) Included in Units.


(3) Issuable upon exercise of Contingent Transfer Rights.


(4) $103,449 has been previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED FEBRUARY 3, 1997


PROSPECTUS

                                                UNITS


                                      LOGO

                             NEXTWAVE TELECOM INC.
                             SERIES B COMMON STOCK

                           CONTINGENT TRANSFER RIGHTS

                            ------------------------


    NextWave Telecom Inc. (the "Company") is offering units (the "Units"), each of which consists of one share of Series B Common Stock, par value $0.0001 per share, of the Company (the "Series B Common Stock") and one Contingent Transfer Right (a "CTR"). The Series B Common Stock and the CTRs will be separately transferable 90 days after the date of the original issuance, or such earlier date as may be determined by Smith Barney Inc.



    The common stock, par value $0.0001 per share, of the Company has been designated into three series, consisting of Series A Common Stock, Series B Common Stock and Series C Common Stock (collectively, the "Common Stock"). Following completion of the offering of Units (the "Equity Offering"), the holders of the Series A Common Stock will control in excess of 25% of the outstanding equity of the Company on a fully-diluted basis. As a result of their equity ownership and the corporate governance provisions regarding voting, the holders of the Series A Common Stock will have the right until the Termination Date (as defined) (generally a period of up to 10 years) to elect a majority of the Board of Directors of the Company and will have voting control of the Company and all matters submitted for stockholder approval, with the exception of certain extraordinary corporate actions which require approval of a majority of the outstanding shares of Series B Common Stock and Series C Common Stock voting together as a class. See "Risk Factors -- Control by Certain Stockholders; Antidilution Provisions for Control Group and MCI" and "Description of Capital Stock."



    Each CTR will entitle the holder to receive from the Company under certain circumstances a share (or fraction thereof) of Series B Common Stock based upon the Average Fair Market Value (as defined) of the Series B Common Stock for the 60 trading day period (the "Valuation Period") ending on the fifth trading day
prior to            , 2000 (the "CTR Expiration Date"). See "Description of
Contingent Transfer Rights."



    Prior to the Equity Offering, there has not been a public market for the Units, the Series B Common Stock or the CTRs. It is currently estimated that the
initial public offering price will be between $         and $         per Unit.
See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Series B Common Stock has been approved for listing on The Nasdaq National Market, subject to notice of issuance. Application will be made to list the Units and the CTRs on The Nasdaq National Market.



    The Company is concurrently offering Senior Note Units consisting of $
million in gross proceeds of Senior Notes and          Warrants to purchase
         shares of Series B Common Stock (the "Senior Note Units") and Senior Discount Note Units consisting of $ million in gross proceeds of Senior
Discount Notes and          Warrants to purchase          shares of Series B
Common Stock (the "Senior Discount Note Units") pursuant to a separate prospectus (the "Debt Offering" and together with the Equity Offering, the "Offerings"). Each of the Offerings is conditioned upon the other.

                            ------------------------


      SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE UNITS OFFERED HEREBY.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                                    UNDERWRITING
                                                PRICE TO            DISCOUNTS AND          PROCEEDS TO
                                                 PUBLIC            COMMISSIONS(1)          COMPANY(2)
-----------------------------------------------------------------------------------------------------------
Per Unit                                            $                     $                     $
-----------------------------------------------------------------------------------------------------------
Total(3)                                            $                     $                     $
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------



(1) For information regarding indemnification of the Underwriters, see "Underwriting."



(2) Before deducting expenses estimated at $        , payable by the Company.



(3) The Company has granted the Underwriters a 30-day option to purchase up to additional Units, solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to Company will
    be $        , $        and $        , respectively.

                            ------------------------


    The Units are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Units offered hereby will
be available for delivery on or about         , 1997 at the office of Smith
Barney Inc., 333 West 34th Street, New York, New York 10001.

                            ------------------------

SMITH BARNEY INC.                                                LEHMAN BROTHERS


               BEAR, STEARNS & CO. INC.

                                       PRUDENTIAL SECURITIES INCORPORATED


                                                                  ING BARINGS


                                                         OPPENHEIMER & CO., INC.

                            ------------------------

            , 1997

          [SHADED MAP OF U.S. SHOWING COMPANY'S MARKETS APPEARS HERE]


              REGIONS                                          ANCHOR CITIES                                  POPS
------------------------------------  ----------------------------------------------------------------    ------------
Western.............................  Los Angeles; San Francisco; San Diego; Sacramento; Las Vegas          28,324,552
New York Metro......................  New York City; Albany; New Haven                                      20,868,019
Midwest.............................  Detroit; Cleveland-Akron; Pittsburgh; Cincinnati; Columbus;
                                      Louisville; Indianapolis; Dayton                                      20,009,304
Mid-Atlantic........................  Washington, D.C.; Baltimore; Charlotte; Norfolk; Greensboro;
                                      Richmond                                                              16,452,851
Southwest...........................  Dallas-Ft. Worth; Houston; San Antonio; Austin                        15,441,001
Great Lakes.........................  Chicago; Minneapolis-St. Paul; Milwaukee                              14,336,451
Mid-America.........................  St. Louis; Denver; Kansas City; Salt Lake City; Oklahoma City         12,029,134
Southeast...........................  Atlanta; Tampa; Orlando; Jacksonville                                 11,238,259
Philadelphia........................  Philadelphia                                                          10,120,196
New England.........................  Boston; Providence                                                     8,618,385
Northwest...........................  Seattle-Tacoma; Portland                                               5,572,974
                                                                                                          ------------
                                                                                                           163,011,126
                                                                                                            ==========



For information regarding the Company's regions and the markets contained therein, see "Business -- Bidding Strategy and Markets." The table above reflects markets for which the Company has been awarded licenses by the FCC as well as markets for which the Company was named the winning bidder in the FCC's D, E and F-Block Auctions. The licenses for the D, E and F-Block Markets have not been awarded by the FCC. See "Risk Factors -- Uncertainty of Final Awards of Licenses from D, E and F-Block Auctions; Litigation."


                            ------------------------


NextWave Telecom(TM) and TELE*Code(TM) are trademarks of the Company. MCI One(TM) and Network MCI One(SM) are trademarks and service marks, respectively, of MCI Telecommunications Corporation. Oracle(TM) is a trademark of Oracle Corporation.


                            ------------------------


     IN CONNECTION WITH THE EQUITY OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE UNITS, THE SERIES B COMMON STOCK AND THE CTRS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Pursuant to an irrevocable election made by the holders of a majority of the shares of Series A Common Stock, upon consummation of the Equity Offering each share of Series A Common Stock (other than 3,000 shares)
will be converted into           shares of Series B Common Stock and
shares of Series C Common Stock and, for purposes of this Prospectus, all shares of Series A Common Stock (other than 3,000 shares) are assumed to be so converted (the "Recapitalization"). Pursuant to the Company's Amended and Restated Certificate of Incorporation, all other rights to acquire shares of Series C Common Stock will be converted into rights to acquire shares of Series B Common Stock upon consummation of the Equity Offering and, for purposes of this Prospectus, all such other rights to acquire shares of Series C Common Stock are assumed to be converted into rights to acquire shares of Series B Common Stock. Certain statements in this Prospectus that are not historical fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from results expressed or implied by such forward-looking statements. As used in this Prospectus, unless the context otherwise requires, "NextWave" or the "Company" refers to NextWave Telecom Inc. and its subsidiaries. When used herein with respect to a given area, the term "POPs" refers to the aggregate number of persons located in such area, based on the 1996 estimated U.S. population data prepared by Equifax Marketing Decision Systems, Inc. See "Glossary of Selected Terms" for definitions of certain terms used in this Prospectus.


                                  THE COMPANY


     NextWave Telecom Inc. ("NextWave") was formed in May 1995 to build and operate Personal Communications Services ("PCS") networks. In January 1997, NextWave was granted PCS licenses representing approximately 110 million POPs with respect to 63 Basic Trading Areas ("BTAs") pursuant to the C-Block Auctions held by the Federal Communications Commission ("FCC"). Upon final award of the licenses pursuant to the FCC's D, E and F-Block Auctions which were completed in January 1997, in which the Company was declared the winning bidder by the FCC for 32 BTAs representing approximately 53 million POPs, NextWave's wireless national geographic coverage ("footprint") will cover approximately 163 million POPs in 95 BTAs (collectively the "Markets"). As a result, NextWave believes it has the third largest number of licensed POPs among cellular and PCS licensees in the United States after AT&T Wireless Services ("AT&T") and Sprint PCS ("Sprint"). NextWave's aggregate FCC license cost is approximately $4.9 billion. NextWave intends to operate as a carriers' carrier, building and operating digital networks utilizing Code Division Multiple Access ("CDMA") technology through which the Company will provide advanced wireless communications services to a broad range of customers. The Company has entered into agreements with a variety of communications providers, including an agreement with MCI Telecommunications Corporation ("MCI"), pursuant to which MCI has agreed, subject to certain conditions, to purchase a minimum of 10 billion minutes of use ("MOUs") over a 10-year term. The Company has raised an aggregate of approximately $600 million in private capital from over 70 major consumer electronics and network equipment manufacturers, telecommunications service providers, financial institutions and others to finance the acquisition of its PCS licenses and has received over $1.4 billion in vendor financing commitments to commence the build-out of its PCS network.



     NextWave believes that its Markets are among the most attractive markets in the United States with some of the most densely populated cities, including New York, Los Angeles, Chicago, Philadelphia, San Francisco, Boston, Washington, D.C., Dallas, Houston and Detroit. Inclusive of its D, E, and F-Block licenses, the Company will hold PCS licenses in each of the 10 most populous BTAs, 28 of the top 30 BTAs and 40 of the top 50 BTAs. The Markets are also generally characterized by demographics that would suggest higher than average use of wireless telephony, including high disposable income levels, long average commute times and significant percentages of dual household wage earners. The Company believes that the high average population density characterized by NextWave's Markets should lead to a lower average capital requirement associated with network deployment relative to competitors that may be awarded licenses covering less densely populated markets. See "Business -- Bidding Strategy and Markets."


     The Company believes the demand for wireless telecommunications will continue to grow and that PCS will capture a significant share of the wireless market. Currently, wireless subscriber penetration in the United States is estimated to be 14% and, according to Paul Kagan Associates, Inc., is expected to be approximately 54% by 2006. As reported by the Cellular Telecommunications Industry Association ("CTIA"), the compound annual growth rate of cellular subscribers exceeded 45% from 1993 through 1995. Despite this rapid growth in the number of cellular subscribers, wireless MOUs represented approximately 1% of total telecommunications traffic. The Company believes that demand for wireless service is highly elastic and that the anticipated lower cost and higher quality of PCS service will stimulate further growth in the wireless market.



     The Company has targeted several categories of customers, including long distance companies, local exchange carriers ("LECs"), competitive local exchange carriers ("CLECs"), other major PCS retailers, cellular service providers, utilities, cable television system operators and independent resellers, as well as retailers and manufacturers of mass-market consumer products and services. By purchasing MOUs from NextWave, these companies will be able to offer competitively priced wireless services under their own brand names without substantial capital investment and without purchasing MOUs from direct competitors. Additionally, customers will retain telephone number ownership and receive favorable interconnection provisions, both of which are essential to facilitate the integration of wireless services purchased from NextWave with their existing platforms to provide seamless services to their customers.



     In August 1996, the Company entered into an Airtime Sale Agreement with MCI (the "MCI Agreement"), pursuant to which MCI has agreed to purchase a minimum of 10 billion MOUs from the Company over the 10-year term, subject to certain conditions. Under the MCI Agreement, the Company will provide MCI with Full Mobility Services (mobile wireless service) and Area-Based Services (wireless local loop). The interconnection of the Company's network with MCI's intelligent network will enable MCI to integrate or bundle wireless services with other MCI communications services, such as long distance, local exchange and paging, as well as other features offered through MCI's intelligent services platform. In connection with the MCI Agreement, the Company granted MCI warrants to purchase shares of Series B Common Stock representing up to 12% of the Company's Common Stock on a Fully-Diluted Basis (as defined in the Warrant Agreement between the Company and MCI (the "MCI Warrant Agreement")) and has agreed to grant MCI additional warrants upon MCI's exceeding certain MOU purchase milestones, up to an aggregate of 25% of the Company's Common Stock on a Fully-Diluted Basis. See "Description of Capital Stock -- Other Options, Warrants and Convertible
Debt -- MCI Warrants" and "Business -- MCI Agreement."


BUSINESS STRATEGY

     NextWave intends to build and operate digital networks through which the Company will provide advanced wireless communications services. The principal components of the Company's business strategy are:


- OPERATE AS A CARRIERS' CARRIER. By operating as a wholesaler, NextWave will not market directly to consumers, but instead plans to sell MOUs on its networks to branded wireless service providers, which in turn will sell to consumers. Thus, NextWave's wholesale penetration of the wireless market will equal the aggregate airtime purchases from NextWave by multiple branded retailers. By leveraging the marketing and distribution resources of branded wireless service providers, NextWave will not have to incur the significant upfront costs associated with marketing, sales and the establishment of a consumer brand name. The Company believes that its carriers' carrier strategy will be attractive to a broad range of potential customers for several reasons, including:



       Minimal Network Capital Costs. Through reselling NextWave's MOUs, the Company's customers will not be required to purchase licenses or make the capital investments in network infrastructure equipment required to establish a digital wireless network.

       Economies of Scale. The Company believes its customers will be able to take advantage of the benefits of scale which the Company believes are inherent in its high volume operating strategy.



       Provision of Seamless Network Services. NextWave intends to design its digital wireless network architecture to allow PCS service providers to interconnect their networks and existing platforms with the Company's network and offer seamless service interfaces to their customers. In this configuration, PCS service providers will be able to retain control over customer information while providing uniform features and services throughout their markets.



       Leverage Branding and Distribution. By removing the need to build and operate wireless networks, NextWave will enable its customers to focus their resources on branding, distribution, billing and customer service. The Company believes that this will enable and encourage potential wireless resellers with strong marketing skills and existing customer bases to profitably enter the wireless resale business where they were previously discouraged by insufficient margins and the inability to integrate wireless services with their existing platforms and operations.



       NextWave is a Supplier, not a Competitor. NextWave's carriers' carrier strategy affords its customers the opportunity to purchase services from a network provider that is not a direct competitor in the branded retail market. Given the required strategic and financial commitment associated with interconnection and integration of wireless services, the Company believes this will be an important distinction between NextWave and its competitors.



       Facilitate Integrated, Bundled Service Offerings. The Company intends to design its digital wireless network architecture to enable its customers to easily add wireless services to integrated product offerings. The Company believes that the movement among major branded providers, such as MCI, Sprint and AT&T, to integrate and bundle their services will accelerate the trend toward greater product integration and potentially reduce overall churn for those customers that purchase integrated services.



- ESTABLISH NATIONAL NETWORK. NextWave believes that its 163 million POPs will represent the third largest number of licensed POPs among cellular and PCS licensees in the United States. NextWave's licensed POPs, together with POPs in BTAs for which the Company was the winning bidder in the D, E and F-Block Auctions, represent over 65% of the U.S. population. The Company believes that the breadth of its footprint and the demographics of its Markets enhance its attractiveness to potential PCS service providers and will reduce expensive out-of-region roaming charges. Additionally, NextWave intends to selectively expand its footprint through strategic alliances or resale agreements with other wireless service providers wherever needed.



- PROVIDE LOW COST MOUS. NextWave will seek to be a low cost operator of PCS networks by pursuing a high volume wholesale strategy and by building efficient PCS networks. By focusing on BTAs with above average population densities, the Company believes it will incur lower capital expenditures per POP than those carriers which intend to serve less densely populated areas. Additionally, the Company intends to (i) implement CDMA technology, which is expected to require fewer cell sites for a given geographic coverage area than alternative digital technologies; (ii) organize its Markets into geographic regions, which the Company believes will result in operational efficiencies and economies of scale; (iii) perform a significant portion of its own network engineering and design rather than rely entirely on equipment suppliers to design its networks; and (iv) sell MOUs to wireless service providers rather than directly to end-users, significantly reducing the Company's marketing expenses. NextWave expects its high volume strategy will provide for increased capacity utilization and customer penetration which should reduce the Company's average cost per MOU.



- LEVERAGE TECHNICAL EXPERTISE. The Company has built a management team with significant experience in designing, deploying and operating sophisticated wireless networks. Mr. Allen Salmasi, Chairman, President and Chief Executive Officer of the Company, was integral to the development of CDMA technology and the adoption by the Telecommunications Industry Association of CDMA as an international standard (IS-95) while serving as President of the Wireless Telecommunications Division and Chief Strategic Officer of QUALCOMM Incorporated ("QUALCOMM"), a leading wireless equipment company. Other members of NextWave management have substantial expertise in network engineering, planning and operations, as well as business development, regulatory matters and marketing. The Company believes that management's expertise will allow NextWave to (i) efficiently design a high quality, low cost digital wireless network; (ii) incorporate advances in wireless technology in the Company's networks as appropriate; and (iii) capitalize on emerging trends and opportunities in the wireless industry by developing new products and services at a lower cost than if purchased entirely from third-party vendors.



- OFFER VALUE-ADDED PRODUCTS AND SERVICES. The Company intends to offer value-added products and services such as wireless local loop services and wireless PBX applications. The Company believes its networks will also support advanced wireless services including caller ID, over-the-air activation, short message services, circuit-switched and packet data, facsimile, integrated voice mail and paging, call answering and handset-based Internet access. The Company also plans to develop and market other wireless services, either on its own or in partnership with other companies, including PCS service providers. Some of these value-added products and services are under development by the Company or the manufacturers of CDMA infrastructure equipment. There can be no assurance if and when such products and services may be available for sale by the Company.


NETWORK BUILD-OUT


     General. The Company intends to launch commercial service in several key Markets in 1997. The initial Markets that are expected to commence service include Boston, San Diego, Orlando and San Antonio. The New York City, Los Angeles, Washington, D.C./Baltimore, and Houston Markets are scheduled to follow with commercial service anticipated in early 1998. The Company plans to continue to bring additional Markets into service during 1998, with the majority of C-Block Markets in service by the end of 1998. The Company intends to commence service in selected D, E and F-Block Markets within one year of the award of its licenses. Under its network build-out plan, the Company currently anticipates that it will complete the build-out of its Markets by the end of 2000, at which time the Company anticipates that 80% of its licensed POPs will be served. Unlike many other PCS operators, NextWave will perform a substantial portion of its own network design and systems engineering, rather than relying predominantly on equipment vendors to provide such services.



     Deployment Status. NextWave has organized its Markets into 11 geographic regions, which the Company believes will result in operational efficiencies, lead to lower infrastructure costs and facilitate the network build-out. In eight of its 11 regions, the Company has assembled deployment teams which are in the process of selecting and acquiring cell sites and designing the networks. The Company has completed its radio engineering plans for deployment of CDMA systems in its New York City, Los Angeles, Boston, Washington, D.C./Baltimore, Houston, Orlando, San Diego and San Antonio Markets. The Company has also installed and operated CDMA demonstration systems in its San Diego and Washington, D.C./Baltimore Markets.



     CDMA Technology. The Company has selected CDMA technology as the air interface protocol for use in its digital wireless networks. PCS service providers holding licenses covering over 99% of the United States population have announced an intent to use CDMA technology. Accordingly, CDMA is expected to be the most widely adopted PCS technology in the United States. The Company believes that CDMA provides important performance benefits such as high voice quality, soft hand-off, extended handset battery life, expanded coverage and capacity and greater security than traditional analog cellular services. The Company also believes that CDMA will enable the Company to engineer its network coverage using fewer cell sites than would be required by alternative technologies. CDMA's widespread coverage should enable NextWave to offer other CDMA service providers roaming capabilities on the Company's network nationwide, which should increase the functionality and the marketability of the Company's MOUs.



     Equipment Availability. There are approximately 40 companies worldwide that are licensed to manufacture and supply CDMA equipment, including Fujitsu Limited, LG Information and Communications, Ltd. ("LGIC"), Hughes Network Systems, Inc. ("Hughes"), Lucent Technologies, Inc. ("Lucent"), Motorola Inc. ("Motorola"), Northern Telecom, Inc. ("NorTel"), QUALCOMM, Samsung Electronics Co., LTD. ("Samsung") and SONY Electronics Inc. ("SONY"). The Company expects to purchase equipment from multiple vendors. For additional information regarding the Company's network build-out, see "Business -- Network Build-Out," "-- CDMA Technology" and
"-- Equipment Vendors."


     Vendor Financing. NextWave has received financing commitments from a number of network equipment vendors, including LGIC, Comdisco, Inc. ("Comdisco"), Hughes, Lucent and The Allen Group Inc. ("The Allen Group"). In the aggregate, these commitments contemplate over $1.4 billion of vendor financing to the Company, of which up to $1.25 billion could be available to the Company in 1997. The following table sets forth these vendor financing commitments:



                                  VENDOR
        ----------------------------------------------------------  FINANCING COMMITMENT
                                                                    --------------------
                                                                       (IN MILLIONS)
        LGIC......................................................        $  700.0
        Comdisco..................................................           250.0
        Hughes....................................................           245.0
        Lucent....................................................           200.0
        The Allen Group...........................................            50.0
                                                                           -------
                  Total...........................................        $1,445.0
                                                                           =======



The Company is also in active discussions with several other vendors for equipment financing and supply agreements. These financing commitments are subject to certain conditions, including, among others, the execution and delivery of definitive documentation. See "Business -- Equipment Vendors."



     FCC Requirements. The FCC requires that all C-Block PCS licensees construct facilities that offer coverage to at least one-third of the population in their service area within five years from the date of license grant and two-thirds of the population within 10 years. The FCC requires that all D, E, and F-Block PCS licensees, including the Company, construct facilities that offer coverage to at least one-quarter of the population in their service area within five years from the date of license grant and one-half of the population within 10 years. See "Risk Factors -- PCS System Implementation and Operation Risks."


HOLDING COMPANY STRUCTURE


     The Company is a holding company with limited assets of its own, and upon commencement of its operations, the Company will conduct its business through its various subsidiaries. The Company currently has five wholly-owned subsidiaries. NextWave Personal Communications Inc. ("NextWave PCI") was formed to acquire PCS licenses in the FCC's C-Block Auctions. NextWave Power Partners Inc. ("NextWave Power Partners") was formed to acquire PCS licenses in the FCC's D, E and F-Block Auctions. NextWave Partners Inc. ("NextWave Partners") currently owns NextWave's interest in NextWave Power Partners. TELE*Code Inc. ("TELE*Code") was formed to develop CDMA-based products and provide engineering services to the Company and others. NextWave Wireless Inc. ("NextWave Wireless") was formed to act as an operating company and will form 11 direct, wholly-owned subsidiaries, each of which will hold the assets used to operate the PCS network in one operating region (a "RegionalSub"), and 11 additional direct, wholly-owned subsidiaries, each of which will hold the PCS licenses for one operating region (a "LicenseSub"). See "Risk Factors -- Holding Company Structure."


                                 FINANCING PLAN


     The Company estimates that the aggregate funds required for the acquisition, development, construction and deployment of PCS networks in its Markets through December 31, 1997 will total approximately $1.1 billion. This figure consists of (i) approximately $700 million for capital expenditures; (ii) approximately $240 million in debt service requirements; (iii) approximately $100 million to fund operating losses and for working capital needs; and (iv) approximately $17 million for the acquisition of its D, E and F-Block licenses. These amounts do not include certain repayments of debt which will be paid upon consummation of the Offerings. See "Use of Proceeds." In addition, in conjunction with the award of its licenses, the Company has incurred indebtedness to the U.S. Government for the balance due for its C and F-Block licenses (the "U.S. Government Financing"). See "Certain Indebtedness."



     The Company expects to raise approximately $ million from the Equity Offering hereby. In addition, the Company intends to raise approximately $ million in gross proceeds from the Debt Offering (including approximately $ million which will be held in escrow to pre-fund interest payments on the Senior Notes for three years). Each of the Offerings will be contingent upon the completion of the other.



     The estimated net proceeds from the Offerings, together with the expected proceeds from committed vendor financings, are expected to meet the Company's funding requirements through the first quarter of 1998, at which time the Company intends to have its initial Markets operational. In order to finance the Company's operations, working capital and debt service through 2000, the Company
will require approximately an additional $          in public or private debt
and equity financings. These financings will be required, in part, to service the interest requirements of the Debt Offering after three years from the completion of the Debt Offering and the U.S. Government Financing and vendor financing.



     Actual amounts of the funds required may vary materially from these estimates and additional funds would be required in the event of significant negative departures from the current business plan, unforeseen delays or expenses, regulatory changes, engineering design changes and other technical risks.



     NextWave was incorporated in Delaware in May 1995, its principal executive offices are located at 6256 Greenwich Drive, Suite 500, San Diego, California, 92122 and its telephone number is (619) 453-2828.

                              THE EQUITY OFFERING



Units Offered Hereby.......            Units, each consisting of one share of
                             Series B Common Stock and one CTR.



Common Stock to be
Outstanding after the Stock
  Offering:


     Series A Common
Stock......................  3,000 shares


     Series B Common
Stock......................       shares(1)


     Series C Common
Stock......................       shares(2)



Voting Rights..............  The Series B Common Stock included in the Units offered hereby has limited voting rights. Pursuant to the Company's Amended and Restated Certificate of Incorporation, in compliance with the FCC "Control Group" requirements, until 10 years after the last date upon which any of the Company's PCS licenses are granted (the "Termination Date"), holders of the Series A Common Stock will have the right to vote, as a class, for a majority of the Board of Directors, and shall have the right to vote on all matters that come before the stockholders. The holders of Series B Common Stock and Series C Common Stock have the right, voting together as a class, to elect a minority of the Board of Directors. In addition, the affirmative vote of holders of a majority of the Series A Common Stock, voting as a class, and the holders of a majority of the Series B Common Stock and Series C Common Stock, voting together as a class, is required for certain actions by the Company, including certain amendments to the Company's Amended and Restated Certificate of Incorporation or Restated By-Laws, certain dividend payments, a merger or other business combination involving the Company, a sale, transfer, lease or other disposition of all or substantially all of the Company's assets, a recapitalization or reorganization of the Company's capital stock, or the liquidation, dissolution or winding up of the Company. These are the only matters upon which holders of Series B Common Stock and Series C Common Stock are entitled to vote; holders of Series A Common Stock have voting control of the Company with respect to all other matters. See "Description of Capital Stock."



                             In addition, Navation Inc. ("Navation"), a corporation owned by Mr. Allen Salmasi, the Company's Chairman, President and Chief Executive Officer, and members of his immediate family, controls over 50% of the outstanding Series A Common Stock. See "Risk Factors -- Control by Certain Stockholders; Antidilution Provision for Series A Common Stock."

------------

(1) Excludes         shares of Series B Common Stock issuable upon exercise or
    conversion of outstanding stock options, warrants and convertible debt of the Company, including warrants heretofore issued to MCI. Also excludes (i)
            shares of Series B Common Stock issuable upon exercise of the
    warrants offered in the Debt Offering; (ii)         shares of Series B
    Common Stock issuable upon exercise of warrants to be issued to MCI at the closing of the Equity Offering or shortly thereafter; (iii) certain warrants to purchase Series B Common Stock which will be issued (A) to MCI from time to time to preserve the aggregate percentage of the outstanding shares of the Company's Common Stock (up to 12% as of or shortly after consummation of the Equity Offering), on a Fully-Diluted Basis, in respect of which warrants have been issued to MCI, (B) to MCI if it achieves certain MOU purchase milestones, pursuant to which MCI's rights to acquire Common Stock of the Company could increase to up to a maximum of 25% of the outstanding shares of the Company's Common Stock, on a Fully-Diluted Basis, in respect of which warrants (inclusive of warrants previously issued to MCI) will have been issued to MCI, and (C) to certain of the Company's founders upon certain issuances of additional Series B Common Stock or securities issuable or
    convertible into Series B Common Stock; and (iv) a maximum of         shares
    of Series B Common Stock issuable to holders of the CTRs. See "Description of Capital Stock -- Other Options, Warrants and Convertible Debt."



(2) Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Series C Common Stock will be mandatorily redeemable by the Company if and to the extent shares of Series B Common Stock are required to be issued in settlement of the CTRs, at a redemption price of $.0001 per share of Series C Common Stock. To the extent the Underwriters' over-allotment option is not exercised, an equivalent number of shares of Series C Common Stock will be automatically converted into Series B Common Stock. See "Description of Capital Stock -- Common Stock -- Series C Common Stock."

Terms of CTRs


     CTR Expiration Date...              , 2000 (the date that is three and
                             one-half years after the closing of the Equity Offering).



     CTR Settlement........  Each CTR will entitle the holder to receive from the Company on the CTR Expiration Date a share (or fraction thereof) of Series B Common Stock as follows. If the Average Fair Market Value of the Series B Common Stock during the Valuation Period is:



                             1. Less than $     , each CTR will entitle the
                                holder to receive one share of Series B Common Stock;



                             2. Equal to or greater than $     , no payment will
                                be made with respect to the CTRs; or



                             3. Equal to or greater than $     and less than
                                $     , each CTR will entitle the holder to
                                receive a fraction of a share of Series B Common Stock determined by dividing (A) $ minus the Average Fair Market Value of the Series B Common Stock during the Valuation Period by (B) the Average Fair Market Value of the Series B Common Stock during the Valuation Period.



     Early Expiration......  The CTRs are subject to expiration prior to the CTR
                             Expiration Date if, after 18 months from the
                             closing of the Equity Offering, the closing price per share of the Series B Common Stock is in excess
                             of $     for 30 of any 60 consecutive trading days
                             prior to the CTR Expiration Date.



     Cancellation of
Control        Group Shares
               upon CTR
               Settlement... Pursuant to an Escrow Agreement to be entered into by the holders of the Series C Common Stock,
                                                      (the "CTR Agent") and the
                             Company (the "CTR Escrow Agreement"), the holders of the Series C Common Stock will transfer to the CTR Agent the Series C Common Stock. The Escrow Agreement will provide that the CTR Agent will hold the shares of Series C Common Stock so received in accordance with and pursuant to the terms of the Escrow Agreement. Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Series C Common Stock will be mandatorily redeemable by the Company if and to the extent shares of Series B Common Stock are required to be issued in settlement of the CTRs, at a redemption price of $.0001 per share of Series C Common Stock. In such event, the Amended and Restated Certificate of Incorporation will provide that the Company will redeem a number of shares of Series C Common Stock equal to the number of shares of Series B Common Stock issued in settlement of the CTRs. To the extent shares of Series C Common Stock remain outstanding following settlement or early termination of the CTRs, the CTR Agent will release such shares of Series C Common Stock to the registered holders thereof and each share will automatically convert into a share of Series B Common Stock, subject to adjustment.



     Delivery of Shares to
         CTR Holders.......  The shares of Series B Common Stock to which holders of CTRs are entitled will be delivered to such holders by the Company within 30 business days of the CTR Expiration Date.

     CTR Separation
         from Units........  The CTRs and the shares of Series B Common Stock included in the Units will become detachable and separately tradeable 90 days after the Equity Offering, or such earlier date as may be determined by Smith Barney Inc.



     Amended Series A
         Shareholders
         Agreement.........  As a condition to the consummation of the Equity
                             Offering, the holders of the Series A Common Stock will amend the Amended and Restated Series A Shareholders Agreement dated as of November 15, 1995, by and among the Company and the holders of Series A Common Stock to provide that the terms and conditions thereof will apply to the shares of Series B Common Stock and shares of Series C Common Stock, if any, to be issued to such holders in the Recapitalization to be effected prior to the consummation of the Offerings (as amended, the "Amended Series A Shareholders Agreement"). Under the Amended Series A Shareholders Agreement, the holders of Series A Common Stock will be restricted from transferring their shares of Series A Common Stock, Series B Common Stock and Series C Common Stock until the later of (i) three years from the last date when the FCC issues a C or F-Block license to the Company (the "License Grant Date") or such longer period as may be required to comply with the FCC's rules and regulations or (ii) the trading day following the CTR Expiration Date. The CTR Agreement will provide that the Company will enforce all of the Company's rights under the Amended Series A Shareholders Agreement and will not give to any other party thereto a waiver of any of its obligations thereunder or excuse any breach by such other party of any such obligation thereunder. For a description of the terms of the Amended Series A Shareholders Agreement, see "Principal Stockholders."



Use of Proceeds............  The net proceeds to the Company from the Offerings
                             are expected to be approximately $     million (net
                             of the escrow pre-funding requirements with respect to the Senior Notes). The Company will use a portion of the net proceeds of the Offerings to make payments required in connection with the U.S. Government Financing of its PCS licenses and will use a portion of the net proceeds to fund pre-construction activities, such as site planning and acquisition, system design, and planning for and implementing relocation of incumbent fixed microwave licensees. A portion of the net proceeds of the Offerings also will be used to repay a $25 million promissory note. In addition, approximately $37 million of the net proceeds from the Offerings will be used to redeem a portion of the Company's Convertible Senior Subordinated Notes due 2002 (the "Bridge Notes"). The remainder of the net proceeds from the Offerings will be used to fund the initial costs associated with construction and operation of the Company's networks, for possible expansion of the Company's footprint and for general corporate purposes, including working capital. See "Use of Proceeds."



NASDAQ National Market
  Symbols


  Units....................


  Series B Common Stock....  SURF

  CTRs.....................

                            CONCURRENT DEBT OFFERING



     Concurrent with the Equity Offering, the Company is offering Senior Note Units (consisting of $
million gross proceeds of      % Senior Notes and      Warrants to purchase
     shares of Series B Common Stock) and Senior Discount Note Units (consisting
of $     million gross proceeds of      % Senior Discount Notes and
Warrants to purchase      shares of Series B Common Stock). The Company will
place approximately $     million of the net proceeds from the sale of the
Senior Notes, representing funds that together with the proceeds from the investment thereof will be sufficient to pay three years' interest on the Senior Notes, into an escrow account to be held by an escrow agent for the benefit of the holders of the Senior Notes. Under the terms of the indentures (collectively, the "Indentures") relating to the Senior Notes and the Senior Discount Notes (collectively, the "Notes"), the Company generally may not pay any dividend or make any distribution on its Common Stock unless and until the Company meets certain requirements that the Company does not expect to meet in the foreseeable future. The Indentures also contain covenants relating to preservation of the Company's assets, limitations on the scope of the Company's business, limitations on debt incurrence, limitations on mergers, consolidations and sales of assets of the Company and restrictions on transactions with affiliates. Each of the Offerings is conditioned upon the completion of the other.

                                  RISK FACTORS


     Prospective purchasers of the Units should carefully consider all of the information contained in this Prospectus before making an investment in the Units. In particular, prospective purchasers should evaluate the factors set forth herein under "Risk Factors." These risk factors include, among others, the fact that the Company is in its development stage and is expected to realize significant operating losses in its initial stages of operation; that it will be highly leveraged; that it will require significant additional capital to complete its network build-out beyond the first quarter of 1998; that although it has been granted its C-Block PCS licenses from the FCC, such grants are conditioned upon the Company's satisfying the FCC's foreign ownership requirements by July 3, 1997, and may be subject to further appellate challenge; that it is subject to numerous risks associated with the construction and implementation of its PCS networks; that the Company's wholesale distribution strategy will likely cause it to be dependent on a limited number of major customers; and that the initial award and final granting by the FCC of the Company's D, E and F-Block licenses are subject to completion of the license application process. For a discussion of these and other risks, see "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



     The following data for the period from May 16, 1995 (inception) to December 31, 1995 and the nine months ended September 30, 1996 have been derived from the Company's audited consolidated financial statements, including the consolidated balance sheets at December 31, 1995 and September 30, 1996 and the related consolidated statements of operations and of cash flows for the period from May 16, 1995 to December 31, 1995 and the nine months ended September 30, 1996 appearing elsewhere in this Prospectus. The summary consolidated financial data as of and for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for any other interim period or any future year. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.



                                                       PERIOD FROM MAY 16,
                                                       1995 (INCEPTION) TO           NINE MONTHS
                                                        DECEMBER 31, 1995      ENDED SEPTEMBER 30, 1996
                                                       -------------------     ------------------------
STATEMENT OF OPERATIONS DATA:
  Consulting revenues..............................         $     173                  $  1,958
  Total operating expenses.........................             1,753                    14,826
                                                             --------                  --------
  Operating loss...................................            (1,580)                  (12,868)
  Other expenses...................................                --                      (738)
  Interest expense, net............................              (314)                     (995)
                                                             --------                  --------
  Net loss.........................................         $  (1,894)                 $(14,601)
                                                             ========                  ========
PRO FORMA(1):
  Net loss per share...............................         $                          $
  Shares used in computing net loss per share......



                                                                        AS OF SEPTEMBER 30, 1996
                                                  AS OF       --------------------------------------------
                                               DECEMBER 31,                                   PRO FORMA
                                                   1995         ACTUAL      PRO FORMA(2)     AS ADJUSTED
                                               ------------   ----------   --------------   --------------
BALANCE SHEET DATA:
  Working capital (deficit)..................    $(75,212)    $  (46,564)    $ (150,169)
  Total assets...............................      84,834        451,110      3,388,119
  Total U.S. Government Financing............          --             --      2,799,013
  Senior Notes...............................          --             --             --
  Senior Discount Notes......................          --             --             --
  Other long term debt.......................          24        130,845        130,845
  Series C Common Stock, mandatorily
     redeemable..............................          --             --             --
  Total stockholders' equity.................       5,006        246,123        271,449


---------------

(1) See Note 2 of Notes to Consolidated Financial Statements for a description of the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.



(2) The Pro Forma column reflects the effect on the Company's financial position of: (i) the October 1996 to January 1997 issuances of $69,670 aggregate principal amount of convertible notes; (ii) the October 1996 to January 1997 issuances of 3,730,000 shares of Series B Common Stock for $18,650; (iii) the November 1996 to January 1997 receipt of loans in the amount of $43,000 from holders of Series B Common Stock; (iv) the grant of and downpayments on the FCC C, D, E and F-Block licenses, including the capitalization as an intangible asset of these licenses and the related long term debt payable to the FCC for an aggregate purchase price of $4,872,620, net of the aggregate downpayments of $504,785, and as adjusted to reflect the fair value of the debt of $2,799,013; and (v) the issuances of warrants to purchase shares of Series B Common Stock to an equipment vendor and MCI. See Unaudited Note 12 of Notes to Consolidated Financial Statements and "Capitalization."

                                  RISK FACTORS


     Prior to making an investment in the Units, prospective purchasers should carefully consider all of the information contained in this Prospectus and, in particular, should evaluate the following risk factors. Such risks, uncertainties and other factors include the following risks:


DEVELOPMENT STAGE COMPANY; FUTURE OPERATING LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS


     The Company is at an early stage of development and, as of the date of this Prospectus, has had no commercial PCS operations and, consequently, has limited historical financial information upon which a prospective investor could perform an evaluation. The Company will incur significant expenses in advance of generating revenues and is expected to realize significant operating losses in its initial stages of operations. The Company is subject to all risks typically associated with a start-up entity. These risks will include the Company's ability to implement its strategic plan in the manner set forth in this Prospectus, including continuing to attract and retain qualified individuals and the ability to raise appropriate financing as necessary. As such, no assurance can be given as to the timing and extent of revenue receipts and expense disbursements or the Company's ability to successfully complete all of the tasks associated with developing and maintaining a successful enterprise. In addition, there can be no assurance that the Company will be able to successfully manage operations. Management's failure to guide and control growth effectively (including implementing adequate systems, procedures and controls in a timely manner) could have a material adverse effect on the Company's financial condition and results of operations.


     The Company believes that its future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors include the significant cost of building the PCS networks (including any unanticipated costs associated therewith), fluctuating market demand for the Company's services, establishment of a market for PCS, pricing strategies for competitive services, delays in the introduction of the Company's services, new offerings of competitive services, changes in the regulatory environment, the cost and availability of PCS infrastructure and subscriber equipment and general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The Company has incurred cumulative net losses through September 30, 1996 of approximately $16.5 million. These losses resulted primarily from expenditures associated with organizational and start-up activities, research and development of the Company's products and equipment and the Company's pursuit of PCS licenses. The Company expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years, while it develops and constructs its PCS network and builds its customer base. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operating activities in the future. If the Company cannot achieve operating profitability or positive cash flow from operating activities in a timely manner, it may not be able to meet its debt service or working capital requirements and the Series B Common Stock and CTRs may, as a result, have little or no value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


SUBSTANTIAL DEBT OBLIGATIONS TO THE U.S. GOVERNMENT; IMPLICATIONS OF ACCOUNTING TREATMENT


     The Company's debt obligations to the U.S. Government for its C-Block PCS licenses are approximately $4.3 billion. Although the Company's debt obligations to the U.S. Government will be recorded on the Company's consolidated financial statements at their estimated fair market value of $2.7 billion, the amount that would be owed to the U.S. Government if such debt obligations were declared immediately due and payable would be $4.3 billion plus accrued interest. As a result, the Company will incur average annual interest charges of approximately $153.9 million during the 10-year term of the debt related to this debt discount. The Company will also incur non-cash annual amortization expenses of $80.1 million related to the capitalized license costs during the 40-year estimated useful lives of the licenses, assuming the Company receives three 10-year renewals of the terms of the licenses from the FCC. Pursuant to the FCC's installment payment plan, the Company will execute a note and security agreement to the U.S. Government, creating a first priority security interest in favor of the FCC in the licenses (and the proceeds of any sale thereof). Correspondingly, the Company is required to make cash interest expense payments payable quarterly of approximately $69.4 million. The Company will be required to make quarterly payments of interest only for the first six years of the license term and payments of interest and principal over the remaining four years of the license term.



     In January 1997, NextWave Power Partners was named the winning bidder for 32 BTAs in the D, E and F-Block Auctions with net bids totalling $129 million. The Company has made a downpayment of $13.5 million for those licenses. Upon final grant, the Company will be required to make a final downpayment of $16.9 million and will finance the remaining $98.6 million with the U.S. Government with respect to its F-Block licenses, which will be recorded on the Company's consolidated financial statements at their estimated fair market value of $68.6 million. As a result, the Company will incur average annual interest charges of $3 million during the 10-year term of the debt related to this debt discount. The Company will also incur non-cash annual amortization expense of $2.5 million related to the capitalized license costs during the 40-year estimated useful lives of the licenses, assuming the Company receives three 10-year renewals of the term of the licenses from the FCC. Pursuant to the FCC's installment payment plan, the Company will execute a note and security agreement to the U.S. Government, creating a first priority security interest in favor of the FCC in the licenses (and the proceeds of any sale thereof). The Company will be required to make cash interest expense payments payable quarterly of approximately $1.6 million for the first two years of the license term and payments of interest and principal over the remaining eight years of the license term.



     While the Company does not anticipate defaulting on any required payment on the debt obligations to the U.S. Government, in the event the Company were unable to meet any of its installment payment obligations, the FCC will entertain a request for a three to six month grace period before the FCC takes any remedial actions. In the event that the grace period expires and the Company becomes unable to meet its obligations to the U.S. Government or otherwise violates regulations applicable to holders of FCC licenses, the licenses will be automatically cancelled and the FCC will initiate debt collection procedures, and possibly fine the Company an amount equal to the difference between the price at which the Company acquired the licenses and the amount of the winning bid at their reauction (if lower than the Company's winning bid), plus an additional penalty of 3% of the lesser of the subsequent winning bid or the Company's bid amount. There can be no assurance that the Company will be able to meet its debt obligations to the U.S. Government, or, if it fails to meet such obligations, that the FCC will not require immediate repayment of all amounts due under the U.S. Government Financing or revoke the Company's C-Block or, as applicable D, E or F-Block licenses. In either such event, the Company may be unable to meet its obligations to other creditors, including holders of the Senior Notes Units and Senior Discount Notes Units.



     In addition, there can be no assurance that if the U.S. Government Financing of the Company's PCS licenses were reflected at its face value of $4.4 billion, the Company's pro forma total debt (as adjusted for the Offerings) would not exceed the total "enterprise value" of the Company implied by the initial public offering price of the Units attributable to the Series B Common Stock (as determined by adding the market value of the Series B Common Stock, the market value of the debt obligations to the U.S. Government and the gross proceeds from the Debt Offering). See "-- Ability to Service Debt; Substantial Leverage; Restrictive Covenants" and "Regulation of the Wireless Telecommunications Industry."


ABILITY TO SERVICE DEBT; SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS


     The Company's leverage is substantial in relation to its equity. As of September 30, 1996, on a pro forma basis after giving effect to the Offerings and the debt obligations to the U.S. Government incurred in connection with the award of the Company's C-Block and F-Block PCS licenses, the Company's total
indebtedness would have been $     billion ($     billion at face value) and its
stockholders' equity would have been $       million. On a pro forma basis after
giving effect to the Offerings, the Company's deficiency of earnings before fixed charges to fixed charges for the nine months ended September 30, 1996
would have been $     million. In addition, NextWave has entered into a number
of vendor financing commitments totalling over $1.4 billion to finance the purchase of PCS infrastructure equipment. See "Business -- Equipment Vendors." Although the Offerings facilitate the Company's entry into the PCS business and are expected to improve the Company's financial flexibility, the Company's total indebtedness and debt service requirements will be substantially increased as a result of the Debt Offering, and the Company will be subject to significant financial restrictions and limitations.

     Furthermore, the Indentures and the agreements related to the Company's vendor financing will contain, and any additional financing agreements are likely to contain, certain restrictive covenants. The restrictions contained in the Indentures and expected to be contained in the vendor financing agreements will affect, and in some cases will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, repurchase capital stock, create liens, sell assets and engage in mergers and consolidations. If the Company fails to comply with the restrictive covenants in the Indentures or any similar instruments, the Company's obligation to repay such obligations may be accelerated. In addition to the restrictive covenants described above, the vendor financing agreements may require the Company to maintain certain financial ratios. The failure of the Company and its subsidiaries to maintain such ratios would constitute events of default under the vendor financing agreements, notwithstanding the ability of the Company to meet its debt service obligations. An event of default under the vendor financing agreements would allow the lenders thereunder to accelerate the maturity of such indebtedness. In such event, a significant portion of the Company's other indebtedness (including the securities offered in the Debt Offering) may become immediately due and payable.



     The successful implementation of the Company's strategy, among other things, is necessary for the Company to be able to meet its debt service and significant capital requirements. In addition, the Company's ability to satisfy its debt service obligations once its PCS networks are operational will be dependent upon the Company's future performance, which is subject to a number of factors that are beyond the Company's control. There can be no assurance that the Company's PCS networks can be completed or that, once completed, the Company will generate sufficient cash flow from operating activities to meet its debt service and working capital requirements. Any failure or delay in meeting these debt service requirements and, in particular, the requirements of the debt obligations to the U.S. Government, could have a material adverse effect upon the Company's business, results of operations and financial condition. See
"-- Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment" and "-- Need for Additional Financing; Status as a Going Concern."



     The Company's leverage could have important consequences on the following:
(i) the Company's vulnerability to general economic and industry conditions;
(ii) the Company's ability to obtain additional financing to fund future unknown capital requirements, capital expenditures or other general corporate purposes;
(iii) the application of a substantial portion of the Company's cash flow from operations to the payment of principal of and interest on indebtedness; and (iv) the possibility that the Company will not have sufficient funds to pay interest on the indebtedness or to repay the indebtedness at maturity.



NEED FOR ADDITIONAL FINANCING; STATUS AS A GOING CONCERN



     The development, construction and initial start-up phase associated with the construction of the Company's PCS networks will require substantial capital investment. The Company is offering Units consisting of shares of Series B
Common Stock and CTRs in the Equity Offering and $     million gross proceeds of
Senior Notes Units and Senior Discount Notes Units in the Debt Offering, for estimated aggregate net proceeds to the Company (after escrowing approximately
$          million in pre-funding interest requirements on the Senior Notes for
three years) of $            . The Company anticipates that it will require
significant additional capital to complete its network build-out. The report of independent accountants with respect to the Company's consolidated financial statements as of September 30, 1996 contains an explanatory paragraph stating that the Company's capital requirements raise a substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Consolidated Financial Statements."



     Sources of additional capital may include additional vendor financing and public or private debt and equity financings by the Company or its subsidiaries. The Company currently has limited sources of income. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company and within any limitations that may be contained in the Indentures, the vendor financing or any additional financing arrangements. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and could have a material adverse effect on the Company's financial condition and results of operations.


     In addition, the vendor financing commitments which the Company has obtained to date are subject to a number of conditions. See
"Business -- Equipment Vendors." There can be no assurances that such conditions will ultimately be satisfied and that such equipment and/or financing will ultimately be available to the Company.



     In the absence of such financing or refinancing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. A substantial portion of the Company's assets consist of intangible assets, principally PCS licenses granted by the FCC, the value of which depends upon a variety of factors. Such licenses may only be transferred to other entities that meet the FCC requirements for license applicants during the first five years of the term, which will significantly impact the ability of the Company to realize the value of such licenses. Further, transfers to entities not meeting such requirements in years six through 10 of the initial license terms will subject the Company to substantial unjust enrichment penalties. In the event of a liquidation, there can be no assurance that the Company's assets could be sold, or sold quickly enough, or for a sufficient amount, to enable the Company to meet its obligations. See "Regulation of the Wireless Telecommunications Industry."



HOLDING COMPANY STRUCTURE; DEPENDENCE ON DIVIDENDS FROM SUBSIDIARIES



     NextWave is a holding company with limited assets of its own and, upon commencement of its operations, the Company will conduct its business through its various subsidiaries. Consequently, in order to meet its obligations, including its debt service obligations, the Company will be dependent upon the cash flow of its subsidiaries and the payment of funds by these subsidiaries to the Company in the form of dividends, repayment of loans or otherwise. The Company's vendor financing agreements will contain restrictions on the ability of the Company's subsidiaries to pay dividends or repay loans to the Company. See "Business -- Equipment Vendors." There can be no assurances that funds available from the Company's subsidiaries together with funds provided from the Offerings and other financings by the Company, will be sufficient to meet the Company's operating or debt service needs.



UNCERTAINTY REGARDING C-BLOCK LICENSES; LITIGATION



     On January 3, 1997, the FCC issued a Public Notice (the "Public Notice") announcing that NextWave had received a grant of the 63 C-Block PCS licenses for which it had been declared the winning bidder in the FCC C-Block Auctions, including 56 BTAs in the C-Block Auction and seven BTAs in the C-Block Re-Auction. The C-Block licenses were granted subject to the requirement that the Company demonstrate compliance with FCC foreign ownership regulations by July 3, 1997, and that the Company undertake various reporting obligations to the FCC to notify the agency of the steps being taken by the Company to ensure regulatory compliance. NextWave's 56 C-Block applications had been challenged in a joint petition filed by Antigone Communications Limited Partnership ("Antigone") and PCS Devco, Inc. ("Devco"). No petitions to deny were filed against the Company's C-Block Re-Auction applications. In the joint petition to deny filed against the 56 C-Block applications, Antigone and Devco had alleged that NextWave's applications were defective in three respects: (i) the gross assets and revenues of Pohang Steel America Corporation ("POSAM") should have been attributed to the Company as an affiliate, rendering the Company ineligible for entrepreneur's block licenses; (ii) the Company's foreign ownership exceeded the 25% foreign ownership benchmarks set forth in Section 310(b) of the Communications Act of 1934, as amended (the "Communications Act"); and (iii) QUALCOMM controls the Company, so that QUALCOMM's assets and revenues should have been attributed to the Company, thus rendering it ineligible for an entrepreneur's block license. NextWave vigorously disputed each of these allegations.



     According to the Public Notice, the Wireless Telecommunications Bureau (the "Bureau"), at a meeting with the parties, raised concerns regarding NextWave's compliance with the foreign ownership limitations set forth in Section 310(b)(4) of the Communications Act. After reviewing NextWave's proposal for securing additional domestic equity financing, reforming certain financial instruments held by foreign entities or obtaining new debt financing, or any combination of these measures, along with the responses of Antigone and Devco to NextWave's proposal, the Bureau determined that NextWave's proposal, if successfully completed, will assure compliance with Section 310(b) of the Communications Act. The Bureau also determined that NextWave's proposal and the conditions imposed on NextWave's licenses eliminate any substantial and material questions of fact concerning NextWave's qualifications, and that the public interest was served by conditional grant of NextWave's licenses. The Public Notice also indicates that the Bureau's Order disposed of all other allegations raised by Antigone and Devco, finding that there were no substantial and material questions of fact at issue. Accordingly, the Bureau's Order denied the Antigone/Devco petition to deny and conditionally granted NextWave's applications.



     According to the Public Notice, the licenses are specifically conditioned on payment within five business days of the Public Notice of the remaining 5% of the downpayment. That payment was submitted by NextWave on January 9, 1997. In addition, the licenses are conditioned on the following: (i) that NextWave come into compliance with Section 310(b) of the Communications Act within six months of the date of the Public Notice and submit a report documenting how its ownership and debt structure complies with Section 310(b); (ii) that NextWave submit reports on a monthly basis regarding the steps it is taking to implement compliance with Section 310(b); and (iii) that NextWave promptly provide the FCC with copies of any correspondence to or from the Securities and Exchange Commission (the "Commission") in connection with its public offering. Upon consummation of the Offerings, the Company believes that it will satisfy these conditions.



     The text of the Bureau's Order has not yet been released. A C-Block license grant by the FCC will become effective upon release of the order of license grant, but will remain subject to petitions for reconsideration or appeal for a 30-day period following the license grant date and, for 40 days from the grant, subject to review by the FCC on its own motion, after which such order of license grant is not subject to any FCC staff reconsideration or any petition for reconsideration or application for review or judicial appeal. Counsel for Antigone and Devco has publicly stated an intention to seek reconsideration or appeal of the Bureau's Order. See "-- Government Regulation" and "Regulation of the Wireless Telecommunications Industry." Any preparation for PCS network construction prior to the date on which the license grant becomes final (e.g., negotiation with incumbent microwave licensees, site acquisition activities and equipment procurement and construction) is being performed at the Company's risk and expense. If any PCS licenses are subsequently revoked or canceled as a result of reconsideration, appeal or failure to fulfill the license conditions, the FCC could impose substantial financial and regulatory penalties on the Company, and the Company would have to attempt to sell the benefits of such activities, to the extent possible, to the entity that ultimately wins a PCS license for that service area.



UNCERTAINTY OF FINAL AWARDS OF LICENSES FROM D, E AND F-BLOCK AUCTIONS;
LITIGATION



     The Company has been named the winning bidder for 32 BTAs in the D, E and F-Block Auctions, and it has filed its license applications for such BTAs. The Company's applications for these licenses may be subject to challenges by various competing bidders and other interested parties in the D, E and F-Block Auctions. There can be no assurance that the Company will be successful in defending any such challenges should they occur and will be finally awarded any or all of these licenses. Any grant by the FCC of D, E, and F-Block PCS licenses may be conditioned on the Company's compliance with the FCC's foreign ownership restrictions within a specified period of time. If the Company were found to be ineligible or otherwise disqualified from holding D, E and F-Block PCS licenses, the FCC could impose substantial financial and regulatory penalties on it, up to and including the refusal to grant such licenses. In the event that the Company were denied the D, E and F-Block PCS licenses, the Company would not be authorized to offer PCS services in those BTAs for which it was the winning bidder in the D, E and F-Block Auctions. See "-- Government Regulation" and "Regulation of the Wireless Telecommunications Industry."



PCS SYSTEM IMPLEMENTATION AND OPERATIONAL RISKS



     Unlike certain other PCS carriers, the Company plans to perform substantially all of its own network design and systems engineering. The Company believes it will garner certain competitive advantages by designing its networks in-house using its proprietary CDMA engineering tools rather than outsourcing such services from equipment vendors. These advantages include optimizing cell count in the PCS network (rather than over-installing equipment), lower engineering costs, customized network management, and implementation of common engineering guidelines and tools. The Company may face certain disadvantages by performing its own system design and engineering, including increased potential for system performance disputes with vendors and the Company's reliance on recruiting and retaining qualified engineering personnel. There can be no assurance that the Company's design and systems engineering teams will be successful in implementing its PCS networks, or that such networks will perform as well or better than PCS networks designed by infrastructure equipment vendors. In addition, the Company will need to hire additional engineering personnel and make extensive use of outside contractors to deploy its PCS networks. There can be no assurance that the Company will be able to locate and hire such additional engineering resources. The failure to do so could have a material adverse effect on the Company's timely deployment of its PCS networks and its financial condition and results of operations.



     The successful construction of the Company's PCS networks will depend, to a significant degree, on the Company's ability to lease or acquire sites for the location of its base station transmitter equipment. The site selection process will require the negotiation of lease or acquisition agreements for approximately 8,000 sites for the Company's PCS networks, and will likely require the Company to obtain zoning variances or other governmental approvals or permits. It is possible that local governmental authorities will adopt policies or moratoriums on construction of new towers or facilities which will delay the construction of portions of the Company's network. The Company has retained consultants to provide site identification and acquisition services in each of its Markets. The Company expects that the site acquisition process will continue throughout the construction of the Company's PCS networks. Each stage of the process involves various risks and contingencies, many of which are not within the control of the Company and any of which could adversely affect the construction of the Company's PCS networks.



     There can be no assurance that the Company will be able to construct its PCS networks and billing and provisioning systems in any particular Market in accordance with its current construction plan and schedule. See
"Business -- Network Build-Out." Pursuant to FCC regulations, the Company engaged in pre-construction activities prior to the grant of its PCS licenses on January 3, 1997, but was not permitted to begin actual construction of its PCS networks until its PCS licenses were granted. If the Company is not able to implement its entire construction plan, the Company may not be able to provide services comparable to those provided by the cellular and other PCS operators in its Markets, and, as a result, the Company's growth may be limited. In addition, each of the Company's C-Block licenses is subject to an FCC requirement that the Company construct network facilities that offer coverage to at least one-third of the population in each such Market within five years of the grant of the applicable license and to at least two-thirds of the population within 10 years of the grant. Each of the Company's D, E and F-Block licenses is subject to an FCC requirement that the Company construct network facilities that offer coverage to at least one-quarter of the population in each such Market within five years of the grant of the applicable license and to at least one-half of the population within 10 years of the grant. Failure to comply with these requirements could result in the revocation or forfeiture of the Company's licenses or the imposition of fines on the Company by the FCC. The construction of the Company's PCS networks is subject to successful completion of the design of the networks, site and facility acquisitions, the purchase and installation of the networks' equipment, testing of the networks and satisfactory relocation or other accommodation of microwave users currently using the spectrum. Winners of the A and B-Block PCS licenses, which were granted their licenses in June 1995, have a significant head-start in constructing their networks. Most cellular licensees have at least a five to 10-year time advantage over PCS licensees and are currently upgrading their networks to digital technology. Therefore, delays in any of these implementation areas could have a material adverse effect on the Company.



     In addition, the implementation of the construction plan is subject to the availability of the CDMA infrastructure equipment that the Company plans to use. There is considerable demand for PCS infrastructure equipment and manufacturers of such equipment have substantial backlogs of orders which could cause long lead times for delivery of such equipment. The Company intends to enter into additional agreements for the supply of infrastructure and/or subscriber equipment. However, there can be no assurance that the Company will be able to purchase equipment on terms favorable to the Company, or at delivery dates required by the Company to construct its PCS networks in a timely manner. In addition, there are certain risks in the Company's strategy of building-out its networks in phases. There can be no assurance that the Company will be able to successfully deploy its initial networks to achieve maximum population coverage in its Markets within the expected time frame and an acceptable construction budget.



     The Company's success in the implementation and operation of its system is subject to other factors beyond the Company's control. These factors include, without limitation, changes in general and local economic conditions, availability of equipment necessary to operate the PCS system, changes in communications service rates charged by others, changes in the supply and demand for PCS and the commercial viability of PCS systems as a result of competition with wireline and wireless operators in the same geographic area, demographic changes that might affect negatively the potential market for PCS, changes in the federal and state regulatory scheme affecting the operation of PCS systems (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations), changes in technology that have the potential of rendering the Company's technology and equipment obsolete and MCI's providing the Company with competitive terms for services to facilitate the build-out of the Company's network. See
"Business -- MCI Agreement." In addition, the extent of the potential demand for PCS cannot be estimated with any degree of certainty. There can be no assurance that one or more of these factors will not have an adverse effect on the Company's financial condition and results of operations.



RELIANCE ON CARRIERS' CARRIER STRATEGY; DEPENDENCE ON MCI AND OTHER MAJOR CUSTOMERS



     The Company's business strategy is to act primarily as a carriers' carrier, wholesaling MOUs on its PCS networks. The Company expects that a significant portion of its MOUs will be sold to a limited number of large customers. See "Business -- Business Strategy" and "Business -- Marketing and Distribution." The Company, especially in its early years of operation, will be substantially dependent upon purchases of its MOUs by MCI and other major customers. See "Business -- MCI Agreement" and "-- Purchase Agreements With Resale Service Providers." These agreements, however, are subject to various conditions and do not contain any minimum purchase obligation per year, and there can be no assurance that MCI or such other major customers will purchase substantial volumes of MOUs in the Company's critical early years of operation. See
"-- Conditions to Commitments Under Airtime Agreements." In addition, as a result of the Company's dependence on MCI and other large customers, these customers may have significant leverage in negotiating favorable pricing and other terms with the Company. There can be no assurance that there will be sufficient wholesale demand for MOUs to fully utilize the capacity of the Company's networks, and if such demand exists, whether such demand will be at prices that will permit the Company and its customers to generate operating profits. While the Company has had discussions with several large potential customers in addition to MCI, there can be no assurances as to whether agreements on terms acceptable to the Company can be entered into with such potential major customers. To the extent that the Company sells a significant portion of its MOUs to a limited number of customers, the Company will be reliant upon the continued viability of such customers, and their continuing purchases of the Company's MOUs. The loss of one or more of these large customers could have a material adverse effect on the Company's financial condition and results of operations. To a certain extent, the viability of this strategy is dependent upon the scarcity of radio spectrum and the lack of available network infrastructure and handsets at other spectrum frequencies. Accordingly, the Company's strategy could be adversely affected by a decision by Congress, the National Telecommunications and Information Administration ("NTIA") or the FCC to allocate additional spectrum for mobile services.



     If the Company is unable to sell a substantial amount of MOUs on a wholesale basis to wireless service providers, the Company may be required to develop new distribution channels, including retailing PCS services directly to end-users. The Company would have to incur substantial marketing and sales costs to develop a significant retail presence. There can be no assurance that the Company would have the financial and personnel resources to become a significant retailer of PCS services.

CONDITIONS TO COMMITMENTS UNDER AIRTIME AGREEMENTS



     Under the MCI Agreement, MCI's obligation to fulfill its minimum 10 billion MOU purchase commitment is subject to certain conditions, including: (i) the Company's not being in material breach of any of its agreements with MCI; (ii) the Company's provision of Full Mobility Services to at least 70 million POPs by December 31, 2001; and (iii) the Company's provision of Full Mobility Services that are fully compatible with MCI's network. In addition, there is no schedule of minimum purchases by MCI in any given year, although there are incentives built into the agreement for early use of MOUs and the agreement is designed to encourage MCI to sell substantial volumes of MOUs in the initial years of the term of the agreement.



     MCI's purchase commitment is also subject to incremental cutbacks in the event the Company does not provide Full Mobility Services in specified amounts in accordance with certain milestones set forth in the MCI Agreement. In addition, the purchase commitment applicable to MCI at any given time may be reduced proportionally by the percentage of Full Mobility Services or aggregate licensed POPs affected if: (i) the Company sells, transfers or otherwise loses control or ownership of any PCS license, and such event results in the loss of a specified percentage of POPs; (ii) the Company fails to meet certain pricing criteria in any Market; and (iii) the Company's PCS network in any Market fails to meet certain service, quality and capacity requirements. The MCI Agreement is terminable by MCI if its purchase commitment is eliminated due to the occurrence of any of the events listed above, or if the Company fails to acquire, develop and maintain commercially available state-of-the-art feature functionality in its PCS network and, within 60 days of MCI's notice to the Company of such failure, MCI and the Company are unable to reach an agreement on a technical solution and implementation schedule relating to such failure. At any time, MCI may terminate network services in a Market if such Market fails to meet certain service, quality and capacity requirements.



     The MCI Agreement is scheduled to terminate 10 years after the first day of commercial availability of Full Mobility Service by the Company in any of the Markets, after which it will be renewable, at MCI's option, for an additional five-year period, at prices to be agreed upon by the parties. No assurance can be given that MCI will not terminate the MCI Agreement as scheduled, and any election by MCI to do so may have a material adverse effect upon the Company's financial condition and results of operations. See "Business -- MCI Agreement."



     Each of the major agreements with other customers (the "PCS Resale Agreements") provides for a staggered purchase commitment of five billion MOUs over the 10-year term of the agreement. Each of these customers has agreed to purchase: (i) at least 5% of its purchase commitment by the end of three years from the date the Company first offers Full Mobility Service on a commercial basis in either the New York City or Los Angeles Market (the "Commercial Service Date"); (ii) at least 25% of its purchase commitment by the end of five years from the Commercial Service Date; and (iii) 100% of its purchase commitment by the end of the term of their respective agreement. For each of the first four billion MOUs purchased by each of these customers pursuant to their respective agreements, an additional $0.02 per MOU will be remitted to a third-party escrow agent by the customer to ensure the purchase of its full purchase commitment.



     Under the PCS Resale Agreements, the obligation of each customer to fulfill its purchase commitment is subject to certain conditions, including: (i) the Company's provision of Full Mobility Service to at least 40 million POPs by December 31, 1998, and at least 70 million POPs by December 31, 2001; (ii) the Company's provision of airtime in its Markets meeting jointly agreed upon technical specifications, including specifications for availability, capacity, coverage, hand-off, interconnection and service quality; and (iii) the Company's interconnection with the major interexchange carriers ("IXCs") such as AT&T, Sprint and MCI via trunk connections with their points of presence at the expense of the IXC and with other long distance carriers under similar conditions.



     Each of the PCS Resale Agreements is scheduled to terminate on the date that is 10 years after the first day of commercial availability of Full Mobility Service in any of the Markets, provided the conditions to the customer's obligation to fulfill its purchase commitment have been met, after which such agreement will be renewable, at the customer's option, respectively, for an additional five-year period, at prices to be agreed upon by the parties. No assurances can be given that these agreements will not terminate as scheduled at the end of their respective 10-year terms, and such termination may have a material adverse effect upon the Company's financial condition and results of operations. See "Business -- Purchase Agreements with Resale Service Providers."



     Although the Company has executed definitive agreements with MCI and five other customers for the purchase of substantial amounts of MOUs over the next 10 years, and is currently negotiating similar agreements and terms with other wireless service providers, the number of MOUs for which the Company currently has binding commitments does not represent a significant portion of the MOUs the Company intends to sell under its current business plan. In addition, as described above, each of these agreements is subject to specific network build-out requirements and performance standards over the terms of such agreements. There can be no assurance that the Company will be able to meet such build-out milestones or performance standards and that the purchase commitments from such wireless service providers will ultimately be realized by the Company, or that the Company will be able to obtain definitive agreements and binding commitments from other PCS service providers to purchase the additional MOUs necessary for the Company to meet the projections contained in its current business plan.



CDMA COMMERCIAL OPERATIONS; ABILITY TO OFFER ROAMING SERVICES; HANDSETS



     CDMA technology has been implemented on a wide commercial scale in the United States and certain Asian and South American markets over the last 12 months. CDMA networks are currently operating in such U.S. markets as Los Angeles, Chicago, Dallas-Fort Worth, Houston and over 40 markets worldwide. The first commercial use of CDMA began in October 1995 in Hong Kong for 800 MHz cellular operations. Two cellular networks in Korea began operation using CDMA technology in April 1996. As of December 1996, these Korean CDMA networks had over 900,000 subscribers. There can be no assurance that CDMA technology will be successful in a broader market. In addition, certain networks implementing CDMA have experienced problems in their early trials including poor hand-offs (the transfer of a subscriber from one cell to another as the subscriber travels through geographic areas) and problems with analog interference with dual-mode CDMA handsets for 800 MHz cellular operations. See "Business -- CDMA Technology" and "The Wireless Telecommunications Industry -- PCS Technology." While the Company believes that some of the problems are unique to 800 MHz cellular operations, and thus will not impact PCS networks, such as that which the Company proposes to build, which operate in a higher frequency band (1850-1990
MHz) than cellular, and that solutions for other problems have been identified and are in the process of being resolved, there can be no assurance that the Company will not encounter the same or other technological problems.



     A risk associated with the Company's selection of CDMA technology is the ability of the Company to offer PCS roaming service to its customers' subscribers when they are in markets other than those operated by the Company. In order for the Company's customers' subscribers to roam in other wireless markets (and vice versa), roaming arrangements must be agreed upon between the Company and PCS licensees in such markets utilizing CDMA technology, or the subscribers must use a dual-band phone that would permit the subscriber to utilize the cellular system existing in the other market. The Company has been advised that such dual-band phones are not expected to be available until late 1997 at the earliest. While PCS service providers holding licenses covering over 99% of the United States population have announced an intent to use CDMA technology, such PCS licensees are under no regulatory obligation to use any particular access technology. There can be no assurance that PCS licensees planning to use CDMA technology will not elect to use Time Division Multiple Access ("TDMA"), Global System for Mobile Communications ("GSM") or some other technology in the future.



     Although there are currently very few suppliers of CDMA handsets, there are over 20 companies licensed to manufacture CDMA handsets and additional suppliers are scheduled to deliver CDMA handsets commencing in the second quarter of 1997. There can be no assurance, however, that those suppliers will commence production or, if they do commence production, that they will be able to deliver quality handsets in sufficient quantities and at desirable prices. Handsets used for PCS systems cannot currently be used with analog cellular systems and vice versa. While the Company believes that dual-band handsets that allow a user to access both PCS systems and analog cellular networks will be commercially available in late 1997, there can be no assurance that such handsets can be successfully manufactured or that consumers can obtain such handsets at competitive prices. In addition, dual-band handsets are expected to be larger and more expensive than single-mode handsets. The lack of interoperability or the comparatively higher cost of such handsets may impede the Company's ability to attract potential new wireless communications service providers.


CONTROL BY CERTAIN STOCKHOLDERS; ANTIDILUTION PROVISIONS FOR CONTROL GROUP AND
MCI


     The FCC requires C and F-Block applicants utilizing the equity structure selected by the Company to have certain investors meeting financial and regulatory qualifications (the "Control Group") hold no less than 25% of the Company's total outstanding Common Stock on a fully-diluted basis for a three-year period from the License Grant Date. Under this 25% Control Group structure, certain members of the Control Group (the "Qualifying Investors") (currently there are three -- Navation, Freedom Mobility Inc. and Good News Communications Company) must hold no less than 15% of the Company's total outstanding Common Stock on a fully-diluted basis for a three-year period from the License Grant Date. These same Qualifying Investors can hold no less than 10% thereafter until the Termination Date (a period of up to 10 years from the License Grant Date). These FCC ownership requirements are hereinafter referred to as the "Required Ownership Percentage" and are included in the Company's Amended and Restated Certificate of Incorporation. The Control Group must hold a majority of the total voting stock and have both de facto and de jure control of the Company for a period of 10 years from the License Grant Date. The members of the Company's Control Group are currently the holders of the Company's Series A Common Stock. As a result of their equity ownership and the corporate governance provisions regarding voting, the holders of the Series A Common Stock will have the right until the Termination Date to elect a majority of the Board of Directors of the Company and will have voting control of the Company and all matters submitted for stockholder approval, with the exception of certain extraordinary corporate actions which require approval of a majority of the outstanding shares of the Series B Common Stock and Series C Common Stock, voting together as a class. Although the Company believes its structure and governance fully comply with FCC rules, these rules are new and have not been tested in any specific case before the FCC or in any court.



     In addition, Navation, a corporation owned by Mr. Allen Salmasi, the Company's Chairman of the Board, President and Chief Executive Officer, and members of his immediate family, controls more than 50% of the outstanding Series A Common Stock and will continue to do so after the Recapitalization. Should Mr. Salmasi die or become incapacitated or ineligible to beneficially own the Series A Common Stock, Mr. Salmasi's wife and children, as the remaining stockholders of Navation, would then control the Company. During the first five years of the initial license term, recent revisions to FCC rules permit Navation to transfer its control of the Company without penalty to another similarly qualified company after license grant. If Navation were to relinquish control to an entity not deemed a "Small Business" with respect to the C-Block licenses or a "Very Small Business" with respect to the F-Block licenses at any time during the initial 10-year license term, the Company could incur substantial unjust enrichment penalties. See "-- Government Regulation." In addition, the Company's Amended and Restated Certificate of Incorporation requires the holders of Series A Common Stock to maintain voting control by electing a majority of the Board of Directors during the 10-year period following the License Grant Date, which effectively prohibits members of the Company's senior management team from being removed or replaced by action of the holders of the Series B Common Stock and Series C Common Stock.



     In the event the Company issues additional equity or certain other events occur which would otherwise dilute the ownership of the Control Group or the Qualifying Investors during the period until the Termination Date below the Required Ownership Percentage, the Required Ownership Percentage will be maintained by issuing warrants to purchase shares of Series B Common Stock to the Qualifying Investors at an exercise price equal to the "fair market value" of the Series B Common Stock at the time of the dilutive issuances ("Control Group Warrants"). The FCC's rules require the exercise price of convertible instruments to be less than or equal to the fair market value of such shares at the time of the C-Block short-form filing date. However, in a published informal FCC staff interpretation of the applicable FCC rule, the FCC stated that the exercise price for options and warrants issued subsequent to licensing can be equal to the current market price at the time of issuance. Informal FCC staff opinions are not binding on the agency and there can be no assurance that the FCC will not overturn its staff interpretation. Following consummation of the Offerings, the Control Group will own an aggregate of 25% of the Common Stock of the Company on a fully-diluted basis, including the 24% owned by the Qualifying Investors. Accordingly, in the event of an issuance of Series B Common Stock or securities convertible or exercisable into Series B Common Stock and in certain other events during the three years after the License Grant Date, the Company anticipates that Control Group Warrants will be required to be issued in order to maintain the Required Ownership Percentage. See "Description of Capital Stock -- Common Stock -- Control Group Warrants." The Company anticipates raising additional equity during this period. See "Summary -- Financing Plan."



     Pursuant to the MCI Warrant Agreement, the Company initially has granted MCI warrants to purchase 23,673,284 shares of Series B Common Stock and will
issue additional warrants to purchase           shares (       shares if the
Underwriters' over-allotment option is exercised in full) of Series B Common Stock at the closing of the Equity Offering or shortly thereafter. The exercise
price of these initial and additional warrants will be $     per share. Under
the MCI Warrant Agreement, in the event that within 10 years of the date of the MCI Warrant Agreement the Company issues any capital stock or any options, warrants, convertible securities or other rights entitling the holder thereof to purchase from the Company shares of its capital stock, including any Control Group Warrants, the Company must concurrently issue adjustment warrants to MCI for the purchase of Series B Common Stock at an exercise price equal to the Market Price (as defined in the MCI Warrant Agreement) of such securities in an amount necessary to preserve the aggregate percentage of the outstanding shares of the Company's Common Stock (up to 12% as of or shortly after consummation of the Equity Offering), on a Fully-Diluted Basis, in respect of which warrants have been issued to MCI. In addition, MCI may earn performance warrants if it achieves certain MOU purchase milestones, which warrants could increase to up to a maximum of 25% of the outstanding shares of the Company's capital stock, on a Fully-Diluted Basis, in respect of which warrants (inclusive of warrants previously issued to MCI) will have been issued to MCI. Thus, the issuance of equity securities, including the Control Group Warrants, together with the corresponding issuance of adjustment warrants to MCI, will subject the holders of Series B Common Stock to a significantly disproportionate amount of dilution in the event of additional equity financings. The FCC's prohibition against diluting the Control Group or the Qualifying Investors below the Required Ownership Percentage and the Company's agreeing to issue adjustment warrants to MCI concurrently with Control Group Warrants could negatively impact the Company's ability to obtain additional equity financing. See "Description of Capital Stock -- Other Options, Warrants and Convertible Debt -- Warrants -- MCI Warrants."



     Pursuant to the Company's Amended and Restated Certificate of Incorporation, the various voting restrictions and ownership limitations relating to the Common Stock (other than the FCC's foreign ownership restrictions) will be eliminated on the tenth anniversary of the License Grant Date.



COMPETITION



     Competition in the wireless telecommunications industry is intense. There can be no assurance that the Company will be able to compete successfully or that new technologies and products that are more commercially effective than the Company's technologies and products will not be developed. In addition, certain of the Company's competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of the Company. Some competitors are expected to market other services, such as cable television access, landline telephone service and Internet access with their wireless telecommunications service offerings. A limited number of the Company's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications networks that cover most of the United States.



     Since the Company will primarily provide MOUs to its wholesale customers on its digital wireless networks, the Company's customers will compete directly with other PCS providers in each of its Markets, including principal competitors such as PrimeCo Personal Communications L.P., Sprint and AT&T. The FCC issued PCS licenses to the A and B-Block license winners in June 1995. Accordingly, the holders of the A and B-Block PCS licenses in the Company's BTAs have entered the PCS market earlier than the Company. Since November 15, 1995, Sprint has operated a commercial PCS operation in the Washington, D.C./Baltimore market, and had more than 115,000 subscribers as of September 1996. There can be no assurance that such time-to-market advantage will not have a material adverse effect on the Company's ability to successfully implement its wholesale strategy. In addition, the increase in the number of PCS competitors in each of the Company's Markets is expected to lead to substantial increases in the capacity of wireless

MOUs available in such Markets. Because of government mandates, some cellular providers are required to sell MOUs on a wholesale basis to other carriers as well as on a retail basis to consumers. The Company anticipates that such cellular providers, as well as new PCS providers, will compete with the Company in the future and may offer wholesale MOUs for digital wireless services.



     The Company also expects that the two incumbent cellular providers in each Market, all of which have infrastructure in place, a customer base and a brand name, and have been operational for five to 10 years or more, will upgrade their networks to provide comparable services in competition with the Company.



     The Company expects to compete with other communications technologies that now exist, such as paging (including two-way digital paging), enhanced specialized mobile radio ("ESMR") and domestic and global mobile satellite service ("MSS"). In the future, cellular service and PCS will also compete more directly with traditional landline telephone service providers, utilities, local multipoint-distribution service ("LMDS") providers and cable operators. The FCC is scheduled to begin auctions by April 15, 1997 for 30 MHz of spectrum located in the 2.3 GHz band, to be known as the Wireless Communications Service ("WCS"). The FCC has proposed that WCS providers be permitted to offer a broad range of fixed, mobile, radiolocation, and satellite broadcast services, some of which could be in competition with the Company's service offerings. In addition, the Company may face competition from technologies that may be introduced in the future. See "--Government Regulation" and "Business -- Competition."


LIMITED PCS OPERATING HISTORY IN THE UNITED STATES; SIGNIFICANT CHANGE IN THE WIRELESS INDUSTRY


     PCS systems have limited operating history in the United States, and there can be no assurance that operation of these systems will become profitable. In addition, the extent of potential demand for PCS in the Company's Markets cannot be estimated with any degree of certainty. The wireless telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. As a result, the future prospects of the industry and the Company and the success of PCS and other competitive services remain uncertain.


GOVERNMENT REGULATION


     The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by state regulatory agencies, the FCC, Congress and the courts. There can be no assurance that the FCC, Congress, the courts or state agencies having jurisdiction over the Company's business will not adopt or change regulations or take other actions that would adversely affect the Company's financial condition or results of operations. Many of the FCC's rules for the C-Block Auction and the PCS licenses acquired thereunder have not been tested by the courts and are subject to being changed by Congressional action. In addition, FCC licenses to provide PCS services are subject to renewal and revocation. The Company's PCS licenses will have 10-year renewable terms. There can be no assurance that the Company's licenses will be renewed. See "Regulation of the Wireless Telecommunications Industry."



     Wireless telecommunications carriers such as the Company are regulated under the Communications Act. The Telecommunications Act of 1996 (the "Telecommunications Act") amended the Communications Act and mandated significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. Included in these mandates are requirements that the LECs must (i) permit other competitive carriers, including PCS licensees, to interconnect to their networks; (ii) establish reciprocal compensation agreements with competitive carriers to terminate traffic on each other's networks; and (iii) offer resale of its local loop facilities. The implementation of these mandates by the FCC and state authorities involves numerous changes in established rules and policies which could adversely affect the Company's financial condition and results of operations. See "Regulation of the Wireless Telecommunications Industry."



     The Company's PCS operations are expected to use microwave communications facilities to backhaul its telecommunications traffic between fixed points in its service areas. New microwave licenses carry up to

10-year license terms. The FCC has recently proposed to auction certain fixed microwave licenses, some of which the Company may seek to use. If adopted, this proposal would increase the Company's microwave license acquisition costs.



     Under Section 310(b)(4) of the Communications Act, the FCC can refuse to grant or revoke certain licenses, including PCS licenses, if it finds that it would not be in the public interest for more than 25% of the Common Stock of the parent of an FCC licensee to be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation.



     According to the Public Notice, the Bureau raised concerns regarding NextWave's compliance with the foreign ownership limitations set forth in
Section 310(b)(4) of the Communications Act, but after reviewing NextWave's proposal for securing additional domestic equity financing, reforming certain financial instruments held by foreign entities, or obtaining new debt financing, or any combination of these measures, the Bureau determined that NextWave's proposal, if successfully completed, will assure compliance with Section 310(b) of the Communications Act. The Bureau also determined that NextWave's proposal and the conditions imposed on NextWave's grants eliminate any substantial and material questions of fact concerning NextWave's qualifications, and that the public interest was served by conditional grant of NextWave's licenses. Among the conditions imposed on NextWave's licenses is the requirement that NextWave come into compliance with Section 310(b) by July 3, 1997, and submit a report documenting how its ownership and debt structure complies with Section 310(b). Such compliance could be achieved by raising additional equity from domestic sources, revising the Company's convertible debt agreements, or demonstrating that the public interest would be served by allowing NextWave's foreign ownership to exceed 25% (consistent with the FCC's effective competitive opportunities ("ECO") test). See "Regulation of the Wireless Telecommunications Industry -- Foreign Ownership Restrictions."



     Upon consummation of the Offerings, the Company believes it will satisfy the FCC's foreign ownership requirements. Even if the Company does come into compliance as required by its license condition, the Communications Act restrictions on foreign ownership could also adversely affect the ability of the Company to attract additional equity financing from entities that are, or are owned by, non-U.S. entities.



     MCI/BT. MCI has entered into an agreement with British Telecommunications, plc ("BT") pursuant to which BT will acquire MCI. Upon consummation of such transaction. MCI would be a foreign entity for purposes of FCC foreign ownership rules. Accordingly, MCI would not be able to exercise its warrants to the extent that such exercise would result in a violation of the FCC foreign ownership rules, unless MCI was able to obtain a waiver of such rules from the FCC or demonstrate to the FCC satisfaction of the FCC's ECO test. There can be no assurance that any such waiver could be obtained. If and to the extent that there is economic value in the MCI warrants, MCI may be required to sell its warrants (rather than exercise them) in order to realize such value.



     Financial Affiliation Rules. To be financially eligible as an Entrepreneur and/or Small Business or Very Small Business applicant for C and F-Block PCS licenses, the gross revenues and assets of the applicant's "financial affiliates" are counted towards (or "attributed to") the applicant's total gross revenues and total assets. Financial affiliation can arise from common investments, familial or spousal relationships, contractual relationships, voting trusts, joint venture agreements, stock ownership, stock options, convertible debentures and agreements to merge. Affiliates of noncontrolling investors with ownership interests that do not exceed the applicable FCC "passive" investor ownership thresholds are not attributed to C and F-Block applicants for purposes of determining whether such applicants financially qualify for the applicable C and F-Block Auctions preferences. In the case of the equity structure chosen by the Company, no passive investor can own more than 25% of the Company's total Common or voting stock on a fully-diluted basis.



     As discussed above, the FCC may consider parties to certain "joint ventures" (as that term is defined by the FCC from time to time) to be financially affiliated with each other under certain circumstances. The Company has entered into certain agreements with several of its noncontrolling investors, including SONY, QUALCOMM and certain foreign investors, certain of which have been unsuccessfully challenged in a petition to deny the Company's PCS licenses filed with the FCC. See "-- Uncertainty Regarding C-Block Licenses; Litigation." The FCC's application of its financial affiliation rules is largely untested and there can be no assurance that the FCC or the courts will not treat the Company's investors that are parties to such relationships as financial affiliates of the Company.


MANAGEMENT OF GROWTH



     As the Company's business expands, the Company is implementing enhanced operational and financial systems and continues to require additional employees and management, operational and financial resources. There can be no assurance that the Company will successfully implement and maintain all such operational and financial systems or successfully obtain, integrate and utilize all of the required employees and management, operational and financial resources to manage a developing and expanding business. Failure to implement such systems successfully and use such resources effectively could have a material adverse effect on the Company's results of operations and financial condition.


RAPID TECHNOLOGICAL CHANGE


     The PCS industry is in its early stages and, as such, is experiencing very rapid technological change. To remain competitive, the Company must develop or gain access to new technologies in order to increase product performance and functionality and increase cost-effectiveness. Given the emerging nature of the PCS industry, there can be no assurance that the Company's products or technology, such as its selection of CDMA, will not be rendered obsolete by future technologies. The development of new PCS products is highly complex, and the Company could experience delays in deploying and introducing its chosen equipment. Alternative technological and service advancements could materialize in the future which could prove both viable and competitive to those employed by the Company in offering wireless services.


DEPENDENCE ON KEY MANAGEMENT


     As a result of the experience of the senior management team, the Company will be highly dependent on the services of these individuals. Consequently, the loss of the services of one or more of these individuals could have a material adverse effect on the Company. Although the Company enters into standard confidentiality and proprietary rights agreements with its employees, the Company does not presently intend to enter into employment contracts with, or maintain key man life insurance policies on, any of its key managers.



RELOCATION OF INCUMBENT FIXED MICROWAVE LICENSEES



     A portion of the spectrum allocated by the FCC to PCS is currently populated by previously-licensed entities that operate fixed microwave facilities. Although FCC rules preclude new fixed microwave operations on PCS bands, incumbent fixed microwave licensees are entitled to continue operating on the PCS spectrum for up to five years after the grant of a PCS license. To secure a sufficient amount of unencumbered spectrum to operate its PCS networks efficiently, the Company may need to pay to relocate as many as 750 of these existing licensees to alternate spectrum locations or transmission technologies. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted (i) a transition plan to relocate such microwave incumbents and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefiting PCS licensees will share the costs of the relocation. Under the cost-sharing plan, PCS licensees like the Company in many cases may be required to reimburse A, B and C-Block PCS licensees who have previously cleared microwave incumbents if it is determined that the later PCS entrant would have posed an interference problem to the relocated link absent such relocation. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave users in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations or transmission technologies. There can be no assurance that the Company will be able to reach timely agreements to relocate these incumbents on terms acceptable to the Company. Any delay in the relocation of such licensees may adversely affect the Company's ability to commence timely commercial operation of its PCS networks. Furthermore, depending on the terms of such agreements, if any, the Company's ability to operate its PCS networks profitably may be adversely affected. See "Regulation of the Wireless Telecommunications Industry."


HEALTH CONCERNS


     Allegations have been raised, but not proven, that the use of handheld phones may pose health risks to humans due to radio frequency ("RF") emissions from the handsets. Studies performed by wireless telephone equipment manufacturers have rebutted these allegations, and a major industry trade association and certain governmental agencies have stated publicly that the use of such phones poses no undue health risk. Regardless of the truth of these allegations, they could have an adverse effect on the Company.


     Concerns over RF emissions also may have the effect of discouraging the use of wireless communications devices, such as the PCS phones to be used with the Company's systems. The FCC recently adopted new guidelines and methods for evaluating the environmental effects of RF emissions from FCC-regulated transmitters, including wireless antennas and handsets. The updated guidelines and methods generally are more stringent than those previously in effect. The FCC also incorporated into its rules provisions of the Telecommunications Act which preempt state or local government regulation of personal wireless services facilities based on RF environmental effects, to the extent such facilities comply with the FCC's rules concerning such RF emissions. Although CDMA handsets operate at lower power than other wireless handsets and comply with the new standards, the concerns about RF emissions remain. These concerns could have an adverse effect on the Company's financial condition and results of operations.


     In addition, digital wireless telephones have been shown to cause interference to some electronic devices, such as hearing aids and pacemakers. Industry trade associations, together with the University of Oklahoma Center for the Study of Wireless Electromagnetic Compatibility and other interested parties, currently are studying the extent of, and possible solutions to, this interference.

UNCERTAINTY OF PROTECTION OF PROPRIETARY RIGHTS


     Although the Company relies on its equipment vendors to provide properly licensed equipment to provide PCS services, the Company's business relies on a combination of licensed patents, trademarks and non-disclosure and development agreements in order to establish and protect its proprietary rights. In addition, the Company expects to file patent applications relating to certain products under development by TELE*Code. There can be no assurance that such patents will be issued, or, if issued, will be sufficiently broad to protect the Company's technology or that the confidentiality agreements and other methods on which the Company relies to protect its trade secrets and proprietary information will be adequate. See "Business -- Intellectual Property Rights." In addition, there can be no assurance that any patents issued or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a materially adverse effect on the Company's financial condition and results of operations regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.



     If existing or future patents containing broad claims are upheld by the courts, the holders of such patents might be in a position to require the Company to obtain licenses. There can be no assurances that licenses which might be required for the Company's products would be available on reasonable terms, if at all. To the extent that licenses are unavailable, or not available on acceptable terms, no assurance can be made that the failure to obtain a license would not adversely affect the Company. See "Business -- Intellectual Property Rights."



DILUTION



     Purchasers of the Units offered hereby will incur immediate and substantial
dilution in net tangible book value per share in the amount of $     per share.
In addition, if the Company raises additional capital from the issuance and sale of equity securities in the future, such capital may significantly dilute the interests of the existing holders of the Series B Common Stock. In addition, to the extent outstanding options and warrants to purchase shares of Series B Common Stock are exercised, or outstanding convertible debt or notes are converted into shares of Series B Common Stock, there will be further dilution to purchasers of the Units offered hereby. Furthermore, as described above, the issuance of Control Group Warrants, the issuance of performance-based or additional adjustment warrants to MCI, and the issuance of Series B Common Stock upon exercise of the warrants offered in the Debt Offering and the Exchange Offer will have a dilutive effect on the holders of the Series B Common Stock. See "Dilution."



SHARES ELIGIBLE FOR FUTURE SALE



     Sales of a substantial number of Units, shares of Series B Common Stock or CTRs in the public market following the Equity Offering could adversely affect the market prices for the Units, the Series B Common Stock and the CTRs, and the Company's ability to raise capital. Upon completion of the Equity Offering, the
Company will have outstanding        shares of Series B Common Stock, assuming
no exercise of outstanding options and warrants and no conversion of convertible notes. The Company, its officers, directors, certain of its employees, consultants and stockholders and its affiliates have agreed not to sell, solicit an offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of, or register or announce the sale or offering of, any Units, CTRs or shares of Series B Common Stock of the Company, or any securities that are convertible into, or exercisable or exchangeable for, shares of Series B Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Smith Barney Inc., subject to certain limited exceptions included in the Underwriting Agreement. The holders of shares of Series B Common Stock (including shares issuable upon conversion of convertible securities and exercise of options and warrants) have
the right, commencing             , 1997 (90 days after the closing of the
Equity Offering), to require the Company to file a registration statement under the Securities Act for the sale of such shares of Series B Common Stock. The Company is permitted to delay the filing of a registration statement in connection therewith for up to 120 days, and presently intends to do so to the extent necessary to avoid having to register any secondary resales of Series B Common Stock until at least 210 days after the date hereof. Such holders also have the right to require the Company to include their shares in a registered offering of securities by the Company for its own account. Beginning in May 1998, certain shares of Series B Common Stock will become eligible for sale in the public market subject to the provisions of Rule 144 under the Securities Act. Such holders also have the right to require the Company to include their shares in a registered offering of securities by the Company for their own account. The Company is unable to estimate the number of shares of Series B Common Stock which will be sold under Rule 144 or pursuant to registration rights since this will depend upon the market price of the Series B Common Stock, the individual circumstances of the sellers and other factors. See "Shares Eligible For Future Sale." The shares of Series B Common Stock held by members of the Control Group are subject to certain transfer restrictions under the Amended and Restated Series A Shareholders Agreement. See "Principal Stockholders."



NO PRIOR MARKET AND DETERMINATION OF PUBLIC OFFERING PRICE; POSSIBLE VOLATILITY OF PRICES OF SERIES B COMMON STOCK AND CTRS



     Prior to the Equity Offering, there has been no public market for the Units, the Series B Common Stock or the CTRs and there can be no assurance that active public markets will develop or continue after the Equity Offering. The Series B Common Stock and the CTRs will be separately tradeable 90 days after the Equity Offering, or such earlier date as may be determined by Smith Barney Inc. The initial public offering price of the Units will be determined by negotiations among the Company and the Underwriters. The negotiated initial public offering price of the Units may not be indicative of the market prices for the Units, the Series B Common Stock and the CTRs after the Equity Offering. The market prices of the Units, the Series B Common Stock and the CTRs after the Equity Offering will be determined by the marketplace and may be influenced by many factors, including, among others, the Company's results of operations, differences between actual results and results expected by investors and analysts, technological innovations affecting the wireless telecommunications industry, the depth and liquidity of the markets for the Units, the Series B Common Stock and the CTRs, and investor perceptions of the Company and the PCS industry. See "Underwriting."

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offerings are expected to be $ million ($ million if the Underwriters' over-allotment option is exercised in
full). The net proceeds to the Company from the sale of           Units offered
hereby are estimated to be $     million, assuming an initial public offering
price of $          per Unit and after deducting the underwriting discount and estimated offering expenses ($
million if the Underwriters' over-allotment option is exercised in full). The
net proceeds from the Debt Offering are expected to be $     million, including
$          million in gross proceeds of Senior Notes Units and $
million in gross proceeds of Senior Discount Notes Units. The Company will place
approximately $          million of the net proceeds from the sale of the Senior
Notes representing funds that together with the proceeds from the investment thereof will be sufficient to pay three years' interest on the Senior Notes into an escrow account to be held by an escrow agent for the benefit of the holders of the Senior Notes. The Company will use a portion of the net proceeds of the Offerings to repay a $25 million promissory note held by LG InfoComm, Inc. ("LG"), a subsidiary of LGIC. The note matures on the earlier of July 6, 1997, or 30 days from the closing of the Equity Offering and bears interest at 9.7% per annum. Approximately $37 million of the net proceeds from the Offerings will be used to redeem a portion of the Bridge Notes. An aggregate principal amount of approximately $130 million of Bridge Notes was issued by the Company in April and May 1996. The Bridge Notes accrue interest at 2% per annum for a two-year period (commencing at the time the Company's PCS licenses were awarded) and thereafter at 12% per annum. The proceeds of the LG note and the Bridge Notes were used to pay a portion of the FCC license cost for the C-Block licenses. The Company will use a portion of the net proceeds to make payments required in connection with the U.S. Government Financing of its PCS licenses and to fund pre-construction activities related to its PCS networks, such as site planning and acquisition, system design, and planning for and implementing relocation of incumbent fixed microwave licensees. The remainder of the net proceeds from the Offerings will be used to fund the initial costs associated with construction and operation of the Company's networks, for possible expansion of the Company's footprint and for general corporate purposes, including working capital.


                                DIVIDEND POLICY


     The Company has not paid or declared any cash dividends on its Common Stock and does not expect to pay cash dividends in the foreseeable future. The ability of the Company to pay dividends on the Series B Common Stock will be subject to restrictions contained in the Indentures and is also expected to be restricted by other financing agreements. See "Certain Indebtedness." The Company currently intends to retain any future earnings to develop, construct and operate its PCS networks (including the payment of debt service to the U.S. Government in connection with the acquisition of the Company's PCS licenses), for working capital and for other corporate purposes.

                                    DILUTION


     Purchasers of the Units offered hereby will incur immediate and substantial dilution in net tangible book value per share. The net tangible book value of
the Company as of September 30, 1996, was $     million, or $     per share of
Series B Common Stock. Net tangible book value per share of Series B Common Stock is equal to the Company's total tangible assets less total liabilities, divided by the total number of shares of Series B Common Stock outstanding.
After giving effect to the sale of the        shares of Series B Common Stock
included in the Units offered hereby at an assumed initial public offering price
of $          per Unit, assuming that all of these proceeds are attributable to the Series B Common Stock included in the Unit and no shares will be issued pursuant to the CTR included in the Unit, and after deducting the underwriting discount and estimated offering expenses, the pro forma net tangible book value
of the Company as of September 30, 1996 would have been $     million, or
$          per share of Series B Common Stock. This represents an immediate
increase in pro forma net tangible book value of $          per share to
existing stockholders and an immediate dilution of $          per share to new
investors purchasing Units in the Equity Offering. For purposes of the table, the 3,000 shares of Series A Common Stock outstanding upon consummation of the Equity Offering and the shares of Series C Common Stock to be issued to the Control Group upon consummation of the Equity Offering are assumed to be outstanding shares of Series B Common Stock. The following table illustrates this per share dilution as of September 30, 1996.



    Assumed initial public offering price per Unit...............................  $
    Assumed amount of initial public offering price per Unit attributable to
      Series B Common Stock......................................................  $
    Net tangible book value per share of Series B Common Stock...................  $
    Increase per share of Series B Common Stock attributable to the Equity
      Offering...................................................................  $
    Pro forma net tangible book value per share of Series B Common Stock after the Equity Offering........................................................  $
    Dilution of net tangible book value per share of Series B Common Stock to new investors..................................................................  $



     Assuming that one share of Series B Common Stock is issued for each CTR included in the Units offered hereby, the pro forma net tangible book value per share of Series B Common Stock after giving effect to the Equity Offering and the redemption by the Company from the Control Group of the number of shares of Series C Common Stock equal to the number of shares issued pursuant to the CTRs,
would be $     per share, and the dilution to persons who purchase Series B
Common Stock through the Units in the Equity Offering would be $     per share
of Series B Common Stock.



     If the Underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share of Common Stock after giving effect to
the Equity Offering would be $          per share of Series B Common Stock, and
the dilution to persons who purchase Series B Common Stock through the Units in
the Equity Offering would be $          per share of Series B Common Stock.



     The pro forma net tangible book value per share of Series B Common Stock after giving effect to the Equity Offering and issuance of the Company's PCS
licenses would be $          per share, and the dilution to persons who purchase
Series B Common Stock through the Units in the Equity Offering would be
$          per share of Series B Common Stock.

                                 CAPITALIZATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)



     The following table sets forth the actual, pro forma and as adjusted capitalization of the Company as of September 30, 1996. This table should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.



                                                                  AS OF SEPTEMBER 30, 1996
                                                           ---------------------------------------
                                                            ACTUAL     PRO FORMA(1)    AS ADJUSTED
                                                           --------    ------------    -----------
Cash and cash equivalents................................  $ 26,102     $   35,167     $
                                                              =====        =======           =====
Debt:
  Current portion of convertible notes payable and
     capital leases......................................  $ 48,643     $  164,513
  U.S. Government Financing..............................        --      2,799,013
  Senior notes payable and discount notes payable........        --             --
  Convertible notes payable and capital leases, less
     current portion.....................................   130,845        130,845
                                                              -----        -------           -----
     Total debt..........................................   179,488      3,094,371
                                                              -----        -------           -----
Series C Common Stock, mandatorily redeemable, $.0001 par
  value; no shares designated, issued or outstanding
  actual or pro forma;  ______ shares designated, issued
  and outstanding as adjusted
Stockholders' equity:
  Common Stock, $0.0001 par value, 500,000,000 shares
     authorized:
     Series A, 60,000,000 shares designated: 47,396,437
       shares issued and outstanding actual; 36,245,031
       shares issued and outstanding pro forma; and 3,000
       shares designated, issued and outstanding as
       adjusted..........................................         5              4              --
     Series B, 278,980,556 shares designated: 99,898,262
       shares issued and outstanding actual; 125,931,074
       shares issued and outstanding pro forma; and
                 shares issued and outstanding as
       adjusted(2).......................................        10             12
     Series C, 1,019,444 shares designated: no shares
       issued or outstanding actual, pro forma or as
       adjusted(3).......................................        --             --              --
Paid-in capital..........................................   291,406        331,731
Common Stock notes receivable............................    (2,810)        (2,810)
Deferred charges and unearned compensation...............   (25,993)       (40,993)
Deficit accumulated during development stage.............   (16,495)       (16,495)
                                                              -----        -------           -----
          Total stockholders' equity.....................   246,123        271,449
                                                              -----        -------           -----
     Total capitalization................................  $425,611     $3,365,820     $
                                                              =====        =======           =====


---------------

(1) The Pro Forma column reflects the effect on the Company's financial position of: (i) the October 1996 to January 1997 issuances of $69,670 aggregate principal amount of convertible notes; (ii) the October 1996 to January 1997 issuances of 3,730,000 shares of Series B Common Stock for $18,650; (iii) the November 1996 to January 1997 receipt of loans in the amount of $43,000 from holders of Series B Common Stock; (iv) the conversion of 11,151,406 shares of Series A Common Stock into 22,302,812 shares of Series B Common Stock; (v) the grant of and downpayments on the FCC C, D, E and F-Block licenses including capitalization as an intangible asset of these awarded licenses and the related long-term debt payable to the FCC for an aggregate purchase price of $4,872,620 net of the aggregate downpayments of $504,785, and as adjusted to reflect the fair value of the debt of $2,799,013; and (vi) the issuances of warrants to purchase shares of Series B Common Stock to an equipment vendor and MCI. See Unaudited Note 12 of Notes to Consolidated Financial Statements.



(2) Excludes (i) 18,243,322 shares of Series B Common Stock issuable upon exercise of options outstanding under the Amended and Restated Stock Option Plan as of September 30, 1996 (of which options for 1,114,667 shares are exercisable as of September 30, 1996), (ii) 38,043,088 shares of Series B Common Stock issuable upon exercise of the warrants outstanding as of September 30, 1996, (iii) 32,587,000 shares of Series B Common Stock issuable upon conversion of the Bridge Notes (or up to 32,587,000 shares issuable upon exercise of warrants to be issued upon repayment of such Bridge Notes), (iv) 12,970,826 shares of Series B Common Stock issuable upon conversion of $38,912 of convertible promissory notes as of September 30, 1996, and (v) 2,000,000 shares of Series B Common Stock issuable upon conversion of a $10,000 convertible note payable as of September 30, 1996.
     Also excludes (a)     warrants to purchase Series B Common Stock held by
     MCI, which were issued subsequent to

     September 30, 1996, (b)     shares of Series B Common Stock issuable upon
     exercise of additional warrants to be issued to MCI at the closing of the Equity Offering or shortly thereafter, (c) 13,830,909 shares of Series B Common Stock issuable upon conversion of $69,670 of convertible notes
     issued subsequent to September 30, 1996, and (d)     shares of Series B
     Common Stock issuable upon exercise of warrants issued to equipment vendors subsequent to September 30, 1996.



(3) Excludes 1,019,444 shares of Series C Common Stock issuable upon conversion of $398 aggregate principal amount of convertible debt held by QUALCOMM. Pursuant to the Company's Amended and Restated Certificate of Incorporation, upon consummation of the Equity Offering, all existing rights to acquire shares of Series C Common Stock will be automatically converted into rights to acquire an equal number of shares of Series B Common Stock, except for the rights of the Control Group to receive
              shares of Series B Common Stock and          shares of Series C
     Common Stock in exchange for each share of Series A Common Stock (other than 3,000 shares) in the Recapitalization. See "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



     The following data for the period from May 16, 1995 (inception) to December 31, 1995 and the nine months ended September 30, 1996 have been derived from the Company's audited consolidated financial statements, including the consolidated balance sheet at December 31, 1995 and September 30, 1996 and the related consolidated statements of operations and of cash flows for the period from May 16, 1995 to December 31, 1995 and the nine months ended September 30, 1996 appearing elsewhere in this Prospectus. The data for the period from May 16, 1995 to September 30, 1995 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the unaudited period. The summary consolidated financial data as of and for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for any other interim period or any future year. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.



                                              PERIOD FROM MAY 16,     PERIOD FROM MAY 16,
                                              1995 (INCEPTION) TO     1995 (INCEPTION) TO           NINE MONTHS
                                               DECEMBER 31, 1995      SEPTEMBER 30, 1995      ENDED SEPTEMBER 30, 1996
                                              -------------------     -------------------     ------------------------
STATEMENT OF OPERATIONS DATA:
  Consulting revenues.......................       $     173               $      --                  $  1,958
  Total operating expenses..................           1,753                     501                    14,826
                                                    --------                --------
  Operating loss............................          (1,580)                   (501)                  (12,868)
  Other expenses............................              --                      --                      (738)
  Interest income (expense), net............            (314)                      1                      (995)
                                                    --------                --------
  Net loss..................................       $  (1,894)              $    (500)                 $(14,601)
                                                    ========                ========
PRO FORMA(1):
  Net loss per share........................       $                       $                          $
  Shares used in computing net loss per
     share..................................



                                                                               AS OF SEPTEMBER 30, 1996
                                                            AS OF       --------------------------------------
                                                         DECEMBER 31,                               PRO FORMA
                                                             1995        ACTUAL     PRO FORMA(2)   AS ADJUSTED
                                                         ------------   ---------   ------------   -----------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:

  Working capital (deficit)............................    $(75,212)    $ (46,564)  $   (150,169)
  Total assets.........................................      84,834       451,110      3,388,119
  Total U.S. Government Financing......................          --            --      2,799,013
  Senior Notes.........................................          --            --             --
  Senior Discount Notes................................          --            --             --
  Other long-term debt.................................          24       130,845        130,845
  Series C Common Stock, mandatorily redeemable........          --            --             --
  Total stockholders' equity...........................       5,006       246,123        271,449


---------------

(1) See Note 2 of Notes to Consolidated Financial Statements for a description of the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.



(2) The Pro Forma column reflects the effect on the Company's financial position of: (i) the October 1996 to January 1997 issuances of $69,670 aggregate principal amount of convertible notes; (ii) the October 1996 to January 1997 issuances of 3,730,000 shares of Series B Common Stock for $18,650; (iii) the November 1996 to January 1997 receipt of loans in the amount of $43,000 from holders of Series B Common Stock; and (iv) the grant of and downpayments on the FCC C, D, E and F-Block licenses including the capitalization as an intangible asset of these licenses and the related longterm debt payable to the FCC for an aggregate purchase price of $4,872,620 net of the aggregate downpayments of $504,785, and as adjusted to reflect the fair value of the debt of $2,799,013; and (v) the issuances of warrants to purchase shares of Series B Common Stock to an equipment vendor and MCI. See Unaudited Note 12 of Notes to Consolidated Financial Statements and "Capitalization."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS


     The following discussion contains forward-looking statements regarding the Company, its business, prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors are discussed in the Risk Factors section of this Prospectus.


OVERVIEW


     Formed on May 16, 1995, NextWave is a holding company with five wholly-owned subsidiaries, NextWave PCI, NextWave Power Partners, NextWave Partners, TELE*Code and NextWave Wireless. NextWave PCI was formed to acquire PCS licenses in the FCC's C-Block Auctions. NextWave Power Partners was formed to acquire PCS licenses in the FCC's D, E and F-Block Auctions. NextWave Partners was formed to hold NextWave's interest in NextWave Power Partners. TELE*Code was formed to develop CDMA-based products and provide engineering services to the Company and others. NextWave Wireless was formed to act as an operating company and will form the RegionalSubs and LicenseSubs for each of the Company's 11 operating regions.



     NextWave is a development stage enterprise and has incurred net losses since inception. To date, the Company's revenues have been limited to minimal TELE*Code consulting services and, consequently, the Company has incurred expenses in advance of generating revenues from planned PCS operations.



     NextWave's strategy is to operate as a carriers' carrier, wholesaling low cost MOUs to a broad range of customers. The Company has targeted several categories of customers, including long distance companies, LECs, CLECs, other major PCS retailers, cellular service providers, utilities, cable television system operators and independent resellers, as well as retailers and manufacturers of mass-market consumer products and services. The Company believes that by purchasing MOUs from the Company, these companies will be able to offer competitively priced wireless services under their own brand names without substantial capital investment and without purchasing MOUs from direct competitors. The Company believes that its strategy will generate a high volume of MOUs over its networks.



     Wireless operators typically experience losses and negative cash flow in their initial years of operation due to the large capital investments required for construction of their networks and the significant advertising, marketing, handset subsidies, commissions and other expenses needed to start the business. Although the Company does not plan to incur significant marketing expenses due to its wholesale strategy, like other PCS operators it will have substantial capital costs associated with its license acquisitions and the build-out of its networks. The majority of NextWave's operating expenses will be fixed expenses relating to its capital investment in its networks. The Company believes that its high volume strategy will provide for increased capacity utilization which should reduce the Company's average cost per MOU.



RESULTS OF OPERATIONS



     The results of operations from inception through December 31, 1995 consist of $173,000 of consulting contract revenues and $1,753,000 of operating expenses comprised primarily of formation costs, legal and other professional services expenses, marketing expenses, employee costs and facilities expenses. The Company also incurred net interest expense of $314,000, resulting in a net loss of $1,894,000 for the period ended December 31, 1995.



     The results of operations for the nine months ended September 30, 1996 consist of $1,958,000 of consulting contract revenues and $14,826,000 of operating expenses, similar in nature to those incurred in 1995. The consulting revenues included $1,914,000 from a related party for a contract related to a non-recurring consulting arrangement which concluded in April 1996, and there is no assurance that such revenue will continue at similar levels in the future. The Company incurred $995,000 in net interest expense and $738,000 in expense associated with converting a debt security to Series B Common Stock, resulting in a net loss of $14,601,000 for the nine-month period.


LIQUIDITY AND CAPITAL RESOURCES


     From inception through December 31, 1995, the founders of the Company contributed $5 million for the purchase of 20 million shares of Series A Common Stock and raised $81 million in financing from various investors through the issuance of debt, convertible debt and the receipt of advances for contingent subscriptions to purchase Series B Common Stock. Through September 30, 1996, the founders contributed a total of $13.9 million, including approximately $2.5 million in the form of promissory notes, for the purchase of 55.8 million shares of Series A Common Stock and the investment by outside investors had grown to $448 million, consisting of approximately $298 million raised in two private offerings each consisting of Series B Common Stock and convertible promissory notes, approximately $130 million of Bridge Notes and $20 million in loans and advances from LG and LG Telecom, Ltd., an affiliate of LGIC ("LGT"). See "Description of Capital Stock" and "Certain Indebtedness."



     A $236 million private equity offering closed on May 6, 1996 and consisted of 78.5 million shares of Series B Common Stock with detachable warrants to purchase 14 million shares of Series B Common Stock at $3.00 per share. In addition, pursuant to Subscription Agreements dated as of May 31, 1996, the Company sold 4.6 million shares of Series B Common Stock at $5.00 per share for a total of $23.1 million.



     These equity placements, totalling $259 million, included the conversion by PECO Energy Company ("PECO") of its $20 million 1995 loan and QUALCOMM's conversion of $15 million of its original $25 million 1995 loan, each at $3.00 per share of Series B Common Stock. All but approximately $398,000 of QUALCOMM's remaining $10 million balance was paid on June 6, 1996. In connection with its equity private placements of Series B Common Stock, the Company issued an additional $38.9 million aggregate principal amount of convertible promissory notes to certain foreign investors. The convertible promissory notes convert automatically into shares of Series B Common Stock at a price of $3.00 per share at such time as conversion is permitted under the FCC's rules and regulations regarding foreign ownership. In the event the convertible promissory notes are not fully converted by the first anniversary date of the completion of the C-Block Auction, each foreign stockholder shall have the right to demand repayment of the principal balance due under the convertible promissory notes together with interest due thereon, at a rate of 6% per annum. The convertible promissory notes otherwise become due upon the fifth anniversary of their issue.



     The approximately $130 million gross proceeds of the Bridge Notes were closed into escrow in a series of closings in April and May 1996 and released to the Company when the C-Block PCS licenses were granted in January 1997. The Bridge Notes are unsecured obligations of the Company which mature in 2002. The Company is obligated to prepay the Bridge Notes in connection with any issuance of certain high yield debt securities, including the Senior Notes Units and Senior Discount Notes Units offered in the Debt Offering. Holders of an aggregate of $93 million in principal amount of Bridge Notes have agreed to permit the Company to satisfy its prepayment obligation with cash, Public Debt Securities (as defined) or any combination thereof. See "Use of Proceeds" and "Certain Indebtedness -- Bridge Notes."



     In February 1996, LG entered into a convertible loan agreement with the Company, pursuant to which LG committed to loan the Company $10 million within 45 days of the completion of the C-Block Auction. The loan was funded in June 1996, bears interest at the prime rate and is convertible into shares of Series B Common Stock at $5.00 per share. Upon LG's funding of the loan, the Company issued warrants to purchase 250,000 shares of Series B Common Stock at an exercise price of $3.00 per share, pursuant to the terms of the convertible loan agreement. The loan is unsecured and principal and interest is payable on June 4, 1997 if the loan has not been converted by that date. In August 1996, LGT advanced to the Company an additional $10 million, which is expected to be evidenced by a convertible promissory note which will convert into 2 million shares of Series B Common Stock upon the closing of the Equity Offering. See "Business -- Equipment Vendors -- LGIC Equipment Procurement and Financing."

     Since September 30, 1996, the Company has raised an additional $131 million in financings from several strategic partners and certain foreign investors, bringing the total amount of financings raised since inception to approximately $600 million. On October 25, 1996, the Company entered into a Subscription Agreement with Hughes, pursuant to which the Company sold a convertible promissory note to Hughes in the principal amount of $50 million (the "Hughes Convertible Note"). The Hughes Convertible Note will convert into shares of Series B Common Stock at a conversion price of $5.00 per share, subject to adjustment, upon the completion of the Equity Offering and the expiration of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On January 9, 1997, $35 million of the proceeds from the sale of the Hughes Convertible Note were released from escrow to finance in part the Company's payment for the C-Block licenses. The remaining $15 million will be released to the Company upon the completion of the Equity Offering.



     On November 12, 1996, POSAM lent the Company $18 million, secured by funds on deposit with the FCC related to the D, E and F-Block Auctions. Following the conclusion of these auctions and the return of NextWave's excess deposit by the FCC, which is expected to occur prior to the completion of the Offerings, this loan will be repaid to POSAM. Additionally, on January 8, 1997, LG lent the Company $25 million. The loan bears interest at a rate of 9.7% per annum and will mature upon the completion of the Equity Offering. From October 1996 through January 1997, prospective vendors and resellers made equity investments in the Company's Series B Common Stock at $5.00 per share totalling approximately $19 million. The Company has also sold convertible promissory notes to several investors totalling approximately $19 million. These promissory notes convert into Series B Common Stock at $5.00 per share.



     During 1996, NextWave PCI was named the winning bidder in the C-Block Auctions in 63 BTAS with total net bids (after giving effect to bidding credits available to all "Small Business" C-Block participants) of $4.7 billion. As of December 31, 1996, the Company had made deposits and downpayments towards these licenses totalling $237 million. On January 9, 1997 NextWave made the final required downpayment on these licenses of $237 million following the FCC's Notice of Grant which was issued on January 3, 1997. The remaining $4.3 billion is payable over a 10-year period, with interest only at 6.5% (approximately $277.5 million per year, payable in quarterly installments) through January 3, 2003, and equal principal and interest payments (approximately $1.2 billion per year, payable in quarterly installments) from January 3, 2003 through January 3, 2007.



     In August 1996, NextWave Power Partners deposited $30 million with the FCC to participate in the D, E and F-Block Auctions. On January 14, 1997, the D, E, and F-Block Auctions ended with the FCC naming NextWave Power Partners the winning bidder for 32 BTAS with net bids totalling $129 million. These licenses required downpayments of $13.5 million, resulting in a return to the Company of $16.5 million by the FCC. Upon final grant of these licenses, the Company will make a final downpayment of $16.9 million. The remaining $98.6 million is payable over a 10-year period with interest only (approximately $6.4 million per year, payable quarterly) for the first two years after the grant of the licenses and equal principal and interest payments (approximately $15.9 million per year, payable quarterly) and interest in years three through 10. The interest rate will be fixed at the 10-year Treasury Note Rate at the date of license grant (6.5% at December 31, 1996).



     The Company has commenced pre-construction activities and currently estimates the initial build-out of the PCS networks in all of its Markets will be completed by the end of 2000, at which time the Company anticipates that 80% of its licensed POPS will be served. The funds required for capital expenditures relating to this build-out will be approximately $3.5 billion. Of this amount, approximately $930 million will be incurred for site selection, engineer consultations, site preparation and construction and microwave relocation. These expenditures, to ready the PCS networks for service, will be capitalized as network assets and will be amortized over the network's estimated useful life. Such costs will be financed primarily through vendor financing arrangements with the Company. These capital expenditures have been and will continue to be made pursuant to the Company's business plan, which contemplates the ultimate resolution of all conditions related to the grant of the Company's FCC licenses. In the event the Company does not satisfy all license conditions set forth by the FCC, assets recorded related to these capital expenditures could be subject to impairment write-downs, resulting in significant non-cash charges to the Company's results of operations.

     As part of its financing plan, the Company expects to enter into financing agreements with major vendors for the purchase of infrastructure equipment and services. On October 25, 1996, the Company entered into a Strategic Supply and Development Agreement with Hughes (the "Hughes Supply Agreement"), pursuant to which Hughes has agreed to supply and finance the purchase by the Company of PCS infrastructure equipment and associated ancillary services, subject to certain conditions. In connection with the Hughes Supply Agreement, Hughes has made a binding commitment to provide the Company with a vendor credit facility for 100% of the purchase price of PCS infrastructure equipment and services from Hughes in certain Markets pursuant to one or more vendor supply contracts to be entered into pursuant to the Hughes Supply Agreement, up to an aggregate of $245 million, of which $150 million could be available in 1997, subject to the terms and conditions set forth therein. In addition, under the Hughes Supply Agreement, Hughes would have the option to provide a vendor financing facility to finance the purchase of up to an additional $755 million in PCS infrastructure equipment and services, such option to commence on June 1, 1998 and continue until December 31, 2002. See "Business -- Equipment Vendors."



     On November 15, 1996, the Company and Lucent signed an Agreement for Procurement of Personal Communications Services Products, Licensed Materials and Services (the "Lucent Procurement Agreement"), pursuant to which the Company has agreed to purchase, and Lucent has agreed to finance and supply, up to $200 million of PCS infrastructure equipment for deployment in certain of the Company's Markets. The Lucent Procurement Agreement also contemplates that Lucent will have the right to supply equipment for certain other Markets, up to an aggregate of $1 billion, subject to the agreement by Lucent to provide 100% financing for such purchases and other mutually agreeable terms and conditions. In addition, the Company and Lucent are currently conducting a demonstration trial of a PCS system with MCI.



     On November 1, 1996, the Company entered into a Strategic Supply Agreement with LGIC (the "LGIC Supply Agreement, and together with the Hughes Supply Agreement and the Lucent Procurement Agreement, the "Vendor Supply Contracts") pursuant to which LGIC has agreed to provide vendor financing to the Company for 150% of the purchase price of PCS infrastructure equipment and services, subject to certain conditions, up to an aggregate of $1.2 billion. The LGIC Supply Agreement provides for the Company to purchase up to $300 million in equipment, assuming successful completion of a market trial of LGIC equipment in the Denver BTA. After $700 million of loans have been drawn down by the Company under the LGIC credit facility, additional financing will become available subject to the Company raising a target level of capital.



     On November 8, 1996, the Company and Comdisco entered into a master lease agreement providing for a $250 million equipment lease facility to be used to finance network equipment and associated costs. Under the lease facility, $150 million can be drawn down during the first year and the additional $100 million may be drawn down in future periods subject to the Company meeting certain financial and operational milestones.



     On November 8, 1996, the Company and The Allen Group signed a purchase and supply agreement, pursuant to which The Allen Group has agreed to supply and finance up to $50 million worth of various products and services in connection with the Company's build-out of its networks.



     Pursuant to the terms of an Equipment Requirements Agreement with QUALCOMM, the Company agreed, under certain conditions, to purchase QUALCOMM infrastructure equipment for deployment in Markets representing up to 55 million POPs. The Company is currently negotiating the terms of the definitive agreement regarding the purchase of infrastructure equipment for San Diego and certain other Markets.



     The Company is also in active discussions with several other vendors for equipment financing and supply agreements. There can be no assurance that definitive agreements can be reached between the Company and such vendors. See "Business -- Equipment Vendors."



     To meet its initial stage capital requirements, the Company is offering
          Units in the Equity Offering and $          million in aggregate gross
proceeds of Senior Notes Units and Senior Discount Notes Units in the Debt
Offering for estimated aggregate net proceeds to the Company of           , net
of the repayment of approximately $     million of Bridge Notes and of
approximately $     million of the net
proceeds from the sale of the Senior Notes Units representing funds that together with the proceeds from the investment thereof will be sufficient to pay three years' interest on the Senior Notes to be placed into an escrow account to be held by an escrow agent for the benefit of the holders of the Senior Notes. Vendor equipment financing and other financing may contain debt covenants which restrict the Company's ability to receive funds from its operating subsidiaries. The Company's independent accountants have included an explanatory paragraph in their report about the Company's ability to continue as a going concern pursuant to its business plan based on the significant capital required to meet its obligations to the FCC, build its PCS infrastructure necessary to provide service and cover its operational expenses. However, the Company believes that the net proceeds from the Offerings, together with the U.S. Government Financing, vendor financing and cash on-hand will be sufficient to fund its operations, debt service and the initial network build-out of the San Diego, Boston, Orlando and San Antonio Markets, as well as substantially complete the build-out of its networks in eight additional Markets.



     Assuming the Offerings and committed vendor financings are consummated, in order to finance the Company's operations, working capital and debt service through the end of 2000, the Company will require an additional $ billion in public or private debt and equity financings. These financings will be required, in part, to service the interest requirements of the Debt Offering after three years from the completion of the Debt Offering and the U.S. Government Financing and vendor financing.



     The viability of the Company's business plan is dependent upon the Company's ability to secure additional vendor financing and to successfully complete either public or private debt and/or equity financings. If the Company is unable to obtain such financings, then its ability to complete its network build-out, begin generating revenues and meet its debt obligations to the U.S. Government will be in jeopardy. Further, the exact amount of the Company's future capital requirements will depend upon many factors, including the cost of the development of its PCS networks in each of its Markets, the extent of competition and pricing of wireless services in its Markets, the acceptance of the Company's services, and the development of new consumer products.

                    THE WIRELESS TELECOMMUNICATIONS INDUSTRY

OVERVIEW


     Demand for wireless telecommunications services has grown dramatically since the commercial introduction of cellular telephony in October 1983. This demand is largely attributable to the widespread availability and increasing affordability of mobile telephony, paging and other emerging wireless telecommunications services. Technological advances and a regulatory environment more favorable to competition have also served to stimulate market growth.



     The Company believes the demand for wireless telecommunications will continue to grow dramatically and that PCS will capture a significant share of the wireless market. Currently, wireless subscriber penetration in the United States is estimated to be 14% and, according to Paul Kagan Associates, Inc., is expected to be approximately 54% by 2006. As reported by the CTIA, the compound annual growth rate of cellular subscribers exceeded 45% from 1993 through 1995. Despite this rapid growth in the number of cellular subscribers, wireless MOUs represent approximately 1% of total telecommunications traffic. The Company believes that demand for wireless service is highly elastic and that the anticipated lower cost and higher quality of PCS service will stimulate further growth in the wireless market.



     Wireless telecommunications service is currently available using either analog or digital technology. The majority of cellular services transmit voice and data signals over analog-based networks by varying the amplitude or frequency of one continuous electronic signal transmitted over a single radio channel. Although it is more widely deployed than digital, analog technology has inherent limitations, including limited capacity, inconsistent service quality (e.g., poor voice quality and dropped calls), lack of effectiveness in preventing "eavesdropping," susceptibility to fraud and "cloning" and unreliability in data transfer. Digital wireless telecommunications systems, such as PCS, overcome the capacity constraints of analog systems by converting voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This increased capacity allows digital-based PCS networks to offer new and advanced services including greater call privacy, longer battery life, fraud protection, single number service, integrated voice and paging and enhanced wireless data transmission services such as e-mail, facsimile and wireless connections to computer networks.


PERSONAL COMMUNICATIONS SERVICES


     PCS is expected to include a number of attractive features, such as (i) the provision of all services to one untethered, mobile number; (ii) low priced service options; (iii) in the near future, medium-speed data transmissions to and from portable computers, advanced paging services and facsimile services; and (iv) increased security and fraud protection. Although a number of cellular companies currently offer digital wireless service, the Company believes that PCS providers will be the first commercial wireless voice telecommunications providers to offer digital mobile networks on a nationwide basis. In addition, PCS providers may be the first to offer mass market wireless local loop applications in the United States, as an extension of and an alternative to, switched and direct access local telecommunications services.



     The Company believes that the experience of international markets where PCS has already been introduced provides support for the Company's expectation of rapid growth of PCS in the United States. For example, the successful launch of PCS networks in the U.K. in a market with two established cellular operators is generally believed to have stimulated demand and increased penetration rates in the entire country. In less than two years, the U.K.'s two PCS operators have gained over 600,000 subscribers, representing approximately a 15.5% share of the total wireless market and 40% of new wireless subscribers over the same period. In the Washington, D.C./ Baltimore market, Sprint has operated a commercial PCS operation since November 15, 1995, with more than 115,000 subscribers as of September 1996, representing approximately one-third of wireless subscribers in that market.



     PCS differs from traditional cellular in three basic ways: frequency, bandwidth and geographic service areas. PCS networks operate in a higher frequency band (1850-1990 MHz) than cellular (800-900 MHz). PCS licenses also comprise 30 MHz bandwidth (A, B and C-Blocks) or 10 MHz bandwidth (D, E and

F-Blocks) versus 25 MHz bandwidth for cellular networks. As a result of the utilization of improved digital technology from inception, PCS will have more capacity for new wireless services such as data and video transmission than traditional analog systems. Finally, PCS is geographically segmented among 51 regional service areas based upon Rand McNally's Major Trading Areas ("MTAs") (comprising the A and B-Blocks) and 493 BTAs based upon Rand McNally's BTAs (comprising the C, D, E and F-Blocks) as contrasted with the U.S. Census Bureau's 306 metropolitan statistical areas ("MSAs") and 428 rural statistical areas ("RSAs") used for cellular licenses.


FORMATION OF PCS INDUSTRY THROUGH FCC AUCTIONS


     In order to increase competition in wireless communications and promote the rapid deployment of advanced technologies, Congress enacted legislation directing the FCC to assign radio frequency licenses for PCS by competitive bidding. In March 1995, the FCC completed its first auction, the A and B-Block Auction, resulting in the award of two licenses for 30 MHz each of spectrum in each of 51 MTAs. Each licensee must construct networks that serve at least one-third of the population in its markets within five years of the grant of the applicable license and at least two-thirds of the population within 10 years. In May 1996, the FCC completed the C-Block Auction, resulting in the award of one 30 MHz license in each of 493 BTAs with identical network construction milestones to the A and B-Blocks. While MTAs are generally formed to cover an area equal to state boundaries, the BTAs establish serving areas generally aligned with cities and surrounding suburban and rural areas. In January 1997, the FCC completed the D, E and F-Block Auctions, resulting in the award of three licenses for 10 MHz of spectrum in each of 493 BTAs. Each licensee must construct networks that serve at least one-fourth of the population within five years of the grant of the applicable license and at least one-half of the population within 10 years.



     When Congress granted authority to the FCC to use auctions to award licenses for broadband PCS, it directed the FCC to create special provisions for certain groups which might otherwise lack access to capital. Such groups were statutorily designated as women and minority-owned businesses, small businesses, and rural telephone companies. To meet this directive, the FCC reserved a portion of the broadband PCS spectrum available via auction (the C and F-Blocks) for such designated entities meeting certain financial criteria. In the wake of certain litigation, however, the FCC eliminated the race and gender-based preferences for the C and F-Block Auctions. The C-Block represents 30 MHz BTA licenses and the F-Block represents 10 MHz BTA licenses, with both sets of licenses being auctioned on a nationwide basis. Together, the two blocks make up the "Entrepreneurs Blocks." NextWave participated in the C-Block Auctions and the F-Block Auction as a "Small Business" and a "Very Small Business," respectively, under the FCC regulations, and on a selective basis the D and E-Block Auctions. The FCC has established additional preferences to assist qualified participants in their efforts to attract capital necessary to obtain a broadband PCS licenses at auction and build out their networks. These preferences include bidding credits and installment payments for the C and F-Block applicants or licensees. "Small Businesses" and "Very Small Businesses" (as such terms are defined by the FCC rules), received a 25% bidding credit in both the C and F-Block Auctions. In the C-Block Auctions, the payment terms required a 5% deposit at the time of notification of being the highest bidder, an additional 5% at the time of license grant, and the balance financed over 10 years with interest only for the first six years at a fixed rate equal to the 10-Year U.S. Treasury Note Rate applicable at the date of grant of the entity's licenses (6.50% at time of grant for NextWave's C-Block licenses). In the F-Block Auction, the payment terms required a 10% deposit at the time of notification of being the highest bidder, an additional 10% at the time of license grant, and the balance financed over 10 years with interest only for the first two years at a fixed rate equal to the 10-Year U.S. Treasury Note Rate applicable at the date of grant of the entity's F-Block licenses. See "Risk Factors -- Uncertainty Regarding C-Block Licenses; Litigation" and
"Business -- Markets."


PCS TECHNOLOGY

     PCS service areas are divided into multiple regions called "cells," each of which contains a base station consisting of a low-power transmitter, a receiver and signaling equipment. The cells are typically configured on a grid in a honeycomb-like pattern, although terrain factors (including natural and man-made obstructions) and signal coverage patterns may result in irregularly shaped cells and overlaps or gaps in coverage. The base station in each cell is connected to a base station controller and each base station controller is connected to a switching office by microwave, fiber optic cable, telephone wires or a hard-wired interface. The switching office controls the operation of the wireless telephone networks for its entire service area, performing inter-base station hand-offs, managing call delivery to handsets, allocating calls among the cells within the networks and connecting calls to and from the local landline telephone system or to a long distance telephone carrier. Wireless service providers have interconnection agreements with various LECs and long distance carriers, thereby integrating wireless telephone networks with landline telecommunications systems. Because two-way wireless networks are fully interconnected with landline telephone networks and long distance networks, subscribers can receive and originate both local and long distance calls from their wireless telephones.


     The signal strength of a transmission between a handset and a base station declines as the handset moves away from the base station, so the switching office and the base stations monitor the signal strength of calls in progress. In an analog system, when the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another base station that can establish a stronger signal with the handset. If a handset leaves the service area of the wireless service provider, the call is disconnected unless an appropriate technical interface is available to hand off the call to an adjacent system.


     There are different radio air-interface standards established in the United States for the provision of PCS to multiple users over the allocated spectrum. The primary methods of digital wireless communications widely accepted by the wireless industry are based on TDMA and CDMA. These multiple access techniques provide for communications over the radio channel either by dividing it into distinct time slots and transmitting user-specific data in each time slot (a method known as TDMA) or by assigning specific codes to each packet of user data that in conjunction with many other users' data comprise a signal (a method known as CDMA). While the FCC has mandated that licensed cellular networks in the U.S. must utilize compatible analog signaling protocols, the FCC has intentionally avoided mandating a universal digital signaling protocol for PCS. Three principal competing, incompatible digital wireless standards have been proposed by various vendors for use in PCS networks: CDMA, GSM and TDMA. An older version of TDMA developed in Europe, GSM constitutes the oldest and most extensive PCS technology in international markets. TDMA, while currently being offered by cellular providers in certain U.S. cities, has, in the Company's opinion, often been associated with poor sound quality and numerous dropped calls. CDMA is currently being deployed by a number of cellular and PCS providers in the U.S., and also has been implemented on a commercial basis in Hong Kong and South Korea. CDMA networks are in operation in over 40 cities worldwide and at least 100 additional networks are currently under construction. Although CDMA has only recently been widely deployed in the U.S., it is the most widely subscribed by PCS service providers and the Company believes that CDMA technology will be less costly to deploy and will provide better quality, greater capacity and more flexibility than either GSM or TDMA.



     Because these protocols are incompatible with each other as well as with analog cellular, a subscriber utilizing a GSM handset, for example, will be unable to use his handset when traveling in an area covered only by a CDMA or TDMA based network unless he carries a dual-mode/dual-band handset that permits the subscriber to use the analog cellular networks in that area. For this reason, the success of each protocol will depend both on its ability to offer quality wireless service and on the extent to which its users will be able to use their handsets when roaming outside their service area. PCS service providers holding licenses covering 99% of the U.S. population have announced an intent to use CDMA technology, including all of the top 100 markets in the U.S. The Company believes CDMA networks will offer end-users significant advantages over other technologies, including increased security when compared to analog cellular networks, land-line voice quality and fewer dropped calls when compared to analog and other digital technologies. See "Risk Factors -- Uncertainty of CDMA Commercial Operations; Ability to Offer Roaming Services; Handsets."

                                    BUSINESS

GENERAL


     NextWave was formed in May 1995 to build and operate PCS networks. In January 1997, NextWave was granted PCS licenses representing approximately 110 million POPs with respect to 63 BTAs pursuant to the C-Block Auctions held by the FCC. Upon final award of the licenses pursuant to the FCC's D, E and F-Block Auctions which were completed in January 1997, in which the Company was declared the winning bidder by the FCC for 32 BTAs representing approximately 53 million POPs, NextWave's footprint will cover approximately 163 million POPs in 95 BTAs. As a result, NextWave believes it has the third largest number of licensed POPs among cellular and PCS licensees in the United States after AT&T and Sprint. NextWave's aggregate FCC license cost is approximately $4.9 billion. NextWave intends to operate as a carriers' carrier, building and operating digital networks utilizing CDMA technology through which the Company will provide advanced wireless communications services to a broad range of customers. The Company has entered into agreements with a variety of communications providers, including an agreement with MCI, pursuant to which MCI has agreed, subject to certain conditions, to purchase a minimum of 10 billion MOUs over a 10-year term. The Company has raised an aggregate of approximately $600 million in private capital from over 70 major consumer electronics and network equipment manufacturers, telecommunications service providers, financial institutions and others to finance the acquisition of its PCS licenses and has received over $1.4 billion in vendor financing commitments to commence the build-out of its PCS network.



     NextWave believes that its Markets are among the most attractive markets in the United States with some of the most densely populated cities, including New York, Los Angeles, Chicago, Philadelphia, San Francisco, Boston, Washington, D.C., Dallas, Houston and Detroit. Inclusive of its D, E, and F-Block licenses, the Company will hold PCS licenses in each of the 10 most populous BTAs, 28 of the top 30 BTAs and 40 of the top 50 BTAs. The Markets are also generally characterized by demographics that would suggest higher than average use of wireless telephony, including high disposable income levels, long average commute times and significant percentages of dual household wage earners. The Company believes that the high average population density characterized by NextWave's Markets should lead to a lower average capital requirement associated with network deployment relative to competitors that may be awarded licenses covering less densely populated markets. See "-- Bidding Strategy and Markets."



     The Company believes the demand for wireless telecommunications will continue to grow and that PCS will capture a significant share of the wireless market. Currently, wireless subscriber penetration in the United States is estimated to be 14% and, according to Paul Kagan Associates, Inc., is expected to be approximately 54% by 2006. As reported by the CTIA, the compound annual growth rate of cellular subscribers exceeded 45% from 1993 through 1995. Despite this rapid growth in the number of cellular subscribers, wireless MOUs represented approximately 1% of total telecommunications traffic. The Company believes that demand for wireless service is highly elastic and that the anticipated lower cost and higher quality of PCS service will stimulate further growth in the wireless market.



     The Company has targeted several categories of customers, including long distance companies, LECs, CLECs, other major PCS retailers, cellular service providers, utilities, cable television system operators and independent resellers, as well as retailers and manufacturers of mass-market consumer products and services. By purchasing MOUs from NextWave, these companies will be able to offer competitively priced wireless services under their own brand names without substantial capital investment and without purchasing MOUs from direct competitors. Additionally, customers will retain number ownership and receive favorable interconnection provisions, both of which are essential to facilitate the integration of wireless services purchased from NextWave with their existing platforms to provide seamless services to their customers.



     On August 22, 1996, the Company entered into an Airtime Sale Agreement with MCI, pursuant to which MCI has agreed to purchase a minimum of 10 billion MOUs from the Company over the 10-year term, subject to certain conditions. Under the MCI Agreement, the Company will provide MCI with Full Mobility Services (mobile wireless service) and Area-Based Services (wireless local loop). The interconnection of the Company's wireless network with MCI's intelligent network will enable MCI to integrate wireless services with other MCI communications services, such as long distance, local exchange and paging, as well as other features offered through MCI's intelligent services platform. In connection with the MCI Agreement, the Company granted MCI (or has agreed to grant MCI at the closing of the Equity Offering or shortly thereafter) warrants to purchase shares of Series B Common Stock, representing up to 12% of the Company's Common Stock on a Fully-Diluted Basis and has agreed to grant MCI additional warrants upon MCI's exceeding certain MOU purchase milestones, up to an aggregate of 25% of the Company's Common Stock on a Fully-Diluted Basis. See "Description of Capital Stock -- Other Options, Warrants and Convertible Debt -- MCI Warrants." See "-- MCI Agreement."


BUSINESS STRATEGY

     NextWave intends to build and operate digital networks through which the Company will provide advanced wireless communications services. The principal components of the Company's business strategy are:


- OPERATE AS A CARRIERS' CARRIER. By operating as a wholesaler of MOUs, NextWave will not market directly to consumers, but instead plans to sell MOUs on its networks to branded wireless service providers, which in turn will sell to consumers. Thus, NextWave's wholesale penetration of the wireless market will equal the aggregate airtime purchases from NextWave by multiple branded retailers. By leveraging the marketing and distribution resources of branded wireless service providers, NextWave will not have to incur the significant up-front costs associated with marketing, sales and the establishment of a consumer brand name. The Company believes that its carriers' carrier strategy will be attractive to a broad range of potential customers for several reasons, including:



     Minimal Network Capital Costs. Through reselling NextWave's MOUs, the Company's customers will not be required to purchase licenses or make the capital investments in network infrastructure equipment required to establish a digital wireless network.



     Economies of Scale. The Company believes its customers will be able to take advantage of the benefits of scale which the Company believes are inherent in its high volume operating strategy.



     Provision of Seamless Network Services. NextWave intends to design its digital wireless network architecture to allow PCS service providers to interconnect their networks and existing platforms with the Company's network and offer seamless service interfaces to their customers. In this configuration, PCS service providers will be able to retain control over customer information while providing uniform features and services throughout their markets.



     Leverage Branding and Distribution. By removing the need to build and operate wireless networks, NextWave will enable its customers to focus their resources on branding, distribution, billing and customer service. The Company believes that this will enable and encourage potential wireless resellers with strong marketing skills and existing customer bases to profitably enter the wireless resale business previously discouraged by insufficient margins and the inability to integrate wireless services with their existing platforms and operations.



     NextWave is a Supplier, not a Competitor. NextWave's carriers' carrier strategy affords its customers the opportunity to purchase services from a network provider that is not a direct competitor in the branded retail market. Given the required strategic and financial commitment associated with interconnection and integration wireless services, the Company believes this will be an important distinction between NextWave and its competitors.



     Facilitate Integrated Service Offerings. The Company intends to design its digital wireless network architecture to enable its customers to easily add wireless services to integrated product offerings. The Company believes that the movement among major branded providers, such as MCI, Sprint and AT&T, to integrate their services will accelerate the trend toward greater product integration and potentially reduce overall churn for those customers that purchase integrated services.

- ESTABLISH NATIONAL NETWORK. NextWave believes that its 163 million POPs will represent the third largest number of licensed POPs among cellular and PCS licensees in the United States. NextWave's licensed POPs, together with POPs in BTAs for which the Company was the winning bidder in the D, E and F-Block Auctions, represent over 65% of the U.S. population. The Company believes that the breadth of its footprint and the demographics of its Markets enhance its attractiveness to potential PCS service providers and will reduce expensive out-of-region roaming charges. Additionally, NextWave intends to selectively expand its footprint through strategic alliances or resale agreements with other wireless service providers wherever needed.



- PROVIDE LOW COST MOUS. NextWave will seek to be a low cost operator of PCS networks by pursuing a high volume wholesale strategy and by building efficient PCS networks. By focusing on BTAs with above average population densities, the Company believes it will incur lower capital expenditures per POP than those carriers which intend to serve less densely populated areas. Additionally, the Company intends to (i) implement CDMA technology, which is expected to require fewer cell sites for a given geographic coverage area than alternative digital technologies; (ii) organize its Markets into geographic regions, which the Company believes will result in operational efficiencies and economies of scale; (iii) perform a significant portion of its own network engineering and design rather than rely entirely on equipment suppliers to design its networks; and (iv) sell MOUs to wireless service providers rather than directly to end-users, significantly reducing the Company's marketing expenses. NextWave expects its high volume strategy will provide for increased capacity utilization and customer penetration which should reduce the Company's average cost per MOU.



- LEVERAGE TECHNICAL EXPERTISE. The Company has built a management team with significant experience in designing, deploying and operating sophisticated wireless networks. Mr. Allen Salmasi, Chairman, President and Chief Executive Officer of the Company, was integral to the successful development of CDMA technology and the adoption by the Telecommunications Industry Association of CDMA as an international standard (IS-95) while serving as President of the Wireless Telecommunications Division and Chief Strategic Officer of QUALCOMM, a leading wireless equipment company. Other members of NextWave management have substantial expertise in network engineering, planning and operations, as well as business development, regulatory matters and marketing. The Company believes that management's expertise will allow NextWave to (i) efficiently design a high-quality, low cost digital wireless network; (ii) incorporate advances in wireless technology in the Company's networks as appropriate; and (iii) capitalize on emerging trends and opportunities in the wireless industry by developing new products and services at a lower cost than if purchased entirely from third party vendors.



- OFFER VALUE-ADDED PRODUCTS AND SERVICES. The Company intends to offer value-added products and services such as wireless local loop services and wireless PBX applications. The Company believes its networks will also support advanced wireless services including caller ID, over-the-air activation, short message services, circuit-switched and packet data, facsimile, integrated voice mail and paging, call answering and handset-based Internet access. The Company also plans to develop and market other wireless services, either on its own or in partnership with other companies, including PCS service providers. Some of these value-added products and services are under development by the Company or the manufacturers of CDMA infrastructure equipment. There can be no assurance if and when such products and services may be available for sale by the Company.


BIDDING STRATEGY AND MARKETS


     NextWave focused on acquiring licenses in the C-Block Auctions for BTAs clustered in 11 geographic regions throughout the United States. Additionally, the Company focused on acquiring licenses in the D, E and F-Block Auctions in the remaining large cities and those which provided corridor and or complementary coverage to the licenses obtained in the C-Block Auctions. The Company believes that this clustering approach will provide for operational efficiencies, lower infrastructure costs, more efficient network build-out and, ultimately, lower wholesale prices for the Company's wireless MOUs. The Company's 11 regions are New York Metro, Western, Midwest, Southwest, Mid-Atlantic, Mid-America, New England, Southeast,

Northwest, Great Lakes and Philadelphia. Within each region NextWave sought densely populated markets, including New York City, Los Angeles, San Diego, San Francisco, Chicago, Detroit, Atlanta, Washington D.C./Baltimore, Philadelphia, Boston, Seattle, Portland, Minneapolis-St. Paul, Denver, Cincinnati, Cleveland, Dallas, Houston, Pittsburgh, Providence, Tampa and Kansas City. NextWave also targeted markets with favorable demographics, such as higher than average cellular airtime usage, pricing of wireless services, population growth and household income, including Austin, Charlotte, Jacksonville, Orlando and San Antonio and smaller markets that filled-out its geographic regions.



     Set forth below is a summary of each of NextWave's 95 Markets. In each Market there are presently two other PCS licensees who were awarded licenses in the A and B-Block Auctions and two cellular providers, each of which may compete against the Company in these Markets. There may be up to three additional PCS licensees in each Market. Unless otherwise noted, NextWave's Markets were acquired in the 30 MHz C-Block Auctions.


                         SUMMARY OF NEXTWAVE'S MARKETS


                                    REGIONS                                         POPs
-------------------------------------------------------------------------------  -----------
WESTERN
Los Angeles, California........................................................   15,679,293
San Francisco, Oakland, San Jose, California...................................    6,842,466*
San Diego, California..........................................................    2,679,864
Sacramento, California.........................................................    1,832,812*
Las Vegas, Nevada..............................................................    1,145,084*
El Centro - Calexico, California...............................................      145,033*
                                                                                  ----------
          TOTAL................................................................   28,324,552
                                                                                  ==========
NEW YORK METRO
New York City..................................................................   18,400,203
Albany-Schenectady, New York...................................................    1,057,180
New Haven, Connecticut.........................................................      976,729
Poughkeepsie, New York.........................................................      433,907
                                                                                  ----------
          TOTAL................................................................   20,868,019
                                                                                  ==========
MIDWEST
Detroit, Michigan..............................................................    4,785,173*
Cleveland-Akron, Ohio..........................................................    2,940,521
Pittsburgh, Pennsylvania.......................................................    2,517,972
Cincinnati, Ohio...............................................................    2,091,774
Columbus, Ohio.................................................................    1,574,030
Louisville, Kentucky...........................................................    1,428,320
Indianapolis, Indiana..........................................................    1,420,258
Dayton, Ohio...................................................................    1,218,672
Lexington, Kentucky............................................................      876,111
Evansville, Indiana............................................................      515,387
Lafayette, Indiana.............................................................      258,941
Bloomington, Indiana...........................................................      233,015
Columbus, Indiana..............................................................      149,130
                                                                                  ----------
          TOTAL................................................................   20,009,304

                                    REGIONS                                         POPs
-------------------------------------------------------------------------------  ----------
                                                                                  ==========
MID-ATLANTIC
Washington, D.C................................................................    4,410,587
Baltimore, Maryland............................................................    2,552,338
Charlotte, North Carolina......................................................    1,861,677
Norfolk, Virginia..............................................................    1,785,196
Greensboro, North Carolina.....................................................    1,330,742
Richmond, Virginia.............................................................    1,191,504
Greenville-Spartanburg, SC.....................................................      845,335*
Roanoke, Virginia..............................................................      644,394
Columbia, South Carolina.......................................................      618,397*
Asheville, North Carolina......................................................      549,969
Hagerstown, Maryland...........................................................      347,982
Hickory, North Carolina........................................................      314,730
                                                                                  ----------
          TOTAL................................................................   16,452,851
                                                                                  ==========
SOUTHWEST
Dallas-Ft. Worth, Texas........................................................    4,828,566*
Houston, Texas.................................................................    4,598,155
San Antonio....................................................................    1,728,049
Austin, Texas..................................................................    1,074,621
El Paso, Texas.................................................................      754,934
McAllen, Texas.................................................................      543,624
Corpus Christi, Texas..........................................................      541,452*
Temple-Kileen, Texas...........................................................      343,016
Brownsville, Texas.............................................................      334,767
Tyler, Texas...................................................................      292,394*
Las Cruces, New Mexico.........................................................      229,629
Bryan-College Station, Texas...................................................      171,794
                                                                                  ----------
          TOTAL................................................................   15,441,001
                                                                                  ==========
GREAT LAKES
Chicago, Illinois..............................................................    8,467,720*
Minneapolis, Minnesota.........................................................    3,063,561
Milwaukee, Wisconsin...........................................................    1,799,556*
Madison, Wisconsin.............................................................      643,605*
Janesville-Beloit, Wisconsin...................................................      230,017*
Kankakee, Illinois.............................................................      131,992*
                                                                                  ----------
          TOTAL................................................................   14,336,451
                                                                                  ==========

                                    REGIONS                                         POPs
-------------------------------------------------------------------------------  -----------
MID-AMERICA
St. Louis, Missouri............................................................    2,807,363*
Denver, Colorado...............................................................    2,386,290
Kansas City, Missouri..........................................................    1,930,633
Salt Lake City-Ogden, Utah.....................................................    1,497,885*
Oklahoma City, Oklahoma........................................................    1,368,004
Tulsa, Oklahoma................................................................      836,559*
Springfield, Missouri..........................................................      600,376
Provo-Orem, Utah...............................................................      316,483*
Joplin, Missouri...............................................................      227,313
                                                                                 -----------
          TOTAL................................................................   12,029,134
                                                                                 ===========
SOUTHEAST
Atlanta, Georgia...............................................................    3,763,994*
Tampa, Florida.................................................................    2,394,524
Orlando, Florida...............................................................    1,447,059
Jacksonville, Florida..........................................................    1,208,139
Sarasota, Florida..............................................................      563,016
Daytona Beach, Florida.........................................................      456,938*
Melbourne, Florida.............................................................      450,744
Lakeland, Florida..............................................................      436,578
Gainesville, Florida...........................................................      282,711
Ocala, Florida.................................................................      234,556*
                                                                                 -----------
          TOTAL................................................................   11,238,259
                                                                                 ===========
PHILADELPHIA
Philadelphia, Pennsylvania.....................................................    5,984,423*
Allentown, Pennsylvania........................................................      715,191
Harrisburg, Pennsylvania.......................................................      685,936*
Scranton, Pennsylvania.........................................................      680,311
Lancaster, Pennsylvania........................................................      454,432*
York-Hanover, Pennsylvania.....................................................      448,997*
Reading, Pennsylvania..........................................................      352,204*
Atlantic City, New Jersey......................................................      336,738*
Dover, Delaware................................................................      282,991*
Salisbury, Maryland............................................................      178,973*
                                                                                 -----------
          TOTAL................................................................   10,120,196
                                                                                 ===========
NEW ENGLAND
Boston, Massachusetts..........................................................    4,177,962
Providence, Rhode Island.......................................................    1,505,903
Worcester, Massachusetts.......................................................      722,407
Springfield-Holyoke, Massachusetts.............................................      667,912*
Manchester, New Hampshire......................................................      564,985
Portland, Maine................................................................      489,045
New London, Connecticut........................................................      355,074
Pittsfield, Massachusetts......................................................      135,097*
                                                                                 -----------
          TOTAL................................................................    8,618,385
                                                                                 ===========

                                    REGIONS                                         POPS
-------------------------------------------------------------------------------  -----------
NORTHWEST
Seattle-Tacoma, Washington.....................................................    3,055,225
Portland, Oregon...............................................................    1,945,500
Olympia, Washington............................................................      322,527
Bellingham, Washington.........................................................      153,686
Longview, Washington...........................................................       96,036
                                                                                 -----------
          TOTAL................................................................    5,572,974
                                                                                  ==========
TOTAL..........................................................................  163,011,126
                                                                                  ==========



     * Indicates BTAs for which the Company was the winning bidder in the D, E and F-Block Auctions, all of which are 10MHz licenses. The Detroit, Michigan; Madison, Wisconsin; El Centro, California; Pittsfield, Massachusetts; and Springfield-Holyoke, Massachusetts Markets were acquired in the D and E-Block Auctions.



     NextWave will seek to expand the footprint of its wireless networks throughout the United States through a combination of potential affiliations, alliances and acquisitions. To cover those areas not served by the Markets, the Company expects to enter into roaming agreements with other major PCS carriers.



MARKETING AND DISTRIBUTION



     NextWave intends to operate as a wholesaler of MOUs to wireless service providers. This strategy includes favorable pricing for volume-based resale and integration of network architectures with several strategic, facilities-based customers, including MCI. Additionally, NextWave intends to provide a package of wireless products to those customers who prefer an integrated solution. The Company has established national sales and marketing teams to focus on major national PCS service providers, in addition to regional sales and marketing teams which will target the regional reseller market and various industry niches. The Company believes this approach will allow its sales force to familiarize itself with the industry participants in a given customer category and geographic region, as well as to gain expertise in the technical and business issues facing particular categories of customers. The Company plans to target several categories of customers, including long distance companies, LECs, CLECs, other major PCS retailers, cellular service providers, utilities, cable television system operators and independent resellers, as well as retailers and manufacturers of mass-market consumer products and services.



     To the Company's knowledge, there are no existing cellular or PCS carriers in the U.S. pursuing a similar wholesale strategy. To the extent that similar wholesale arrangements for wireless airtime do currently exist, the Company believes that such arrangements are unattractive to potential PCS service providers given the cost associated with acquiring such MOUs, as well as the customers' inability to interface directly into the carrier's network. Additionally, NextWave believes that PCS service providers will prefer long-term, strategic relationships with wholesale carriers such as NextWave, rather than purchasing wholesale MOUs from carriers that are also retail competitors.



MCI AGREEMENT



     On August 22, 1996, the Company entered into the MCI Agreement with MCI, pursuant to which the Company has agreed to sell PCS services to MCI in each and every Market for which the Company is awarded or otherwise obtains a PCS license, or enters into a reciprocal airtime or roaming agreement with any LEC or local wireless operator. Under the MCI Agreement, the Company will provide MCI with Full Mobility Services and Area-Based Services. In connection with the MCI Agreement, MCI has agreed to provide the Company on competitive terms certain services to facilitate the build-out of the Company's network, including leasing locations for switch installation, co-location of NextWave cell sites with MCI facilities and the use of MCI Metro's facilities and MCI's long distance T-1 and T-3 lines for backhaul to interconnect the NextWave network of base stations and switches.

     MCI provides a broad range of communications services, including long distance telecommunications services, local and wireless services and information technology services. MCI is the second largest carrier of domestic long distance telecommunication services and the third largest carrier of international telecommunication services, with publicly reported revenues of $18 billion in 1996. Although MCI's core business is long distance telecommunication services, MCI offers integrated service packages to consumers and businesses under the marketing programs MCI One(TM), and Network MCI One(SM), respectively, which include local, long distance, wireless, voice-mail, paging, Internet and e-mail options from MCI. The MCI Agreement will allow MCI to include PCS services as part of its integrated service package. MCI has entered into an agreement with BT pursuant to which BT will acquire MCI. Upon consummation of that transaction, the combined entity will be the second largest telecommunications company in the world.



  MCI's Purchase Commitment



     Pursuant to the MCI Agreement, Full Mobility Services, which consist of the provision of services comparable to cellular services currently offered in the Markets, will be provided to MCI as bulk airtime. The NextWave network will be interconnected to the MCI network. As a result of such interconnection, intelligent network services (e.g., customer profile information and authentication) and enhanced services (e.g., voice mail, call waiting and call forwarding) will be provided through MCI's intelligent network. Through this interconnection of networks, MCI will be able to integrate wireless services intended for MCI's customer base with other MCI communications services offered through MCI's intelligent services platform. In addition, MCI will be able to perform a full range of customer service and management actions through a datalink to NextWave's service management platform.



     Purchase Commitment and Pricing. Under the MCI Agreement, MCI has agreed to purchase a minimum of 10 billion MOUs from the Company over the 10-year term of the agreement. This commitment may be increased to 12 billion MOUs if, by the fifth anniversary of the commencement of provision of Full Mobility Service, NextWave expands the footprint for its network to more than 180 million POPs, including POPs covered by roaming or other reciprocal airtime arrangements (the "Purchase Commitment"). In any event, the Purchase Commitment will be deemed satisfied once MCI has paid an aggregate of $1 billion for Full Mobility Services. There is no schedule of minimum purchases by MCI in any given year; however, MCI is required to provide NextWave with MOU purchase forecasts on a quarterly basis. Pricing for Full Mobility Services is derived from a volume-based rate schedule or a discount from the prevailing market rates for wireless mobile services, whichever is lower, subject to certain fixed price floors. The MCI Agreement also provides for additional pricing incentives if (i) MCI increases its annual MOU purchases by more than 100% on a year-over-year basis or (ii) MCI purchases certain minimum percentages of its total Full Mobility Services usage from NextWave after MCI's total MOU purchases from NextWave have exceeded 30 billion MOUs.



     Conditions to Purchase Commitment. Under the MCI Agreement, MCI's obligation to fulfill the Purchase Commitment at any time is subject to certain conditions, including: (i) the Company's not being in material breach of any of its agreements with MCI; (ii) the Company's provision of Full Mobility Services to at least 70 million POPs by December 31, 2001; and (iii) the Company's provision of Full Mobility Services that are fully compatible with MCI's network.



     In the event the Company has not offered Full Mobility Services for a period of at least six consecutive months in BTAs covering at least 55 million POPs by December 31, 1998, the Purchase Commitment then in effect will be reduced by 10% and will be further reduced by an additional 10% for each subsequent year or portion thereof during which the Company's Full Mobility Services do not meet such threshold. Further, in the event the Company has not offered Full Mobility Services for a period of at least six consecutive months in BTAs covering at least 85 million POPs by December 31, 2001, the Purchase Commitment then in effect will be reduced by an amount proportionate to the number of POPs by which the threshold has not been met and will be further reduced by an additional 5% for each subsequent year or portion thereof during which the Company's Full Mobility Services do not meet such threshold.

     The Purchase Commitment in effect at any given time may be reduced proportionally by the percentage of Full Mobility Services or aggregate licensed POPs affected if (i) the Company sells, transfers or otherwise loses control or ownership of any PCS license, and such event results in the loss of a specified percentage of POPs; (ii) the Company fails to meet certain pricing criteria in any Market; or (iii) the Company's PCS network in any Market fails to meet certain service, quality and capacity requirements.



  Area-Based Services



     Under the terms of the MCI Agreement, NextWave has agreed to reserve up to 10% of its network capacity for the provision of Area-Based Services to MCI. Area-Based Services involve the provision of PCS services in a residential or business environment, within a particular perimeter, and are intended to be an alternative or replacement for wireline services. The pricing to MCI for Area-Based Services MOUs will be established at levels to make prices for the services competitive with local exchange services offered by LECs, excluding other charges such as connection and installation fees, wiring and maintenance fees, equipment charges and taxes and value-added services. Calls will not be terminated or interrupted as subscribers transition to and from Area-Based and Full Mobility usage. Area-Based Services are currently planned to be available on a limited basis at the time NextWave initiates commercial Full Mobility Services in its Markets.



     Purchases of Area-Based Services MOUs do not apply against MCI's Full Mobility Purchase Commitment. If MCI desires to increase its usage of Area-Based Services beyond the allocated 10% network capacity, it may do so by financing 100% of the direct costs associated with such capacity increases. Any financing provided by MCI would bear interest at a rate of prime plus 3%, and would be repaid through a temporary reduction in the Area-Based Services airtime rate. The principal terms of the Area-Based Services arrangement, including pricing and network allocation, are set forth in the MCI Agreement and will be supplemented by more detailed terms relating to the description of the Area-Based zones (i.e., perimeter size) designated within Area-Based Services coverage areas.



  Switchless Services



     In the event that the Company completes construction of the PCS network and commences offering network services (e.g., customer profile information and authentication) or any other enhanced services (e.g., voice mail, call forwarding and call waiting) in a Market where MCI is unable to connect its network to the NextWave network, the Company will provide MCI with the opportunity to sell NextWave network services or any other enhanced services as a provider of switchless services at prices and on terms and conditions no less favorable than those offered to any other of the Company's customers, including any affiliate of the Company.



  Term and Termination



     The 10-year term of the MCI Agreement commences on the date Full Mobility Services become available on a commercial basis in the Company's first Market, and may be renewed at the election of MCI for one additional five-year term, at prices to be agreed upon by the parties. If MCI notifies the Company of its desire to renew the agreement, but MCI and the Company are unable to agree upon the terms and conditions of such renewal as of six months prior to the expiration of the term of the agreement, the agreement will be extended for two years on its original terms. If no agreement is reached by the parties during the two year extension, the MCI Agreement will expire at the end of such transition period.



     MCI may terminate the MCI Agreement if any of the following events, among others, occur: (i) MCI's obligations to fulfill the Purchase Commitment are eliminated or (ii) the Company fails to acquire, develop and maintain commercially available state-of-the-art feature functionality in its PCS network and, within 60 days of MCI's notice to the Company of such failure, MCI and the Company are unable to reach an agreement on a technical solution and implementation schedule relating to such failure. At any time, MCI may terminate network services in a Market if such Market fails to meet certain service, quality and capacity requirements.

  Change of Control



     If the Company sells or otherwise transfers control of any PCS license to a third-party, MCI may require that the Company obligate the transferee or purchaser to continue to provide services to MCI on the terms and conditions of the MCI Agreement for the remaining term of the MCI Agreement or 30 months after the consummation of such sale or transfer, whichever is later. In addition, the Company has granted MCI a right of first refusal on the sale of its PCS license in any Market during the term of the MCI Agreement, subject to compliance with FCC rules and regulations. Such right of first refusal does not apply to the acquisition of all the outstanding shares of the Company, whether by sale of stock, merger or otherwise, or to a transaction involving the swapping or exchange of PCS licenses which does not result in a net reduction of more than 1% of the POPs represented by the Company's PCS licenses.



     For a description of certain warrants granted or agreed to be granted to MCI in connection with the MCI Agreement, see "Description of Capital
Stock -- Other Options, Warrants and Convertible Debt -- MCI Warrants."



PURCHASE AGREEMENTS WITH RESALE SERVICE PROVIDERS



     The Company has entered into five 10-year PCS Resale Agreements, covering an aggregate of 25 billion MOUs, with each of Cellexis International ("Cellexis"), an Arizona-based company and one of the nation's largest distributed prepaid wireless service providers, United Calling Network, Inc. ("UCN"), a Southern California-based LEC, Personal Communications Network, Inc. ("PCN"), a subsidiary of Electronic Communications Corp. which is a master agent for Bell Atlantic NYNEX Mobile in the New York area, Flagship Wireless Inc., a San Diego-based wireless service provider ("Flagship") and One Stop Wireless of America, Inc., a wireless service provider based in Irvine, California ("One Stop," and together with Cellexis, UCN, PCN and Flagship, the "Resale Service Providers"). Such agreements are collectively referred to herein as the "PCS Resale Agreements." Pursuant to the PCS Resale Agreements, the Company has agreed to sell PCS services to the Resale Service Providers in each and every Market for which the Company is awarded or otherwise obtains a PCS license, or enters into a reciprocal airtime or roaming agreement with any local exchange carrier or any local wireless operator. Under the PCS Resale Agreements, the Company will provide the Resale Service Providers with Full Mobility Services. Full Mobility Services will be provided to the Resale Service Providers as bulk airtime.



  Purchase Commitment and Pricing



     Under the PCS Resale Agreements, the Resale Service Providers have each agreed to Purchase, on a take-or-pay basis, a minimum of five billion MOUs from the Company (the "PCS Resale Purchase Commitment"). The PCS Resale Agreements each provide for a staggered PCS Resale Purchase Commitment over the 10-year term of the agreements. The Resale Service Providers have each agreed to purchase (i) at least 5% of their respective PCS Resale Purchase Agreement by the end of three years from the date NextWave first offers Full Mobility Service on a commercial basis in either the New York City or Los Angeles Market (the "Commercial Service Date"); (ii) at least 25% of their respective PCS Resale Purchase Commitment by the end of five years from the Commercial Service Date; and (iii) 100% of their respective PCS Resale Purchase Commitment by the end of the term of the agreements. Pricing for Full Mobility Services is derived from a volume-based rate schedule or a discount from the prevailing market rates for wireless mobile services, whichever is lower, subject to certain fixed price floors. The PCS Resale Agreements also provide for additional pricing incentives if the Resale Service Providers increase their respective annual MOU purchases by more than 100% on a year-over-year basis or achieve certain average monthly MOU sales per subscriber. In the event that Cellexis purchases in excess of 10 billion MOUs or UCN, PCN, Flagship or One Stop purchases in excess of five billion MOUs during the 10-year term of their respective agreement, the parties to such PCS Resale Agreement will meet to determine the pricing for volume breaks above such MOU thresholds with respect to such party.

     In addition, for each of the first four billion MOUs purchased by any of the Resale Service Providers pursuant to their respective agreements, an additional $0.02 per MOU will be remitted to a third party escrow agent by such Resale Service Provider to ensure the purchase of its full PCS Resale Purchase Commitment.



  Conditions to PCS Resale Purchase Commitments



     Under the PCS Resale Agreements, the obligations of the Resale Service Providers to fulfill their respective PCS Resale Purchase Commitments at any time is subject to certain conditions, including (i) the Company's provision of Full Mobility Service to at least 40 million POPs by December 31, 1998, and at least 70 million POPs by December 31, 2001; (ii) the Company's provision of airtime in its Markets meeting jointly agreed upon technical specifications, including specifications for availability, capacity, coverage, hand-off, interconnection and service quality; and (iii) the Company's interconnection with IXCs such as AT&T, Sprint and MCI via trunk connections with their points of presence at the expense of the IXC and with other long-distance carriers under similar conditions.



  Reseller Switch Interface and Enhanced Services



     NextWave will make available to the Resale Service Providers network services (e.g., customer profile information, authentication and, if practicable, call detail recording access) and other enhanced services (e.g., voice mail, call forwarding and call waiting) at mutually agreed upon prices. NextWave will also make available to the Resale Service Providers a direct connection interface to a switch owned and operated by each such Resale Service Provider, as the case may be, for the delivery of such Resale Service Providers calls, to and from the Public Switched Telephone Network ("PSTN"). In addition, NextWave plans to offer a family of enhanced services which may include voice mail, enhanced voice, short messaging, custom calling features (e.g., call waiting, three-way calling, call forwarding, etc.), single number service, e-mail, fax store and forward, star features and information services. These services will be offered to the Prepaid Service Providers on an individual and/or package basis on terms to be agreed upon. NextWave will also offer each of the Resale Service Providers the opportunity to provide its own enhanced services platform, subject to NextWave's right to set the interface standard for any connection to NextWave's switches. Any costs involved with such interface will be borne solely by such Resale Service Provider.



  Term and Termination



     The 10-year term of the PCS Resale Agreements commences on the first day of commercial availability of Full Mobility Service in any of the Markets, provided the conditions to the respective Resale Service Provider's obligation to fulfill its PCS Resale Purchase Commitment have been met, after which such agreement will be renewable, at such Resale Service Provider's option, respectively, for an additional five-year period, at prices to be agreed upon by the parties. One year prior to the expiration of the initial 10-year term, the parties will meet to determine the pricing of the five-year renewal period. If the parties are unable to reach an agreement on the pricing at least six months prior to the expiration of the initial 10-year term of the PCS Resale Agreements, the then existing terms and conditions, including pricing, will continue for a transition period of six months after the expiration of the initial 10-year term.



     The Company also has entered into other reseller agreements with regional wireless service providers. These agreements cover the major metropolitan areas in many of the Company's 11 regions.


PRODUCTS AND SERVICES


     NextWave intends to offer a variety of specialized mobile wireless services through its wireless CDMA networks. In addition to offering low cost MOUs to mobile wireless resellers, the Company may offer fixed wireless local loop services as well as support wireless PBX installations for its resellers' customers. NextWave intends to interconnect its network with its resellers' networks to provide a host of value-added products and enhanced services allowing its customers to be more competitive. The Company expects its networks will support features designed to increase usage and provide consumers greater capabilities in call management, including the following:


     Advanced Handsets. CDMA handsets weighing approximately eight ounces will offer up to two days of standby time and approximately 240 minutes of talk time. These handsets will be equipped with preprogrammed features such as speed dial and last number redial. These handsets will be sold under the PCS service provider's name.


     Caller ID. The Company's networks will be capable of displaying the telephone number of the incoming caller on the customer's handset, allowing the customer to decide whether or not to accept the call or route to voice-mail.


     Over-the-Air Activation. This feature will allow consumers to purchase a shrink-wrapped handset "off the shelf" at a retail location and at their convenience, place the first call automatically to an activation center and have service initiated in a short period of time by programming the handset over the air. The Company believes over-the-air activation will reduce the PCS service provider's cost of customer acquisition.


     Integrated Advanced Paging. The Company anticipates introducing integrated advanced paging which will allow the handset to signal the receipt of an incoming message and provide text messaging via the handset, thereby eliminating the need for a separate paging unit. The handset will have the capability to respond to incoming messages through pre-programmed responses or new user defined messages.

     Voice-Mail. This feature operates like an answering machine. A message waiting indicator on the handset notifies the subscriber of a new message. The Company plans to introduce the ability to "listen in" as a message is being left, with the option to take the call or automatically call back.

     Custom Calling Features. Additional features which the Company anticipates offering include call waiting, call forwarding, distinctive ringing and call blocking.

     The Company believes that new features and services will be developed to take advantage of CDMA technology and intends to offer a portfolio of products to accommodate the growth in, and the unique requirements of, high speed data traffic. The Company also plans to address a number of applications for wireless data services which are currently envisioned (e.g., facsimile, wireless local area networks, point-of-sale terminal connections). NextWave will implement an Advanced Intelligent Network ("AIN") platform and integrate it into its service offering to provide resellers with the capability to customize services and features for specific customer groups.


     The Company, through its subsidiary, TELE*Code, is developing certain niche applications and products which the Company will offer both to its resellers and, in certain circumstances, directly to end-users such as hospitals, universities, banks and utilities. NextWave, in conjunction with a number of major utilities, intends to implement highly integrated wireless networks in support of wireless meter reading applications, home automation applications, demand side management and other consumer and business applications. TELE*Code has entered into a relationship with SONY to develop niche consumer products, including certain wireless local loop products and services.



     The Company believes that its 30 MHz licenses awarded in the C-Block Auctions, as well as the 10 MHz licenses for which it was named the winning bidder in the D, E and F-Block Auctions, will provide sufficient bandwidth to deploy all of these products and services while meeting its targeted usage levels for basic wireless services. Upon final grant of the licenses for which it was named the winning bidder in the D, E and F-Block Auctions, the Company intends to pursue strategic alliances with certain potential partners in its D, E and F-Block Markets where it may be helpful to avoid network capital costs associated with additional base stations that may be otherwise required to deploy these products and services.



     Substantially all of these value-added products and services remain under development by the Company or the manufacturers of CDMA infrastructure equipment. There can be no assurance if and when such products and services may be available for sale by the Company.


NETWORK BUILD-OUT


     General. The Company intends to launch commercial services in several key Markets in 1997. The initial Markets that are expected to commence service include Boston, San Diego, Orlando, and San Antonio.

The New York City, Los Angeles, Washington, D.C./Baltimore, and Houston Markets are scheduled to follow with commercial service anticipated early in 1998. The Company plans to continue to bring additional Markets into service during 1998, with the majority of C-Block Markets in service by the end of 1998. The Company intends to commence service in selected D, E and F-Block Markets within one year of the award of its licenses. Under its network build-out plan, the Company currently anticipates that it will complete the build-out of its Markets by the end of 2000, at which time the Company anticipates that 80% of its licensed POPs will be served.



     In May 1996, the Company began its initial site acquisition for the build-out of its Markets. The Company rapidly staffed its regional engineering and implementation personnel to manage and support the national network deployment. As of January 15, 1997, NextWave employed approximately 240 field engineering and operations personnel. In addition, approximately 300 contractors and consultants have been engaged to support the Company's current site development, microwave relocation and network design activities. To more efficiently manage network deployment, the Company's Markets are grouped into 11 regions. As of January 15, 1997, 17 regional field implementation offices were established to direct local buildout activities.



     The Company has also installed and operated CDMA demonstration systems in its San Diego and Washington, D.C./Baltimore Markets. At the Republican National Convention in San Diego in August 1996, the Company conducted the first C-Block PCS call under a special temporary authority from the FCC. A second system was installed and activated in Washington, D.C. in October 1996.



     Unlike many other PCS operators, NextWave will perform a substantial portion of its own network design and systems engineering, rather than relying predominantly on equipment vendors to provide such services. The Company believes it will garner certain competitive advantages by designing its networks in-house using its proprietary CDMA engineering tools rather than out-sourcing such services from equipment vendors. These advantages include optimizing cell count in the PCS network (rather than over-installing equipment), lower engineering costs, customized network management, and implementation of common engineering guidelines and tools. The Company may face certain disadvantages by performing its own system design and engineering, including increased potential for system performance disputes with vendors and the Company's reliance on recruiting and retaining qualified engineering personnel.



     Network Planning and Design. The Company's national network planning and systems design are being performed by TELE*Code. Through TELE*Code, the Company is establishing a highly skilled and experienced wireless network engineering services and software product development organization. TELE*Code is developing software engineering tools and system designs that are intended to accelerate the deployment of the Company's PCS networks while at the same time improving the quality and performance of the networks and reducing costs associated with the deployment, operation and maintenance of the networks. The Company has completed its initial regional network engineering plans and is now completing the review of its network services platform. Switching facilities are now under development in eight regions with construction at or near completion in three. Extensive evaluations of network management and operations platforms with customization to support technical and market trials are underway in the Company's New York offices. In addition, the Company has initiated preliminary discussions with CLECs and LECs to establish low cost interconnection with its network.



     Radio Frequency Engineering. Beginning in June 1996, as qualified sites were identified, the Company conducted extensive RF field measurements and engineering studies in all of its Markets to optimize the performance of its RF planning tools and to assess prospective sites for development. During its initial Market assessments, the Company pre-qualified over 4,000 sites and has incorporated these sites where practical into its detailed system design. NextWave has completed its detailed RF engineering plans for deployment of CDMA systems in its New York City, Los Angeles, Boston, Washington, D.C./Baltimore, Houston, Cleveland, San Diego, Tampa, San Antonio and Austin Markets. The RF design process includes cell site coverage and channel capacity planning and considers both PCS and microwave interference issues.



     Site Acquisition and Development. NextWave has deployed regional teams and has engaged the services of selected consultants to assist it in the location and development of cell sites. Since May 1996, the Company has initiated 60-90 day bulk site assessments in all nine initial C-Block regions and has completed these


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


activities in eight regions. To date, all field assessments resulted in cataloging and identifying over 8,000 qualified sites required to support the detailed RF design. The Company believes that approximately 20% of its initial sites can be acquired through bulk leasing. NextWave has made substantial progress in identifying these opportunities and is actively pursuing master lease agreements. Examples of parties with which the Company may negotiate bulk site leases include utility companies, port and transit authorities, transportation and highway departments, large housing projects, and government agencies. The Company has several hundred leases in review and has control of approximately 10% of the sites required to be leased in 1997. In connection with the MCI Agreement, MCI has agreed to provide to the Company on competitive certain terms services to facilitate the build-out of the Company's network, including leasing locations for switch installation and co-location of NextWave cell sites with MCI facilities and the use of MCI Metro's facilities and MCI's long-distance T-1 and T-3 lines for backhaul to interconnect the NextWave network of base stations and switches.


     Zoning and Permitting. The Company is proactively identifying areas where zoning delays may impact site development. When such areas are identified, engineering personnel will seek alternative sites before the core design is attempted. The Company will review zoning requirements early in the site development process and identify ways to reduce or eliminate approvals by modifying designs or adjusting locations to collocate with existing operators and thereby minimize the necessity of tower construction.


     Program/Construction Management. Since May 1996, the Company has completed detailed requests for quotation for outsourced site acquisition, construction management, materials and site development services. The Company has entered into agreements for construction management services with Volt Information Sciences, Koll Telecom, Black & Veatch, GTE and Stone & Webster to support its activities. NextWave also has entered into an agreement with LCC International to provide the Company with no less than $50 million of RF engineering services, program management services, software and test equipment over a five and one half year period. The Company has entered into a purchase and supply agreement with The Allen Group for the purchase by the Company of $50 million worth of products and services, including test equipment, microwave relocation services, antennae and other base station materials. The Company is implementing its network production and staffing plans for each of its 11 regions to identify resource requirements and establish schedules for site construction, testing and integration. Network build-out costs will be tracked and captured in the Company's client/server-based financial accounting systems. A comprehensive project, location and functional coding structure is in place to capture all network deployment costs. The Company's financial systems are being extended and integrated with project cost accounting capabilities, workflow management, asset tracking and detailed budgeting systems. The Company plans to implement bar code-based asset tracking to control the placement and location of its assets in each of the regions.



     Incumbent Microwave Relocation. NextWave has performed engineering studies which indicate that there are approximately 750 microwave links, utilized by utility companies, public safety agencies, corporations and other carriers within the Company's C, D, E and F-Block spectrum allocation. The Company's studies indicate that approximately 75% of these links will require relocation at an average cost of approximately $250,000 per link to permit the launch of initial service. Of the approximately 550 links requiring relocation, more than 60% of these have been or will be relocated by A, B and C-Block licensees and will result in payments by the Company to such licensees under a cost sharing program established by the FCC. The Company expects to have to relocate fewer than 100 links in order to establish commercial CDMA service in its initial markets.



     Systems and Operations Management. The Company is implementing advanced information systems to manage the build-out of the networks and to facilitate communication between personnel. The Company has completed its initial technical evaluation of leading network management platforms. The Company will customize third party systems for network management and provide for integrated dispatch with field operations to rapidly respond to network faults. NextWave plans to build regional 24-hour operations centers to effectively monitor network quality.



     During May 1996, NextWave completed the implementation of the Oracle(TM) Financial Suite software system to manage its purchasing, accounts payable and general ledger functions. The Oracle fixed assets and project accounting modules are utilized to manage the operational requirements of the build-out. This software will allow engineering and operations managers access to costing information to assist in managing a cost-effective PCS network deployment and in pricing the Company's MOUs. In October 1996, the Company issued its detailed request for quotation regarding the Company's billing, provisioning and other network interface systems to support its customer requirements.


CDMA TECHNOLOGY


     NextWave believes that CDMA technology is fundamental to accomplishing its business objective of providing high volume, high quality airtime at a low cost. CDMA technology has been implemented on a wide commercial scale in the United States and certain Asian and South American markets over the last 12 months. CDMA networks are currently operating in such U.S. markets as Los Angeles, Chicago, Houston, Dallas-Fort Worth and over 40 other markets worldwide. The first commercial use of CDMA began in October 1995 in Hong Kong for 800 MHz cellular operations. Two cellular networks in Korea began operation using CDMA technology in April 1996. As of December 1996, these Korean CDMA networks had over 900,000 subscribers. Since November 15, 1995, Sprint has operated a commercial PCS operation in the Washington, D.C./Baltimore market, and had more than 115,000 subscribers as of September 1996, representing approximately one-third of wireless subscribers in that market. The Company believes that CDMA provides important system performance benefits.


     Voice Quality. CDMA systems offer more powerful error correction, less susceptibility to fading and reduced interference than analog systems. Using the 13 kbps vocoder, CDMA systems achieve voice quality that is comparable to the typical wireline telephone. This CDMA vocoder technology also employs adaptive equalization which filters out annoying background noise more effectively than existing wireline, analog cellular or other digital PCS phones.

     Greater Capacity. CDMA technology allows a greater number of calls within one allocated frequency and reuses the entire frequency spectrum in each cell, rather than using only one-seventh of the available spectrum in each cell which is typically the case with analog, TDMA and GSM systems. CDMA systems are expected to provide capacity gains of up to 10 times over the current analog system, while TDMA and GSM systems are expected to increase capacity by only two to three times.

     CDMA technology is designed to provide flexible or "soft" capacity which will permit a system operator to temporarily increase the number of telephone calls that can be handled within a cell. When capacity limitations in analog, TDMA and GSM systems are reached, additional callers in a given cell must be given a busy signal. Using CDMA technology, the system operator will be able to allow a small degradation in voice quality to provide temporary increases in capacity. This is expected to reduce blocked calls and increase the probability of a successful cell-to-cell hand-off.

     Soft Hand-off. CDMA systems transfer calls throughout the network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use. CDMA networks monitor the quality of the transmission received by both cell sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell until it is clearly established in a new one. As a result, fewer calls are dropped compared to analog, TDMA and GSM networks which use a "hard hand-off" and disconnect the call from the current cell site before connecting it with a new one.


     Fewer Cell Sites. Because of efficient digital modulation, soft hand-off capabilities and other technological advantages, networks using CDMA are able to achieve a greater radius of coverage and therefore require fewer cells than analog, TDMA or GSM systems. Recent network build-outs indicate that 50% fewer cells are required for CDMA systems as compared to analog systems. Similarly, CDMA systems are expected to require 30-50% fewer cells than TDMA or GSM networks under similar loading conditions. The need for fewer cells results in significant reductions in overall capital requirements, lower ongoing maintenance and operating costs, fewer cell sites to be acquired and greater flexibility in network design.



     Advanced Services and Features. CDMA will permit NextWave to offer its customers advanced features such as simultaneous voice and data transmission and, ultimately, high-speed wireless applications such as video, multimedia and ISDN-rate data services.


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

     Privacy and Security. One of the benefits of CDMA technology is that it combines a constantly changing coding scheme with a low power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities which will further enhance overall network security.

     Simplified Frequency Planning. Frequency planning is the process by which wireless service providers analyze and test alternative patterns of frequency use within their systems to minimize interference and maximize capacity. Currently, cellular service providers spend considerable cost and time on frequency planning. Because TDMA and GSM based systems have frequency reuse constraints similar to present analog systems, frequency reuse planning for TDMA and GSM based systems is expected to be comparable to planning for the current analog systems. With CDMA technology, however, the same subset of allocated frequencies can be reused in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.


     Longer Battery Life. Due to their greater efficiency in power consumption, CDMA handsets will provide a longer talk time and standby availability than those utilizing alternative digital or analog technologies.



EQUIPMENT VENDORS



     In connection with the construction of its PCS network and the preparation for launch of commercial service, the Company has entered into numerous contracts with various vendors of CDMA infrastructure equipment. The Company has obtained financing commitments from Hughes, Lucent, LGIC, Comdisco and The Allen Group providing for up to $1.445 billion of vendor financing facilities for the purchase of CDMA infrastructure equipment and services, $1.25 billion of which could become available to the Company in 1997. In addition, LGIC has committed to provide an additional $500 million of financing subject to the Company meeting certain milestones. Lucent and Hughes have the option, at their election, to supply up to approximately $1.6 billion of additional equipment for the build-out of certain Markets, subject to their agreement to provide the financing for such purchases. These vendor supply arrangements are described below.



     Hughes



     Hughes Supply Agreement. Pursuant to the Hughes Supply Agreement, Hughes has committed to supply and finance the purchase by the Company of PCS infrastructure equipment and ancillary services. Hughes will provide $245 million of equipment and services to the Company for deployment pursuant to vendor supply contracts to be entered into pursuant to the Hughes Supply Agreement (the "Hughes Initial Equipment"). Pursuant to the Hughes Supply Agreement, Hughes has the option to provide a vendor financing facility to finance the purchase of up to an additional $755 million in PCS infrastructure equipment and services through December 31, 2002 (the "Additional Hughes Equipment"). Hughes would finance the purchases of the Hughes Initial Equipment under the Hughes Credit Facility described below.



     During the 180-day period following the closing of the Equity Offering, Hughes may deliver a notice to the Company of the availability of an additional $245 million in vendor financing to finance the purchase of Additional Hughes Equipment in certain Markets. During the period from June 1, 1998 through December 31, 2002, the Company will offer to purchase the remaining portion of the Additional Hughes Equipment for deployment in certain Markets. The Hughes Supply Agreement provides Hughes with rights to supply such infrastructure equipment to the Company in those Markets on favorable terms and at competitive prices.



     In connection with the Hughes Supply Agreement, contingent upon the conversion of the Hughes Convertible Note, the Company has committed to make certain research and development funding payments to Hughes in the amount of $8
million, payable in           1997. In the event that the price per share
attributable to the Series B Common Stock in the Equity Offering exceeds $8.00 (calculated by subtracting the value of the CTR from the price per Unit in the Equity Offering), such $8 million will be payable in two equal installments in October 1997 and October 1998. In the event the price per share attributed to the Series B Common Stock in the Equity Offering is less than $7.00 (calculated by subtracting the value of the CTR from the price per Unit in the Equity Offering), such amount would be increased pursuant to a formula


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


based on the public offering price, up to an aggregate of $12 million, and, subject to certain conditions, would be payable in three installments over three years.



     Hughes Credit Facility. In connection with the Hughes Supply Agreement, and pursuant to a term sheet dated October 30, 1996, between the Company and Hughes, Hughes has committed to provide the Company with a vendor credit facility (the "Hughes Credit Facility") for 100% of the purchase price of PCS infrastructure equipment and services provided by Hughes for the Hughes Initial Equipment up to an aggregate of $245 million (the "Hughes Initial Financing"). Of this amount, $150 million will be available immediately upon the satisfaction of the conditions precedent to funding under the Hughes Credit Facility, and the remaining $95 million will be available when the Company is providing service coverage for at least 70% of the POPS in BTAs having at least 55 million POPs. Amounts borrowed by the Company under the Hughes Credit Facility will be payable over an eight-year period following the quarter during which such amounts were borrowed and will bear interest at the six-month LIBOR rate plus an applicable margin. The Hughes Credit Facility will terminate if no amounts have been borrowed thereunder by March 30, 1998, and in any event the right to borrow will terminate on December 31, 1999.



     Hughes will have the right to convert up to 11% of the principal of each loan made in connection with the Hughes Initial Financing into shares of Series B Common Stock of the Company for two years following the applicable Conversion Date (as such term is defined below), at a price per share equal to 90% of the average closing price of such stock over the 30-day period immediately preceding
the earlier of Conversion Date or        , 1997. The "Conversion Date" shall
mean the earlier to occur of (i) the date upon which the purchase price for equipment or services financed under the Hughes Credit Facility becomes contractually due and payable by the Company or its subsidiaries under the applicable vendor supply contract with Hughes and (ii) the date upon which such equipment is placed in commercial service.



     Loans made in connection with the Additional Hughes Equipment will bear interest at the six-month LIBOR rate plus an applicable margin. Interest will be payable quarterly and will adjust at the end of each six-month interest period, provided that the total adjustment over the term of the loan will not exceed 2%. In addition, 10% of each draw under such additional vendor financing facility will be convertible into registered Series B Common Stock for a period of two years following the Conversion Date (as such term is defined above) at a price equal to the average closing price of the Series B Common Stock over the 30-day period immediately preceding such Conversion Date. On or after the end of the 13th month after the date of each loan made under the facility, Hughes must exercise its conversion rights if the average closing price of the Series B Common Stock for any 30-day period is greater than 120% of the conversion price. In the event Hughes fails to so exercise its rights, Hughes will forfeit its conversion rights with respect to the applicable loan.



     Lucent Technologies



     Lucent Procurement Agreement. Pursuant to the Lucent Procurement Agreement, the Company has committed to purchase $200 million worth of PCS infrastructure equipment, software and ancillary services ("Lucent Initial Equipment") by December 31, 1998, for deployment in certain Markets. The parties' obligations under the Lucent Procurement Agreement are subject to Lucent's obligation to make loans under the Lucent Credit Facility (as defined
below) becoming effective on or before                , 1997.



     The Lucent Procurement Agreement provides for appropriate warranty periods for new equipment, repaired or replacement equipment or parts and services. The warranty periods run from delivery or, if installed by Lucent, from final acceptance by the Company or 30 days from the date Lucent submits its notice of completion of its installation, whichever is sooner. The Lucent Procurement Agreement provides the Company with certain remedies for equipment failures which result in system outages of specified duration which remain uncured by Lucent. The Lucent Procurement Agreement also provides for cancellation and other remedies of the Company in the case of continuous late deliveries of equipment by Lucent.



     Pursuant to the Lucent Procurement Agreement, Lucent has the option (the "Lucent Option") to cause the Company to purchase up to an additional $800 million worth of PCS infrastructure equipment and related software and services ("Additional Equipment"), subject to the provision by Lucent of 100% financing for such purchases and such purchases and financing being on mutually-acceptable terms and conditions. The

Lucent Option may be exercised until May 14, 1997. The right of Lucent to exercise the Lucent Option is contingent on its committing to provide sufficient additional equipment and related software and services to satisfy the Company's continuing build-out requirements in Company Markets where Lucent has deployed the Lucent Initial Equipment. The purchase and financing of any Additional Equipment shall be on terms and conditions no less favorable to the Company than those generally available to the Company in the market place at the time of such purchases.



     Lucent Credit Facility. In connection with the Lucent Procurement Contract, Lucent has committed to provide the Company with a vendor credit facility (the "Lucent Credit Facility") and, subject to the conditions of the Lucent Credit Facility, will fund 100% of the contract price of any equipment and services that becomes contractually due and payable to Lucent and/or its affiliates under the Lucent Procurement Contract, up to an aggregate of $200 million. Loans made under the Lucent Credit Facility will be made by book entry against amounts payable to Lucent under the Lucent Procurement Contract, and no cash will be advanced to the Company. Amounts borrowed by the Company under the Lucent Credit Facility will be payable over the last five years of an eight-year period beginning on the last day of the calendar quarter immediately preceding the calendar quarter during which such amounts were borrowed and will bear interest at LIBOR plus an applicable margin.



     LGIC



     LGIC Supply Agreement. Pursuant to the LGIC Supply Agreement, and subject to the successful completion of the market trial of LGIC PCS equipment in the Denver Market (see "-- Market Trials"), the Company will purchase and LGIC will sell at least $300 million worth of PCS infrastructure equipment and ancillary services from LGIC (the "LGIC Initial Commitment"). Under the LGIC Supply Agreement, the parties will enter into definitive purchase and supply agreements for the LGIC Initial Commitment by February 28, 1997, for equipment to be delivered over the next three years. In addition to the LGIC Initial Commitment, the LGIC Supply Agreement provides the Company with the right, subject to LGIC's acceptance, to purchase (i) up to an additional $400 million worth of infrastructure equipment and ancillary services through December 31, 2002, and
(ii) up to an additional $500 million worth of equipment and services during the period from January 1, 2000 through December 31, 2002.



     LGIC Credit Facility. In connection with the LGIC Supply Agreement, LGIC has committed to provide the Company with a vendor credit facility (the "LGIC Credit Facility") for 150% of the contract price (the "Equipment Value") of PCS infrastructure equipment and services provided by LGIC under vendor supply contracts to be entered into pursuant to the LGIC Supply Agreement, up to an aggregate of $1.2 billion, counting as principal all interest that has been added to principal. LGIC shall fund, subject to the conditions of the LGIC Credit Facility, loans in an amount equal to 100% of the Equipment Value of any equipment that becomes contractually committed for delivery under a vendor supply contract with LGIC to be purchased under any such vendor supply contract. In addition, LGIC has agreed to provide NextWave with financing for its soft costs in an amount equal to 50% of the Equipment Value of the equipment that NextWave commits to purchase as of the date of the delivery obligation. No more than $700 million in aggregate principal amount shall be available for funding during the period commencing January 1, 1997 and expiring December 31, 2002. Loans in excess of $700 million will be available to NextWave only after January 1, 2000, unless an earlier date is approved by LGIC and NextWave, and only if NextWave has at the time of any such loan raised an aggregate of at least $1 billion in financing (including equity and debt financings, but excluding vendor financings) since September 30, 1996.



     Amounts borrowed by the Company under the LGIC Credit Facility will be payable over the last five years of an eight-year period beginning on the last day of the calendar quarter immediately preceding the calendar quarter during which such amounts were borrowed and will bear interest at LIBOR plus an applicable margin.


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     Vendor Financing -- General Terms and Conditions



     The following is a description of the general terms and conditions that are common to the Company's vendor financing arrangements with Hughes, Lucent and LGIC (referred to herein as "Vendor Financing").



     Guaranties and Security. All obligations of the Company under the Vendor Financing will be guaranteed (i) on a senior basis, by the RegionalSubs and LicenseSubs in those regions where equipment purchased with the Vendor Financing has been installed; and (ii) on a subordinated basis, by all of the RegionalSubs and LicenseSubs. The obligations of the Company and such guarantors will be secured by a perfected lien created pursuant to a collateral trust agreement in favor of a collateral trustee satisfactory to each of the Company's vendors (the "Trustee Lien") on substantially all tangible and intangible (including intellectual property) assets of NextWave Wireless, the RegionalSubs and the LicenseSubs, including, without limitation, (a) the capital stock of each RegionalSub or LicenseSub, (b) all right, title and interest of NextWave Wireless and its subsidiaries under all contracts from time to time in effect pertaining to the purchase of MOUs (the "MOU Contracts"), (c) to the extent permitted by law and subject to the terms and conditions under which the C-Block PCS licenses were granted and any prior lien securing deferred payments due to the United States government for acquisition of the C-Block PCS licenses and the interest thereon, the C-Block PCS licenses and the proceeds from the sale or transfer of such licenses (the collateral listed in clauses (a), (b) and (c), the "Collateral").



     Conditions to Vendor Financing. The Vendor Financing is subject to certain conditions, including (i) the execution and delivery of definitive financing documentation; (ii) the due issuance of the C-Block PCS licenses and the payment by the Company of all amounts due and payable to the United States Government in connection therewith; (iii) the receipt by each of Hughes, LGIC and Lucent of a business plan of the Company and its subsidiaries, prepared on a national and regional basis, reasonably satisfactory to each of Hughes, LGIC and Lucent; (iv) the receipt by the trustee of fully executed consents in respect of each MOU Contract regarding the payment of amounts pursuant to such contracts to the trustee in accordance with the Trustee Lien; (v) there not occurring any material adverse condition or material adverse change in or affecting the business, operations, property condition or prospects of the Company or any of its subsidiaries or any default or event of default; (vi) the completion of the Offerings and receipt by the Company of at least $500 million in connection therewith; and (vii) the repayment in cash of not more than $40 million in principal amount of the Bridge Notes.



     The Hughes Credit Facility is also subject to, among other things, (i) the execution of vendor supply contracts reasonably acceptable to Hughes providing for the purchase and financing of the equipment and services necessary to build-out each of the operating regions not covered by Hughes vendor supply contracts at the levels specified in the Company's business plan through the
year 2000, and (ii) before                , 1997, the CDMA infrastructure
equipment to be deployed by the Company shall have satisfied certain product and system acceptance testing requirements.



     The LGIC Credit Facility is also subject to, among other things, (i) the execution of a vendor supply contract by the Company or its subsidiaries and LGIC satisfactory to LGIC and having an aggregate value of not less than $300 million (as contemplated by the LGIC Strategic Supply Agreement), and (ii) the repayment in full of all loans funded pursuant to the LG Loan Agreement (see "Description of Capital Stock -- Other Options, Warrants and Convertible Debt").



     The LGIC and Lucent Credit Facilities are further conditioned upon (i) the receipt by LGIC and Lucent, respectively, of all approvals, consents, permits or licenses necessary to their respective vendor supply contracts or the LGIC Credit Facility from the applicable governmental (with respect to LGIC, Korean) authorities; (ii) the receipt by the Company of all necessary governmental consents and approvals and the making of all filings required to be made and notices required to be given under any applicable law; and (iii) the approval by LGIC and Lucent, respectively, of all material agreements between the Company and any of its subsidiaries.



     The Lucent Credit Facility is also subject to, among other things, (i) the receipt by Lucent of payment by the Company of all amounts then due to Lucent under the Lucent Procurement Agreement or any other


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agreement between Lucent and the Company or any of its subsidiaries and (ii) the execution by the Company of definitive agreements for Vendor Financing in an aggregate amount of not less than $1 billion, including the Lucent Credit Facility, with commitments reasonably satisfactory to Lucent.



     The making of each subsequent loan under the Vendor Financing will be subject to the satisfaction by the Company of several ongoing conditions, including the continued truth of all representations and warranties of the Company, the absence of any defaults or events of default under the Vendor Financing, the continuation of the Vendor Supply Contracts and, with respect to the Lucent and LGIC Credit Facilities, the delivery by the Company of a drawdown notice to such Vendor at least three or 10 business days, respectively, prior to the disbursement date.



     Mandatory Prepayment Under Vendor Financing. If any RegionalSub sells or otherwise disposes of or suffers a loss with respect to equipment supplied pursuant to a Vendor Supply Contract or other assets, the aggregate book value of which is greater than $5 million and fails to reinvest the proceeds of such sale, loss or disposition within 270 days after the receipt thereof (180 days with respect to equipment or other assets supplied by Lucent), then such proceeds must be used to prepay, without premium or penalty and in an order and amount consistent with the relative priorities of the Shared Lien, the loans under the Vendor Financing from the Vendor that supplied such equipment, on a ratable basis, and any other Vendor Financing being provided to such subsidiary to finance a to-be-agreed-upon amount of infrastructure equipment and other assets in such subsidiary's region. In addition, under the Lucent Credit Facility, if the Company wishes to make any voluntary prepayment of any Vendor Financing or other bank credit facility, the Company must offer to each lender under the Vendor Financing or other bank credit facility to prepay such loans, on a ratable basis, with the amount of such intended prepayment. To the extent such offer is accepted, the amount the Company intended to prepay will be paid to such accepting lenders on a ratable basis. Mandatory prepayment of the Hughes Credit Facility is also required (i) if either the FCC license for a BTA or the stock of the LicenseSub holding such FCC license is sold or otherwise disposed of by NextWave (in which case the loans under the Hughes Credit Facility whose proceeds were used to finance equipment installed in such BTA must be prepaid in full); (ii) if either NextWave or NextWave Wireless sells or otherwise disposes of any asset or group of assets the book value of which is greater than $5 million (other than assets sold in the ordinary course of business or assets unrelated to NextWave's PCS network) (in which case a ratable proportion of such proceeds must be used to prepay loans made under the Hughes Credit Facility); or
(iii) if the Company makes any voluntary or mandatory prepayment of any indebtedness (other than a mandatory prepayment with the proceeds of dispositions of assets), the loans made under the Hughes Credit Facility must be proportionately prepaid.



     MOU Contracts. Pursuant to the Vendor Financing, all payments with respect to the MOU Contracts (and, under the Lucent Credit Facility, other cash receipts) will be deposited in a cash collateral account to be disbursed according to certain procedures agreed to by the parties. Each purchaser under an MOU Contract (and, under the Lucent Credit Facility, other revenue producing contract) will enter into a consent and acknowledgment with a trustee and NextWave and its subsidiaries agreeing to such procedures and committing to make all payments under its respective MOU Contract to the trustee.



     Other Terms of Vendor Financing. The Vendor Financing will contain a number of covenants that, among other things, limit the ability of NextWave Wireless, the RegionalSubs and the LicenseSubs (to the extent applicable) to incur additional indebtedness, create liens and other encumbrances, sell or otherwise dispose of assets, make acquisitions, investments, loans and advances, merge or consolidate with another entity or engage in any business other than the communications service business and related activities, make distributions to the Company, or enter into transactions with affiliates. In addition, the Vendor Financing will require compliance with certain specified financial and operating covenants, including, without limitation, the maintenance of ratios of total debt to total capitalization, total debt to EBITDA, EBITDA to cash interest expense and capital expenditure limitations, which are yet to be determined by the Company and the respective vendors.



     The Vendor Financing will contain representations, warranties, covenants, and events of default customary for such senior credit facilities of similar size and nature. Specifically, the Company will be deemed


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


to be in default under the LGIC and Lucent Credit Facilities if, among other things, the breach of any term of the PCS licenses would reasonably be expected to have a material adverse effect on the Company and its subsidiaries or, under the Lucent Credit Facility, if, among other things, the Company fails to maintain PCS Licenses including at least 80% of the POPs covered by the PCS Licenses as originally granted. The Company will be deemed to be in default under the Hughes Credit Facility if any of the following events, among others, occur: (i) the termination, revocation or non-renewal by the FCC of the Company's C-Block PCS licenses if, after giving effect thereto, the aggregate number of POPs which the Company or its subsidiaries which hold Hughes' supplied equipment then have a right to serve is less than 90 million or 17 million, respectively; and (ii) the failure of MOU Contracts representing the sale of at least 20 billion MOUs (including the MCI Agreement) to be in full force and effect. Hughes, LGIC and Lucent will each be afforded "most favored lender" status (other than with respect to commitment availability, pricing and payment provisions) under their respective Vendor Financings and the Vendor Supply Contracts.



     Comdisco Network Equipment Lease Facility



     On November 8, 1996, the Company and Comdisco entered into a five-year Master Lease Agreement (the "Master Lease Agreement") pursuant to which Comdisco has agreed, subject to completion of the Offerings and receipt by the Company of at least $500 million in connection therewith, to provide a $250 million equipment lease facility to be used to finance the purchase of telecommunications equipment, including switching and base station equipment and service costs associated with equipment installation and deployment. The agreement provides for financing for up to $150 million of equipment purchases from either Lucent or NorTel, with an additional $100 million in financing to be available upon the Company's achieving certain financial and operational milestones. Lease payments by the Company under the Comdisco facility will be based on interest at the five-year treasury rate plus an applicable margin, subject to a specified maximum interest rate. The Company has the option to purchase the equipment subject to the Master Lease Agreement during or at the end of the lease term.



     Allen Group Soft Cost Procurement and Financing



     On November 8, 1996, the Company executed a Purchase and Supply Agreement with The Allen Group, an Ohio-based holding company with several subsidiaries that provide telecommunications products and services, such as Decibel Products, Comsearch, Grayson Electronics and Antenna Specialists. Pursuant to the five-year agreement, subject to completion of the Offerings and receipt by the Company of at least $500 million in connection therewith, The Allen Group will supply and finance up to $50 million worth of products and services such as antennas, test equipment and engineering services. Subject to delays in the Company's build-out of its PCS networks for reasons beyond the Company's control, the Company will purchase 40% of the products and services within the first two years of the term of this agreement and 20% over each of the following three years. The Company may make monthly drawdowns under the facility and amounts borrowed under the agreement will bear interest at the prime rate plus an applicable margin for the first three years of the term of the agreement and at the prime rate for the remaining two years of the term.



     With respect to each loan made during the first three years of the term, no payments will be due from the Company for a period of 18 months after the drawdown of each such loan, payments will be interest only for the next eighteen months and a balloon payment of all principal and accrued but unpaid interest will be due three years after the drawdown of each such loan. With respect to each loan made during the last two years of the term, no payments will be due for a period of 18 months after the drawdown of each such loan, payments will be interest only for the next six months and a balloon payment of all principal and accrued but unpaid interest will be due two years after the drawdown of each such loan. The Allen Group Purchase and Supply Agreement provides that The Allen Group will hold a purchase money security interest in the equipment purchased thereunder.



     QUALCOMM Equipment Requirements Agreement



     Pursuant to the terms of an Equipment Requirements Agreement with QUALCOMM (the "Equipment Requirements Agreement"), the Company agreed, under certain conditions, to purchase QUALCOMM


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


infrastructure equipment for deployment in Markets representing up to 55 million POPs. The Equipment Requirements Agreement further states that QUALCOMM will offer 100% equipment financing for equipment purchased under such agreement. The terms of any equipment purchases will be established in a further agreement under negotiation between the parties.



U.S. GOVERNMENT FINANCING



     The Company successfully bid $4.9 billion for its 95 BTA licenses in the C, D, E and F-Block Auctions. The FCC is providing C and F-Block licensees favorable financing terms which include downpayments (10% for C-Block licenses and 20% for F-Block licenses), interest only payments (six years for C-Block licenses and two years for F-Block licenses) and principal amortization (years seven through 10 for C-Block licenses and years three through 10 for F-Block licenses). After the downpayments paid by the Company, the combined C and F-Block obligation is approximately $4.4 billion. This debt is discounted on the Company's financial statements at the estimated fair market value of $2.8 billion, when the favorable financing terms are reflected at a net present value basis. See "Certain Indebtedness -- U.S. Government Financing."



MARKET TRIALS



     LGIC Market Trial Agreement. The Company and LGIC have entered into a CDMA Technical and Market Trial Agreement dated as of October 23, 1996 (the "Market Trial Agreement"), pursuant to which the parties will institute a four-phase process governing the testing and validation of certain PCS infrastructure equipment produced by LGIC (the "Trial"). The Trial is intended to allow the parties to verify the performance of LGIC's CDMA-based equipment, software, firmware and any associated services (the "Trial Products") at one or more test sites in the Denver Market. The Trial will be conducted pursuant to trial specifications to be developed by the Company subject to LGIC's approval. The Company is purchasing the Trial Products in contemplation of commercial implementation of such equipment in the Denver Market upon the completion of the Trial. To further such intent, the parties have agreed that all Trial Products will be comprised of equipment released to commercial manufacturing and will not include any prototype or pre-commercial equipment. In addition, the Trial Products must meet certain minimum functionality requirements set forth in the Market Trial Agreement.



     Under the Market Trial Agreement, LGIC is responsible for providing certain Trial services and support at no additional charge to the Company. Such support includes training at either an LGIC training facility or at the Company's facilities, as well as operations, technical and maintenance support throughout the testing and initial operational periods of the Trial. In addition, LGIC engineers will evaluate any reported defects during the Trial and will ensure that for the duration of the Trial, all upgrades and enhancements to the software, if any, are loaded or otherwise applied to the Trial Products and that copies are promptly distributed to the Company. LGIC will also make its engineers available to provide off-site training to the Company's engineers at LGIC's standard prices for any additional support that may be needed in connection with the use or support of the Trial Products.



     Lucent Trial Agreement. Pursuant to the Lucent Procurement Agreement, Lucent and the Company have agreed to use reasonable and diligent efforts to negotiate and execute as soon as possible a definitive trial agreement by and among the Company, Lucent and MCI Communications Corporation regarding the deployment of products, software and services in the Washington, D.C./Baltimore Market. Such trial agreement will provide that the Company will purchase from Lucent all of the equipment, software and services required for the trial under the terms and conditions of the Lucent Procurement Agreement. Pursuant to the Lucent Procurement Agreement, the Company may purchase from Lucent equipment, software and services for deployment in the Washington, D.C./Baltimore Market in connection with the trial prior to the effectiveness of the Lucent Credit Facility (such purchases, "Gap Purchases"). Gap Purchases will be subject to pricing and payment terms that are slightly less favorable than those otherwise provided in the Lucent Procurement Agreement but the Company will be eligible for purchase credits upon the effectiveness of the Lucent Credit Facility in the amount that the price for the Gap Purchases exceeded the price the Company would have paid for such equipment, software and services had the Lucent Credit Facility been effective.

COMPETITION



     The wireless industry is characterized by intense competition between PCS, cellular and other wireless service providers. Although NextWave does not expect to compete directly with other PCS licensees, the Company's resellers will compete directly with as many as five other PCS licensees in each of the Markets. The A and B-Block licensees in the Markets, which include AT&T, Sprint and PrimeCo Personal Communications L.P., have substantial financial resources and have entered the PCS market earlier than the Company. The FCC has also taken recent action to allow PCS licensees to partition and disaggregate their PCS licenses into smaller service areas, which could provide new entrants with further opportunities to enter the PCS market.



     NextWave, through its PCS service providers, will also face competition from the incumbent cellular providers in each of the Markets. The majority of these incumbents have infrastructure, a customer base and brand-name in place, as well as substantial financial resources. Many have been operational for at least 10 years and are expected to upgrade their networks to provide digital services in competition with the Company. Principal cellular providers in the Markets are AirTouch Communications, Inc., Ameritech Cellular, AT&T, Bell Atlantic NYNEX Mobile, BellSouth Mobility, Inc., GTE Mobile Communications Corporation and Southwestern Bell, Inc. Because of government mandates, some cellular providers are required to sell MOUs on a wholesale basis to other carriers as well as on a retail basis to consumers. The Company anticipates that such cellular providers, as well as new PCS providers, will compete with the Company in the future and may offer wholesale MOUs for digital wireless services.



     The Company also expects to compete with the specialized mobile radio ("SMR") operator in each of the Markets. The leading national SMR provider is NEXTEL Communications Inc. SMR systems are capable of delivering dispatch, paging and traditional voice and data mobile telecommunications services. The FCC recently completed an auction of 1,020 MTA 900 MHz SMR licenses. In addition, the FCC is expected to license a new category of 175 licensed service areas in the 800 MHz SMR spectrum. SMR operators will be capable of delivering dispatch, paging and traditional voice and data mobile telecommunications services. The FCC is scheduled to begin auctions by April 15, 1997 for 30 MHz of spectrum in the 2.3 GHz band, to be known as the Wireless Communications Service ("WCS"). The FCC has proposed that WCS providers be permitted to offer a broad range of fixed, mobile, radiolocation, and satellite broadcast services, some of which could be in competition with the Company's service offerings.



     NextWave will face limited competition from other types of wireless service providers, such as paging companies, mobile satellite systems, cable or wireless cable providers and other wireless providers that may seek to utilize spectrum allocated by the FCC currently or in the future to a variety of wireless services. Although a less direct substitute for mobile telephone services, one-way and two-way paging services, for example, may be adequate for those with more limited two-way communications needs. The FCC has initiated the adoption of rules to auction traditional paging licenses. The FCC has also commenced licensing "narrowband PCS" in the 900 MHz band, which includes, among other services, data messaging, advanced one-way and two-way digital paging and facsimile. The messaging and paging services are expected to include electronic mail, digitized voice messages, and graphic images. In addition, the FCC has licensed three mobile satellite systems which plan to offer global cellular-type service from mobile satellites orbiting the earth. The first mobile satellite launch is expected to occur in 1997. These services, however, are targeted to more narrow customer markets in light of both the expected high price to the customer and the restricted range of services to be offered, as compared to the services to be offered by the Company. See "Risk Factors -- Competition."


INTELLECTUAL PROPERTY RIGHTS

     The Company's business relies on a combination of licensed patents, trademarks and non-disclosure and development agreements in order to establish and protect its proprietary rights. In addition, the Company will file patent applications relating to certain products developed by TELE*Code. It is the Company's policy to obtain appropriate proprietary rights protection for any potentially significant new technology acquired or developed by the Company. Applications for registrations of the trademarks NextWave Telecom and TELE*Code have been filed in the United States and certain foreign jurisdictions. In addition, the Company

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

relies on copyright and trade secret laws to protect its proprietary rights. The Company attempts to protect its trade secrets and other proprietary information through agreements with customers and suppliers, proprietary information agreements with the Company's employees and consultants and other similar measures. See "Risk Factors -- Uncertainty of Protection of Proprietary Rights."

EMPLOYEES


     As of January 15, 1997, the Company employed 366 persons on a full-time basis. Of these employees, approximately 240 are dedicated to the build-out of the Company's network and are managing approximately 300 consultants and advisers in the Company's network development efforts. None of the Company's employees is represented by a union or is subject to a collective bargaining agreement.


PROPERTIES


     NextWave's principal executive offices are leased space of approximately 52,000 square feet located in San Diego, expiring January 31, 2004. The Company also maintains leased space for its corporate offices in Hawthorne, New York (20,000 square feet, expiring May 31, 1999), and in Anaheim, California (35,000 square feet, expiring October 31, 2006). Additionally, NextWave has regional offices leased in Akron, Baltimore, Boston, Charlotte, Columbus, Cincinnati, Cleveland, Dallas, Houston, Jacksonville, Los Angeles, New York, Orlando, Philadelphia, San Antonio, Tampa and Washington, D.C. Management believes that these facilities are adequate for the Company's needs at the present time but will need to be expanded regularly as the Company proceeds with the planned build-out of its PCS networks.

             REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY


     As holder of licenses granted by the FCC, the Company's ownership structure and telecommunications operations are and will be subject to various FCC regulations and other federal, state and local regulations.


OVERVIEW


     FCC Authority. The Communications Act grants the FCC the authority to regulate the licensing and operation of all non-federal government radio-based services in the U.S. The scope of the FCC's authority includes (i) allocating radio frequencies, or spectrum, for specific services, (ii) establishing qualifications for applicants seeking authority to operate such services, including PCS applicants, (iii) approving initial licenses, modifications thereto, license renewals, and the transfer or assignment of such licenses, (iv) promulgating and enforcing rules and policies that govern the operation of spectrum licensees, (v) the technical operation of wireless services, interconnection responsibilities between and among PCS, other wireless services such as cellular, and landline carriers, and (vi) imposition of fines and forfeitures for any violations of those rules and regulations. Under its broad oversight authority with respect to market entry and the promotion of a competitive marketplace for wireless providers, the FCC regularly conducts rulemaking and adjudicatory proceedings to determine and enforce rules and policies potentially affecting broadband PCS operations.



     Regulatory Parity. The FCC adopted rules designed to create symmetry in the manner in which it regulates similar types of mobile service providers. According to these rules, all "commercial mobile radio service" ("CMRS") providers that provide substantially similar services are subject to similar regulation. A CMRS service is one in which the service is provided for a profit, interconnected to the public switched telephone networks, and made available to the public. Under these rules, providers of PCS, SMR, and ESMR services are subject to regulations similar to those governing cellular carriers if they offer an interconnected commercial mobile service. The FCC announced that it would forbear from applying several regulations to these services, including its rules concerning the filing of tariffs for the provision of interstate services. Congress specifically authorized the FCC to forbear from applying such regulation in the Omnibus Budget Reconciliation Act of 1993. With respect to cellular, the FCC has stated its intent to continue monitoring competition in the cellular service marketplace. The FCC also concluded that Congress intended to preempt state and local rate and entry regulation of all CMRS providers, including cellular, but established procedures for state and local governments to petition the FCC for authority to continue or initiate CMRS rate regulation. No state has filed successfully for authority to regulate CMRS rates.


     Commercial Mobile Radio Source Spectrum Ownership Limit. The FCC has limited the amount of CMRS spectrum (cellular, PCS and SMR) in which an entity may hold an attributable interest in a given geographic area to 45 MHz. The Company's ability to raise capital from entities with attributable CMRS interests in certain geographic areas is likely to be limited by this restriction.


     Interconnection Requirements. The Telecommunications Act required the FCC to promulgate rules within six months of the bill's enactment in connection with a provision of the new act that mandates interconnection with the local telephone exchange network by all requesting telecommunications carriers, including PCS companies. The Telecommunications Act also preempted all state and local legal and regulatory barriers to local exchange competition. On August 8, 1996, the FCC issued a 668-page order providing for local exchange competition for the first time by mandating interconnection (the "Interconnection Order"). Notably, the Interconnection Order has the potential to substantially change the relationship between local exchange providers and all wireless networks by mandating interconnection on much more favorable terms than currently exist.



     The Telecommunications Act imposes an affirmative duty upon all telecommunication carriers, including the Company, to interconnect their networks to each other, directly or indirectly. The Telecommunications Act further imposes an affirmative duty on incumbent telephone companies to negotiate in good faith and requires interconnection at any technically feasible point of the network on just, reasonable, and nondiscriminatory terms and in a manner equal in quality to that provided by the incumbent telephone company to itself and any affiliate. The incumbent must also offer access to a minimum number of unbundled elements of its network necessary for the provision of local service, which a competitor may select in any combination. The Telecommunications Act requires the incumbent to resell its local service and to provide for access to rights-of-way (including poles, ducts, conduits) to carriers seeking to offer a competitive local service. The FCC's Interconnection Order promulgated rules that track and elaborate upon these statutory requirements.



     The FCC required incumbent carriers to enter into reciprocal compensation arrangements with wireless providers for the transport and termination of traffic on each others' networks. The Commission also established a pricing methodology for interconnection and a default interim price range of $0.002-$0.004 per minute for switching and end office termination and a default price ceiling of $0.15 per minute for tandem switching and termination through a tandem switch for those states that have not imposed their own pricing methodology. These rates represent a substantial change in most current compensation arrangements between incumbents and wireless carriers, who have been charged as much as $0.03 to $0.05 per minute for traffic termination. Additionally, the Interconnection Order effectively prohibits the current practice by some incumbent local exchange providers of charging a wireless provider for termination of the incumbent's traffic on the wireless network.



     The Interconnection Order also is noteworthy because of the decisions it includes concerning the regulatory status of wireless providers. Despite requests from the state public utility commissions and the wireless resale community, the FCC refused to treat wireless providers, including PCS companies, for regulatory purposes, as though they are local telephone exchange companies. Such treatment could have subjected wireless companies to the strict regulatory requirements imposed on incumbent telephone companies on issues such as interconnection, access to unbundled elements and resale. The FCC also at least temporarily rejected arguments to overturn the 1993 decision of Congress that preempted state rate regulation of wireless carriers and barriers to market entry such providers may face. While this decision will be reviewed as part of a separate proceeding, it is helpful to the wireless industry, generally, and start-up PCS companies, particularly, to avoid state rate regulation and potential barriers to entry at this time.



     Numerous LECs and state regulatory agencies have petitioned for review of the FCC's Interconnection Order, which petitions have been consolidated for review before the United States Court of Appeals for the Eighth Circuit. The Eighth Circuit has imposed a stay of many of the FCC's interconnection rules pending resolution of petitions for review of the FCC's order. On October 15, 1996, the court extended the stay indefinitely. In staying the FCC's rules, the Court has determined that petitioners have demonstrated a likelihood of success on the merits of their arguments that the FCC is without jurisdiction to establish pricing regulations for intrastate telephone service. The Supreme Court of the United States has refused to lift the stay. On November 1, 1996, in response to an emergency motion filed by AirTouch Communications, Inc., a CMRS carrier, the Eighth Circuit Court lifted the stay only with regard to rules that require LECs to establish reciprocal compensation arrangements for transport and termination of local telecommunications traffic with any requesting carrier, including CMRS carriers, and allow CMRS providers to renegotiate, without termination liability or penalties, any contract with an incumbent carrier established before August 8, 1996 that does not provide for reciprocal compensation. The Eighth Circuit heard oral argument in this case on January 17, 1997. At this time it is not possible to predict when or if the interconnection rules that have been stayed by the court will go into effect. Other FCC rulemakings implementing the Telecommunications Act are expected to continue into 1997.



     Other FCC Requirements. In August 1996, the FCC revised its rules to permit CMRS operators, including PCS licensees, to use their assigned spectrum to provide fixed local loop and other services on a co-primary basis with mobile services. The FCC is continuing its proceeding to determine the extent to which such fixed services fall within the scope of CMRS regulation. In June 1996, the FCC adopted rules governing the availability and implementation of basic 911 and Enhanced 911 for wireless services. By the summer of 1997, broadband PCS licensees like the Company will be required to transmit to a Public Safety Answering Point ("PSAP") 911 emergency calls from a handset that transmits a Mobile Identification Number ("MIN") (or its functional equivalent) without any interception by the carrier for credit checks or other validation procedures. By winter of 1997, the FCC will require broadband PCS licensees to offer certain additional 911 enhancements, including the provision of information regarding the caller's location. The FCC has requested further comment on: (i) the methods of ensuring that carriers will continue to upgrade and improve 911 service to increase its accuracy, availability, and reliability; (ii) a consumer education program to inform the public on the capabilities and limitations of 911 service; and (iii) a requirement that any wireless call, including a call from a handset that does not transmit a MIN, will be transmitted to a PSAP.


     The FCC also has adopted a rule requiring broadband PCS licensees to provide "manual" roaming to enable wireless customers to use their phones when they are traveling outside of their service areas. "Manual" roaming occurs when a roamer must establish a relationship with the host system (typically by supplying a valid credit card number) before the customer can make a call, as contrasted with "automatic" roaming where roamers may make or receive calls simply by turning on their phones. The FCC has solicited further comment as to whether it should require providers of CMRS services, including PCS providers, to offer "automatic" roaming agreements on a nondiscriminatory basis.


     The FCC recently imposed requirements relating to number portability on broadband PCS, cellular and certain SMR providers. By December 31, 1998, such licensees must provide their customers with the ability to change carriers while retaining phone numbers. CMRS providers that are subject to the number portability requirements must have the capability of delivering calls from their networks to ported numbers anywhere in the United States. By June 30, 1999, such providers must be able to offer number portability without impairment of quality, reliability or convenience when switching service providers, including the ability to support roaming, throughout their networks. The FCC has solicited further comment on the appropriate cost-recovery methods regarding long-term number portability.



     The FCC recently revised its rules to allow broadband PCS licensees in the A, B, D and E-Blocks to partition geographically or disaggregate portions of the spectrum covered by their licenses at any time to entities that meet minimum eligibility requirements. For C and F-Block licenses, the FCC will allow such partitioning and disaggregation at any time to entities that qualify as "Entrepreneurs" and meet minimum eligibility requirements under FCC regulations. Such entities would take over partitioned service areas subject to separately established installment payment obligations. The FCC will apply its current five-year restriction against complete license transfers (as described below) to partitioning by C-Block and F-Block licensees to a non-Entrepreneur during the first five years of the license term, with unjust enrichment penalties applicable after the five year period on a pro rata basis. The FCC has sought further comment on whether to allow the disaggregation of cellular spectrum.



     In August 1996, the FCC adopted new guidelines and methods for evaluating the effects of radio frequency emissions from transmitters including PCS mobile telephones and base stations. The new guidelines, which are generally more stringent than previous requirements, were effective immediately for hand-held devices and otherwise became effective January 1, 1997.


     The Company cannot predict at this time how the above requirements will affect its business, results of operations or financial condition.


     Other Federal Regulations. Wireless networks are subject to certain Federal Aviation Administration and FCC guidelines regarding the location, lighting and construction of transmitter towers and antennas. In addition, the FCC has authority to enforce certain provisions of the National Environmental Policy Act as they would apply to the Company's facilities. The Company intends to use common carrier point-to-point microwave and traditional landline facilities to connect base station sites and to link them to their respective main switching offices. These microwave facilities are separately licensed by the FCC on a first-come, first-served basis (although the FCC has proposed to auction certain such licenses) and are subject to specific service rules.


     Wireless providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent wireless users, permittees and licensees in order to avoid electrical interference between adjacent networks. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters.

     State and Local Regulation. The scope of state regulatory authority covers such matters as the terms and conditions of interconnection between LECs and wireless carriers under FCC oversight, customer billing information and practices, billing disputes, other consumer protection matters, certain facilities construction issues, transfers of control, the bundling of services and equipment, and requirements relating to making capacity available to third party carriers on a wholesale basis. In these areas, particularly the terms and conditions of interconnection between LECs and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively.


     The Company and its subsidiaries have been and intend to remain active participants in proceedings before the FCC and before state regulatory authorities. Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have a significant impact on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers.


GENERAL PCS REGULATIONS


     The FCC allocated spectrum for broadband PCS services in June 1994 in the 1850 to 1990 MHz bands. Of the 120 MHz available for licensed broadband PCS services, the FCC created six separate blocks of spectrum identified as A, B, C, D, E and F-Blocks. The A, B and C-Blocks are each allocated 30 MHz of spectrum and the D, E and F Blocks are each allocated 10 MHz. The FCC adopted a 10-year PCS license term with an opportunity to renew.


     The FCC adopted a "rebuttable presumption" that all PCS licensees are common carriers, subject to Title II of the Communications Act. Accordingly, each PCS licensee deemed to be a common carrier must provide services upon reasonable request and the rates, terms and conditions of service must not be unjustly or unreasonably discriminatory.


     Structure of PCS Block Allocations. The FCC defines the geographic contours of the licenses within each PCS block based on the MTAs and BTAs developed by Rand McNally. The FCC awarded A and B-Block licenses in 51 MTAs. The C, D, E and F-Block spectrums were allocated on the basis of 493 smaller BTAs. In addition, there is a CMRS spectrum aggregation cap limiting all CMRS licensees to an aggregate of 45 MHz of PCS, cellular and SMR spectrum in any given market.



     All but three of the 51 total A-Block licenses and all 51 B-Block licenses were auctioned in 1995. Three A-Block licenses were awarded separately pursuant to the FCC's "pioneer's preference" program. The auctioned A and B-Block licenses were awarded in June 1995. The C and F-Block licenses are reserved for "Entrepreneurs." See "-- The Entrepreneurs Block".


TELECOMMUNICATIONS ACT OF 1996


     On February 8, 1996, the President signed the Telecommunications Act, which effected a sweeping overhaul of the Communications Act. In particular, the Telecommunications Act substantially amended Title II of the Communications Act, which governs telecommunications common carriers. The policy underlying this legislative reform was the opening of the telephone exchange service markets to full competition. The Telecommunications Act requires incumbent wireline LECs to open their networks to competition through interconnection and access to unbundled network elements and prohibits state and local barriers, direct and indirect, to the provision of interstate and intrastate telecommunications services.



     Implementation of the provisions of the Telecommunications Act is the responsibility of the FCC, the state public utility commissions and a federal-state joint board. Much of the implementation of the Telecommunications Act must be completed in numerous rulemaking proceedings with short statutory deadlines. Some of these proceedings addressed issues that had already been the subject of pending rulemakings before the FCC and proceedings in several states. The Telecommunications Act also directs the FCC to initiate rulemaking proceedings on local competition matters and to preempt all inconsistent state and local laws and regulations.


     The Telecommunications Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing interstate or intrastate telecommunications services. States retain jurisdiction under the Telecommunications Act to adopt laws necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.


     Some specific provisions of the Telecommunications Act which will affect wireless providers are summarized below. There can be no assurance that these provisions or their implementation by federal or state regulators will not have a material adverse effect on the Company.



     Expanded Interconnection Obligations. The Telecommunications Act establishes a general duty of all telecommunications carriers, including C-Block PCS licensees, to interconnect, directly or indirectly, with other carriers. The FCC has determined that CMRS-to-CMRS interconnection may be accomplished indirectly through the interconnection of each CMRS provider to an incumbent LEC's network. The Telecommunications Act also contains a detailed list of requirements with respect to the interconnection obligations of LECs. These "interconnection" obligations include resale, number portability, dialing parity, access to rights-of-way and reciprocal compensation. As mentioned, the FCC has determined that for now, CMRS providers such as the Company do not meet the Telecommunications Act's definition of "local exchange carrier."



     LECs designated as "incumbents" have additional obligations to other telecommunications service providers including: to negotiate in good faith; to interconnect on terms that are reasonable and non-discriminatory; to provide non-discriminatory access to facilities, equipment, features, functions and capabilities; to offer for resale at wholesale rates any service that the incumbent LEC provides on a retail basis; and to provide actual colocation of equipment necessary for interconnection or access.


     The Telecommunications Act establishes a framework for state commissions to mediate and arbitrate negotiations between incumbent LECs and carriers requesting interconnection, services or network elements. The Telecommunications Act establishes deadlines, policy guidelines for state commission decisionmaking and federal review or intervention in the event a state commission acts inconsistently with the Telecommunications Act or fails to act.


     In its Interconnection Order implementing the interconnection provisions of the Telecommunications Act, the FCC determined that LECs are required to enter into reciprocal compensation arrangements with all CMRS providers for the transport and termination of LEC-originated traffic. The FCC established default "proxy" rates for interconnection services which must be used unless or until a state develops rates based on the Total Element Long Run Incremental Cost ("TELRIC") as provided in the order. Although the portions of the order relating to pricing have been stayed, including the default proxy rates for interconnection services, the rules requiring LECs to enter into reciprocal compensation arrangements with CMRS providers are now in effect.



     Review of Universal Service Requirements. The Telecommunications Act contemplates that interstate telecommunications providers, including CMRS providers, will "make an equitable and non-discriminatory contribution" to support the cost of providing universal service, although the FCC can grant exemptions in certain circumstances. In a Recommended Decision adopted by the Telecommunications Act-mandated Federal-State Joint Board, the Joint Board rejected arguments that CMRS providers should be exempted from universal service obligations, and concluded that, to the extent such carriers provide interstate service, they must contribute to universal service support mechanisms. The Joint Board also found that states could require CMRS providers to contribute to state support mechanisms.


     Prohibition Against Subsidized Telemessaging Services.  The
Telecommunications Act prohibits LECs from subsidizing telemessaging services (i.e., voice mail, voice storage/retrieval, live operator services and related ancillary services) from their telephone exchange service or exchange access.


     Conditions on RBOC Provision of In-Region InterLATA Services. The Telecommunications Act generally requires that before engaging in interLATA (i.e., long distance) landline services in the states where it also provides local telephone service, either the RBOC must provide access and interconnection to one or more unaffiliated competing providers of telephone exchange service, or 10 months must have passed after enactment of the Telecommunications Act, during which time no such provider has requested such access and interconnection more than three months before the RBOC has applied for authority. These restrictions on RBOCs providing "in-region" long distance service do not extend to long distance provided by an RBOC in conjunction with CMRS.


     The specific interconnection requirements, which the RBOCs must offer on a non-discriminatory basis, include interconnection and unbundled access; access to poles, ducts, conduits and rights-of-way owned or controlled by the RBOCs; unbundled local loops, unbundled transport and unbundled switching; access to emergency 911, directory assistance, operator call completion and white pages; access to telephone numbers, databases and signalling for call routing and completion; number portability; local dialing parity; reciprocal compensation; and resale.

     RBOC Commercial Mobile Joint Marketing. The RBOCs are permitted to market jointly and sell wireless services in conjunction with telephone exchange service, exchange access, intraLATA and interLATA telecommunications and information services.


     CMRS Facilities Siting. The Telecommunications Act limits the rights of states and localities to regulate placement of CMRS facilities so as to "prohibit" the provisions of wireless services or to "discriminate" among providers of such services. It also eliminates environmental effects from RF emissions (provided the wireless system complies with FCC rules) as a basis for states and localities to regulate the placement, construction or operation of wireless facilities.



     Equal Access. The Telecommunications Act provides that wireless providers are not required to provide equal access to common carriers for toll services. The FCC is authorized to require unblocked access to long-distance providers of the user's choice, subject to certain conditions.



     Deregulation. The FCC is required to forebear from applying any statutory or regulatory provision that it determines is not necessary to keep telecommunications rates and terms reasonable or to protect consumers. A state may not apply a statutory or regulatory provision that the FCC decides to forebear from applying. In addition, the FCC must review its telecommunications regulations every two years and change any that are no longer necessary.



RELOCATION OF INCUMBENT FIXED MICROWAVE LICENSEES


     In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees in the spectrum allocated for PCS use, the FCC has adopted (i) a transition plan to relocate fixed microwave operators that currently are operating in the PCS spectrum, and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefiting PCS licensees will help defray the costs of the relocation. PCS licensees will only be required to relocate fixed microwave incumbents if they cannot share the same spectrum. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave licensees in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations.

     Relocation generally involves a PCS operator compensating an incumbent microwave licensee for costs associated with system modifications and new equipment required to move to alternate, comparable readily available spectrum or alternate transmission technologies. This transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire, or emergency medical service operations, the voluntary negotiation period is three years. The FCC currently is considering whether to shorten the voluntary negotiation period by one year. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter.

     The FCC's cost-sharing plan allows PCS licensees that relocate fixed microwave links outside of their license areas to receive reimbursements from later-entrant PCS licensees that benefit from the clearing of their spectrum. Two non-profit clearinghouses have been established to administer the FCC's cost-sharing plan. Thus, the Company may be required in certain circumstances to help defray the cost of earlier relocations by A, B and C-Block licensees.


THE ENTREPRENEURS' BLOCK


     Eligibility Requirements. As noted above, the FCC designated frequency blocks C and F as "Entrepreneurs' Blocks." The Company has been awarded certain licenses in the C-Block. The FCC requires that all C and F-Block bidders fall within certain maximum revenue and asset size requirements as measured by gross revenues and total assets. In order to acquire C or F-Block licenses, the applicant, together with its affiliates and persons or entities that hold interests in the applicant and their affiliates, must have gross revenues of not more than $125 million in each of the last two years and total assets of not more than $500 million at the time the applicant's Short-Form (FCC Form 175) is filed.



     Under the FCC's rules, the Company also qualifies as a "Small Business", that is, an entity that, together with its affiliates and persons or entities that hold interests in the applicant and their affiliates, has average annual gross revenues of not more than $40 million for the preceding three calendar years prior to the date that the Short Form is filed. As a result of its classification as a Small Business for the C-Block Auctions, the Company was eligible for both a 25% bidding credit and for installment payments of interest only for the first six years of the license, and payments of interest and principal amortized over the remaining four years of the license term.



     For the F-Block Auction, the FCC created a new category, "Very Small Business," defined as an applicant that together with its affiliates and persons or entities that hold interests in the applicant and their affiliates, has average annual gross revenues of not more than $15 million for the preceding three calendar years prior to the date the Short Form is filed. As a result of its classification as a Very Small Business for the F-Block Auction, the Company was eligible for both a 25% bidding credit and interest-only payments for the first two years of the license and payments of interest and principal amortized over the remaining eight years of the initial 10-year term of the license.



     If a C-Block licensee maintains an organizational structure in which at least 25% of its total equity on a fully diluted basis is held by a control group (the "Control Group") that meets certain requirements (the "Control Group Requirements"), the FCC excludes certain assets and revenues from such licensee's total revenues and assets, making it easier for the licensee to meet the Entrepreneurs Requirements and the Small Business Requirements. The Control Group Requirements mandate that the Control Group, among other things, have both actual and legal control of the licensee. Further, the FCC permits licensees to qualify under the Control Group Requirements pursuant to an alternative structural option (the "25% Equity Option") in which: (i) an established group of investors meeting certain financial qualifications, that own at least 15% of the equity interest on a fully diluted basis and 50.1% of the voting power in the C-Block licensee and (ii) additional members ("Additional Control Group Members") that hold at least 10%, on a fully diluted basis, of the equity interest in the C-Block licensee. Additional Control Group Members must be either: (a) the same Qualifying Investors in the Control Group, (b) members of the licensee's management or (c) non-controlling institutional investors, including venture capital firms. To take advantage of the FCC's 25% Equity Option, a C-Block licensee must have met the Qualifying Investor Option requirements at the time it filed its Short Form and must continue to meet the Qualifying Investor Option requirements for three years following the License Grant Date. Commencing the fourth year of the license term, the FCC rules (i) eliminate the requirement that the Additional Control Group Members hold any of the licensee's equity interest and (ii) allow the licensee to reduce the minimum required equity interest held by the Qualifying Investors from 15% to 10%.



     PCS Auctions. The FCC initiated auctions for the C-Block in December 1995. On July 1, 1996, Antigone and Devco, each an unsuccessful bidder in the C-Block Auction, filed a consolidated petition to deny the Company's 56 pending C-Block applications filed after the initial C-Block Auction, or in the alternative, to designate them for a hearing. On January 3, 1997, the FCC issued a Public Notice announcing that NextWave had received a grant of the 63 C-Block PCS license applications for which it had been the winning bidder at the FCC C-Block Auctions. The C-Block licenses were granted subject to the requirement that the Company demonstrate compliance with FCC foreign ownership regulations within six months from the date of grant. Upon consummation of the Offerings, the Company believes that it will satisfy those conditions. For a description of the conditions imposed on the Company relating to its foreign ownership, see "Risk Factors -- Uncertainty Regarding C-Block Licenses; Litigation."



     License Transfer Restriction and Unjust Enrichment. Within the first five years of the grant of a C or F-Block license, transfer of the license is permitted only to another entity eligible for the C or F-Block, such as another Small Business or Very Small Business. After five years, licenses are freely transferable, subject to unjust enrichment penalties. If transfer occurs during years six through 10 of the initial license term to a company that does not qualify for the same level of auction preferences as the transferor, such a sale would be subject to full payment of the bidding credit and immediate payment of the outstanding balance of the government installment payment debt as a condition of transfer (i.e., the "FCC unjust enrichment" penalties). In addition, if the Company wishes to make any change in ownership structure involving the de facto and de jure control of the Company, it must seek FCC approval and during the initial license term may be subject to the FCC unjust enrichment penalties.



     Build-Out Requirements. The FCC has mandated that recipients of PCS licenses adhere to five year and 10-year build-out requirements. Violations of these regulations could result in license revocations, forfeitures or fines or other sanctions such as reduction in service area. Under the build-out requirements, all 30 MHz PCS licensees (such as C-Block licensees) must construct facilities that offer coverage to at least one-third of the population in their service area within five years from the date of initial license grants. Service must be provided to two-thirds of the population within 10 years. 10 MHz PCS licenses (such as F-Block licenses) are required to reach one-quarter of the population within five years or make a showing of substantial service within five years.



     Foreign Ownership Restrictions. The Communications Act requires that non-U.S. citizens, their representatives, foreign governments, or corporations otherwise subject to domination and control by non-U.S. citizens may not own of record or vote (i) more than 20% of the capital stock of a common carrier radio licensee directly, or (ii) more than 25% of the capital stock of the parent corporation of a common carrier licensee if the FCC finds that such ownership would be contrary to the public interest. Because the FCC classifies PCS as a common carrier offering, PCS licensees are subject to the foreign ownership limits. In the Telecommunications Act, Congress eliminated restrictions on non-U.S. citizens serving as members on the board of directors of a common carrier radio licensee or its parent. The FCC recently eliminated from its rules a similar provision restricting non-U.S. citizens from serving as directors or officers of a common carrier radio licensee. The FCC also recently adopted rules that, subject to a public interest finding by the FCC, would allow foreign ownership of common carrier parent companies in excess of 25% to the extent that the relevant foreign states extend, among other things, reciprocal treatment to U.S. investors. These rules are referred to as the ECO test.


     Failure to comply with these regulations may result in the FCC ordering (i) divestiture of the non-U.S. parties to bring the entity within compliance of the Communications Act, (ii) issuance of fines, or (iii) denial of renewal or revocation of the license(s).


     License Conditions and Penalties for Payment Default. The FCC has reflected licensee installment payment obligations in a Note and Security Agreement to the U.S. Treasury that must be executed by prospective licensees as a condition of license grant pursuant to the terms of these instruments and FCC rules. A C-Block licensee that fails to make timely quarterly installment payments may incur substantial financial penalties, license revocation or other enforcement measures at the FCC's discretion. Where a C-Block applicant anticipates defaulting on any required payment, it may request a three to six month grace period before the FCC cancels its license. In the event of default by a C-Block licensee, the FCC could reclaim the licenses, reauction them, and subject the defaulting party to a penalty comprising of the difference between the price at which it acquired its license and the amount of the winning bid at reauction (if lower than the Company's winning bid), plus an additional penalty of three percent of the subsequent winning bid.



     D, E, and F-Block Auctions. The FCC completed the auction for its D, E and F-Block PCS licenses on January 14, 1997. The FCC made several significant changes to the rules governing F-Block licenses, which now offer less favorable terms than were applicable to C-Block licenses (though the F-Block terms remain more favorable than the terms governing the D and E-Block licenses). The F-Block features an upfront payment requirement of $.06 per MHz-pop; an increased downpayment requirement of 20% of the winning bid; and revision of the available installment payment plans and bidding credits. For Small Businesses and Very Small Businesses that win F-Block licenses, the period during which F-Block licensees may make interest-only payments is two years (as opposed to six years for C-Block Small Businesses), with payments of principal and interest amortized over the remaining eight years of the license term. The interest rate for outstanding principal will be the 10-year Treasury rate at the time of the grant of license (6.50% as of December 31, 1996). The installment payment plan for F-Block licenses has also been amended to include late payment fees that will be imposed if licensees are more than 15 days late in their scheduled installment payments. For the F-Block Auction, the FCC also has created a "tiered" bidding credit of 15% for entities that meet the C-Block definition of "Small Business" (e.g., average gross revenues of not more than $40 million for the past three years), and 25% for companies that meet a newly created definition of "Very Small Business," under which qualifying businesses would need to have average gross revenues of not more than $15 million for the past three years. The Company participated in the bidding for F-Block licenses through its subsidiary, NextWave Power Partners, as a Very Small Business and, as such, is eligible for the favorable financing provisions described above.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the Company's directors and executive officers.


           NAME             AGE                            POSITION
--------------------------  ----    ------------------------------------------------------
Allen B. Salmasi(a).......    42    Chairman of the Board, Chief Executive Officer and
                                    President
Janice I. Obuchowski(a)...    45    Vice Chairman, Executive Vice President and Director
C.J. Waylan...............    55    Executive Vice President
Kevin M. Finn(a)..........    55    Senior Vice President, Business Operations -- West and
                                    Director
Roy D. Berger.............    38    Senior Vice President, Market Planning/Customer
                                    Service
Frank A. Cassou...........    39    Senior Vice President, Corporate Development, General
                                    Counsel
Robert Cymbala............    59    Senior Vice President, Enhanced Services
Raymond P. Dolan..........    39    Senior Vice President, Business Operations -- East
Edward M. Knapp...........    36    Senior Vice President, Network Engineering &
                                    Operations, Chief Technical Officer
Richard Kornfeld..........    36    Senior Vice President, Consumer Products
James S. Madsen...........    37    Senior Vice President, New Business
                                    Development -- Sales & Distribution
Raju Patel................    48    Senior Vice President, Product & Operating Systems --
                                    Management & Development, Chief Strategic Officer
R. Andrew Salony..........    44    Senior Vice President, Organization
                                    Planning/Facilities/Human Resources
Gene M. Welsh.............    44    Senior Vice President, Finance, Chief Financial
                                    Officer
Mark D. Buckner...........    42    Corporate Treasurer
Norman L. Salvesen........    44    Corporate Controller
Ha-Young Aum(b)(c)........    51    Director
Jang-Ho Chung(b)(c).......    56    Director
Gregory A. Cucchi(b)(c)...    47    Director
Jung-Boo Kim(b)(c)........    56    Director
Manjin J. Kim(b)(c).......    60    Director
Muhit U. Rahman(b)(c).....    40    Director
Nicole N. Salmasi(a)......    38    Director
Yutaka Sato(b)(c).........    48    Director


---------------

(a) Elected by holders of Series A Common Stock.


(b) To be elected by holders of Series B Common Stock and Series C Common Stock, voting separately as a class.


(c) Promptly following the consummation of the Equity Offering, the authorized number of directors comprising the Company's Board of Directors will be expanded and the Company's Board of Directors, by a majority vote, will fill such newly created directorships with certain officers to the Company and Messrs. Aum, Chung, Cucchi, J. Kim, M. Kim, Rahman and Sato.


     ALLEN B. SALMASI has been the Chairman of the Board, Chief Executive Officer and President of NextWave since its founding. Immediately prior to founding NextWave in July 1995, Mr. Salmasi served as a member of the Board of Directors, President of the Wireless Telecommunications Division and Chief Strategic Officer of QUALCOMM. He joined QUALCOMM as a member of the Board of Directors and Vice President of Planning & Development in 1988, as a result of the merger of QUALCOMM and Omninet Corporation. Previously, Mr. Salmasi founded Omninet Corporation in 1984. At various times, through August, 1988, he served as Chairman of the Board, President and Chief Executive Officer of Omninet. From

1979 to 1984, Mr. Salmasi held various technical and management positions at the National Aeronautics and Space Administration Jet Propulsion Laboratory.


     JANICE I. OBUCHOWSKI has been the Vice Chairman, Executive Vice President and a Director of NextWave since its founding. Ms. Obuchowski is also the founder and President of Freedom Technologies, Incorporated, a telecommunications research and consulting firm based in Washington, D.C. From 1989 to 1992, Ms. Obuchowski served as the Assistant Secretary for Communications and Information for the Department of Commerce and Administrator for the National Telecommunications and Information Administration ("NTIA"). In this capacity, she was the principal communications policy advisor to President George Bush. Previously, Ms. Obuchowski also served as the Senior Advisor to FCC Chairman Mark Fowler, advising him on all telecommunications policy and international communications issues before the FCC. Ms. Obuchowski also is a member of the Board of Directors of Orbital Sciences Corporation.



     C.J. WAYLAN has been the Executive Vice President of NextWave since May 1996. For more than the past five years until May 1, 1996, Mr. Waylan was an executive officer of a subsidiary of GTE. Most recently from February 1993, Mr. Waylan was Executive Vice President, Product Management and Business Development for GTE Mobilnet. In this position, he was responsible for managing GTE's PCS and wireless products and new business initiatives. Prior to this, Mr. Waylan was president of GTE Spacenet. Mr. Waylan also is a member of the Board of Directors of Stanford Telecom Inc. and Globecomm Systems Inc.



     KEVIN M. FINN has been a Senior Vice President, Business Operations -- West and Director of NextWave since its founding. From early 1992 until July 1995, Mr. Finn was President of Marin-Finn Industries, Inc. From August 1988 to early 1992, Mr. Finn was Vice President and General Manager of Densitron. From September 1986 to August 1988, Mr. Finn served as Executive Vice President of Omninet Corporation. From 1983 to 1987, Mr. Finn served as Vice President of the Sony Corporation of America and General Manager of its Component Products Division.



     ROY D. BERGER joined NextWave as Senior Vice President, Market Planning/Customer Service for NextWave in June 1996. Prior to NextWave, Mr. Berger held the position of Managing Director-Retail Strategy for the NYNEX Corporation since December 1995. During his ten years at NYNEX, Mr. Berger served in a number of different roles in both the telecommunications and computer retailing/distribution sectors. His positions included Vice President-Channel Strategy for NYNEX's residential business, Vice President-Personal Communication Services, and Vice President Marketing for NYNEX Mobile Communications, prior to joining NYNEX, Mr. Berger held senior positions with several leading companies in the personal computer retailing and distribution industry.



     FRANK A. CASSOU has been Senior Vice President, Corporate Development and General Counsel of NextWave since February 1996. Prior to joining NextWave, Mr. Cassou was a partner at the law firm of Cooley Godward Castro Huddleson and Tatum, where he practiced corporate law representing telecommunications and technology companies for the past 13 years. He was outside corporate counsel to QUALCOMM from June 1991 through February 1996.



     ROBERT CYMBALA has been the Senior Vice President, Enhanced Services of NextWave since May 1996. From October 1993 to April 1996, Mr. Cymbala was President and Chief Executive Officer of Metro One Telecommunications, a provider of enhanced directory assistance service. Previously he served Sprint, as Executive Vice President of Corporate Development and Planning. From August 1995 through May 1996, Mr. Cymbala provided independent consulting services for telecommunications companies.



     RAYMOND P. DOLAN has been the Senior Vice President, Business
Operations -- East of NextWave since May 1996. From July 1995 to May 1996, Mr. Dolan was Executive Vice President of Marketing of Bell Atlantic NYNEX Mobile. From May 1988 to June 1995, Mr. Dolan served in numerous technical and marketing positions for NYNEX Mobile Communications.



     EDWARD M. KNAPP has been the Senior Vice President, Network Engineering and Operations and Chief Technical Officer of NextWave since July 1995. From March 1994 to June 1995, Mr. Knapp was the Executive Director of Technical Services for NYNEX Mobile Communications. At NYNEX Mobile he was responsible for the planning, engineering, design, site development and operation of the New York cellular system. From October 1990 to August 1994, Mr. Knapp held various technical, engineering and operations positions at NYNEX Mobile. Prior to NYNEX Mobile, he held various positions with Siemens Transmissions Systems and Sperry Defense Products Group.


     RICHARD KORNFELD joined NextWave as Senior Vice President, Consumer Products in January 1996. Prior to joining NextWave, Mr. Kornfeld was employed by QUALCOMM for 10 years, most recently serving as Vice President of Engineering, where he led the development and manufacturing efforts of CDMA subscriber equipment.



     JAMES S. MADSEN has been Senior Vice President, New Business Development, Sales and Distribution of NextWave since October 1995. From 1993 until 1995, Mr. Madsen was Director of PCS Marketing and Business Development in the Wireless Telecommunications Division of QUALCOMM. Mr. Madsen managed all PCS business development, marketing and sales planning for QUALCOMM. From 1992 until 1993, Mr. Madsen was Director of Marketing for the OmniTRACS business at QUALCOMM focusing on the cable TV market. After joining QUALCOMM in 1989, Mr. Madsen assumed responsibility for QUALCOMM's worldwide VLSI components business development and marketing.



     RAJU PATEL has been the Senior Vice President, Product and Operating Systems -- Management and Development, Chief Strategic Officer of NextWave since May 1996. From May 1993 to May 1996, Mr. Patel was Senior Vice President and General Manager of the Wireless Division at Hughes Network Systems, Inc. Previously, Mr. Patel was President and Chief Executive Officer of NAC Inc., a company which he founded, until its acquisition by Hughes Network Systems, Inc.



     R. ANDREW SALONY has been Senior Vice President, Organization Planning/Facilities/Human Resources since May 1996. For three years prior to joining the Company he served the executive search firm of Warren Morris & Madison, Inc. as Managing Partner of its wireless telecommunications division. From May 1983 to September 1993, Mr. Salony was General Manager for U S WEST's Cellular Telephone Division in Southern California.



     GENE M. WELSH has been the Senior Vice President, Finance and Chief Financial Officer of NextWave since May 1996. From July 1991 until May 1996, he was the Vice President of Finance and Chief Financial Officer of Los Angeles Cellular Telephone Co. (LA Cellular). From October 1990 until July 1991, Mr. Welsh was the Vice President of Finance and Chief Financial Officer/Treasurer of First Cellular Acquisition Corporation, a venture of First Boston Merchant Bank.



     MARK D. BUCKNER, Corporate Treasurer, joined NextWave in March 1996 as Vice President Finance. Mr. Buckner served as Chief Financial Officer for the telecommunications companies of U.S. Long Distance Corp. from 1988 to 1993 and WORLDxCHANGE Communications from 1994 to March 1996. He served in the same position for The Southwest Venture Partnerships, a firm financing high-growth companies from 1983 through 1988, and for Medical Polymers Technologies from June 1993 through 1994. Mr. Buckner practiced public accounting with Arthur Andersen & Co. from 1977 through 1983.



     NORMAN L. SALVESEN, Corporate Controller, joined NextWave in November 1996. From June 1994 to October 1996, Mr. Salvesen was Vice President-Finance and Controller with House of Fabrics, Inc. From 1983 to May 1994, he held financial positions with Toshiba America Information Systems, Inc., including Controller of the Telecommunications Division, Assistant Corporate Controller and Corporate Controller. Mr. Salvesen was Controller for Rogers Cablesystems of Southern California from 1980 through 1983 and practiced public accounting with Fox & Company from 1978 to 1980.



     HA-YOUNG AUM has been President of Pohang Steel America Corp., a wholly-owned subsidiary of POSCO since April 1995. From July 1993 to April 1995, Mr. Aum served as Managing Director, Export Department of POSCO. From May 1991 to July 1993, Mr. Aum was Assistant Director, Export Department.



     JANG-HO CHUNG has been President of LG Information & Communications, Ltd. since July 1990. LG Information & Communications, Ltd. is a multinational corporation which specializes in electronic and telecommunications equipment.



     GREGORY A. CUCCHI has been Vice President, Corporate Planning and Development for PECO Energy Company which is a combined electric, gas and telecommunications company based in Philadelphia,

Pennsylvania. Prior to that time, starting in March 1990, Mr. Cucchi served as Director, Transmission and Distribution Services for PECO Energy Company.



     JUNG-BOO KIM has been General Manager, Information & Telecommunications Business Department of Korea Electric Power Corporation since January 1996. Korea Electric Power Corporation is Korea's electric utility provider. Korea Electric Power Corporation is a government-owned enterprise established to promote electric power resource development.



     MANJIN J. KIM has served as Executive Vice President, Strategic Planning of ILJIN Group since January 1996, where he specializes in the initiation of new business and the negotiation of joint ventures. From January 1987 to February 1996, Mr. Kim was a Project Leader with Philips Laboratories, North America where he managed research and development programs.



     MUHIT U. RAHMAN has, since November 1993, served as Managing Director of Triumph Capital Group, Inc., a private equity money management firm which, through its affiliates, manages two private equity funds. From April 1990 to March 1993, Mr. Rahman was Co-Head of Corporate Finance at Dabney/Resnick, Inc. of Beverly Hills, California.



     NICOLE N. SALMASI has been a Director of NextWave since May 1995. Mrs. Salmasi served as a mechanical engineering designer at QUALCOMM from 1990 to 1994. Prior to QUALCOMM, from 1983 to 1987 at various times, Mrs. Salmasi was the Vice President of Business Administration and Director of Engineering Services at Omninet Corporation.



     YUTAKA SATO has been President of Wireless Telecommunications Company, a subsidiary of SONY Electronics, Inc. since January 1995. From April 1995 to the present Mr. Sato has served as a director of Qualcomm Personal Electronics, a joint venture between SONY and QUALCOMM. Before joining Wireless Telecommunications Company, from October 1991 to March 1995, Mr. Sato was General Manager of the Wireless Telecommunications Division of Infocom Products Company, a wholly-owned subsidiary of SONY Tokyo.



     There are no family relationships among the Company's directors and executive officers, other than Allen B. Salmasi and Nicole N. Salmasi, who are husband and wife.


BOARD OF DIRECTORS


     Election of Directors. Under the Company's Amended and Restated Certificate of Incorporation, until the tenth anniversary of the date of award of the Company's PCS licenses, the holders of Series A Common Stock have the right, voting separately as a class, to elect the minimum number of directors necessary to constitute a majority of the Board of Directors and the holders of the Series B Common Stock have the right, voting separately as a class, to elect a number of directors equal to the total number of directors less the number of directors elected by the holders of Series A Common Stock. Immediately following
the Equity Offering, the Board of Directors will consist of   directors,      of
which will have been elected by the holders of Series A Common Stock and      of
which will have been elected by the holders of Series B Common Stock.



     Pursuant to the Amended and Restated Stockholders' Voting Agreement dated as of November 30, 1995, as amended (the "Stockholders' Voting Agreement"), certain holders of Series B Common Stock issued prior to the Equity Offering and certain holders of warrants, Bridge Notes and Series A Common Stock exercisable or convertible into Series B Common Stock issued prior to the Equity Offering have agreed to vote any shares of Series B Common Stock held by them in the manner set forth below: (a) to elect as a director of the Company one representative designated by each holder of Series B Common Stock who holds on a fully diluted basis at least 6% of the outstanding equity of the Company (a "6% Stockholder") and (b) for a period of three years from the award of the Company's PCS licenses, to elect as a director of the Company one representative designated by each of the following stockholders (collectively, "Early Investors"): ILJIN Group, Korea Electric Power Corporation, LG, PECO Energy Company, POSAM, QUALCOMM, SONY and Triumph Capital Group, Inc. Immediately following the Equity Offering, the Company's Board of Directors will expand the number of directors and fill the newly-created vacancies with the following directors at the respective requests of the Early Investors: Ha-Young Aum at the request of POSAM, Jang-Ho Chung at the request of LG, Gregory A. Cucchi at the request of PECO Energy Company, Jung-Boo Kim at the request of Korea Electric Power Corporation, Manjin J. Kim at the request of ILJIN America Corp., Muhit U. Rahman at the request of Triumph Capital Group, Inc. and Yutaka Sato at the request of SONY. QUALCOMM has waived its rights under the Stockholders' Voting Agreement to have a representative on the Board of Directors. As of January 15, 1997, there were no 6% Stockholders other than MCI, which has declined to have a representative on the Board of Directors. In the event an Early Investor also qualifies as a 6% Stockholder, such Early Investor has only the right to designate one representative to serve on the Board of Directors. After the three year period referred to in clause (b) above, an Early Investor will have the right to a Board designee only if such Early Investor is a 6% Stockholder at such time. The obligation to vote for election of the representative of a 6% Stockholder terminates when the stockholder ceases to be a 6% Stockholder. In addition, the parties to the Stockholders' Voting Agreement have agreed that no more than 25% of the members of the Board of Directors of the Company at any time may be foreigners. The Stockholders' Voting Agreement terminates upon the earlier to occur of (i) the Company's becoming a party to a merger in which the Company is not the surviving corporation and the Company's stockholders hold, immediately after the merger, less than 50% of the equity securities of the surviving corporation or (ii) 10 years from the date of the Stockholders' Voting Agreement. See "Certain Relationships and Related Transactions" regarding Hughes' right to designate a representative on the Board of Directors.



     Indemnification. The Company's Amended and Restated Certification of Incorporation eliminates, to the fullest extent permitted by law, the liability of its directors to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duty. This provision is intended to afford the Company's directors the benefit of the Delaware General Corporation Law, which provides that directors of Delaware corporations may be relieved of monetary liability for breach of their fiduciary duty of care, except under certain circumstances involving breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit. The Company intends to enter into separate indemnification agreements with each of its directors and officers to effectuate these provisions and has also purchased director's and officer's liability insurance.



     Committees of the Board of Directors; Compensation Committee Interlocks and Insider Participation. The Company intends to form an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee") prior to consummation of the Equity Offering.



     The Audit Committee will review the scope and approach of the annual audit, the annual financial statements of NextWave and the auditors' report thereon and the auditors' comments relative to the adequacy of NextWave's system of internal controls and accounting systems. The Audit Committee will also recommend to the Board of Directors the appointment of independent public accountants for the following year. A majority of the members of the Audit Committee will be "independent directors" as defined under rules of The Nasdaq National Market.


     The Compensation Committee will review management compensation levels and provide recommendations to the Board of Directors regarding salaries and other compensation for NextWave's officers, including bonuses and incentive programs. None of the members of the Compensation Committee will be an officer or employee of the Company. It is not expected that any member of the Compensation Committee will have any interlocking or other relationships with NextWave that would call into question his or her independence as a member of the Compensation Committee.

     Compensation of Directors. Directors of the Company currently receive no compensation for serving on the Board of Directors and are not reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to serving on, the Board of Directors and any committees thereof. The Company may consider alternative compensation arrangements for its directors from time to time.

EXECUTIVE COMPENSATION



     The following table sets forth certain compensation awarded or paid by the Company during the period from May 16, 1995 (inception) to December 31, 1995 to its President and Chief Executive Officer and the Company's four other most highly compensated officers and key employees (collectively, the "Named Officers"):


                           SUMMARY COMPENSATION TABLE


                                                                                        LONG-TERM
                                                                                   COMPENSATION AWARDS
                                                         ANNUAL COMPENSATION      ---------------------
                                                        ----------------------    SECURITIES UNDERLYING
             NAME AND PRINCIPAL POSITION                SALARY($)     BONUS($)         OPTIONS(#)
------------------------------------------------------  ---------     --------    ---------------------
Allen B. Salmasi......................................   110,577           --            700,000
Chairman, President, Chief Executive Officer and
  Director

Janice I. Obuchowski(1)...............................    34,711           --            700,000
Vice-Chairman, Executive Vice President and Director

Kevin M. Finn.........................................     5,000           --            500,000
Senior Vice President and Director

Edward M. Knapp.......................................    65,000           --            600,000
Senior Vice President, Engineering

James S. Madsen.......................................    30,000           --            600,000
Senior Vice President, Business Development


---------------
(1) See "Certain Relationships and Related Transactions" for information regarding certain payments made to a consulting firm owned by Ms. Obuchowski.

EQUITY INCENTIVE PLANS


  Amended and Restated Stock Option Plan; 1997 Equity Incentive Plan



     On April 1996, the Company adopted the Amended and Restated Stock Option Plan (the "Option Plan"), which amended and restated the 1995 Stock Option Plan under which 20 million shares of Series B Common Stock were reserved for issuance to certain officers, directors, employees and consultants of the
Company. On February      , 1997, the Company adopted the 1997 Equity Incentive
Plan (the "Equity Plan") which shall become effective on the date of this Prospectus and will replace the Option Plan. Under the Equity Plan, shares of Series B Common Stock were reserved for issuance upon exercise or grant of stock options, stock bonuses, restricted stock and stock appreciation rights granted to employees, directors and consultants of the Company and its affiliates. The Equity Plan provides for grants of incentive stock options to employees (including officers and employee directors) of the Company and its affiliates, and non-statutory stock options to employees (including officers and employee directors), non-employee directors and consultants of the Company and its affiliates. The Equity Plan also provides for the grant of stock bonuses, the sale of restricted stock and the grant of stock appreciation rights (in tandem with stock option grants or independently) to employees, directors and consultants of the Company and its affiliates. The Option Plan has been administered by the Board of Directors, and after the Equity Offering the Equity Plan will be administered by the Compensation Committee, which will determine the recipients and types of awards to be granted, the terms of awards, including the exercise or sale price, the number of shares subject to the award and the exerciseability thereof.



     Stock Options. The terms of stock options granted under the Equity Plan may not exceed 10 years. The exercise price of options granted under the Equity Plan will be determined by the Compensation Committee; provided, however, that the exercise price of a non-statutory stock option generally cannot be less than 85% of the fair market value of the Series B Common Stock on the date of the option grant and the exercise price of an incentive stock option generally cannot be less than 100% of the fair market value of the Series B Common Stock on the date of grant. The exercise price of an option may be paid in cash or, at the discretion of the Compensation Committee, in the form of shares of Series B Common Stock and certain other consideration.

The Compensation Committee will determine when a stock option (or portions thereof) becomes vested and exercisable; provided, however, that the vesting provisions of an option will provide for at least 20% vesting for each year of service.

     No option may be transferred by the optionee other than by will or the laws of descent or distribution. An optionee whose relationship with the Company or an affiliate ceases for any reason (other than death or permanent disability) may exercise options within the three-month period following such cessation (unless such options terminate or expire sooner by their terms) or within such longer period as determined by the Compensation Committee.


     Stock Bonuses and Restricted Stock. The terms of stock bonuses and restricted stock granted under the Equity Plan will be determined by the Compensation Committee. The purchase price for restricted stock will be determined by the Compensation Committee; provided, however, that the purchase price generally will not be less than 85% of the fair market value of the Series B Common Stock on the date of sale. Rights under a stock bonus or restricted stock purchase agreement may not be transferred by the recipient other than by will or the laws of descent or distribution. The purchase price of Series B Common Stock acquired pursuant to a restricted stock purchase agreement may be paid in cash or in any other form of consideration approved by the Compensation Committee. Shares of Series B Common Stock awarded or sold pursuant to stock bonuses or restricted stock sales may be subject to a repurchase option in favor of the Company in accordance with the vesting schedule determined by Compensation Committee.



     Stock Appreciation Rights. The terms of stock appreciation rights granted under the Equity Plan will be determined by the Compensation Committee. Stock appreciation rights may be granted in tandem with the grant of a stock option or independently. A tandem stock appreciation right will expire upon the exercise of the corresponding stock option. If a tandem stock appreciation right is exercised, the corresponding stock option will expire. Independent stock appreciation rights may be granted without regard to the grant of a stock option to the recipient. The appreciation distribution on an exercised stock appreciation right will be payable in cash or an equivalent number of shares of Series B Common Stock based on the fair market value on the date of exercise.



     Other Provisions. Shares subject to options, stock bonuses, restricted stock and stock appreciation rights which have lapsed or terminated may again be subject to grants or sales under the Equity Plan. Furthermore, the Compensation Committee may offer to exchange new options or other awards for existing options or awards again becoming available for grant or sale under the Equity Plan. In the event of a decline in the value of the Company's Series B Common Stock, the Compensation Committee will have the authority to offer recipients the opportunity to replace outstanding higher-priced options with new lower-priced options. Upon any merger or consolidation in which the Company is acquired, all outstanding vested options will either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute unvested options, the unvested options will terminate as of the closing of the merger or consolidation.



     As of September 30, 1996, options to purchase 18,243,322 shares of Series B Common Stock at exercise prices ranging from $0.25 to $5.00 per share were outstanding under the Option Plan and 1,756,678 shares remained available for future option grants. The Option Plan will terminate on April 5, 2005, unless terminated sooner by the Compensation Committee.

     The following table shows for 1995 certain information regarding options granted to, exercised by, and held at year end by the Named Officers:


                      OPTIONS GRANTED IN LAST FISCAL YEAR


                                                               INDIVIDUAL GRANTS
                                   --------------------------------------------------------------------------
                                      NUMBER OF       PERCENT OF TOTAL                                GRANT
                                     SECURITIES       OPTIONS GRANTED     EXERCISE                     DATE
                                     UNDERLYING       TO EMPLOYEES IN       PRICE      EXPIRATION    PRESENT
               NAME                OPTIONS GRANTED      FISCAL 1995       PER SHARE       DATE       VALUE(a)
---------------------------------- ---------------    ----------------    ---------    ----------    --------
Allen B. Salmasi..................     700,000              16.3%           $.275       7/28/00      $161,000
Janice I. Obuchowski..............     700,000              16.3%           $ .25       7/28/05      $161,000
Kevin M. Finn.....................     500,000              11.6%           $ .25       12/18/05     $115,000
Edward M. Knapp...................     600,000              14.0%           $ .25        7/3/05      $138,000
James S. Madsen...................     600,000              14.0%           $ .25       10/9/05      $138,000


---------------

(a) The Grant Date Present Value was computed using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0.00%; expected volatility of 160.0%; a risk-free interest rate of 5.6%; and an expected life of five years.



     The following table sets forth information with respect to (i) the exercise of stock options by the Named Officers during 1995; (ii) the number of unexercised options held by the Named Officers as of December 31, 1995; and
(iii) the value as of December 31, 1995 of unexercised in-the-money options calculated on the basis of the $0.25 fair market value ($0.275 in the case of Allen B. Salmasi) of the underlying securities at December 31, 1995, as determined by the Company's Board of Directors, minus the respective exercise price.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                                                VALUE OF
                                                                          NUMBER OF            UNEXERCISED
                                                                         UNEXERCISED          IN-THE-MONEY
                                                                         OPTIONS AT            OPTIONS AT
                                    NUMBER OF                         DECEMBER 31, 1995     DECEMBER 31, 1995
                                     SHARES                           -----------------     -----------------
                                    ACQUIRED                            EXERCISABLE/          EXERCISABLE/
              NAME                 ON EXERCISE     VALUE REALIZED       UNEXERCISABLE         UNEXERCISABLE
---------------------------------  -----------     --------------     -----------------     -----------------
Allen B. Salmasi.................        --               --              0/700,000                  --
Janice I. Obuchowski.............        --               --              0/700,000                  --
Kevin M. Finn....................        --               --              0/500,000                  --
Edward M. Knapp..................        --               --              0/600,000                  --
James S. Madsen..................        --               --              0/600,000                  --



     Employee Stock Purchase Plan. On February , 1997, the Company's Board of Directors approved the 1997 Employee Stock Purchase Plan (the "Purchase Plan")
covering an aggregate of           shares of Series B Common Stock. The Purchase
Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months. As of February , 1997, the Purchase Plan's initial offering period has not commenced and there are no outstanding rights to acquire Series B Common Stock under the Purchase Plan.


     Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors. Employees who participate in an offering can have up to 20% of their earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board of Directors, to the purchase of shares of Series B Common Stock. The price of Series B Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Series B Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

     In the event of a merger, consolidation, dissolution, or liquidation involving the Company, or the acquisition of beneficial ownership of at least 50% of the combined voting power of the Company by any person, entity or group (excluding Company employee benefit plan ownership), the Board of Directors has discretion to provide that each right to purchase Series B Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Purchase Plan will terminate at the Board's direction. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Series B Common Stock.


  1997 Non-Employee Director Stock Option Plan



     On February      , 1997, the Board of Directors adopted a 1997 Non-Employee
Director Stock Option Plan (the "Directors' Plan") and which will be subsequently approved by the stockholders. The total number of shares of Series B Common Stock to be reserved for issuance under the Directors' Plan is shares of Series B Common Stock. The Directors' Plan will provide for the grant of nonstatutory stock options to certain non-employee directors of the Company. However, non-employee directors either (i) who are serving on the Board of Directors as the designated representative of a stockholder of the Company or
(ii) who are immediate family members of any individual who is then a member of the Board of Directors and is providing services to the Company as an employee or consultant, shall not be eligible to receive option grants under the Directors' Plan. The Board of Directors (or, if appointed, a committee of members of the Board of Directors) shall determine the terms and conditions of each option grant, which must be consistent with the terms of the Directors' Plan. No eligible non-employee director may receive an option to purchase more than 150,000 shares of Series B Common Stock in a single calendar year. Each option will be subject to vesting over three years, with one-third of the shares subject to such option vesting at the end of each year based on continued service. The Board of Directors may establish a different vesting schedule for one or more options. The exercise price of all stock options granted under the Directors' Plan will be equal to the fair market value of a share of Series B Common Stock on the date of grant of the option. Options granted under the Directors' Plan will have a term of 10 years. No option granted under the Directors' Plan will generally be transferable by the optionee other than by will or the laws of descent or distribution, and each option will be exercisable, during the lifetime of the optionee, generally only by such optionee.


     Under certain changes of control of the Company, each non-employee director will have a reasonable time within which to exercise his or her options, including any part of an option that would not otherwise be exercisable prior to the effectiveness of the transaction, after which time the options will terminate. The Board of Directors may amend or terminate the Directors' Plan or one or more options granted under the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option. If not terminated earlier, the Directors' Plan will terminate upon the occurrence of a change in control which triggers the acceleration of exercisability and vesting of options granted under the Directors' Plan.

  401(k) Retirement and Savings Plan

     Effective as of July 1, 1995, the Board of Directors of the Company adopted The NextWave Telecom Inc. 401(k) Retirement and Savings Plan (the "Savings Plan"). The Savings Plan is a profit-sharing plan designed to be qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The Savings Plan covers all employees of the Company who have attained age 21 and have completed 30 days of service, as that term is defined in the Savings Plan.

     A participant in the Savings Plan may contribute up to 15% of his or her compensation on a pre-tax basis under the Savings Plan. Also, under the Savings Plan, the Company may, in its discretion, make matching contributions based on the pre-tax contributions of a participant that are not in excess of 10% of compensation. The matching contributions may be up to 100% of the pre-tax contributions subject to matching. In addition, participants may make after-tax contributions of up to 10% of compensation under the Savings Plan. A participant's after-tax contributions are not subject to matching.


     Finally, the Company may make in its discretion, certain additional contributions that generally will be allocated to participants in proportion to compensation. Discretionary profit-sharing contributions for any plan year will be allocated to participants who have been credited with 501 or more hours of service during the plan year and to participants who terminate employment during the plan year due to death, disability or retirement. The total annual contribution for each participant generally may not exceed the lesser of: (a) 25% of the participant's taxable compensation for such year, or (b) the greater of (i) 25% of the defined benefit dollar limitation then in effect under Section 415(b)(1) of the Code, or (ii) $30,000. The Company made no contributions to the Savings Plan during the period ended December 31, 1996.


     Contributions made by, or on behalf of, a participant, and interest, earnings, gains or losses on such amounts, are credited to accounts maintained for the participant under the Savings Plan. A participant under the Savings Plan is fully vested in his or her pre-tax and after-tax contributions accounts. Vesting in a participant's remaining account is based upon his or her years of service with the Company. A participant is initially 20% vested after the completion of two years of service with the Company. The participant's vested percentage increases by 20% for each subsequent year of service with the Company, so that the participant is 100% vested after the completion of six years of service. In addition, a participant becomes fully vested in his or her accounts upon retirement due to permanent disability, attainment of age 65 or death. Finally, the Savings Plan provides that the Board of Directors of the Company may at any time declare the Savings Plan partially or completely terminated, in which event, the accounts of each participant with respect to whom the Savings Plan is terminated will become fully vested.

     In the event of a termination, partial termination or a complete discontinuance of contributions, the accounts of each affected participant will become fully vested.

                             PRINCIPAL STOCKHOLDERS


     The following tables set forth, as of December 31, 1996, the amount and percentage ownership of the Company's Series A Common Stock and Series B Common Stock beneficially owned by each holder of 5% or more of the Series A Common Stock or Series B Common Stock, by each director and Named Officer of the Company and by all officers and directors of the Company as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the Series A Common Stock or Series B Common Stock shown as beneficially owned. An asterisk denotes beneficial ownership of less than 1%.


SERIES A COMMON STOCK


                                          AMOUNT AND                                              PERCENTAGE OF
                                          NATURE OF        PERCENTAGE OF          AMOUNT AND       OUTSTANDING
                                          BENEFICIAL        OUTSTANDING            NATURE OF        SERIES A
                                          OWNERSHIP           SERIES A            BENEFICIAL      COMMON STOCK
                                           PRIOR TO         COMMON STOCK           OWNERSHIP        AFTER THE
                                          THE EQUITY        PRIOR TO THE           AFTER THE         EQUITY
          NAME AND ADDRESS(1)              OFFERING       EQUITY OFFERING       EQUITY OFFERING    OFFERING(2)
----------------------------------------  ----------   ----------------------   ---------------   -------------
Allen B. Salmasi
  and Nicole N. Salmasi(3)..............  19,091,435             52.7%
Good News Communications Company,
  LLC(4)................................  11,960,866             33.0%
Janice I. Obuchowski(5).................   1,896,273              5.2%
James S. Madsen(6)......................     634,467              1.8%
Kevin M. Finn(7)........................     556,830              1.5%
Edward M. Knapp.........................     130,003                *
All Directors and Officers as a group
  (17 persons, including those named
  above)................................  23,244,495             64.1%


---------------

(1) The address for all persons named above (except Good News Communications Company, LLC) is c/o The Company, 6256 Greenwich Dr., Suite 500, San Diego CA 92122. The address for Good News Communications Company, LLC is 7710 Balboa Ave., Suite 227-E, San Diego, CA 92111.



(2) From and after the closing of the Equity Offering, under an irrevocable election of a majority interest of the holders of Series A Common Stock, all of the Series A Common Stock (other than 3,000 shares) will convert into fully paid and nonassessable shares of Series B Common Stock and Series C Common Stock. See "Description of Capital Stock."


(3) All shares shown are held of record by Navation Inc., a corporation owned and controlled by Mr. and Mrs. Salmasi and members of their immediate family.


(4) All shares shown are held of record by Good News Communications Company, LLC, a limited liability company of which Mr. Stephen Park is the majority member.



(5) All shares shown are held of record by Freedom Mobility Inc., a corporation owned and controlled by Ms. Obuchowski and members of her immediate family.



(6) All shares shown are held of record by Jarrah, Inc., a corporation owned and controlled by Mr. Madsen and members of his immediate family.



(7) All shares shown are held of record by Marin/Finn Industries, Inc., a corporation owned and controlled by Mr. Finn and members of his immediate family.

SERIES B COMMON STOCK


                                                          PERCENTAGE OF OUTSTANDING   PERCENTAGE OF OUTSTANDING
                                                            SERIES B COMMON STOCK       SERIES B COMMON STOCK
                                   AMOUNT AND NATURE OF         PRIOR TO THE                  AFTER THE
        NAME AND ADDRESS           BENEFICIAL OWNERSHIP        EQUITY OFFERING           EQUITY OFFERING(1)
---------------------------------  --------------------   -------------------------   -------------------------
MCI Telecommunications
  Corporation(2).................       23,673,284                   15.8%
1801 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Hughes Network Systems,
  Inc.(3)........................       10,000,000                    7.9%
11717 Exploration Lane
Germantown, MD 20876
QUALCOMM Incorporated(4)(5)......        8,797,221                    6.9%
6455 Lusk Avenue
San Diego, CA 92121
PECO Energy Company(4)...........        7,647,222                    6.0%
2301 Market Street
Philadelphia, PA 19101
Pohang Steel America Corp.(6)....        6,666,666                    5.3%
300 Tice Blvd.
Woodcliff Lake, NJ 07675
Allen B. Salmasi and
Nicole N. Salmasi(7)(8)..........       20,698,308                   16.4%
Good News Communications(9)......       12,879,868                   10.2%
Janice I. Obuchowski(7)(10)......        2,181,974                    1.7%
Kevin M. Finn(7)(11).............          771,215                      *
James S. Madsen(7)(12)...........          825,432                      *
Edward M. Knapp(7)...............          139,994                      *
All Directors and Officers as a
  Group (17 persons, including
  those named above)(7)(13)......       26,039,303                   19.9%


---------------

 (1) Based on           shares of Series B Common Stock outstanding, which does
     not include options warrants, convertible debt or other or rights to
     purchase           shares of Series B Common Stock which have not yet
     vested, or are not exercisable or convertible within the next 60 days. For a description of additional options, warrants and convertible debt, see "Description of Capital Stock -- Options, Warrants and Convertible Debt." Assumes the conversion of all outstanding Series A Common Stock (other than 3,000 shares) from and after the consummation of the Equity Offering. See Note (2) on the previous page.



 (2) Includes 23,673,284 shares of Series B Common Stock subject to purchase within 60 days upon exercise of warrants.



 (3) Includes 10,000,000 shares of Series B Common Stock subject to purchase within 60 days upon conversion of a convertible promissory note held by Hughes.



 (4) Includes shares of Series B Common Stock subject to purchase within 60 days upon exercise of warrants to purchase shares of Series B Common Stock at $3.00 per shares (the "Series B Warrants") by the following domestic investors: QUALCOMM, 1,111,111 and PECO Energy Company, 980,556.



 (5) Includes 1,019,444 shares of Series B Common Stock subject to purchase within 60 days upon conversion of a convertible promissory note held by QUALCOMM.



 (6) Excludes 4,419,582 shares of Series B Common Stock which will become issuable to POSAM upon exercise of Series B Warrants following additional issuances of equity interests by NextWave to domestic investors, thereby permitting additional foreign ownership of NextWave's equity interests under the FCC's rules.



 (7) All amounts shown include           shares of Series C Common Stock to be
     received by members of the Control Group in the Recapitalization which are subject to redemption pursuant to the terms of the CTRs. See "Description of Contingent Transfer Rights." The address for these persons is c/o NextWave, 6256 Greenwich Drive, Suite 500, San Diego, CA 92122.

 (8) All shares shown are held of record by Navation Inc., a corporation owned and controlled by Mr. and Mrs. Salmasi and members of their immediate family. Also includes 140,000 shares of Series B Common Stock issuable upon the exercise of stock options which are exercisable within 60 days after the date hereof, at an exercise price of $0.275 per share.



 (9) All shares shown are held of record by Good News Communications Company, LLC, a limited liability company of which Mr. Stephen Park is the majority member. The address for Good News Communications Company, LLC is 7710 Balboa Ave., Suite 227-E, San Diego, California 92111.



 (10) All shares are held of record by Freedom Mobilty Inc., a corporation owned and controlled by Ms. Obuchowski and members of her immediate family. Includes 140,000 shares of Series B Common Stock issuable upon the exercise of stock options exercisable within 60 days after the date hereof, at an exercise price of $0.25 per share.



(11) All shares shown are held of record by Marin/Finn Industries, Inc., a corporation owned and controlled by Mr. Finn and members of his immediate family. Includes 100,000 shares of Series B Common Stock issuable upon the exercise of stock options exercisable within 60 days after the date hereof, at an exercise price of $0.25 per share and Series B Warrants to purchase 4,934 shares of Series B Common Stock.



(12) All shares shown are held of record by Jarrah, Inc., a corporation owned and controlled by Mr. Madsen and members of his immediate family. Includes 120,000 shares of Series B Common Stock issuable upon the exercise of stock options exercisable within 60 days after the date hereof, at an exercise price of $0.25 per share and Series B Warrants to purchase 153 shares of Series B Common Stock.



(13) Includes 877,000 shares of Series B Common Stock issuable upon the exercise of stock options exercisable within 60 days after the date hereof, at exercise prices of $0.25 to $0.275 per share and Series B Warrants to purchase 9,083 shares of Series B Common Stock.



     For information regarding the election of directors of the Company, see "Management -- Board of Directors -- Election of Directors" and "Certain Relationships and Related Transactions" and for information regarding other voting provisions of the Company's Amended and Restated Certificate of Incorporation, see "Description of Capital Stock."



AMENDED AND RESTATED SERIES A SHAREHOLDERS AGREEMENT



     Pursuant to the terms of the Amended Series A Shareholders Agreement, the holders of Series A Common Stock (all of whom constitute members of the Control Group) are restricted from transferring their shares of Series A Common Stock, Series B Common Stock and Series C Common Stock until the later of (i) three years from the License Grant Date or such longer period of time as may be required to comply with the FCC's rules and regulations or (ii) the trading day following the CTR Expiration Date. After the initial three-year period and until the tenth anniversary of the License Grant Date, the holders of Series A Common Stock that comprise the Qualifying Investors of the Control Group cannot transfer their shares of Series A Common Stock, Series B Common Stock and Series C Common Stock unless, after such transfer, the Qualifying Investors continue to own the Required Ownership Percentage. Any transfer of shares which is otherwise permitted by the foregoing sentence is subject to a first right of purchase by the Company and, to the extent not purchased by the Company, by the other Qualifying Investors. In the event of the death of a Series A shareholder, the shares of Series A Common Stock, Series B Common Stock and Series C Common Stock held by such shareholder may be transferred only to such shareholder's spouse or immediate family unless such transfer violates FCC regulations. If such shares are not transferred as provided above, the Company and then the remaining Series A shareholders have the right to purchase the shares at "fair market value" (as defined in the Amended Series A Shareholders Agreement), with a 25% downpayment in cash and the remainder in a promissory note. The CTR Agreement will provide that the Company will enforce all of the Company's rights under the foregoing provisions of the Amended Series A Shareholders Agreement and will not give to any other party thereto a waiver of any of its obligations under such provisions or excuse any breach by such other party of any such obligation thereunder. The Amended Series A Shareholders Agreement also provides that upon conversion of shares of Series A Common Stock into Series B Common Stock and Series C Common Stock, the holders will vote their shares to maintain a representative of SONY on the Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Navation has purchased since inception 29,370,589 shares of Series A Common Stock from the Company, at a purchase price of $0.25 per share, for an aggregate consideration of $7,342,647. Mr. Allen Salmasi, the Company's Chairman of the Board, President and Chief Executive Officer, controls Navation and owns a 20% interest in Navation, with the remaining interests owned by members of his immediate family. As payment for 5,340,586 of such shares, Navation paid the par value in cash and issued a promissory note to the Company in the amount of $1,334,612, at an interest rate of 6% per annum, which matures upon demand (the "Navation Purchase Note").



     Freedom Mobility Inc. has purchased since inception 2,917,260 shares of Series A Common Stock, at a purchase price of $0.25 per share, for an aggregate consideration of $729,315. Ms. Janice Obuchowski, the Company's Vice-Chairman, owns a majority interest in Freedom Mobility Inc., with the remaining ownership interests held by members of her immediate family. As payment for 536,244 of the shares, Freedom Mobility Inc. paid the par value in cash and issued a promissory note to the Company in the amount of $134,007, at an interest rate of 6% per annum, which matures upon demand (the "Freedom Purchase Note"). See "Certain Indebtedness -- Bridge Notes."



     Ms. Obuchowski is the principal owner of Freedom Technologies Inc., which provides consulting services to the Company pursuant to an informal arrangement, receiving $120,000 and $186,000 for such services in 1995 and for the nine months ended September 30, 1996, respectively. Ms. Obuchowski is married to Mr. Albert Halprin, a partner at Halprin, Temple, Goodman & Sugrue. The Company retained Halprin, Temple, Goodman & Sugrue to perform legal services in 1996 and intends to continue this relationship in the future.


     Upon his joining the Company in May 1996, Mr. Gene Welsh received a $135,000 loan from the Company. The loan bears interest at 6% per annum and matures on the earlier of January 15, 1998 or termination of employment, except that Mr. Welsh is obligated to apply any future bonus amounts (net of applicable taxes) to repayment of the loan.


     Certain stockholders of the Company have entered into the Stockholders' Voting Agreement, pursuant to which such stockholders have agreed for an initial period of three years (subject to extension in the event a party is a 6% Stockholder at the end of the initial period) to elect to the Company's Board of Directors representatives designated by certain "Early Investors" (as defined in such agreement). Immediately following the consummation of the Equity Offering, the Company will appoint the following directors at the request of the Early
Investors: Ha-Young Aum at the request of POSAM, Jang-Ho Chung at the request of LG, Gregory A. Cucchi at the request of PECO Energy Company, Jung-Boo Kim at the request of Korea Electric Power Corporation, Manjin J. Kim at the request of ILJIN America Corp., Muhit U. Rahman at the request of Triumph Capital Group, Inc. and Yutaka Sato at the request of SONY. See "Management -- Directors and Executive Officers -- Election of Directors."



     Under the terms of the Subscription Agreement (as defined below) between the Company and Hughes, the Company has agreed upon written notice from Hughes on or before March 29, 1997, to use its best efforts to cause the appointment of a Hughes representative to the NextWave Board of Directors. Hughes, the Company and the Series A stockholders of the Company have also entered into a Special Voting Agreement pursuant to which such stockholders have agreed for three years to elect to the Company's Board of Directors a representative designated by Hughes. See "Business -- Equipment Vendors -- Hughes" and "Description of Capital Stock -- Other Options, Warrants and Convertible Debt -- Convertible Debt -- Hughes Subscription Agreement, Convertible Promissory Note and Escrow Agreement."



     During the period from January through April 1996, the Company performed consulting services for Korean Information and Communications Co., Ltd, the president and chief executive officer of which is the father of Stephen Park, an employee of the Company. Stephen Park is the majority member of Good News Communications Company, LLC, a Series A Common Stockholder of the Company. During the nine months ended September 30, 1996, the Company recorded consulting revenues and consulting costs in the amounts of $1,914,000 and $1,832,000, respectively.



     In lieu of payment of a $500,000 advisory service fee in connection with a private placement, Triumph Capital Group, Inc. will be issued 100,000 shares of Series B Common Stock at a price per share of $5.00.



     For a description of agreements between the Company and MCI, see
"Business -- MCI Agreement" and "Description of Capital Stock -- Other Options, Warrants and Convertible Debt -- Warrants -- MCI Warrants."



     See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources" for information regarding loans to the Company from POSAM, PECO and LG. See
"Business -- Equipment Vendors" for information regarding a commitment by LGIC, the parent corporation of LG, to provide PCS infrastructure equipment and financing to the Company.

                   DESCRIPTION OF CONTINGENT TRANSFER RIGHTS



     General. The CTRs will be issued under the CTR Agreement between the Company and the CTR Agent, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the CTR Agreement does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all provisions of the CTR Agreement, including the definitions of certain terms therein.



     Payment at Expiration Date.  Each CTR represents the right to receive as of
          , 2000 (the date which is three one-half years following consummation of the Equity Offering) (the "CTR Expiration Date"), subject to adjustment as described under "Adjustment" below, a number of shares set forth below under "CTR Formula" of Series B Common Stock (or fraction of a share of Series B Common Stock) to be determined by the Average Fair Market Value (as defined below) of the Series B Common Stock for the 60 trading day period ending on the 5th trading day prior to the CTR Expiration Date (the "Valuation Period").



     CTR Formula. Each CTR will entitle the holder thereof (the "CTR Holder") to receive, subject to adjustment as provided in "Adjustment" below, one share of Series B Common Stock, if the Average Fair Market Value of the Series B
Common Stock during the Valuation Period is less than $          . If the
Average Fair Market Value of the Series B Common Stock during the Valuation
Period is equal to or greater than $          and less than $          , each
CTR Holder will be entitled to receive, subject to adjustment as provided in "Adjustment" below, a fraction of a share of Series B Common Stock determined by
dividing (A) $          minus the Average Fair Market Value of the Series B
Common Stock during the Valuation Period by (B) the Average Fair Market Value of the Series B Common Stock during the Valuation Period. If the Average Fair Market Value of the Series B Common Stock is equal to or greater than
$          during the Valuation Period each CTR will expire and no shares of
Series B Common Stock will be issuable thereunder. The CTR Agreement will provide that "Average Fair Market Value" with respect to the Series B Common Stock means the average of the Market Prices of the Series B Common Stock during the Valuation Period. The CTR Agreement will provide that the term "Market Price" shall mean (a) the closing sales price of the Series B Common Stock on The Nasdaq National Market or such other national securities exchange on which the Series B Common Sock is then listed or admitted for trading, or (b) if the Series B Common Stock is not then listed or traded on any exchange or The Nasdaq National Market, the average of the closing bid and ask prices per share on the Nasdaq Market, (c) or if such quotation is not available, the fair market value thereof as determined by a nationally recognized investment banking, accounting or appraisal firm.



     Series C Common Stock; Escrow Agreement. As a condition to the consummation of the Equity Offering, each share of Series A Common Stock (other
than 3,000 shares) will be converted into           shares of Series B Common
Stock and           shares of Series C Common Stock. Pursuant to the Company's
Amended and Restated Certificate of Incorporation, the Series C Common Stock will be mandatorily redeemable by the Company if shares of Series B Common Stock are required to be issued in settlement of the CTRs, at a redemption price of $.0001 per share of Series C Common Stock. In such event, the CTR Agreement will provide that the Company will redeem a number of shares of Series C Common Stock equal to the number of shares of Series B Common Stock issued in settlement of the CTRs. For a description of the other terms of the Series C Common Stock, see "Description of Capital Stock -- Series C Common Stock."



     Pursuant to the CTR Escrow Agreement to be entered into by the holders of the Series C Common Stock, the CTR Agent and the Company, the holders of the Series C Common Stock will transfer to the CTR Agent the Series C Common Stock. The Escrow Agreement will provide that the CTR Agent will hold the shares of Series C Common Stock so received in accordance with and pursuant to the terms of the Escrow Agreement. The CTR Agent will hold such shares of Series C Common Stock pending redemption pursuant to the terms described in the preceding paragraph or the early termination of the CTRs pursuant to the provisions of the CTR Agreement described under "Early Expiration of the CTRs" below. To the extent shares of Series C Common Stock remain outstanding following settlement or early termination of the CTRs, the CTR Agent will release such shares of Series C Common Stock to the registered holders thereof and such shares will automatically convert into shares of Series B Common Stock.

     An aggregate of       shares of Series C Common Stock will be issued to the
Control Group, together with shares of Series B Common Stock, in exchange for the outstanding shares of Series A Common Stock (other than 3,000 shares) upon the consummation of the Equity Offering. To the extent the Underwriters' over-allotment option is not exercised, an equivalent number of shares of Series C Common Stock will be automatically converted into Series B Common Stock such that the total remaining outstanding shares of Series C Common Stock will equal the number of CTRs issued in the Equity Offering.



     Early Expiration of the CTRs. If, after 18 months from the closing of the Equity Offering, the Fair Market Value of the Series B Common Stock exceeds
$          for 30 of any 60 consecutive trading days prior to the CTR Expiration
Date, the CTRs will terminate and no shares of Series B Common Stock will be issuable thereunder.



     Fractional Shares. The CTR Agreement will provide that the Company may pay cash in lieu of fractional shares, if any, to be issued in respect of the CTRs. If the Company elects to pay cash in lieu of such fractional shares, the Company will pay cash in an amount equal to such fractional interest multiplied by the Average Fair Market Value of the Series B Common Stock during the Valuation Period.



     Delivery of Shares to CTR Holders. The shares of Series B Common Stock to which holders of CTRs are entitled will be delivered to such holders by the Company within 30 business days of the CTR Expiration Date.



     Certain Purchases and Sales. The CTR Agreement will provide that the Company will not, and will not permit any of its subsidiaries, officers and directors to purchase, sell or otherwise dispose of any shares of the Series B Common Stock in open market transactions, in privately negotiated transactions or otherwise (other than pursuant to the conversion or exercise of outstanding securities), on any day during the period commencing 30 trading days before the Valuation Period and ending on the last day of the Valuation Period.



     Amended Series A Shareholders Agreement. As a condition to the consummation of the Equity Offering, the Amended Series A Shareholders Agreement will provide that the terms and conditions thereof will apply to the shares of Series A Common Stock, Series B Common Stock and Series C Common Stock, if any, to be issued in the Recapitalization to be effected prior to the consummation of the Offerings. Under the Amended Series A Shareholders Agreement, the holders of Series A Common Stock will be restricted from transferring their shares of Series A Common Stock, Series B Common Stock and Series C Common Stock until the later of (i) three years from the License Grant Date or such longer period as may be required to comply with the FCC's rules and regulations or (ii) the trading day following the CTR Expiration Date. The CTR Agreement will provide that the Company will enforce all of the Company's rights under the Amended Series A Shareholders Agreement and will not give to any other party thereto a waiver of any of its obligations thereunder or excuse any breach by such other party of any such obligation thereunder. For a description of the terms of the Amended Series A Shareholders Agreement, see "Principal Stockholders."



     No Extension of 10% Qualified Investor Holding Period. The CTR Agreement will provide that the Company will not take any action or fail to take any
action that could reasonably be expected to extend beyond                     ,
2000, the date on which, pursuant to applicable FCC rules and regulations, including 47 C.F.R. Section 24.709(b)(5)(i)(D), as currently in effect, as such section may be amended from time to time, or any similar section, rule or regulation hereafter adopted by the FCC, the aggregate equity interest in the Company required to be held by the Qualifying Investors is reduced to 10%.



     No Extension of Valuation Period. The CTR Agreement will provide that the Company will not take any action or fail to take any action that would lengthen the Valuation Period.



     Adjustments. In the event the Company shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of outstanding shares of the Series B Common Stock, the Company shall appropriately adjust the CTR Formula. Whenever such an adjustment is made, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment;
(ii) promptly file with the CTR Agent a copy of such certificate; and (iii) mail a brief summary thereof to each CTR Holder.

     Consolidation, Merger and Sale of Assets. The CTR Agreement will provide that the Company may, without the consent of the CTR Holders, consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any corporation, partnership or trust organized under the laws of the United States of America, any state thereof or the District of Columbia, provided that (i) the successor entity assumes the Company's obligations under the CTRs and the CTR Agreement and (ii) the Company delivers to the CTR Agent an officer's certificate regarding compliance with the foregoing.



     CTR Separation from Units. The CTRs and the shares of Series B Common Stock included in the Units will become detachable and separately tradeable 90 days after the closing date of the Equity Offering, or such earlier date as may be determined by Smith Barney Inc.



     No Rights as Stockholders. The CTRs will not confer upon the CTR Holder any voting rights or any other rights as a stockholder of the Company prior to their maturity.



     Amendments. The CTR Agreement may be amended by the written consent of the Company and the affirmative vote or the written consent of CTR Holders holding not less than a majority of the CTRs. Notwithstanding the foregoing, the Company and the CTR Agent may from time to time supplement or amend the CTR Agreement, without the approval of any CTR Holder, in order to cure any ambiguity or to correct or supplement any provision contained in the CTR Agreement, which may be defective or inconsistent with any other provision in the CTR Agreement, or to make any other provisions in regard to matters or questions arising under the CTR Agreement which the Company and the CTR Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the CTRs and which shall not adversely affect the interests of the CTR Holders.



     Listing. Application will be made for the quotation of the CTRs on The Nasdaq National Market.



                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS



     The following discussion is a summary of certain United States federal income tax considerations relevant to the purchase, ownership and disposition of Units, Series B Common Stock and CTRs by holders acquiring Units on original issue, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and legislative, judicial or administrative action all in effect as of the date hereof, all of which are subject to changes or different interpretations at any time. Any such changes or interpretations may be applied retroactively in a manner that could adversely affect a holder of Units, Series B Common Stock or CTRs. The succeeding discussion assumes that holders will acquire Units on original issue as "capital assets" within the meaning of Section 1221 of the Code.



     The Company has not sought and will not seek any rulings from the IRS with respect to any of the tax consequences discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of Units, Series B Common Stock and CTRs or that any such position would not be sustained.



     The tax treatment of a holder of Units, Series B Common Stock and CTRs may vary depending on his particular situation or status. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons who are not "United States persons" within the meaning of Section 7701(a)(30) of the Code, and persons holding the Units, Series B Common Stock and the CTRs as a part of a "straddle," "hedge" or "conversion transaction" except as a result of owning both Series B Common Stock and the CTRs as discussed below) may be subject to special rules not discussed below. In addition, the following discussion does not consider the effect of the applicable foreign, state, local or other tax laws.

     EACH PURCHASER SHOULD CONSULT HIS TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF PURCHASING, HOLDING AND DISPOSING OF UNITS, SERIES B COMMON STOCK OR CTRS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.



ALLOCATION OF BASIS



     Each holder of a Unit will have an aggregate tax basis in the Unit equal to the amount of cash paid by the holder for such Unit. For United States federal income tax purposes, a holder's aggregate tax basis in the Units will be allocated between the CTRs and the Series B Common Stock represented by such Units based on their relative fair market values at the time of the issuance. The Company will provide holders with its estimate of the relative fair market values of the CTRs and Series B Common Stock at the time of issuance for this purpose. There can be no assurance, however, that the IRS will respect the Company's determination.



CTRS



     Characterization of CTRs. The treatment of the CTRs for United States federal income tax purposes is uncertain. In a published revenue ruling, Revenue Ruling, 88-31, 1988-1 C.B. 302, the IRS treated "contingent value rights" that were in many respects similar to the CTRs as cash settlement put options. One possibly significant difference is the fact that the CTRs are payable only in Series B Common Stock at their maturity whereas the "contingent value rights" discussed in Revenue Ruling 88-31 were, at their maturity, payable in cash or stock at the election of issuer. Thus, although not free from doubt, based on Revenue Ruling 88-31 and the terms of the CTRs, it is expected that for United States federal income tax purposes the CTRs constitute a property right that is economically equivalent to a put option that can only be settled in the issuer's stock.



     Sale or exchange. Generally, a holder will recognize gain or loss upon the sale or disposition of a CTR in an amount equal to the difference between (i) the amount of cash and the fair market value of other property received (if any) in exchange therefor and (ii) the holder's tax basis in the CTR. In general, such gain or loss will be capital gain or loss if the CTR is held as a capital asset and will be long-term capital gain or loss if the holder's holding period for the CTR is more than one year. (For special rules relating to the holding period, see "Possible Application of Straddle Rules to Series B Common Stock and CTRs" discussed below.)



     Termination of CTRs. The tax consequences of the termination of CTRs on the CTR Expiration Date is not entirely clear. If Revenue Ruling 88-31 is dispositive with respect to this issue, the termination would constitute a taxable event that is treated as a sale or exchange. If so, a holder would recognize gain (or, subject to certain limitations, loss) on the CTR Expiration Date in an amount equal to the difference between (i) the fair market value of the shares of Series B Common Stock received, if any, plus cash paid in lieu of fractional shares of Series B Common Stock, if any, and (ii) the tax basis in the CTRs cancelled in the exchange.



     Alternatively, it could be argued that Revenue Ruling 88-31 should not be dispositive of the income tax consequences of the termination of the CTRs because, unlike the "contingent value rights" addressed in Revenue Ruling 88-31, the CTRs must be settled in Series B Common Stock and cannot be settled in cash. Under an alternative interpretation, the termination of the CTRs would be considered a non-taxable event based on the theory that the CTRs are analogous to warrants to acquire stock, the exercise or termination of which are generally not subject to taxation. In the event termination of the CTRs is regarded as a non-taxable event, the basis in the Series B Common Stock received by a holder would be equal to the holder's basis in the CTRs cancelled in exchange (except to the extent allocable to a fractional share for which cash is received). A holder would recognize gain or loss in an amount equal to the difference between the amount of cash, if any, received for a fractional share and the holder's allocable tax basis in such fractional share.



     The holding period for any shares of Series B Common Stock received on the CTR Expiration Date will begin on the CTR Expiration Date and will not include the holding period during which the CTRs were held.



     Some or all of any loss realized on the CTR Expiration Date may be deferred and a holder's holding period with respect to a CTR may be adjusted under the straddle rules described below.

POSSIBLE APPLICATION OF STRADDLE RULES TO COMMON STOCK AND CTRS



     The Code provides special rules concerning the recognition of losses and the determination of holding periods with respect to positions that are part of a "straddle", which for United States federal income tax purposes is defined as offsetting positions with respect to personal property. A "position" is an interest (including an option or warrant) in personal property. For this purpose, personal property does not include common stock unless the common stock is part of a straddle where one of the offsetting positions is an option or warrant with respect to the common stock. Positions are treated as "offsetting" where the risk of loss from holding one position is substantially diminished by reason of holding another position.



     It is not clear whether shares of Series B Common Stock and CTRs would constitute offsetting positions that are part of a straddle. Because the risk of loss from holding Series B Common Stock may be considered substantially diminished by reason of holding the CTRs and because the value of the CTRs and the Series B Common Stock may vary inversely over certain ranges of values, the CTRs and the Series B Common Stock may be considered offsetting positions with respect to personal property and thus a "straddle." Alternatively, it is possible that the straddle rules may not apply to holders who purchase Units upon original issuance, because it is uncertain whether the value of Series B Common Stock and CTRs purchased on original issuance will vary inversely with each other.



     If the straddle rules apply, any loss realized in a taxable year by a holder owning both CTRs and Series B Common Stock upon a disposition of either the CTRs or the Series B Common stock, or any loss realized on the termination of the CTRs, would be recognized only to the extent such realized loss exceeds the "unrecognized gain" on the retained position. The unrecognized portion of such loss would be deferred and treated as a loss sustained in the succeeding taxable year, the recognition of which would continue to be subject to the straddle rules.



     In addition, if the CTRs and the Series B Common Stock were considered a "straddle," the holding period for the Series B Common stock and the CTRs would begin only upon the disposition of the other position. Under this rule, and subject to the loss deferral rule discussed immediately above, any capital gain or loss recognized upon the disposition of such Series B Common Stock or CTRs, whichever occurs first, would be short-term, and any capital gain or loss recognized upon the disposition of the second position would be long-term or short-term depending on whether the long-term holding period requirement has been met, commencing with the disposition of the first position.



     The rules governing "straddles" do not apply once a holder entirely disposes of one position. Holders should also be aware that subsequent purchasers of the Units, CTRs or Series B Common Stock are subject to certain special holding period rules governing "straddles."



     Section 263(g) of the Code disallows a deduction for interest and carrying charges allocable to personal property that is part of a straddle and requires such amounts to be added to the tax basis of such personal property.



     The Code directs the Secretary of the Treasury to issue regulations prescribing the method for determining the portion of a position that is subject to the straddle rules when the size of the position exceeds the size of the offsetting position. No such regulations have yet been issued.



     THE STRADDLE RULES DESCRIBED ABOVE ARE COMPLEX, AND HOLDERS OF SERIES B COMMON STOCK AND CTRS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THESE RULES TO THE SERIES B COMMON STOCK AND THE CTRS.



DIVIDENDS RECEIVED DEDUCTION FOR CORPORATE HOLDERS OF SERIES B COMMON STOCK



     In general, a corporate holder of Series B Common Stock is not entitled to a dividends received deduction with respect to dividends received thereon unless such holder has held the Series B Common Stock for more than 45 days. In general, the holding period does not include any period in which such holder's risk of loss is diminished by holding one or more other positions with respect to property which is substantially similar or related to the Series B Common Stock. These rules are intricate, and it is not clear whether shares of Series B Common Stock and CTRs would be subject to this suspended holding period rule. Because the value of the Series B Common Stock and the CTRs may vary inversely over certain ranges of values and because the CTRs may constitute property which is substantially similar or related to the Series B Common Stock, a corporate holder's holding period for Series B Common Stock for this purpose may exclude those days on which it held a CTR, which may render such holder ineligible for the dividends received deduction with respect to dividends received on the Series B Common Stock.


                          DESCRIPTION OF CAPITAL STOCK


     The following summary description of the capital stock of the Company does not purport to be complete and is subject to the provisions of the Company's Amended and Restated Certificate of Incorporation and Restated Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.


AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     The authorized capital stock of the Company currently consists of 500 million shares of Common Stock, par value $.0001 per share. Of the 500 million authorized shares of the Company's Common Stock, 60 million shares have been designated as Series A Common Stock; 278,980,556 shares have been designated as Series B Common Stock; 1,019,444 shares have been designated as Series C Common Stock; and the remaining 160 million shares of Common Stock are undesignated. As of January 31, 1997, 36,245,031 shares of Series A Common Stock were issued and outstanding, held by 28 stockholders of record, 125,931,074 shares of Series B Common Stock were issued and outstanding, held by 158 stockholders of record, and no shares of Series C Common Stock were outstanding. After the Equity Offering, all existing rights to acquire Series C Common Stock will become rights to acquire the same number of shares of Series B Common Stock.



     Upon consummation of the Equity Offering, however, the Company's Restated Certificate of Incorporation will be amended and restated to provide for authorized capital stock of 505,000,000 shares, which shall consist of 500,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, each having a par value of $.0001 per share. Of the 500,000,000 shares of Common Stock, 3,000 shares will be designated Series A Common Stock, all of which will be issued and outstanding and held by members of the Control Group,
shares will be designated Series B Common Stock, of which           shares will
be issued and outstanding and           shares will be designated Series C
Common Stock of which           shares will be issued and outstanding. No shares
of Preferred Stock will be issued and outstanding.



COMMON STOCK



     Voting Rights. Upon consummation of the Equity Offering, under the Company's Amended and Restated Certificate of Incorporation, the holders of the Series A Common Stock have the right to vote on all matters that come before the stockholders and shall have the right, voting as a class, to elect a majority of the Board of Directors. The holders of Series B Common Stock and Series C Common Stock have the right, voting together as a class, to elect a number of directors equal to the total number of directors, less the number of directors to be elected by the holders of Series A Common Stock, except as otherwise required by law. In addition, the affirmative vote of a majority of holders of Series A Common Stock, voting separately as a class, and of a majority of the holders of Series B Common Stock and Series C Common Stock, voting together as a class, shall be required for the Company (i) to amend the Company's Amended and Restated Certificate of Incorporation or Restated Bylaws in a manner detrimental to the Series B Common Stock or the Series C Common Stock, provided that except as required by law, no approval of the Series B Common Stock or the Series C Common Stock is required if such amendment is necessary to comply with FCC rules or regulations; (ii) to effect a sale, lease, mortgage, transfer or other disposal or encumbrance of all or substantially all of the Company's assets;
(iii) to enter into a merger or other business combination with any other entity which transaction would result in the Company's stockholders immediately prior to such transaction not holding at least fifty percent of the voting power of the surviving or continuing entity; (iv) to conduct a liquidation, dissolution or winding up of the Company; (v) to declare dividends, other than a dividend payable solely in shares of capital stock or in options to purchase shares of capital stock or a regular periodic dividend payable in cash and declared out of the earned surplus of the Company; (vi) to effect any capital reorganization of the Company or any reclassification or recapitalization of the capital stock of the Company; and (vii) as may otherwise be required by law.



     After the tenth anniversary of the License Grant Date, each holder of Series B Common Stock shall be entitled to one vote per share on all matters submitted to the vote of the Company's stockholders.



     Transfer Restrictions. Holders of Series A Common Stock, Series B Common Stock and Series C Common Stock shall be subject to certain transfer restrictions pursuant to the terms of the Company's Amended and Restated Certificate of Incorporation, which provides that any transfer of Common Stock of the Company by any party will be void and of no force and effect to the extent that such transfer will cause the Company or any of its subsidiaries to violate applicable FCC rules and regulations concerning foreign ownership or which will prevent the Company from qualifying as a "Designated Entity" and "Small Business" or "Very Small Business" under Part 24 of the rules of the FCC applicable to broadband PCS. See "Principal Stockholders."



     In order for the Company to qualify for the Entrepreneurs' Auction and as a Small Business or Very Small Business, the FCC Rules require that, during the three years following the date on which the last PCS license in the "C" or "F" frequency block for which the licensee is a winning bidder is granted, (i) a "control group" collectively own at least 25% for the three-year period after the License Grant Date of the Company's fully diluted equity and (ii) persons or entities meeting certain FCC qualifications known as "qualifying investors" own at least 60% of this percentage interest. To remain eligible for the preferences afforded bidders in the Entrepreneurs' Auction, during the 10-year term of the PCS license, a control group must maintain the rights to elect a majority of the members of the Company's Board of Directors and to exercise control over the Company, and the qualifying investors must continue to own at least 10% of the Company's fully diluted equity. A control group and the qualifying investors may satisfy the minimum FCC's Required Ownership Percentage by holding options or warrants.



     Conversion of Series A Common Stock at the Closing of the Equity
Offering. Pursuant to an irrevocable election made by the holders of a majority of the shares of Series A Common Stock, upon consummation of the Equity Offering each share of Series A Common Stock (other than 3,000 shares) will be converted
into      shares of Series B Common Stock and             shares of Series C
Common Stock.



     Series C Common Stock. Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Series C Common Stock will be mandatorily redeemable by the Company if and to the extent shares of Series B Common Stock are required to be issued in settlement of the CTRs, at a redemption price of $.0001 per share of Series C Common Stock. In such event, the Amended and Restated Certificate of Incorporation will provide that the Company will redeem a number of shares of Series C Common Stock equal to the number of shares of Series B Common Stock issued in settlement of the CTRs.



     In the event the Company subdivides (by stock dividend, stock split or otherwise) or combines (by reverse stock split or otherwise), the number of shares of Series B Common Stock the Company is obligated to appropriately adjust the number of shares of Series C Common Stock it will be obligated to redeem. In the event the Company redeems less than all of the then outstanding shares of Series C Common Stock, the Company will effect such redemption pro rata. In addition, no fractional shares or scrip representing fractions of shares of Series C Common Stock will be redeemed in connection with any such redemption. Upon the CTR Expiration Date, each share of Series C Common Stock which is not redeemed pursuant to the terms of the Amended and Restated Certificate of Incorporation will be converted into a share of Series B Common Stock. See "Description of Contingent Transfer Rights."



     An aggregate of       shares of Series C Common Stock will be issued to the
Control Group, together with shares of Series B Common Stock, in exchange for the outstanding shares of Series A Common Stock (other than 3,000 shares) upon the consummation of the Equity Offering. To the extent the Underwriters' over-allotment option is not exercised, an equivalent number of shares of Series C Common Stock will be automatically converted into Series B Common Stock such that the total remaining outstanding shares of Series C Common Stock will equal the number of CTRs issued in the Equity Offering.



     Control Group Warrants. Upon any issuance of shares of Common Stock, or options, warrants, rights or other securities exercisable for or convertible into shares of Common Stock, from and until 10 years after the License Grant Date, other than shares of Series B Common Stock issued (i) upon conversion of shares of Series A Common Stock; (ii) as a result of any adjustments for subdivisions, dividends or combinations; or (iii) as a dividend or distribution on Series A, Series B Common Stock or Series C Common Stock for which an adjustment is made pursuant to (ii) above, which issuance would cause the equity interest of the Control Group or the Qualifying Investors on a fully-diluted basis to fall below the Required Ownership Percentage, as defined in the Amended and Restated Certificate of Incorporation (such issuance, a "Dilutive Issuance"), the Qualifying Investors automatically shall be issued warrants to purchase shares of Series B. Common Stock at a price equal to "fair market value" of the Series B. Common Stock at the time of the Dilutive Issuance in an amount sufficient to maintain the aggregate equity interest of the Control Group or the Qualifying Investors in the Company at the Required Ownership Percentage. Any Control Group Warrants issuable prior to the CTR Expiration Date will expire on the later of the second anniversary of their issuance or six months after the CTR Expiration Date. Any Control Group Warrants issuable on or after the CTR Expiration Date will expire on the Termination Date and will provide that the exercise price thereof will be the then "fair market value" of the Series B Common Stock. Expiration of a Control Group Warrant which causes the equity interest of the Qualifying Investor on a fully diluted basis to fall below the Required Ownership Percentage shall be deemed to be a Dilutive Issuance. The issuance of Control Group Warrants will also trigger the Company's obligation to issue adjustment warrants to MCI. See "-- Other Options, Warrants and Convertible Debt -- MCI Warrants -- Adjustment Warrants."



     Automatic Conversion. Upon the tenth anniversary of the License Grant Date, all shares of Series A Common Stock shall automatically convert into shares of Series B Common Stock at a conversion ratio of one share of Series B Common Stock for each share of Series A Common, subject to adjustment as described below (the "Series A Conversion Ratio"). Upon conversion of shares of Series A Common Stock, any accrued but unpaid dividends with respect to the shares of Series A Common Stock so converted will become payable.



     Adjustment to Series A Conversion Ratio. In the event (i) the outstanding shares of Series B Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Series B Common Stock, respectively, the Series A Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased or decreased as appropriate and (ii) the Company shall declare or pay any dividend on the Series B Common Stock payable in shares of Series B Common Stock or in the event the outstanding shares of Series B Common Stock shall be subdivided, by reclassification or otherwise than by payment of a dividend in shares of Series B Common Stock, respectively, into a greater number of shares of Series B Common Stock, respectively, the Series A Conversion Ratio in effect immediately prior to such dividend or subdivision shall be proportionately decreased or increased as appropriate.



     Liquidation. Except to the extent otherwise required by applicable regulations of the FCC, as codified or otherwise adopted in decisions or orders of the FCC from time to time, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of any holders of Preferred Stock, the assets and funds which remain in the Company, if any, shall be distributed ratably on a per share basis among the holders of shares of Series A Common Stock (on the basis of the number of shares of Series B Common Stock into which such shares of Series A Common Stock are convertible at the applicable Series A Conversion Ratio), Series B Common Stock and Series C Common Stock (on the basis of the number of shares of Series B Common Stock into which such shares of Series C Common Stock are convertible).



     Dividends. Except to the extent otherwise required by applicable regulations of the FCC, as codified or otherwise adopted in decisions or orders from time to time, as and when dividends are declared and paid by the Company, whether in cash, property or securities of the Company (other than Series B Common Stock), the holders of Series A Common Stock and Series C Common Stock shall be entitled to participate in such dividends ratably on a per share basis (on the basis of the number of shares of Series B Common Stock into which such shares are convertible) with the holders of the Series B Common Stock.



PREFERRED STOCK



     Under the Amended and Restated Certificate of Incorporation, the Board of Directors is authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding in the aggregate the number of shares of Preferred Stock authorized by the Amended and Restated Certificate of Incorporation, as amended from time to time; and subject to the provisions of the Amended and Restated Certificate of Incorporation, to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Company, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the Company or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.



ANTITAKEOVER EFFECTS OF PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, RESTATED BYLAWS AND DELAWARE LAW



  Amended and Restated Certificate of Incorporation and Restated Bylaws



     The Restated Bylaws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least a majority of the Company's capital stock. These provisions of the Amended and Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. In addition, upon the Termination Date, the Amended and Restated Certificate of Incorporation provides that the Company's Board of Directors will be classified into three classes, that any stockholder action may only be taken at a duly called meeting of stockholders and that special meetings of stockholders may be called only by the Board of Directors. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

  Delaware Takeover Statute



     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.



     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.



OTHER OPTIONS, WARRANTS AND CONVERTIBLE DEBT



     Options. As of September 30, 1996, there were options to purchase 18,243,322 shares of Series B Common Stock outstanding under the Company's Amended and Restated Stock Option Plan, at exercise prices ranging from $0.25 to $5.00. Stock options which have been granted under the Amended and Restated Stock Option Plan generally expire 10 years after the date of grant.



     Convertible Debt



     Hughes Subscription Agreement, Convertible Promissory Note and Escrow Agreement



     Hughes Subscription Agreement and Convertible Promissory Note. On October 25, 1996, the Company entered into a Subscription Agreement (the "Subscription Agreement") with Hughes, pursuant to which the Company has sold the Hughes Convertible Note to Hughes in the principal amount of $50 million. The Hughes Convertible Note and accrued interest thereon, at a rate of 14% per annum, will automatically convert into shares of Series B Common Stock at a conversion price of $5.00 per share (subject to adjustment for stock splits, stock dividends, combinations and the like) upon the later of the closing of the Equity Offering or the early termination or expiration of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"). The Hughes Convertible Note matures on June 30, 1997 if not previously converted. Under the terms of the Subscription Agreement, the Company has agreed, upon written notice from Hughes on or before March 29, 1997, to use its best efforts to cause the appointment of a Hughes representative to the NextWave Board of Directors. Hughes has the right to have one individual designated by it continue to serve on the Company's board of directors for three years. The Subscription Agreement also contains customary representations, warranties and covenants with respect to the Company. See "Business -- Equipment Vendors."



     Hughes Escrow Agreement; Conditions to Release. The proceeds from the sale of the Hughes Convertible Note were deposited into an escrow account pursuant to the terms of an Escrow Agreement between Hughes, the Company and The Chase Manhattan Bank, as escrow agent. A total of $35 million of the Hughes Convertible Note proceeds were released to the Company in January 1997 when the Company's


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


C-Block licenses were granted. The remaining Hughes Convertible Note proceeds will be released from the escrow account by the completion of the Equity Offering.



     LG Loans



     Convertible Promissory Notes and Loan Agreement. On February 23, 1996, LG InfoComm, Inc., a California corporation and a subsidiary of LGIC ("LG"), entered into an agreement with the Company pursuant to which it agreed to make a convertible loan to the Company in an aggregate principal amount of $10 million which is convertible into 2 million shares of Series B Common Stock at a conversion price of $5.00 per share. The loan was funded on June 3, 1996. In August 1996, LGT advanced to the Company an additional $10 million which is expected to be evidenced by a convertible promissory note which will be converted into 2 million shares of Series B Common Stock at $5.00 per share upon the completion of the Equity Offering. Under a Loan Agreement dated as of January 6, 1997 (the "LG Loan Agreement"), between the Company and LG, LG lent an additional $25 million to the Company. The loan will bear interest at 9.6% and will mature on the earlier of (i) 30 days from the closing of the Equity Offering or (ii) six months from the drawdown date. In connection with the LG Loan Agreement, the Company agreed to reduce the conversion price on the $10 million convertible promissory note issued to LG under a loan agreement dated February 23, 1996 with the Company from $7.00 per share to $5.00 per share of Series B Common Stock (subject to antidilution adjustments).



     In January 1997, the Company and this vendor entered into a stock pledge agreement, pursuant to which the Company pledged all of the issued and outstanding capital stock of NextWave Personal Communications Inc. to this vendor as collateral for the repayment by the Company of the amounts advanced previously by this vendor. Pursuant to the loan agreement with the vendor, the Company agreed not to permit or create any liens on the assets of NextWave Personal Communications Inc. or allow NextWave Personal Communications Inc. to become obligated with respect to any indebtedness other than liens or indebtedness in connection with the C-Block payment terms provided by the FCC in connection with the grant of the Company's C-Block PCS licenses (the "C-Block Payment Terms"). The Company also agreed that NextWave Personal Communications Inc. will not transfer, encumber or cause any liens or encumbrances to attach to the capital stock of NextWave Personal Communications Inc. or the Company's C-Block PCS licenses, except as otherwise provided by the C-Block Payment Terms. Finally, the Company agreed to cause NextWave Power Partners to take all steps necessary to transfer any D-Block PCS licenses finally awarded to NextWave Power Partners to NextWave Personal Communications Inc. The stock pledge will be released upon payment of all obligations under the loan agreement with the vendor.



     Other Convertible Debt



     The Company issued $130,348,000 aggregate principal amount of Bridge Notes. The Bridge Notes are convertible at any time into 32,587,000 shares of Series B Common Stock at a conversion price of $4.00 per share. The Company is obligated
to prepay approximately $     million of Bridge Notes out of the proceeds of the
Debt Offering.



     QUALCOMM has made a convertible loan to the Company in an aggregate principal amount of $398,000 which is convertible into 1,019,444 shares of Series B Common Stock at a conversion price of $0.39 per share. This loan matures on June 7, 1999.



     In connection with its initial private placement of Series B Common Stock, the Company issued $38,912,478 aggregate principal amount of Convertible Promissory Notes to certain foreign investors. The Convertible Promissory Notes convert automatically into 12,970,826 shares of Series B Common Stock at a price of $3.00 per share at such time as conversion is permitted under the FCC's rules and regulations regarding foreign ownership. In the event the Convertible Promissory Notes are not fully converted by the first anniversary date of the completion of the C-Block Auction, each foreign stockholder shall have the right to demand repayment of the principal balance due under the Convertible Promissory Notes together with interest due thereon, at a rate of 6% per annum. The Convertible Promissory Notes otherwise mature on May 6, 2001.

     Warrants. The Company issued warrants to purchase 12,975,135 shares of Series B Common Stock to investors in its private placement of Series B Common Stock. These warrants have an exercise price of $3.00 per share and expire one year following the consummation of the Equity Offering. If at the time of expiration the warrant holder has been unable to exercise a warrant due to FCC ownership restrictions, the exercise period of the warrant will be extended to 90 days after the date the warrant holder becomes able to exercise the warrant without violating FCC regulations.



     In connection with certain loans made by PECO, the Company has issued to PECO warrants to purchase a total of 980,556 shares of Series B Common Stock at $3.00 per share. 500,000 of these warrants expire November 1, 1998 and 480,556 of these warrants expire March 29, 1999.



     In connection with a loan made to the Company by LG, the Company has issued to LG warrants to purchase 250,000 shares of Series B Common Stock at $3.00 per share. These warrants expire one year following the consummation of the Equity Offering. If at the time of expiration LG has been unable to exercise a warrant due to FCC ownership restrictions, the exercise period of the warrant will be extended to 90 days after the date LG becomes able to exercise the warrant without violating FCC regulations. See "Certain Indebtedness -- Convertible Promissory Notes."



     In connection with several third party consultants performing financial advisory services for the Company, the Company issued to the consultants warrants to purchase an aggregate of 164,113 shares of Series B Common Stock at $4.00 per share. These warrants expire one year following the consummation of the Equity Offering.



     In connection with the repayment of the Bridge Notes pursuant to the use of proceeds from the Offerings, the Company is obligated to issue to the Bridge Note holders warrants to purchase up to 32,587,000 shares of Series B Common Stock at an exercise price of $4.00 per share. These warrants expire five years from the date of issuance.



MCI Warrants



     Pursuant to the MCI Warrant Agreement, the Company has granted MCI the Initial Warrants to purchase shares of Series B Common Stock and has agreed to grant to MCI upon the occurrence of certain events the Additional Initial Warrants, the Adjustment Warrants and the Performance Warrants, as described below.



     Initial Warrants. On the date of the MCI Warrant Agreement, the Company granted MCI warrants to purchase 23,673,284 shares of Series B Common Stock (the "Initial Warrants"). These warrants have an exercise price of $4.00 per share, subject to adjustments for certain anti-dilution events, and, subject to extension in certain circumstances, expire on February 18, 2004. The exercise price of the Initial Warrants, however, will be adjusted, if necessary, to equal the exercise price of the Additional Initial Warrants upon the grant of such Additional Initial Warrants at the consummation of the Equity Offering or shortly thereafter.



     Additional Initial Warrants. Upon the consummation of the Equity Offering or shortly thereafter, the Company shall issue and deliver to MCI additional
warrants (the "Additional Initial Warrants") to purchase             shares of
Series B Common Stock (which, together with the Initial Warrants, will represent the right to acquire up to 12% of the outstanding shares of the Company's capital stock, on a Fully-Diluted Basis (the "Initial Grant Percentage"). These warrants will have an exercise price, subject to adjustment for certain anti-dilution events, equal to the lesser of (i) $4.00 per share; (ii) 40% of the price attributable to the Series B Common Stock included in the Units issued by the Company in the Equity Offering, if such price is less than $7.00 per share; or (iii) the lowest price per share for shares of Series B Common Stock (or options, warrants or securities convertible into Series B Common Stock) sold or issued by the Company on or after June 30, 1996 (and prior to the issuance and delivery of the Additional Initial Warrants). The Additional Initial Warrants will, subject to extension in certain circumstances, expire seven and one-half years after their date of issuance.



     Adjustment Warrants. If the Company, at any time after the issuance of the Additional Initial Warrants and within 10 years from the date of the MCI Warrant Agreement, sells or issues any capital stock or any options, warrants, convertible securities or other rights entitling the holder thereof to purchase from the Company shares of its capital stock (any such event, a "Triggering Issuance"), then the Company must issue and deliver to MCI additional warrants (the "Adjustment Warrants"). The number of shares of Series B Common Stock issuable upon exercise of Adjustment Warrants will equal the number of shares necessary to preserve the aggregate percentage of the outstanding shares of the Company's capital stock (up to 12% as of or shortly after consummation of the Equity Offering), on a Fully-Diluted Basis, in respect of which warrants have been issued to MCI. The Adjustment Warrants issued on any date will have an exercise price, subject to certain exceptions, equal to the Market Price (as defined) of the Series B Common Stock as of the date one day prior to the Triggering Issuance relating to such Adjustment Warrants. The Adjustment Warrants will, subject to extension in certain circumstances, expire five and one-half years after the issuance date of such Adjustment Warrants.



     If, on any date on which Adjustment Warrants are to be issued, there are any shares of capital stock of the Company outstanding, on a fully diluted basis, other than (i) shares of Series A Common Stock outstanding on the date of the Warrant Agreement or (ii) Series B Common Stock, then MCI may require that the Adjustment Warrants provide MCI with the right to purchase shares of any class or series of outstanding capital stock of the Company, other than Series A Common Stock.



     Performance Warrants. If MCI purchases an aggregate amount of Full Mobility Services MOUs exceeding certain incremental thresholds (each such incremental threshold, a "Performance Threshold"), the Company will issue and deliver to MCI warrants to purchase shares of Series B Common Stock (such warrants, the "Performance Warrants"), up to a maximum, together with MCI's Initial Warrants, Additional Initial Warrants and Adjustment Warrants, of 25% of the number of outstanding shares of capital stock of the Company, on a Fully-Diluted Basis, after giving effect to the issuance of such Performance Warrants. The Performance Thresholds are subject to reduction in the event the Company sells or transfers any PCS licenses under certain circumstances, fails to achieve certain levels of Full Mobility Service offerings within a specified time period, or if MCI has terminated service in any Market in which the Company's PCS network fails to meet certain service, quality and capacity requirements. The Performance Warrants are to have an exercise price, subject to adjustment for certain anti-dilution events, equal to the Market Price (as defined) of the Series B Common Stock on the last day of the billing period under the applicable monthly invoice relating to the specific issuance, and the Performance Warrants are, subject to extension in certain circumstances, to expire five years after the date of their issuance. If MCI has terminated the MCI Agreement because of a default by the Company or if MCI has terminated service under the MCI Agreement in the Los Angeles or New York City Markets due to the failure of NextWave to meet certain service, quality and capacity requirements in those markets, MCI may accelerate the Company's obligation to deliver Performance Warrants.



     If, on any date on which Performance Warrants are to be issued, there are any shares of capital stock of the Company outstanding, on a Fully-Diluted Basis other than (i) shares of Series A Common Stock outstanding on the date of the Warrant Agreement or (ii) Series B Common Stock, then MCI may require that the Performance Warrants provide MCI with the right to purchase shares of any class or series of outstanding capital stock of the Company, other than Series A Common Stock.



     Mergers and Asset Sales. Under the MCI Warrant Agreement, in the event of a merger or consolidation to which the Company is a party or any sale of assets of the Company as an entirety or substantially as an entirety (other than a merger, consolidation or sale of assets which (i) does not result in any reclassification or change in any outstanding shares of capital stock, on a Fully-Diluted Basis, of the Company or (ii) results in the holders of all such outstanding shares being entitled to receive solely cash and/or securities that are not equity securities), the surviving or transferee entity (or an issuer of equity securities in the transaction) must enter into a written agreement with MCI pursuant to which such entity will assume all of the Company's obligations under the MCI Warrant Agreement, subject to certain modifications, and the Company must not enter into any such transaction unless such entity has entered into such an agreement with MCI. In the event of a merger, consolidation or sale of all or substantially all of the assets of the Company which results in the holders of all outstanding shares of the Company's capital stock, on a Fully-Diluted Basis, being entitled to receive solely cash and/or securities that are not equity securities, MCI is, subject to certain conditions, entitled to receive a cash payment equal to up to approximately 2% (subject to reduction to the extent that Performance Warrants have theretofore been issued) of the market value of the capital stock of the Company on a Fully-Diluted Basis.



     Lucent Warrants



     On November 15, 1996, the Company entered into a Warrant Purchase Agreement with Lucent (the "Lucent Warrant Agreement"). Under the Lucent Warrant Agreement, (the "Common Stock Price"), the Company has granted Lucent warrants to purchase a number of shares of Series B Common Stock equal to (i) $10 million, divided by (ii) the price per share attributable to the Series B Common Stock included in the Units issued by the Company in the Equity Offering (the "Common Stock Price"), at an exercise price equal to the Common Stock Price, subject to adjustment for certain anti-dilution events (the "Lucent Warrants"). The Lucent Warrants may not be exercised until the earlier to occur of (i) December 31, 1997, or (ii) the 181st day after the closing of the Equity Offering. The Lucent Warrants expire on the earlier to occur of (i) June 30, 2002, or (ii) the fifth anniversary of the closing of the Equity Offering.



  Comdisco Warrants



     In connection with the Master Lease Agreement, on November 1, 1996, the Company granted Comdisco warrants to purchase 1,500,000 shares of Series B Common Stock at an exercise price equal to the Common Stock Price, subject to adjustment for certain anti-dilution events (the "Comdisco Warrants"). The Comdisco Warrants shall vest from time to time as follows: Comdisco shall have the right to exercise the warrant to purchase that number of shares of Series B Common Stock equal to 1% of each "Progress Payment" (as such term is defined in the Master Lease Agreement) provided, however, that Comdisco shall vest in the right to purchase all 1,500,000 shares upon the earlier to occur of (i) December 31, 1997, or (ii) the date upon which Comdisco funds equipment purchases pursuant to the Master Lease Agreement equal $150 million. The Comdisco Warrants expire on various dates in 2002.



  Debt Offering Warrants



     In connection with the Debt Offering, the Company will issue, as part of the Senior Note Units and Senior Discount Note Units, an aggregate of warrants to purchase Series B Common Stock at an exercise price of $
per share, representing approximately      % of the Company's Series B Common
Stock on a fully diluted basis immediately after the consummation of the Offerings. These warrants will become exercisable the first day that both (a) they are traded separately from the Senior Note Units or Senior Discount Note Units, as applicable, and (b) either of the following has occurred: (i) a
"Change of Control" (as defined) of the Company or (ii)           , 199 . These
warrants will expire on           , 2007.



LISTING



     The shares of Series B Common Stock have been approved for quotation on The Nasdaq National Market, subject to notice of issuance, under the symbol "SURF". Application will be made to list the Units and the CTRs on The Nasdaq National Market. The Series B Common Stock and the CTRs will be separately transferable 90 days after the date of the original issuance, or such earlier date as may be determined by Smith Barney Inc.



TRANSFER AGENT AND REGISTRAR



     The Transfer Agent and Registrar for the Company's Units, Series B Common Stock and CTRs is Harris Trust Company of California, Los Angeles, California.

                              CERTAIN INDEBTEDNESS



U.S. GOVERNMENT FINANCING



     The Company successfully bid $4.7 billion, net of a 25% bidding credit, for 63 BTA licenses in the FCC's C-Block Auctions and successfully bid $129 million, net of bidding credits, for 32 licenses in the D, E and F-Block Auctions. To date the Company has paid $488 million, representing in excess of 10% of its total net bids, as downpayment. The FCC has granted NextWave its C-Block licenses and is expected to grant the D, E & F Block licenses later this year. When the D and E Block licenses are granted, the Company will be required to pay $4.6 million, representing the balance of its bid amount. The Company will be required, pursuant to the FCC's installment payment plan, to execute a note and security agreement to the U.S. Government creating a first priority security interest in favor of the FCC in the licenses (and the proceeds of any sale, thereof). The U.S. Government Financing terms for the remaining 90% balance of the C-Block indebtedness include a below market interest rate of 6.5% fixed for the 10-year term. This financing allows the Company to pay interest only on the principal balance for the first six years, with payments of interest and principal amortized over the seventh through tenth years of the license term. When the F-Block licenses are granted, the Company will make a second 10% downpayment of $12.3 million and have the remaining 80% balance financed with favorable terms including a below market interest rate (the 10-year Treasury Note Rate at time of grant) with interest only payments for the first two years and interest and principal amortized over the third through tenth year. The favorable financing terms of the C and F-Block licenses significantly reduces the effective cost of these licenses to the Company on a net present value basis.



     The combined C and F-Block financing is approximately $4.4 billion. Although the Company's obligation under this financing will be recorded on the Company's financial statements at its estimated fair market value of $2.8 billion, the amount that would be owed to the U.S. Government if the financing was declared immediately due and payable would be $4.4 billion plus accrued interest. The Company may incur substantial financial penalties, license revocation or other enforcement measures at the FCC's discretion in the event that the Company becomes unable to make timely payments on its U.S. Government Financing. Payments are deemed untimely for such purposes if not made within 90 days after they become due. The FCC has indicated that, in the event that a licensee anticipates an inability to make any required payment based upon bankruptcy, foreclosure or financial distress, there will be a presumption in favor of granting the licensee's request for a further three-month grace period before the FCC cancels its licenses, re-auctions them, and subjects the Company to a penalty, which may be comprised of the difference between the price at which the Company acquired its licenses and the amount of the winning bid at the re-auction, plus an additional penalty of 3% of the lesser of the subsequent winning bid and the defaulting bid. See "Regulation of the Wireless Telecommunications Industry -- The Entrepreneurs' Block."



DEBT OFFERING



     The Company is concurrently offering           Senior Note Units consisting
of $          in aggregate principal amount of Senior Notes and
Warrants to purchase an aggregate of      shares of Series B Common Stock and
          Senior Discount Note Units, consisting of gross proceeds of   Senior
Discount Notes and           Warrants to purchase an aggregate of
shares of Series B Common Stock of the Company. The Senior Notes and Warrants are being offered as Senior Note Units, with each Unit consisting of one $1,000
principal amount Note and one Warrant to purchase           shares of the Series
B Common Stock. The Senior Discount Notes and Warrants are being offered as Senior Discount Note Units, with each Unit consisting of one $1,000 principal
amount Note and one Warrant to purchase           shares of the Series B Common
Stock. The Senior Notes will be issued at a discount to their principal amount
at maturity and the yield to maturity of the Senior Notes will be   %, computed
on the basis of semi-annual compounding of interest, calculated from           ,
1997. The Senior Discount Notes will be issued at a discount to their principal amount at maturity and the yield to maturity of the Senior Discount Notes will
be   %, computed on the basis of semi-annual compounding of interest, calculated
from             , 1997.



     The Senior Notes will bear cash interest at a rate of   % per annum on
their principal amount until maturity. The Company will place sufficient funds from the net proceeds of the Senior Notes into an escrow account (the "Escrow Account") to pre-fund interest payments on the Senior Notes
until             , 2000. The Senior Discount Notes will bear interest at a rate
of   % per annum on their principal amount until maturity. Cash interest will accrue on the Senior Notes from the date of the original issue of the Senior Notes Units (the "Issue Date") and will be payable semi-annually on
and             , commencing             , 1997. Cash interest will not accrue
or be payable on the Senior Discount Notes prior to             , 2002.
Thereafter, cash interest will be payable semi-annually in arrears on each
            and             , commencing             , 2002.



     The Notes will represent senior unsecured obligations of the Company, except that the Senior Notes will be secured by a first priority security interest in the Escrow Account. Except as set forth below, the Notes will be effectively subordinated to all liabilities of the Company's subsidiaries, including indebtedness and trade payables. The Notes will be guaranteed by NextWave Wireless, which guarantee will be subordinated to any obligations of NextWave Wireless under the Vendor Financings but will be on a parity with or senior to all other liabilities of NextWave Wireless. The Indentures governing the Notes will contain certain covenants which, among other things, will restrict the ability of the Company and certain of its subsidiaries to: (i) incur additional indebtedness; (ii) pay dividends or make distributions in respect of its capital stock or make other restricted payments; (iii) create liens; (iv) enter into certain transactions with affiliates or related persons;
(v) sell certain assets; (vi) engage in any business other than the telecommunications business; or (vii) consolidate, merge or sell all or substantially all of its assets.



     There will be no mandatory redemption requirements with respect to the Notes. The Notes will be redeemable at the option of the Company, in whole or in
part, at any time on or after             , 2002 at specified redemption prices,
together with accrued and unpaid interest to the redemption date. In addition,
the Company, at its option, may redeem up to $          of the originally issued
principal amount of Senior Notes and up to $          of the originally issued
principal amount at maturity of the Senior Discount Notes at any time and from
time to time prior to             , 2000 at a redemption price equal to   % of
the Senior Notes so redeemed plus accrued and unpaid interest, if any, thereon
to the redemption date and   % of the Accreted Value (as defined in the Senior
Discount Notes) at the redemption date of the Senior Discount Notes so redeemed, in each case out of (i) the net proceeds of one or more public equity offerings or (ii) a sale of Series B Common Stock of the Company to a strategic equity
investor, in either case for gross proceeds of at least $          ; provided
that at least $          of the originally issued principal amount of Senior
Notes and $          of the originally issued principal amount at maturity of
Senior Discount Notes remain outstanding immediately after giving effect to such redemption.

     In addition, the Company, at its option, may redeem a portion of the Notes at a specified redemption price if the Company enters into a certain resale
agreement prior to             , 2000. In the event of a Change of Control (as
defined in the Notes), the Company will be required to make an offer to purchase all outstanding Notes at a purchase price equal to (i) 101% of the principal amount thereof, in the case of the Senior Notes, plus accrued and unpaid interest, if any, thereon to the date of purchase and (ii) (a) 101% of the Accreted Value thereof, in the case of the Senior Discount Notes, if purchased
on or before             , 2002, and (b) 101% of the principal amount at
maturity of the Senior Discount Notes, plus accrued and unpaid interest, if any,
thereon, if purchased after             , 2002.



BRIDGE NOTES



     In April and May 1996, the Company issued $130,348,000 aggregate principal amount of Bridge Notes. The Bridge Notes are unsecured obligations of the Company and are subordinated in right of payment to certain "Senior Debt," including the PCS license debt, equipment manufacturer and vendor financings and certain other indebtedness. The Bridge Notes provide for a term of six years with an interest rate of 2% per annum for the first two years of the term of such notes and an interest rate of 12% per annum for the balance of the term. During the first three years after the issuance date of the Bridge Notes, the Company may elect to pay all or a portion of the interest payable by issuing additional Bridge Notes. Each holder of Bridge Notes may convert all or any portion of such notes into Series B Common Stock at a conversion price of $4.00 per share, subject to certain anti-dilution adjustments.



     The Company is obligated to prepay the Bridge Notes in connection with any issuance of certain high-yield debt securities, including the Senior Notes and the Senior Discount Notes issued in the Debt Offering. Holders of an aggregate of $93 million in principal amount of the Bridge Notes have executed consents (collectively, the "Consents") permitting the Company to satisfy its prepayment obligation with cash, Public Debt Securities (as defined below) or any combination thereof; provided, however, that any Public Debt Securities issued by the Company to the holders of Bridge Notes will have a public float of at least the greater of (i) $150 million and (ii) two times the aggregate principal amount of Bridge Notes which are being prepaid with the relevant Public Debt Securities, in each case excluding the Public Debt Securities issued to such holders ("Consenting Holders") pursuant to the Consents. The Public Debt Securities will be issued to such Consenting Holders at the same time as the Public Debt Securities sold to the public and will be deemed to have a value for purposes of the redemption equal to the price at which the Public Debt Securities are sold to the public. The prepayment of the Bridge Notes will be at a redemption price of 100% of the principal amount thereof, together with accrued interest through the date of prepayment, and will also require the issuance of the warrants described below. "Public Debt Securities" means debt securities which shall include bonds, notes or any similar securities or units consisting of any of the foregoing and warrants, issued by the Company pursuant to an effective registration statement. In the event the Public Debt Securities are sold to the public in two or more tranches, any prepayment, in whole and in part, in Public Debt Securities will be divided ratably between and among the Public Debt Securities in each such tranche unless otherwise determined by the Company.



     Upon consummation of the Debt Offering, the Company would have the right to deliver Senior Note Units and Senior Discount Note Units in satisfaction of the Company's prepayment obligation with respect to Bridge Notes held by Consenting Holders. At the closing of the Debt Offering, Consenting Holders will receive a fee equal to 5% of the principal amount plus accrued interest of the Bridge Notes, payable in cash or, if elected by a Consenting Holder in its Consent, in shares of Series B Common Stock valued at $5.00 per share.



     In addition, whether or not the Debt Offering is consummated, the Company may prepay the Bridge Notes at any time at its option. If the Company prepays such notes prior to the second anniversary of the date of initial issuance of such notes, whether pursuant to an optional or mandatory prepayment, the Company shall issue 32,587,000 warrants to purchase Series B Common Stock to the holders of such notes at an exercise price of $4.00 per share, subject to anti-dilution adjustments. The warrants expire on the fifth anniversary of issuance. The holder of a warrant may only exercise such warrant to the extent such holders' ownership of Series B Common Stock does not then violate FCC rules and regulations relating to foreign ownership. If the Company prepays the Bridge Notes at, or any time after, April 9, 1998, whether pursuant to an optional or mandatory prepayment, the Bridge Notes are subject to a call premium of $0.50 per each $1.00 of outstanding principal, increasing ratably $0.10 per year until April 9, 2002, and no warrants will be issued.



CONVERTIBLE PROMISSORY NOTES AND VENDOR FINANCING



     For information regarding convertible promissory notes outstanding, see "Description of Capital Stock -- Other Options, Warrants and Convertible Debt." For a description of indebtedness related to the purchase of PCS infrastructure equipment and services, see "Business -- Equipment Vendors."

                        SHARES ELIGIBLE FOR FUTURE SALE


     The outstanding shares of Series B Common Stock and all Series B Common Stock issuable upon exercise of outstanding options or warrants or upon conversion of convertible notes (collectively, "Restricted Shares") constitute or will constitute restricted securities under Rule 144 of the Securities Act. Without consideration of the contractual restrictions described below, all of the shares of Series B Common Stock which constitute Restricted Shares will be eligible for sale in the public market in accordance with Rule 144 beginning two years after such securities were acquired.



     The holders of           shares of Series B Common Stock (including shares
issuable upon conversion of convertible securities and exercise of options and
warrants) have the right, commencing             , 1997 (90 days after the
closing of the Equity Offering), to require the Company to file a registration statement under the Securities Act for the sale of such shares of Series B Common Stock. The Company is permitted to delay the filing of a registration statement in connection therewith for up to 120 days, and presently intends to do so to the extent necessary to avoid having to register any secondary resales of Series B Common Stock until at least 210 days after the date hereof. Such holders also have the right to require the Company to include their shares in a registered offering of securities by the Company for their own account.



     Restricted Shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including pursuant to Rule 144. In general, assuming the consummation of the Equity Offering, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of Series B Common Stock which constitutes Restricted Shares (or Series A Common Stock which is converted into shares of Series B Common Stock) for at least two years, including affiliates of the Company, would be entitled to sell in brokers' transactions or to market makers within any three-month period a number of shares of Series B Common Stock that does not exceed the greater of 1% of the then outstanding shares of Series B Common Stock or the average weekly trading volume of the shares of Series B Common Stock on The Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company.



     Affiliates of the Company may sell shares of Series B Common Stock not constituting Restricted Shares in accordance with the foregoing volume limitations and other restrictions, but without regard to the two-year holding period. Restricted Shares held by affiliates of the Company eligible for sale in the public market under Rule 144 are subject to the foregoing volume limitations and other restrictions, including the two-year holding period.



     The Company, its officers, directors, certain of its employees and stockholders and its affiliates have agreed not to sell, solicit an offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of, or register or announce the sale or offering of, any Units, CTRs or shares of Series B Common Stock of the Company or any securities that are convertible into, or exercisable or exchangeable for, shares of Series B Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Smith Barney Inc., subject to certain limited exceptions included in the Underwriting Agreement. The shares of Series B Common Stock held by members of the Control Group are subject to certain transfer restrictions under the Amended Series A Shareholders Agreement. See "Principal Stockholders."



     There currently is no market for the Units, Series B Common Stock or CTRs. The Company intends to list the Units, the Series B Common Stock and the CTRs on The Nasdaq National Market following the consummation of the Equity Offering. There can be no assurance, however, that the Equity Offering will occur or that an active trading market will develop thereafter. Assuming a public market for the Units, the Series B Common Stock or the CTRs does develop, no predictions can be made as to the effect, if any, that market sales of the Units, the Series B Common Stock and the CTRs or the availability of Series B Common Stock for sale will have on the market prices prevailing from time to time. Nevertheless, sales of substantial amounts of Series B Common Stock in the public market, for acquisitions or otherwise, could adversely affect prevailing market prices.

                                  UNDERWRITING


     Under the terms and subject to the conditions set forth in the Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement") each of the underwriters named below (the "Underwriters"), for whom Smith Barney Inc., Lehman Brothers Inc., Bear, Stearns & Co. Inc., Prudential Securities Incorporated, ING Baring (U.S.) Securities, Inc. and Oppenheimer & Co., Inc. are acting as Representatives (the "Representatives"), has severally agreed to purchase and the Company has agreed to sell to each Underwriter, the number of Units set forth opposite the name of such Underwriter below.



                                                                                    NUMBER OF
                                         UNDERWRITERS                                 UNITS
                                                                                    ---------
Smith Barney Inc..................................................................
Lehman Brothers Inc. .............................................................
Bear, Stearns & Co. Inc. .........................................................
Prudential Securities Incorporated................................................
ING Baring (U.S.) Securities, Inc. ...............................................
Oppenheimer & Co., Inc............................................................

                                                                                     -------
             Total................................................................
                                                                                     =======



     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Units offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Units (other than those covered by the over-allotment option described below) if any are taken.



     The Representatives have advised the Company that initially the Underwriters propose to offer the Units offered hereby to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $
per Unit. Any Underwriter may allow, and such dealers may reallow, a discount
not in excess of $       per Unit to certain other dealers. After the Equity
Offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives have advised the Company that the Underwriters do not intend to confirm sales of the Units offered hereby to accounts over which they exercise discretionary authority.



     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional Units at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriter may exercise such option only to cover over-allotments, if any, made in connection with the sale of the Units offered hereby. To the extent that such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Units as the number set forth next to such Underwriter's name in the preceding table bears to the total number of Units in such table.



     The Company, the Underwriters and the Representatives have agreed to indemnify each other against certain liabilities, including under the Securities Act.



     The Company, its officers, directors, certain of its employees and stockholders and its affiliates have agreed not to sell, solicit an offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of, or register or announce the sale or offering of, any Units, CTRs or shares of Series B Common Stock of the Company, or any securities that are convertible into, or exercisable or exchangeable for, shares of Series B Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Smith Barney Inc., subject to certain limited exceptions included in the Underwriting Agreement.

     Prior to the Equity Offering, there has been no public market for the Units, the Series B Common Stock or the CTRs. Accordingly, the initial public offering price for the Units has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Equity Offering and the market prices and earnings of similar securities of comparable companies at the time of the Equity Offering.



     The Series B Common Stock has been approved for quotation, subject to notice of issuance, on The Nasdaq National Market under the symbol "SURF". Application will be made to list the Units and the CTRs on The Nasdaq National Market.



     ING Baring (U.S.) Securities, Inc. acted as a placement agent in connection with the placement of shares of Series B Common Stock and Convertible Promissory Notes of the Company and an affiliate of ING Baring (U.S.) Securities Inc. purchased 1,666,666 shares of Series B Common Stock and warrants to purchase 123,356 shares of Series B Common Stock in such private placement. An affiliate of Prudential Securities Incorporated also purchased 1 million shares of Series B Common Stock and warrants to purchase 74,013 shares of Series B Common Stock in such private placement.


                                 LEGAL MATTERS


     The legality of the Units, the Series B Common Stock and the CTRs offered hereby will be passed upon for the Company by Latham & Watkins, San Diego, California. Certain legal matters in connection with the Equity Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.


                                    EXPERTS


     The financial statements as of December 31, 1995 and September 30, 1996 and for the periods from May 16, 1995 (inception) to December 31, 1995, the nine months ended September 30, 1996 and the period from May 16, 1995 to September 30, 1996 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Units, the Series B Common Stock and the CTRs offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Units, the Series B Common Stock and the CTRs offered hereby, reference is hereby made to such Registration Statement, exhibits and schedules filed as part of the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document. Each such statement is qualified in all respects by such reference to subject exhibit.



     After consummation of the Equity Offering, the Company will be subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will be required to file reports, proxy or information statements, and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement of which this Prospectus is a part and the exhibits and schedules thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, New York, New York 10048, and 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website on the Internet that contains reports, proxy and information statements and other information (http://www.sec.gov).

                           GLOSSARY OF SELECTED TERMS

     Set forth below are certain technical terms defined as they are used in this Prospectus.

AIN:                         Advanced Intelligent Network. The means by which a
telecommunications network will provide call control. Database structure and signal transfer points facilitate call management maintenance and control.

Analog: A transmission method employing a continuous (rather than pulsed or digital) electrical signal that varies in amplitude or frequency in response to changes in sound impressed on a transducer in the sending device.


Area-Based Service:          The provision of PCS services in a residential or
                             business environment offered as an alternative to or replacement for wireline services.


Base Station:                Transmitter, receiver, signaling and related
                             equipment located at each cell site.

BTA: Basic Trading Area. A geographic area devised by Rand McNally and adopted by the FCC as the PCS C, D, E and F license service areas.

C-Block Auction:             The FCC Auction of 493 30 MHz BTA licenses,
                             restricted to entities meeting certain financial and other criteria.


C-Block Auctions:            The C-Block Auction and the C-Block Re-Auction.



C-Block Re-Auction:          The FCC Auction of C-Block licenses for which the
                             high-bidder defaulted on their initial downpayments to the FCC that commenced July 6, 1996.


CDMA: Code Division Multiple Access. One of the three leading PCS and digital cellular technology platforms.

Cellular:                    The commercial mobile radio-telephone service
                             comprised of 25 MHz MSA and RSA licenses in the 800
                             MHz band. The first mobile radio service to broadly employ frequency reuse in its system design.

Churn Rate:                  The rate at which communications service customers
                             terminate service. It is calculated as a rate per month for a given measurement period, as the number of subscriber units disconnected divided by the average number of subscribers on the networks.

CMRS:                        Commercial Mobile Radio Service.

Common Carriers:             Companies which own or operate transmission
                             facilities and offer telecommunication services to the general public on a non-discriminatory basis.

CTIA: The Cellular Telecommunications Industry Association. A trade association in North America comprised primarily of cellular and PCS telephone service providers and some mobile satellite service providers.


D, E and F-Block Auctions:   The FCC Auction of 493 10 MHz BTA licenses in the
                             D-Block, E-Block and F-Block. The F-Block Auction is restricted to entities meeting certain financial and other criteria.


Digital: A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

ESMR: Enhanced Specialized Mobile Radio. Radio communications systems that employ digital technology with a multi-site configuration that permits frequency reuse to significantly increase system capacity. The expanded system capacity of ESMR systems allows for the provision of a wide array of services including, enhanced dispatch (group calling), mobile telephony, text messaging with acknowledgment (paging) and mobile data.

FCC: The Federal Communications Commission. An independent regulatory agency with authority delegated by Congress to regulate interstate and foreign communications by wire and radio, and to manage the nongovernment radio spectrum.

Frequency Reuse:             The use of many low-elevation antenna and/or
                             low-power sites, so that the same frequencies can be reused in numerous sites separated by a defined distance without causing interference. Thus frequency re-use systems can increase capacity, increase the number of sites and reuse frequencies more often.


Full Mobility Service:       The provision of digital wireless voice airtime
                             with mobile inter-cell (base station) hand-off capability.


GHz: Gigahertz. A unit of frequency equal to one billion cycles (or hertz) per second.

GSM: Global System for Mobile Communications. One of the three leading PCS and digital cellular technology platforms, currently widely deployed in Europe.


Hard Hand-Off:               A cell tower transfer method which simultaneously
                             disconnects the in-use cell and reconnects with a new cell.



LECs:                        Local exchange carriers.



License Grant Date:          The last date on which the FCC issues a C or
                             F-Block license to the Company.


Local Loop Services:         Local telephony services.

MHz: Megahertz. A unit of frequency equal to one million cycles (or hertz) per second.

MTA: Major Trading Area. A geographic area devised by Rand McNally and adopted by the FCC as either a PCS A-Block or B-Block license service area.

MSA: Metropolitan Statistical Area. A geographic area devised by Rand McNally and adopted by the FCC as a cellular license service area.

PBX:                         Private branch exchange.


PCS: Personal Communications Service. Broadband radio communications that encompasses mobile and ancillary fixed communications that provide services to individuals and businesses and can be integrated with a variety of competing networks. In Canada and the United States, 120 MHz of PCS spectrum has been allocated for use by public systems at the 2 GHz frequency range. It is expected that PCS will initially consist primarily of low cost enhanced voice, two-way data and text messaging services, primarily directed at the mass consumer wireless communications market. Such PCS applications are expected to be followed over time by services offering integrated voice, data, image and eventually perhaps video capability.

POPs: A shorthand abbreviation for population. A POP refers to one person living in a population area which is included in the coverage area of a telecommunications service provider.

Protocol:                    An all-inclusive term used to describe the various
                             control functions, tuning and methodology standards by which a communications system operates, as well as any other equipment system characteristics necessary to ensure compatibility.

PSTN: Public Switched Telephone Network. A term for the existing public switched telephone networks comprised of local and long distance switching centers interconnected through transmission facilities.

RF:                          Radio Frequency.

RFQ:                         Request For Quotation.

Roam(ing):                   A service offered by wireless communications
                             network carriers which allows subscribers to use their radio or phone while outside their carrier's service area. Roaming requires an agreement between participating carriers.

RSA: Rural Statistical Area. A defined regional geographical service area devised by Rand McNally and adopted by the FCC for cellular service areas.

SMR: Specialized Mobile Radio. A two-way radio service provided within a designated portion of the 800 and 900 MHz frequency bands.

Soft Hand-Off:               Cell tower transfer method which establishes a new
                             cell communications channel prior to disconnecting the existing channel.

Spectrum:                    The electromagnetic radio spectrum. The FCC grants
                             authorizations and licenses to private and governmental entities to use specified portions under certain conditions.

TDMA: Time Division Multiple Access. One of the three leading PCS and digital cellular technology platforms.


Vocoder: An electronic mechanism that compresses digital speech signals prior to transmission in order to increase the capacity of over communication systems of limited frequency bandwidth.


Wireless Local Loop:         Wireless switched local telephony service.

Wireless PBX:                Wireless Private Branch Exchange. Dedicated
                             wireless local network providing telephone service for medium to large institutions.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                         PAGE
                                                                                         ----
Report of Independent Accountants......................................................   F-2

Consolidated Balance Sheet at December 31, 1995 and September 30, 1996.................   F-3

Consolidated Statement of Operations for the period from May 16, 1995 (inception) to
  September 30, 1995 (unaudited), for the period from May 16, 1995 (inception) to
  December 31, 1995, for the nine months ended September 30, 1996, and for the period
  from May 16, 1995 (inception) to September 30, 1996..................................   F-4

Consolidated Statement of Cash Flows for the period from May 16, 1995 (inception) to
  September 30, 1995 (unaudited), for the period from May 16, 1995 (inception) to
  December 31, 1995, for the nine months ended September 30, 1996, and for the period
  from May 16, 1995 (inception) to September 30, 1996..................................   F-5

Consolidated Statement of Changes in Stockholders' Equity for the period from May 16,
  1995 (inception) to December 31, 1995 and for the nine months ended September 30,
  1996.................................................................................   F-6

Notes to Consolidated Financial Statements.............................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of NextWave Telecom Inc.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of NextWave Telecom Inc., a development stage enterprise (Note 1), and its subsidiaries at December 31, 1995 and September 30, 1996, and the results of their operations and their cash flows for the period from May 16, 1995 (inception) to December 31, 1995, the nine months ended September 30, 1996 and the period from May 16, 1995 (inception) to September 30, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, in order to implement its business plan, the Company will require significant capital to meet its obligations to the FCC, build out the PCS infrastructure necessary to provide service, and cover its operational expenses. These capital requirements raise a substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter, which include raising additional capital in equity and debt offerings, are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICE WATERHOUSE LLP

San Diego, California

January 31, 1997

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

                           CONSOLIDATED BALANCE SHEET


                                                                    DECEMBER        SEPTEMBER
                                                                       31,             30,
                                                                      1995             1996
                                                                   -----------     ------------
                                            ASSETS
Current assets:
  Cash and cash equivalents......................................  $ 4,486,000     $ 26,102,000
  Other current assets...........................................      106,000        1,476,000
                                                                   -----------     ------------
          Total current assets...................................    4,592,000       27,578,000
Property and equipment, net......................................      142,000       15,802,000
Restricted cash..................................................      875,000      131,760,000
FCC license deposits.............................................   79,225,000      267,182,000
Other assets.....................................................           --        8,788,000
                                                                   -----------     ------------
                                                                   $84,834,000     $451,110,000
                                                                   ===========     ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................  $   156,000     $  8,643,000
  Accrued liabilities............................................      348,000        6,856,000
  Advances from contingent stock purchase subscribers............   30,225,000       10,000,000
  Advances from related party contingent stock purchase
     subscriber..................................................    4,875,000               --
  Current portion of convertible notes payable and capital
     leases......................................................   19,200,000       48,643,000
  Notes payable to related party.................................   25,000,000               --
                                                                   -----------     ------------
          Total current liabilities..............................   79,804,000       74,142,000

Convertible notes payable and capital leases, less current
  portion........................................................       24,000      130,845,000
                                                                   -----------     ------------

          Total liabilities......................................   79,828,000      204,987,000
                                                                   -----------     ------------
Commitments (Note 9)
Stockholders' equity:
  Common stock, $0.0001 par value, 500,000,000 shares authorized:
     Series A, 60,000,000 shares designated: 20,000,000 and
       47,396,437 shares issued and outstanding..................        2,000            5,000
     Series B, 278,980,556 shares designated: no shares and
       99,898,262 shares issued and outstanding..................           --           10,000
     Series C, 1,019,444 shares designated: no shares issued or
       outstanding...............................................           --               --
  Paid-in capital................................................    6,898,000      291,406,000
  Common stock notes receivable..................................           --       (2,810,000)
  Deferred charges and unearned compensation.....................           --      (25,993,000)
  Deficit accumulated during development stage...................   (1,894,000)     (16,495,000)
                                                                   -----------     ------------
          Total stockholders' equity.............................    5,006,000      246,123,000
                                                                   -----------     ------------
                                                                   $84,834,000     $451,110,000
                                                                   ===========     ============


          See accompanying notes to consolidated financial statements.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                   MAY 16, 1995        MAY 16, 1995        NINE MONTHS       MAY 16, 1995
                                   (INCEPTION)          (INCEPTION)           ENDED          (INCEPTION)
                                 TO SEPTEMBER 30,     TO DECEMBER 31,     SEPTEMBER 30,    TO SEPTEMBER 30,
                                       1995                1995               1996               1996
                                 ----------------     ---------------     -------------    ----------------
                                   (UNAUDITED)
Revenues:
  Consulting revenues from
     related party.............   $            --      $           --     $   1,914,000      $  1,914,000
  Consulting revenues..........                --             173,000            44,000           217,000
                                      -----------           ---------      ------------      ------------
     Total revenues............                --             173,000         1,958,000         2,131,000
                                      -----------           ---------      ------------      ------------
Operating expenses:
  Costs of related
     party consulting
     revenues..................                --                  --         1,832,000         1,832,000
  Consulting costs.............                --             114,000            26,000           140,000
  General and administrative...           497,000           1,631,000        11,844,000        13,475,000
  Selling and marketing........             4,000               8,000           370,000           378,000
  Research and development.....                --                  --           754,000           754,000
                                      -----------           ---------      ------------      ------------
     Total operating
       expenses................           501,000           1,753,000        14,826,000        16,579,000
                                      -----------           ---------      ------------      ------------
Operating loss.................          (501,000)         (1,580,000)      (12,868,000)      (14,448,000)
Debt conversion expense........                --                  --          (738,000)         (738,000)
Interest expense...............                --            (332,000)       (2,227,000)       (2,559,000)
Interest income................             1,000              18,000         1,232,000         1,250,000
                                      -----------           ---------      ------------      ------------
Net loss.......................   $      (500,000)     $   (1,894,000)    $ (14,601,000)     $(16,495,000)
                                      ===========           =========      ============      ============
Pro forma net loss per share
  (unaudited)(Note 2)..........                        $                  $
                                                            =========      ============
Shares used in computing pro
  forma net loss per share
  (unaudited)(Note 2)..........
                                                            =========      ============


          See accompanying notes to consolidated financial statements.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                            MAY 16, 1995      MAY 16, 1995      NINE MONTHS      MAY 16, 1995
                                            (INCEPTION)        (INCEPTION)         ENDED         (INCEPTION)
                                          TO SEPTEMBER 30,   TO DECEMBER 31,   SEPTEMBER 30,   TO SEPTEMBER 30,
                                                1995              1995             1996              1996
                                          ----------------   ---------------   -------------   ----------------
                                            (UNAUDITED)
Cash flows from operating activities:
 Net loss...............................     $ (500,000)      $  (1,894,000)   $ (14,601,000)   $  (16,495,000)
 Adjustments to reconcile net loss to
   net cash used in operating
   activities:
   Debt conversion expense..............             --                  --          738,000           738,000
   Non-cash interest charges............             --             176,000          585,000           761,000
   Non-cash compensation................             --                  --          400,000           400,000
   Depreciation expense.................          7,000              14,000          290,000           304,000
   Amortization of debt issuance
     costs..............................             --                  --          171,000           171,000
   Changes in:
     Other assets.......................         (7,000)           (106,000)      (7,475,000)       (7,581,000)
     Accounts payable...................         24,000             156,000        8,487,000         8,643,000
     Accrued liabilities................         49,000             348,000        3,794,000         4,142,000
                                          -------------       -------------        ---------     -------------
       Net cash used in operating
       activities.......................       (427,000)         (1,306,000)      (7,611,000)       (8,917,000)
                                          -------------       -------------        ---------     -------------
Cash flows from investing activities:
 Restricted cash for long-term FCC
   licenses.............................             --            (875,000)    (129,473,000)     (130,348,000)
 Deposits for long-term FCC licenses....             --         (79,225,000)    (187,957,000)     (267,182,000)
 Purchases of property and equipment....        (89,000)           (105,000)     (15,282,000)      (15,387,000)
                                          -------------       -------------        ---------     -------------
       Net cash used in investing
       activities.......................        (89,000)        (80,205,000)    (332,712,000)     (412,917,000)
                                          -------------       -------------        ---------     -------------
Cash flows from financing activities:
 Proceeds from issuances of Common
   Stock................................        665,000           5,000,000       29,531,000        34,531,000
 Proceeds from issuances of notes
   payable and warrants.................             --          40,000,000       10,000,000        50,000,000
 Proceeds from issuances of notes
   payable to related party.............             --          25,000,000               --        25,000,000
 Proceeds from issuances of convertible
   senior subordinated notes payable....             --                  --      130,348,000       130,348,000
 Repayment of notes payable to related
   party................................             --                  --       (9,602,000)       (9,602,000)
 Debt issuance costs....................             --                  --       (2,053,000)       (2,053,000)
 Advances from contingent stock purchase
   subscribers..........................             --          11,000,000      212,366,000       223,366,000
 Advance from related party contingent
   stock purchase subscriber............             --           5,000,000               --         5,000,000
 Private placement issuance costs.......             --                  --       (9,680,000)       (9,680,000)
 Capital contributions..................             --                  --        1,078,000         1,078,000
 Payments on capital leases.............             --              (3,000)         (49,000)          (52,000)
                                          -------------       -------------        ---------     -------------
       Net cash provided by financing
       activities.......................        665,000          85,997,000      361,939,000       447,936,000
                                          -------------       -------------        ---------     -------------
Net increase in cash and cash
 equivalents............................        149,000           4,486,000       21,616,000        26,102,000
Cash and cash equivalents at beginning
 of period..............................             --                  --        4,486,000                --
                                          -------------       -------------        ---------     -------------
Cash and cash equivalents at end of
 period.................................     $  149,000       $   4,486,000    $  26,102,000    $   26,102,000
                                          =============       =============        =========     =============
Supplemental cash flow disclosures:
 Conversion of notes payable to advances
   from contingent stock purchase
   subscribers..........................     $       --       $  20,000,000    $  20,000,000    $   40,000,000
                                          =============       =============        =========     =============
 Conversion of notes payable to related
   party to advances from related party
   contingent stock purchase
   subscriber...........................     $       --       $          --    $  15,000,000    $   15,000,000
                                          =============       =============        =========     =============
 Conversion of advances from contingent
   stock purchase subscribers to Series
   B Common Stock and capital
   contributions........................     $       --       $     775,000    $ 213,679,000    $  214,454,000
                                          =============       =============        =========     =============
 Conversion of advances from related
   party contingent stock purchase
   subscribers to Series B Common Stock
   and capital contributions............     $       --       $     125,000    $  19,875,000    $   20,000,000
                                          =============       =============        =========     =============
 Conversion of advances from contingent
   stock purchase subscriber to
   convertible notes payable............     $       --       $          --    $  38,912,000    $   38,912,000
                                          =============       =============        =========     =============
 Conversion of notes payable to related
   party to long-term convertible notes
   payable to related party.............     $       --       $          --    $     398,000    $      398,000
                                          =============       =============        =========     =============
 Issuance of warrants for purchase of
   property and equipment...............     $       --       $          --    $     437,000    $      437,000
                                          =============       =============        =========     =============
 Issuance of Common Stock notes
   receivable in connection with
   issuances of Series A and Series B
   Common Stock.........................     $       --       $          --    $   2,810,000    $    2,810,000
                                          =============       =============        =========     =============
 Issuance of warrants to purchase Series
   B Common Stock in connection with
   issuance of notes payable............     $       --       $   1,000,000    $     600,000    $    1,600,000
                                          =============       =============        =========     =============
 Issuance of warrants to purchase Series
   B Common Stock in connection with
   issuance of Series B Common Stock....     $       --       $          --    $   1,138,000    $    1,138,000
                                          =============       =============        =========     =============
 Issuances of stock options and warrants
   to purchase Series B Common Stock in
   connection with non-employee
   agreements...........................     $       --       $          --    $  26,342,000    $   26,342,000
                                          =============       =============        =========     =============
 Unpaid debt issuance costs.............     $       --       $          --    $   2,165,000    $    2,165,000
                                          =============       =============        =========     =============
 Unpaid private placement costs.........     $       --       $          --    $     549,000    $      549,000
                                          =============       =============        =========     =============
 Non-cash debt issuance costs...........     $       --       $          --    $      48,000    $       48,000
                                          =============       =============        =========     =============
 Non-cash private placement stock option
   costs................................     $       --       $          --    $      65,000    $       65,000
                                          =============       =============        =========     =============
 Non-cash private placement Series B
   Common Stock costs...................     $       --       $          --    $     848,000    $      848,000
                                          =============       =============        =========     =============
 Issuances of stock options to purchase
   Series B Common Stock in connection
   with non-employee agreements.........     $       --       $          --    $     117,000    $      117,000
                                          =============       =============        =========     =============
 Acquisitions of equipment under capital
   lease obligations....................     $       --       $      51,000    $     231,000    $      282,000
                                          =============       =============        =========     =============
 Unamortized debt discount related to
   debt converted to equity.............     $       --       $          --    $     439,000    $      439,000
                                          =============       =============        =========     =============
 Interest paid..........................     $       --       $      32,000    $     312,000    $      344,000
                                          =============       =============        =========     =============


          See accompanying notes to consolidated financial statements.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                         SERIES A                  SERIES B                           COMMON     DEFERRED CHARGES
                                       COMMON STOCK              COMMON STOCK                          STOCK           AND
                                 ------------------------  -------------------------    PAID-IN        NOTES         UNEARNED
                                 NUMBER OF SHARES  AMOUNT  NUMBER OF SHARES  AMOUNT     CAPITAL     RECEIVABLE     COMPENSATION
                                 ----------------  ------  ----------------  -------  ------------  -----------  ----------------
Issuances of Series A Common
 Stock to founding stockholders
 during May through November 1995
 at $0.25 per share..............    20,000,000    $2,000             --     $    --  $  4,998,000  $        --    $         --
Issuance during November 1995 of
 warrants to purchase 500,000
 shares of Series B Common Stock
 exercisable at $3.00 per
 share...........................            --       --              --          --     1,000,000           --              --
Capital contributions during
 December 1995 (Note 7)..........            --       --              --          --       900,000           --              --
Net loss.........................            --       --              --          --            --           --              --
                                    ----------     ------    -----------      ------  ------------  -----------     -----------
Balance at December 31, 1995.....    20,000,000    2,000              --          --     6,898,000           --              --
Issuances during February 1996 of
 options to purchase 466,667
 shares of Series B Common Stock
 exercisable at $0.25 per share
 (valued by an independent
 appraiser)......................            --       --              --          --       117,000           --              --
Issuances of Series A Common
 Stock to founding stockholders
 during March 1996 through May
 1996 at $0.25 per share.........    35,760,000    4,000              --          --     8,936,000   (2,510,000)             --
Capital contributions during
 March 1996 and June 1996 (Note
 7)..............................            --       --              --          --     2,178,000           --              --
Issuances of Series B Common
 Stock during May 1996 at $3.00
 per share, net of issuance costs
 of $12,332,000..................            --       --      78,533,836       8,000   220,822,000     (300,000)             --
Issuances of Series B Common
 Stock during May 1996 at $5.00
 per share, net of issuance costs
 of $65,000......................            --       --       4,620,300          --    23,037,000           --              --
Issuances during March 1996
 through June 1996 of warrants to
 purchase 13,705,691 shares of
 Series B Common Stock
 exercisable at $3.00 per share
 (valued by an independent
 appraiser)......................            --       --              --          --     2,476,000           --              --
Issuance during May 1996 of
 options to purchase 200,000
 shares of Series B Common Stock
 exercisable at $3.00 per share
 (valued by an independent
 appraiser)......................            --       --              --          --       437,000           --              --
Issuance during May 1996 of
 warrants to purchase 64,113
 shares of Series B Common Stock
 exercisable at $4.00 per share
 (valued by an independent
 appraiser)......................            --       --              --          --       113,000           --              --
Issuances during August 1996 of
 warrants to purchase 23,773,284
 shares of Series B Common Stock
 exercisable at $4.00 per share
 (valued by an independent
 appraiser)......................            --       --              --          --    25,211,000           --     (25,211,000)
Conversion during August 1996 of
 15% of Series A Common Stock
 into Series B Common Stock at a
 ratio of one share of Series A
 Common Stock into two shares of
 Series B Common Stock...........    (8,363,563)   (1,000)    16,727,126       2,000        (1,000)          --              --
Exercise of common stock
 options.........................            --       --          17,000          --        51,000           --              --
Compensatory stock options
 issued..........................            --       --              --          --     1,131,000           --        (782,000)
Net loss.........................            --       --              --          --            --           --              --
                                    ----------     ------    -----------      ------  ------------  -----------     -----------
Balance at September 30, 1996....    47,396,437    $5,000     99,898,262     $10,000  $291,406,000  $(2,810,000)   $(25,993,000)
                                    ==========     ======    ===========      ======  ============  ===========     ===========

                                       DEFICIT
                                     ACCUMULATED
                                        DURING              TOTAL
                                     DEVELOPMENT        STOCKHOLDERS'
                                        STAGE               EQUITY
                                   ----------------    ----------------
                                 <
Issuances of Series A Common
 Stock to founding stockholders
 during May through November 1995
 at $0.25 per share..............    $           --      $    5,000,000
Issuance during November 1995 of
 warrants to purchase 500,000
 shares of Series B Common Stock
 exercisable at $3.00 per
 share...........................                --           1,000,000
Capital contributions during
 December 1995 (Note 7)..........                --             900,000
Net loss.........................        (1,894,000)         (1,894,000)
                                        -----------        ------------
Balance at December 31, 1995.....        (1,894,000)          5,006,000
Issuances during February 1996 of
 options to purchase 466,667
 shares of Series B Common Stock
 exercisable at $0.25 per share
 (valued by an independent
 appraiser)......................                --             117,000
Issuances of Series A Common
 Stock to founding stockholders
 during March 1996 through May
 1996 at $0.25 per share.........                --           6,430,000
Capital contributions during
 March 1996 and June 1996 (Note
 7)..............................                --           2,178,000
Issuances of Series B Common
 Stock during May 1996 at $3.00
 per share, net of issuance costs
 of $12,332,000..................                --         220,530,000
Issuances of Series B Common
 Stock during May 1996 at $5.00
 per share, net of issuance costs
 of $65,000......................                --          23,037,000
Issuances during March 1996
 through June 1996 of warrants to
 purchase 13,705,691 shares of
 Series B Common Stock
 exercisable at $3.00 per share
 (valued by an independent
 appraiser)......................                --           2,476,000
Issuance during May 1996 of
 options to purchase 200,000
 shares of Series B Common Stock
 exercisable at $3.00 per share
 (valued by an independent
 appraiser)......................                --             437,000
Issuance during May 1996 of
 warrants to purchase 64,113
 shares of Series B Common Stock
 exercisable at $4.00 per share
 (valued by an independent
 appraiser)......................                --             113,000
Issuances during August 1996 of
 warrants to purchase 23,773,284
 shares of Series B Common Stock
 exercisable at $4.00 per share
 (valued by an independent
 appraiser)......................                --                  --
Conversion during August 1996 of
 15% of Series A Common Stock
 into Series B Common Stock at a
 ratio of one share of Series A
 Common Stock into two shares of
 Series B Common Stock...........                --                  --
Exercise of common stock
 options.........................                --              51,000
Compensatory stock options
 issued..........................                --             349,000
Net loss.........................       (14,601,000)        (14,601,000)
                                        -----------        ------------
Balance at September 30, 1996....    $  (16,495,000)     $  246,123,000
                                        ===========        ============


          See accompanying notes to consolidated financial statements.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND ITS CAPITAL RESOURCES

THE COMPANY


     NextWave Telecom Inc. ("NextWave" or the "Company") was incorporated on May 16, 1995. NextWave is the parent company of five wholly-owned subsidiaries that hold substantially all of the assets of the Company. NextWave was formed to build and operate Personal Communications Services ("PCS") networks. NextWave Personal Communications Inc. was formed to acquire PCS licenses obtained pursuant to the Federal Communications Commission's ("FCC") PCS C-Block auctions. NextWave Power Partners Inc. was formed to act as a joint venture with certain utility companies, energy management firms, and other strategic partners and acquire PCS licensees in the FCC's D, E and F-Block auctions. NextWave Partners Inc. was formed to hold NextWave's interest in NextWave Power Partners Inc. TELE*Code Inc. was formed to provide CDMA-based products and engineering services to the Company and third parties. NextWave Wireless Inc. was formed to act as an operating company and parent company for additional subsidiaries to be formed for each of the Company's PCS service regions.


CAPITAL RESOURCES


     The Company is a development stage enterprise which has incurred net losses since inception. In order to implement its business plan, significant capital will be required to (i) meet the Company's obligations to the FCC, (ii) build out the PCS network infrastructure necessary to provide service and (iii) cover its operational expenses. During January 1997, the FCC granted the Company C-Block PCS licenses in 63 basic trading areas. The C-Block licenses were granted subject to the requirement that the Company demonstrate compliance with FCC foreign ownership regulations within six months from the date of license grant and that the Company undertake various reporting obligations to the FCC to notify the agency of the steps being taken by the Company to ensure regulatory compliance. Although there can be no assurance, management believes that the Company will satisfy these conditions upon the consummation of the Company's initial public equity and debt offerings. These licenses are also subject to petitions for reconsideration or appeal filed by other C-Block auction participants. The total bid by the Company for the C-Block auctions was $4,743,648,000 of which $79,225,000 and $237,182,000 was on deposit with the FCC as of December 31, 1995 and September 30, 1996, respectively. During January 1997, following the FCC's notice of grant, the Company paid the remaining downpayment of $237,183,000 to the FCC.



     The remaining $4,269,283,000 will be paid pursuant to U.S. Government financing. Such U.S. Government financing is payable quarterly with payments of interest only through January 2003 and equal principal and interest payments from April 2003 through January 2007. The interest rate is fixed at the ten-year Treasury Note rate (6.5% at December 31, 1996) at the date of license grant, resulting in quarterly interest-only payments, commencing in April 1997, in the amount of $69,376,000 ($277,503,000 per year).



     During August 1996, the Company deposited $30,000,000 with the FCC to participate in the D, E and F-Block auctions. During January 1997, the D, E, and F-Block auctions ended with the FCC naming the Company the winning bidder on licenses in 32 basic trading areas with net bids totaling $128,972,000. These licenses required downpayments of $13,475,000, resulting in a refund to the Company of $16,525,000 due from the FCC. Upon the grant of these licenses, the Company will make a final downpayment of $16,945,000. The remaining $98,552,000 will be paid pursuant to U.S. Government financing made to the Company. Such U.S. Government financing will be payable quarterly with payments of interest only for the first two years after the grant of the licenses and then equal principal and interest payments in the third through tenth years after the grant of the licenses. The interest will be fixed at the ten-year Treasury Note rate (6.5% at December 31, 1996) at the date of license grant, resulting in quarterly interest only payments of approximately $1,601,000 ($6,406,000 per year).

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The Company's applications for these licenses may be subject to challenges by various competing bidders and other interested parties in the D, E and F-Block auctions. There can be no assurance that the Company will be successful in defending any such challenges should they occur and will be finally awarded any or all of these licenses. Any grant by the FCC of D, E, and F-Block PCS licenses may be conditioned on the Company's compliance with the FCC's foreign ownership restrictions within a specified period of time. Additionally, the Company participated in the F-Block auction as a small business (as defined by FCC rules) and there can be no assurance that there will not be challenges of the Company's status as a small business for purposes of the F-Block. If the Company were found to be ineligible or otherwise disqualified from holding the D, E or F-Block PCS licenses, the FCC could impose substantial financial and regulatory penalties on it, up to and including the refusal to grant such licenses. In the event that the Company were denied the D, E or F-Block PCS licenses, the Company would not be authorized to offer PCS services in those basic trading areas for which it was the winning bidder in those auctions.



     The Company will be required, pursuant to the FCC's installment payment plan, to execute note and security agreements to the U.S. Government, creating first priority security interests in favor of the FCC for all licenses (and the proceeds of any sales thereof) in the event of a default. The Company's failure to comply on an ongoing basis with FCC regulations, including those related to foreign ownership restrictions, network build-out requirements and control group ownership requirements could result in the FCC ordering divestiture of non-U.S. stockholders, issuance of substantial fines or denial of renewal or revocation of the licenses.



     Based on the Company's capital resources as of September 30, 1996, which are comprised primarily of cash and cash equivalents of $26,102,000 and $18,650,000 of equity, along with $69,670,000 of debt financing raised subsequent to September 30, 1996, the Company will be required to raise additional financing in order to meet its financial obligations and achieve its business plan through 1997 and beyond. The successful implementation of the Company's strategy, among other things, is necessary for the Company to be able to meet its debt service and significant capital requirements. In addition, the Company's ability to satisfy its debt service obligations once its PCS networks are operational will be dependent upon the Company's future performance, which is subject to a number of factors that are beyond the Company's control. There can be no assurance that the Company's PCS networks can be completed or that, once completed, the Company will generate sufficient cash flow from operating activities to meet its debt service and working capital requirements. Any failure or delay in meeting these debt service requirements, and in particular, the requirements of the debt obligations to the U.S. Government, could have a material adverse effect upon the Company's business, results of operations and financial condition. Although there can be no assurance, management believes that the Company's capital resources at September 30, 1996, along with the proceeds from completed transactions as well as the equity and debt offerings planned for 1997 and the consummation of vendor financing necessary for network build-out (Notes 10 and 11) will be adequate to meet its capital requirements through 1997. Although there can be no assurance, management also believes that, in addition to its C-Block licenses, the Company will be awarded all D, E and F-Block licenses for which it was named the winning bidder in the FCC auctions which concluded in January 1997 and will be successful in meeting its operating plan to build out its PCS networks and commence providing PCS services in certain markets by the end of 1997.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL STATEMENT PREPARATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

     Cash equivalents are highly liquid investments and consist of money market accounts purchased with maturities of three months or less and exclude FCC deposits and restricted amounts.

REVENUE RECOGNITION


     Consulting revenues are recognized as the services are performed. Revenues from long-term contracts are recognized using the percentage-of-completion method, primarily based on costs incurred to date compared to total estimated costs at completion. Estimated contract losses are recognized when identified. Amounts received in advance of performance under consulting arrangements are recorded as deferred revenue. During the period from inception to December 31, 1995, 100% of total revenues was from one customer, and during the nine months ended September 30, 1996, 98% of total revenues was from another customer.


PROPERTY AND EQUIPMENT


     All property and equipment is stated at cost and depreciated or amortized using the straight-line method over its estimated useful life of 3 to 5 years or the remaining lease term, whichever is shorter. Repair and maintenance costs are charged to expense as incurred.



LICENSE COSTS



     As of September 30, 1996, the Company had recorded $237,182,000 of license costs representing funds remitted in satisfaction of the first downpayment requirement for the C-Block auctions. During January 1997, the Company remitted an additional downpayment of $237,183,000 and recorded $3,204,822,000 as an intangible asset representing the cost of the acquired licenses, with cost determined as (i) the present value of the deferred payment obligation provided by the U.S. Government using a risk-adjusted fair value discount rate of 14.0% and (ii) the downpayments. The U.S. Government financing, which provides for favorable terms, including a below market interest rate equal to the ten-year Treasury Note rate (6.5% at December 31, 1996) at the date of license grant over the ten-year life of the financing, is available to the Company because it qualifies as a small business as defined by the FCC rules and regulations. The FCC C-Block licenses expire in January 2007 but typically are renewable for a nominal fee. The licenses will be amortized using the straight-line method over their estimated useful lives of 40 years.



     During January 1997 the D, E and F-Block auctions ended with the FCC naming the Company the winning bidder on 32 licenses and the Company depositing $13,475,000 as a downpayment. When the licenses are granted, later this year, a second downpayment of $16,945,000, will be made and an intangible asset of $98,976,000 will be recorded using the same assumptions as above.


CAPITALIZATION OF INTEREST COST


     Interest costs incurred during the period of time that internally constructed assets are being made ready for their intended use are capitalized as part of the cost of acquiring such assets to the extent that these interest costs relate to financing obtained in order to prepare such assets for use. Assets considered to qualify for capitalization of related interest cost include PCS infrastructure and FCC licenses. As of September 30, 1996, PCS infrastructure construction activity had not commenced, and no PCS licenses had been awarded to the Company; therefore, no interest costs have been capitalized.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

LONG-LIVED ASSETS


     The Company investigates potential impairments of long-lived assets, certain identifiable intangibles, and any associated goodwill, on an exception basis, when there is evidence that events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such losses have been identified by the Company.



DEBT DISCOUNTS AND ISSUE COSTS



     Underwriting discounts taken and costs incurred related to issuances of debt instruments are deferred and amortized, using the effective interest method, over the term of the respective debt instruments.


INCOME TAXES

     Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in the statement of operations in the period such changes are enacted.

PRO FORMA NET LOSS PER SHARE (UNAUDITED)


     Pro forma net loss per share is computed based on the weighted average number of common shares and common stock equivalents, using the treasury stock method, outstanding during the respective periods after giving retroactive effect to the conversion, which occurred upon the closing of the FCC C-Block auction during May 1996, of all then outstanding contingent stock purchase subscriptions (Note 4) and convertible notes payable (Note 5) into shares of Series B Common Stock. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common stock and convertible notes payable issued since June 10, 1995 have been included as outstanding for all periods and all Series B Common Stock warrants and Series B Common Stock options granted since June 10, 1995 have been included as outstanding for all periods using the treasury stock method and an estimated price per share attributable to the Series B Common Stock issued by the Company in the initial public offering of
$          per share. Historical net loss per share is not presented because such amounts are not deemed meaningful due to the significant change in the Company's capital structure that occurred in connection with the contingencies satisfied as a result of the closing of the FCC auction during May 1996.



DIVERSIFICATION OF CREDIT RISK


     The Company's financial instruments that are subject to concentrations of credit risk consist primarily of cash and cash equivalents. The Company's policy is to place its cash and cash equivalents with high credit quality financial institutions in order to limit the amount of credit exposure.

DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


     The carrying amounts of cash and cash equivalents, restricted cash, deposits, accounts payable, accrued liabilities and advances from contingent stock purchase subscribers, approximate fair value because of the short maturities of these financial instruments. See Note 5 for fair value information for the Company's notes payable, capital leases, and notes payable to related party.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

STOCK-BASED COMPENSATION


     The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net loss and net loss per share as if the fair value-based methods prescribed by Financial Accounting Standards Board Statement No. 123 (FAS 123) had been applied in measuring compensation expense (Note 8). Compensation charges for non-employee stock-based compensation is measured using fair value-based methods prescribed by FAS 123.



INTERIM RESULTS (UNAUDITED)



     The consolidated financial statements for the period from May 16, 1995 (inception) to September 30, 1995 have been prepared on the same basis as the consolidated financial statements for the period from May 16, 1995 (inception) to December 31, 1995 and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of results of the interim period.



RECLASSIFICATIONS



     Certain prior period amounts have been reclassified to conform with the current period presentation.



NOTE 3 -- COMPOSITION OF PROPERTY AND EQUIPMENT, NET



                                                                DECEMBER 31,    SEPTEMBER 30,
                                                                    1995            1996
                                                                ------------    -------------
    Property and equipment, net:
      Construction in process................................     $     --       $  9,875,000
      Computers and related equipment........................      142,000          3,709,000
      Furniture and fixtures.................................        9,000            996,000
      Test equipment.........................................           --            709,000
      Office equipment.......................................        5,000            664,000
      Leasehold improvements.................................           --            153,000
                                                                  --------        -----------
                                                                   156,000         16,106,000
      Less accumulated depreciation and amortization.........      (14,000)          (304,000)
                                                                  --------        -----------
                                                                  $142,000       $ 15,802,000
                                                                  ========        ===========



     The Company leases certain computer equipment under non-cancelable capital leases. As of December 31, 1995 and September 30, 1996, the total recorded value of leased equipment, net of accumulated amortization of $3,000 and $50,000, respectively, was $48,000 and $232,000, respectively.


NOTE 4 -- ADVANCES FROM CONTINGENT STOCK PURCHASE SUBSCRIBERS


     During November 1995, investors executed contingent stock subscription agreements to purchase in aggregate 12,000,000 shares of Series B Common Stock for $3.00 per share for aggregate gross proceeds in the amount of $36,000,000 and to participate, on a pro rata basis to their respective original contingent investments, in a warrant pool to purchase an aggregate of 7,975,135 shares of Series B Common Stock for $3.00 per share. Of this $36,000,000, $20,000,000 was originally issued in the form of a convertible note payable, which was converted into a contingent stock subscription agreement. Such warrants are exercisable from their date of issuance until a date one year following the closing of a firm commitment underwritten public offering of the Company's Series B Common Stock with aggregate gross proceeds of at least $20,000,000 and a number of shares issued which equates to at least 5% of the Company's then outstanding

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


common shares, on a fully diluted basis ("qualified public offering"). If a warrant holder has not been able to exercise a warrant due to FCC ownership restrictions (Note 7), the exercise period of the warrant will be extended to 90 days after the date the warrant holder becomes able to exercise the warrant without violating the FCC restrictions. Pursuant to the respective subscription agreements, the subscribed stock and warrants were issued in May 1996 upon the FCC's announcement that NextWave was the winning bidder in the FCC's C-Block Auction for PCS licenses in 56 basic trading areas, thereby satisfying all conditions necessary for issuance of such stock and warrants. Debt conversion expense was charged in the amount of $588,000 upon the issuance of such warrants to purchase 4,419,584 shares of Series B Common Stock as these warrants were issued as an inducement to convert the $20,000,000 convertible note payable.



     During February 1996 to June 1996, investors executed contingent subscription agreements to purchase in aggregate 67,555,330 shares of Series B Common Stock for $3.00 per share for aggregate gross proceeds in the amount of $202,666,000 and to participate, on a pro rata basis with certain other investors, in a warrant pool to purchase an aggregate of 5,000,000 shares of Series B Common Stock for $3.00 per share. Such warrants are exercisable from their date of issuance until a date one year following the closing of a qualified public offering. If a warrant holder has not been able to exercise a warrant due to FCC ownership restrictions (Note 7), the exercise period of the warrant will be extended to 90 days after the date the warrant holder becomes able to exercise the warrant without violating the FCC restrictions. Pursuant to the respective subscription agreements, the subscribed stock and warrants were issued in May 1996 upon the FCC's announcement that NextWave was the winning bidder in the FCC's C-Block Auction for PCS licenses in 56 basic trading areas, thereby satisfying all conditions necessary for issuance of such stock and warrants. Due to FCC foreign ownership restrictions, $38,912,000 of the contingent subscription agreements were issued in the form of convertible promissory notes (Note 5).



     During August 1996, a certain investor executed a subscription agreement to purchase shares of Series B Common Stock for gross proceeds of $10,000,000. Pursuant to the subscription agreement, the issuance of such subscribed stock is contingent upon the Company's compliance with FCC foreign ownership restrictions.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- NOTES PAYABLE, CAPITAL LEASES AND NOTES PAYABLE TO RELATED PARTY


                                                                                             ESTIMATED
                                                                             SEPTEMBER     FAIR VALUE AT
                                                             DECEMBER 31,       30,        SEPTEMBER 30,
                                                                 1995           1996           1996
                                                             ------------   ------------   -------------
    Convertible note payable, $20,000,000 face value,
      non-interest bearing, due on the earlier of 45 days
      after the completion of the FCC auction or June 30,
      1996, unsecured, net of $824,000 unamortized discount
      at December 31, 1995.................................  $ 19,176,000   $         --   $          --
    Convertible senior subordinated notes, bearing interest
      (commencing January 1997) at 2.0% per annum for the
      first 2 years and 12.0% per annum for the remaining 4
      years, due April 2002, unsecured.....................            --    130,348,000      97,482,000
    Convertible promissory notes, bearing interest
      (commencing May 1997) at 6.0% per annum, due on
      demand if not fully converted by May 1997 or
      otherwise due May 2001, unsecured....................            --     38,912,000      26,273,000
    Convertible note payable, $10,000,000 face value,
      bearing interest at the prime rate (8.25% at
      September 30, 1996), due June 1997, unsecured, net of
      $400,000 unamortized discount at September 30,
      1996.................................................            --      9,600,000       9,496,000
    Convertible note payable to related party (Note 10),
      bearing interest at 6.0% per annum, due June 1999,
      secured by substantially all of the assets of the
      Company..............................................            --        398,000         317,000
    Obligations under capital leases, bearing interest at
      9.8% to 13.6% per annum, monthly principal and
      interest payments of $3,400 to $8,000 through June
      1999.................................................        48,000        230,000         230,000
                                                             ------------    -----------     -----------
                                                               19,224,000    179,488,000    $133,798,000
                                                                                             ===========
    Less current portion...................................   (19,200,000)   (48,643,000)
                                                             ------------    -----------
                                                             $     24,000   $130,845,000
                                                             ============    ===========
    Notes payable to related party (Note 10), bearing
      interest at 6.0% per annum, due 30 days after the
      completion of the FCC C-Block auction, secured by
      substantially all of the assets of the Company.......  $ 25,000,000   $         --
                                                             ============    ===========



     As of December 31, 1995, the $20,000,000 face value unsecured note payable was convertible into a contingent stock subscription agreement to purchase up to 6,666,666 shares of Series B Common Stock for $3.00 per share (Note 4). In connection with the $20,000,000 unsecured note payable, the Company issued to the lender, in lieu of interest and also as an inducement to convert, warrants to purchase an aggregate of 980,556 shares of Series B Common Stock for $3.00 per share. 500,000 of these warrants expire in November 1998 and 480,556 of these warrants expire in March 1999. Based on an independent valuation, the Company recorded a related debt discount of $1,000,000, and this amount was amortized to interest expense until March 1996 when the lender converted its entire $20,000,000 note payable into a contingent stock purchase subscription agreement. Additionally, based on an independent valuation, the Company charged $150,000 to debt conversion expense in connection with the warrants granted as an inducement to convert.



     The proceeds from the issuances during April 1996 to May 1996 of the $130,348,000 aggregate principal amount of Convertible Senior Subordinated Notes Due 2002 (the "Bridge Notes") were subject to restrictions which were removed upon the formal grant of the C-Block PCS licenses to the Company by the FCC (Note 1). Each holder of the Bridge Notes may convert all or any portion of such notes into shares of Series B Common Stock at any time after October 6, 1996 at a conversion price of $4.00 per share, subject to certain anti-dilution adjustments. The Company is obligated to prepay the Bridge Notes in connection with the issuance of certain high-yield debt securities and to issue certain warrants to the note holders.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


If the Company prepays such notes prior to various dates ranging from April 1998 to May 1998, the number of shares issuable upon exercise of the warrants shall be 32,587,000. These warrants expire on various dates ranging from April 2001 to May 2001. If the Company prepays the Bridge Notes at any time after April 1998, the notes are subject to a call premium of $0.50 per each $1.00 of outstanding principal, increasing ratably $0.10 per year until 2002, and no warrants will be issued.



     At September 30, 1996, letters of credit totaling $1,412,000 associated with certain operating lease arrangements, were issued pursuant to the terms of a $1,500,000 letter of credit line. Securities, including cash and cash equivalents subject to such restrictions are classified as restricted cash.



     The $38,912,000 aggregate principal amount of convertible promissory notes were issued to foreign investors and the principal and interest convert automatically into shares of Series B Common Stock at a price of $3.00 per share at such time as conversion is permitted under the FCC's rules and regulations regarding foreign ownership. In the event the convertible promissory notes are not fully converted by May 1997, each foreign stockholder shall have the right to demand repayment of the principal balance due under the convertible promissory notes together with interest due thereon. The convertible promissory notes otherwise become due in May 2001.



     The $10,000,000 note payable is convertible into shares of Series B Common Stock at $5.00 per share. In connection with the issuance of this note payable, the Company issued to the lender warrants to purchase 250,000 shares of Series B Common Stock at $3.00 per share. Such warrants are exercisable for a period of one year from the consummation of a qualified public offering (Note 4). The Company recorded a related debt discount of $600,000 based on an independent valuation, and this amount is being amortized to interest expense over the term of the note payable.



     As of December 31, 1995, $20,000,000 of the $25,000,000 notes payable to related party (Note 10) was convertible into a contingent stock purchase subscription agreement to purchase up to 6,666,666 shares of Series B Common Stock for $3.00 per share (Note 4). The lender had the option to elect to receive as payment for approximately $398,000 of the $25,000,000 note payable, a promissory note in like amount which is convertible into 1,019,444 shares of Series C Common Stock for $0.39 per share, subject to certain anti-dilution adjustments (Note 7). The remaining $4,602,000 of the $25,000,000 notes payable was not convertible. During March 1996, the lender converted $15,000,000 of its original $25,000,000 notes payable into a contingent stock purchase subscription agreement. Of the $10,000,000 unconverted portion of the original $25,000,000 note payable, $9,602,000 was repaid during June 1996 and $398,000 was converted into a long-term note payable which is convertible into Series C Common Stock.



     At December 31, 1995, as required by the respective note payable and contingent stock purchase subscription agreements (Note 4), $79,225,000 of proceeds from the issuance of these instruments had been submitted to the FCC as a deposit in connection with the auction of licenses by the FCC and are classified as FCC deposits in the accompanying balance sheet, and the remaining $875,000 of the proceeds, net of $900,000 of capital contributions (Note 7), was restricted for the benefit of the holders of the note payable and contingent stock purchase subscription agreements pending the outcome of the FCC auction and additional deposit requirements. During May 1996, another $130,834,000 was paid to the FCC in order to meet the balance of the initial deposit requirement of $210,059,000 for the original C-Block auction, which concluded during May 1996. During June and July 1996, another $6,985,000 and $20,138,000, respectively, were submitted to the FCC as deposits in connection with a C-Block re-auction held during July 1996. During August 1996, the Company deposited $30,000,000 with the FCC to participate in the D, E and F-Block auctions, bringing the total amount on deposit with the FCC at September 30, 1996 to $267,182,000.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The carrying values of the Company's notes payable and notes payable to related party at December 31, 1995 and its capital leases at December 31, 1995 and September 30, 1996 approximate fair value because of the short maturities of these financial instruments. The fair values of the Company's notes payable and note payable to related party at September 30, 1996 were estimated based on an estimated fair value risk-adjusted interest rate of 14.0%. This fair value risk-adjusted interest rate is based on rates obtained by other comparable wireless telecommunications companies for debt financing.


NOTE 6 -- INCOME TAXES

     The Company has not recorded provisions for income taxes as it has generated net operating losses for income tax purposes.

     Deferred tax assets are comprised of the following:


                                                                DECEMBER 31,     SEPTEMBER 30,
                                                                    1995             1996
                                                                ------------     -------------
    Net operating loss carryforwards..........................   $  758,000       $  6,303,000
    Less valuation allowance..................................     (758,000)        (6,303,000)
                                                                   --------         ----------
              Net deferred tax asset..........................   $       --       $         --
                                                                   ========         ==========



     At December 31, 1995 and September 30, 1996, the Company provided deferred tax asset valuation allowances for deferred tax assets which management determined were not "more likely than not" to be realized. At December 31, 1995 and September 30, 1996, the Company had net operating loss carryforwards for federal and state income tax reporting purposes in the amounts of approximately $1,900,000 and $15,800,000, respectively. These federal and state net operating loss carryforwards expire beginning in 2010 and 2003, respectively. Due to substantial changes in the Company's ownership, there are annual limitations on the utilization of its net operating loss carryforwards as prescribed by the Internal Revenue Code.


NOTE 7 -- CAPITAL STOCK


     The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $0.0001 per share, of which 60,000,000, 278,980,556, and 1,019,444 shares have been designated as Series A, B, and C, respectively.


     All voting, dividend, conversion, and liquidation rights of the Company's capital stock as described below are subject to legal and administrative requirements of the FCC.

     The holders of the Series A Common Stock have the right to vote on all matters that come before the stockholders and shall have the right to vote, as a class, for a majority of the Board of Directors. The holders of Series B and C Common Stock have the right, voting together as a class, to elect the remaining directors but have no other voting rights other than with respect to certain actions of the Company as defined in its Restated Certificate of Incorporation. After the tenth anniversary of the date the FCC licenses are granted, each holder of Series B and C Common Stock shall be entitled to one vote per share on all matters submitted to a vote of the Company's stockholders.

     Holders of the Series A and B Common Stock shall be entitled to participate, on a pro rata basis, in preference to the holders of the Series C Common Stock, in dividends when and if declared by the Company's Board of Directors.

     In order to qualify as a small business in the entrepreneur's auction for PCS licenses, FCC Rules require that, for a period of three years from the date on which the Company receives its last license, a control group collectively own at least 25% of the Company's fully diluted equity and persons or entities meeting certain

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


FCC qualifications own at least 15% of the Company's fully diluted equity. In order for the Company to remain eligible for the preferences afforded entrepreneur and small business bidders in the FCC auction (Note 1), a control group must, during the 10-year term of the PCS license, maintain the right to vote at least 50.1% of the Company's voting equity and exercise de facto control over the Company. Minimum total equity requirements may be satisfied by holding options or warrants. Series A Common Stock held by this control group is subject to certain anti-dilution provisions in order to maintain these minimum total equity requirements. These anti-dilution features provide for the Series A Common Stock (other than 3,000 shares) to convert, at the then applicable conversion ratio as defined in the Restated Certificate of Incorporation, into Series B Common Stock and warrants to purchase shares of Series B Common Stock at the then fair market price. Upon the tenth anniversary of the date on which the Company receives its last license, all shares of Series A Common Stock shall automatically convert, at the then applicable conversion ratio, into Series B Common Stock and warrants to purchase shares of Series B Common Stock at the then fair market price. Upon conversion of shares of Series A Common Stock, any accrued but unpaid dividends with respect to the shares of Series A Common Stock so converted will become payable. At the election of a majority interest of the holders of Series A Common Stock, Series A shares may be converted as described, and subject to the limitation set forth above.


     Any holder of Series C Common Stock may convert at a ratio of one share of Series C to one share of Series B, subject to certain anti-dilution provisions, upon the occurrence of certain events as outlined in the Restated Certificate of Incorporation. Pursuant to the Company's Restated Certificate of Incorporation, upon consummation of a qualified initial public offering of the Company's Common Stock (Note 4), all shares of Series C Common Stock will be automatically converted into shares of Series B Common Stock at this same conversion ratio.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series B Common Stock shall be entitled to receive, in advance of the holders of the Series A and C Common Stock, an amount per share equal to the sum of the price originally paid for each outstanding share of the Series B Common Stock and an amount equal to declared but unpaid dividends on such shares. The remaining assets of the Company, if any, are distributed to the holders of the Series C and A Common Stock, in that order, in amounts per share equal to the sum of the price originally paid for each outstanding share of the Series C or A Common Stock and an amount equal to declared but unpaid dividends on such shares. Thereafter, any amounts remaining shall be distributed on a pro rata basis among all holders of Series A, B, and C Common Stock.


     Pursuant to the contingent stock purchase subscription agreements (Note 4), up to $2,000,000 of the related proceeds shall be contributed to the Company's capital, through forgiveness of the related advance, in order to fund its operating expenses. As of December 31, 1995, $900,000 of proceeds were contributed to the Company's capital by the contingent stock purchase subscribers to fund the Company's operating expenses. During March 1996, an additional $1,100,000 of proceeds were contributed to the Company's capital by the contingent stock purchase subscribers to fund the Company's operating expenses. Additionally, $1,078,000 of interest income earned by investors on the funds advanced for contingent stock purchase subscriptions while these funds were restricted was contributed to the Company's capital by the investors.



     During April 1996, the Company accepted a $300,000 promissory note as consideration for the issuance of a contingent stock purchase subscription agreement (Note 4). The note bears interest at 6.0% per annum and all principal and accrued interest are due and payable in full during May 1997. The note may be prepaid at any time without penalty.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 8 -- EMPLOYEE BENEFIT PLANS, STOCK OPTIONS AND STOCK WARRANTS


EMPLOYEE SAVINGS AND PROFIT SHARING PLAN


     Effective July 1, 1995, the Board of Directors of the Company adopted The NextWave Telecom Inc. 401(k) Retirement and Savings Plan (the "Plan"). Under the Plan, employees may contribute up to 15% of their salary, subject to annual limits. The Company may, at its discretion, match a portion of the employee contributions and make additional contributions based upon earnings. The Company made no matching contributions during the period from inception to December 31, 1995 or the nine months ended September 30, 1996.


STOCK OPTION PLANS


     The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its plan. No compensation cost has been recognized for its employee stock option grants, which are fixed in nature, as the options have been granted at fair market value as determined by the Company's Board of Directors. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of Financial Accounting Standards Board Statement No. 123, the Company's net loss and pro forma net loss per share (unaudited) would have been increased to the pro forma amounts indicated below:



                                                        PERIOD FROM MAY 16,
                                                        1995 (INCEPTION) TO     NINE MONTHS ENDED
                                                         DECEMBER 31, 1995      SEPTEMBER 30, 1996
                                                        -------------------     ------------------
    Net loss
      As reported.....................................      $(1,894,000)           $(14,601,000)
      Pro forma.......................................      $(1,965,000)           $(15,635,000)
    Pro forma net loss per share (unaudited)
      As reported.....................................      $                      $
      Pro forma.......................................      $                      $



     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the period from inception to December 31, 1995 and the nine months ended September 30, 1996, respectively: dividend yield of 0.0% for both periods; expected volatility of 160.0% and 118.5%; a risk-free interest rate of 5.6% and 5.9%; and an expected life of 5.0 years for both periods.



     During April 1996, the Company adopted The NextWave Telecom Inc. Amended and Restated Stock Option Plan (the "Option Plan") under which 20,000,000 shares of Common Stock were reserved for issuance upon exercise or grant of stock options, stock bonuses, restricted stock or stock appreciation rights to employees, directors and consultants of the Company and its affiliates. The Option Plan amends and restates the Company's 1995 Stock Option Plan, and all options previously granted as well as all options available for grant under the 1995 Stock Option Plan are subject to the terms and conditions of the Option Plan. The terms and conditions of previously granted options did not change upon adoption by the Company of the Option Plan. The Option Plan provides for grants of incentive stock options to employees (including officers and employee directors) of the Company and its affiliates, and non-statutory stock options to employees (including officers and employee directors), non-employee directors and consultants of the Company and its affiliates. The Option Plan also provides for the grant of stock bonuses, the sale of restricted stock and the grant of stock appreciation rights (in tandem with stock option grants or independently) to employees, directors and consultants of the Company and its affiliates.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The terms of stock options granted under the Option Plan will be determined by the Compensation Committee of the Board of Directors. Stock options may be granted for periods of up to ten years at a price per share not less than the fair market value of the Company's Common Stock at the date of grant for incentive stock options and not less than 85% of the fair market value of the Company's Common Stock at the date of grant for nonstatutory stock options. The vesting provisions provide for at least 20% vesting for each year of service.


     The terms of stock bonuses and restricted stock granted under the Option Plan will be determined by the Compensation Committee. The purchase price of restricted stock will not be less than 85% of the fair market value of the Common Stock on the date of sale.


     The terms of stock appreciation rights granted under the Option Plan will be determined by the Compensation Committee. Stock appreciation rights may be granted in tandem with the grant of a stock option or independently. A tandem stock appreciation right will expire upon the exercise of the corresponding stock option. If a tandem stock appreciation right is exercised, the corresponding stock option will expire. Independent stock appreciation rights may be granted without regard to the grant of a stock option to the recipient. The appreciation distribution on an exercised stock appreciation right will be payable in cash or an equivalent number of shares of Common Stock based on the fair market value on the date of exercise. Through September 30, 1996, no such stock appreciation rights had been granted.



     Employee transactions under the Option Plan during the period from inception to December 31, 1995 and the nine months ended September 30, 1996, are summarized as follows:



                                          MAY 16, 1995 (INCEPTION)             NINE MONTHS ENDED
                                            TO DECEMBER 31, 1995              SEPTEMBER 30, 1996
                                        ----------------------------     -----------------------------
                                                         WEIGHTED                          WEIGHTED
                                                         AVERAGE                           AVERAGE
          EMPLOYEE STOCK OPTIONS          SHARES      EXERCISE PRICE       SHARES       EXERCISE PRICE
    ----------------------------------  ----------    --------------     ----------     --------------
    Outstanding at beginning of
      period..........................          --            --          4,300,000         $ 0.25
    Granted...........................   4,300,000        $ 0.25         12,588,655         $ 2.10
    Exercised.........................          --            --             17,000         $ 3.00
    Forfeited.........................          --            --                 --             --
                                         ---------                       ----------
    Outstanding at end of period......   4,300,000        $ 0.25         16,871,655         $ 1.63
                                         =========                       ==========
    Options exercisable at period
      end.............................          --                          648,000

    Weighted-average fair value of
      options granted during the
      period..........................       $0.23                            $1.36



     The following table summarizes information about employee stock options outstanding at September 30, 1996:



                                          OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                          ----------------------------------------------------  ----------------------------------
                                NUMBER        WEIGHTED AVERAGE     WEIGHTED           NUMBER           WEIGHTED
      RANGE OF EXERCISE     OUTSTANDING AT       REMAINING         AVERAGE        EXERCISABLE AT       AVERAGE
           PRICES         SEPTEMBER 30, 1996  CONTRACTUAL LIFE  EXERCISE PRICE  SEPTEMBER 30, 1996  EXERCISE PRICE
    --------------------- ------------------  ----------------  --------------  ------------------  --------------
    0.25 to $0.28........     11,005,355          9.3 years         $ 0.25            648,000           $ 0.26
    $3.00................      2,304,000          9.7 years         $ 3.00                 --               --
    $5.00................      3,562,300          9.8 years         $ 5.00                 --               --
                              ----------                                              -------
                              16,871,655                                              648,000
                              ==========                                              =======



     During the period from inception to December 31, 1995 and the nine months ended September 30, 1996, the Company recorded debt conversion expense, interest expense and compensation expense related to

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


non-statutory stock options and stock warrants granted to non-employees in the aggregate amounts of $176,000 and $1,723,000, respectively. During May 1996, the Company entered into an agreement with a vendor which provides for the issuance of options to purchase 200,000 shares of Series B Common Stock for $3.00 per share as consideration for $1,000,000 of services to be performed. This amount has been recorded as unearned compensation and is being amortized over the service period of one year. Also during the nine months ended September 30, 1996, the Company, based on an independent valuation, recorded an additional $131,000 of unearned compensation related to 505,000 nonstatutory Series B Common Stock options granted to non-employees. This amount is also being amortized over the respective service periods.



     During August 1996, the Company entered into a ten-year airtime sale agreement with a customer. The ten-year term starts upon the Company's commencing PCS network operations in any market and may be renewed at the election of the customer for an additional five-year term. Pursuant to the agreement, the Company initially granted the customer warrants to purchase 23,673,284 shares of Series B Common Stock, subject to adjustment for certain dilutive events, which expire in February 2004. These warrants are initially exercisable for $4.00 per share; however, this exercise price is subject to change based on the price of the Company's Series B Common Stock upon consummation of an initial public offering. Pursuant to FAS 123, due to the variable nature of the terms of these warrants, it is not possible to reasonably estimate their fair value. Accordingly, the Company has recorded a deferred charge equal to the excess of the estimated fair value of the Series B Common Stock over the exercise price of the warrants ("intrinsic value") of approximately $25,000,000 at September 30, 1996. The amount of this deferred charge is subject to change based on changes in the intrinsic value of the related warrants until the fair value of these warrants is reasonably estimable, which will occur upon the closing of an initial public offering of the Company's Series B Common Stock. This deferred charge will be amortized to cost of sales on a straight-line basis over the ten-year term of the agreement.



     The terms of this agreement also provide for the issuance of additional warrants to purchase shares of the Company's Series B Common Stock up to a maximum of 12% and 25%, respectively, of the Company's outstanding shares of capital stock, on a fully diluted basis, upon the consummation of an initial public offering of the Company's Series B Common Stock and the customer's periodic purchases of aggregate amounts of minutes of use exceeding certain incremental thresholds. These warrants will expire seven and one-half and five years after the date of their issuance, respectively, and are also subject to anti-dilution adjustments. As the exercise prices of these warrants are also variable until the consummation of an initial public offering of the Company's Series B Common Stock and the customer's periodic purchases of aggregate amounts of minutes of use exceeding certain incremental thresholds, respectively, and the related fair value is not reasonably estimable, the Company will record deferred charges equal to the aggregate intrinsic value of the number of warrants expected to be issued on the date that the Company is committed to issue such warrants. The deferred charges recorded are subject to change until the terms of these warrants become fixed and it is possible to reasonably estimate the warrants' fair value. The deferred charges will be amortized to cost of sales on a straight-line basis over the remaining term of the agreement. Pursuant to this agreement, in the event of certain mergers or sales of assets of the Company, the other entity must enter into an agreement with the customer to maintain all of the terms of the customer's warrants, or, if only cash proceeds are to be received by the Company in such merger or sale of assets, the customer is, subject to certain conditions, entitled to receive a cash payment equal to up to approximately 2% of the market value of the capital stock of the Company on a fully diluted basis.



     Also during the nine months ended September 30, 1996, the Company, based on an independent valuation, recorded a deferred charge in the amount of $211,000 related to warrants to purchase 100,000 shares of Series B Common Stock for $4.00 per share granted to an outside consultant for services performed in connection with the airtime sale agreement.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Non-employee transactions under the Option Plan, including warrants issued in connection with financing arrangements, during the periods from inception to December 31, 1995 and the nine months ended September 30, 1996 are summarized as follows:



                                                MAY 16, 1995 (INCEPTION)
                                                                                NINE MONTHS ENDED
                                                  TO DECEMBER 31, 1995         SEPTEMBER 30, 1996
                                                ------------------------   ---------------------------
                                                             WEIGHTED                      WEIGHTED
                                                             AVERAGE                       AVERAGE
     NON-EMPLOYEE STOCK OPTIONS AND WARRANTS    SHARES    EXERCISE PRICE     SHARES     EXERCISE PRICE
    ------------------------------------------  -------   --------------   ----------   --------------
    Outstanding at beginning of period........       --           --          500,000       $ 3.00
    Granted...................................  500,000       $ 3.00       38,914,755       $ 3.54
    Exercised.................................       --           --               --           --
    Forfeited.................................       --           --               --           --
                                                -------                     ---------
    Outstanding at end of period..............  500,000       $ 3.00       39,414,755       $ 3.54
                                                =======                     =========
    Options and warrants exercisable at
        period end............................  500,000                    14,836,471
    Weighted-average fair value of options and
      warrants granted during the period based
      on an independent valuation.............    $0.17                         $0.69



     The following table summarizes information about non-employee stock options and warrants outstanding at September 30, 1996:



                                 OPTIONS AND WARRANTS OUTSTANDING               OPTIONS AND WARRANTS EXERCISABLE
                      ------------------------------------------------------   -----------------------------------
                            NUMBER         WEIGHTED AVERAGE      WEIGHTED            NUMBER            WEIGHTED
    RANGE OF EXERCISE   OUTSTANDING AT        REMAINING          AVERAGE         EXERCISABLE AT        AVERAGE
         PRICES       SEPTEMBER 30, 1996   CONTRACTUAL LIFE   EXERCISE PRICE   SEPTEMBER 30, 1996   EXERCISE PRICE
    ----------------- ------------------   ----------------   --------------   ------------------   --------------
    $0.25............        971,667           5.5 years          $ 0.25              466,667           $ 0.25
    $3.00-$4.00......     38,443,088           5.2 years          $ 3.62           14,369,804           $ 3.01
                           ---------                                                ---------
                          39,414,755                                               14,836,471
                           =========                                                =========

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 9 -- COMMITMENTS



     The Company leases office space and equipment under various operating and capital lease arrangements with terms ranging from one to ten years. Rent expense for the period from May 16, 1995 (inception) to December 31, 1995 and for the nine months ended September 30, 1996 was $19,000 and $453,000, respectively. Future minimum rental commitments under non-cancelable operating and capital leases are as follows:



                                                                     OPERATING    CAPITAL
                                                                    -----------   --------
    Three months ending December 31, 1996.........................  $   619,000   $ 36,000
    Year ending December 31, 1997.................................    2,404,000    139,000
    Year ending December 31, 1998.................................    2,735,000     68,000
    Year ending December 31, 1999.................................    2,350,000     20,000
    Year ending December 31, 2000.................................    2,085,000         --
    Year ending December 31, 2001.................................    1,531,000         --
    Thereafter....................................................    3,918,000         --
                                                                        -------     ------
                                                                    $15,642,000    263,000
                                                                        =======
    Less amount representing interest                                              (33,000)
                                                                                    ------
                                                                                  $230,000
                                                                                    ======



NOTE 10 -- CERTAIN RELATED PARTY TRANSACTIONS



     During 1995, the Company retained the services of a consulting firm, the president and founder of which is a director and Series A Common Stockholder of the Company. During the period from inception to December 31, 1995 and the nine months ended September 30, 1996, the Company recorded consulting expenses of $120,000 and $186,000, respectively, related to the services received from this firm and had related accounts payable of $93,000 and $0 at December 31, 1995 and September 30, 1996, respectively.



     During November 1995, the Company received an advance related to a contingent stock purchase subscription agreement in the amount of $5,000,000 (Note 4) and issued notes payable in the aggregate amount of $25,000,000 (Note
5) to a certain investor, a director of which is also a director and Series A Common Stockholder of the Company. The full amount of the notes payable remained outstanding as of December 31, 1995. During the period from inception to December 31, 1995 and the nine months ended September 30, 1996, the Company recorded interest expense of $124,000 and $484,000, respectively, related to the notes payable and had related interest payable of $124,000 and $308,000 at December 31, 1995 and September 30, 1996, respectively. During March 1996, the investor converted $15,000,000 of the $25,000,000 note payable into a contingent stock purchase subscription agreement (Note 5). During June 1996, $9,602,000 of the $10,000,000 unconverted portion was repaid with the remaining $398,000 converted into a long-term note payable, which is convertible into Series C Common Stock (Note 5). During November 1995, the Company also entered into an equipment requirements agreement with this same stockholder pursuant to which the stockholder will supply certain infrastructure equipment to the Company. Pursuant to the terms of the agreement, the Company has committed to purchase from the stockholder, at prices to be negotiated, certain infrastructure equipment. The Company has also agreed to utilize and implement certain technology of the stockholder and has a further obligation to purchase certain additional infrastructure equipment, at prices to be negotiated, for a period of five years from the effective date of the agreement. Additionally, during the nine months ended September 30, 1996, the Company recorded expenses of $142,000 related to services performed by this stockholder in connection with the planning and design of the Company's network, and had related accounts payable of $142,000 at September 30, 1996.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     During the period from January through April 1996, the Company performed consulting services for another company, the president and chief executive officer of which is the father of one of the Company's employees, who is the majority stockholder of another company that is a Series A Common Stockholder of the Company. During the nine months ended September 30, 1996, the Company recorded consulting revenues and consulting costs related to this agreement in the amounts of $1,914,000 and $1,832,000, respectively, and had no related accounts payable at September 30, 1996.



     During May 1996, the company issued a $135,000 loan to an officer of the Company. The loan bears interest at 6.0% per annum and matures on the earlier of January 15, 1998 or termination of employment, except that the officer is obligated to apply any future bonus amounts, net of applicable taxes, to repayment of the loan.



     During May 1996, in connection with the sale of Series A Common Stock to founders, the Company accepted promissory notes bearing interest at 6.0% per annum in the aggregate amount of $2,510,000. The principal balance and all accrued interest are due and payable in full on October 5, 1997. These notes may be prepaid at any time without penalty and are secured by the shares of Series A Common Stock for which they were issued.



     During May 1996, the Company entered into an agreement with a vendor, a shareholder of which is an officer of the Company, which provides for the issuance of options to purchase 200,000 shares of Series B Common Stock at $3.00 per share as consideration for $1,000,000 of services to be performed.



NOTE 11 -- SUBSEQUENT EVENTS



     In October 1996, the Company entered into a subscription agreement with a vendor, pursuant to which the Company issued a convertible promissory note to the vendor in the principal amount of $50,000,000 (the "Note") of which $35,000,000 was released to the Company in January 1997 when the Company's C-Block licenses were granted (Note 1), with the remaining proceeds to be released from escrow upon the closing of an initial public offering of Series B Common Stock. The Note and accrued interest thereon, at a rate of 14% per annum, will automatically convert into shares of Series B Common Stock at a conversion price of $5.00 per share (subject to certain anti-dilution adjustments) upon the later of the closing of an initial public offering of Series B Common Stock or the early termination or expiration of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"). The Note matures June 1997 if not previously converted. The Company also entered into a strategic supply and development agreement with this vendor, pursuant to which the vendor has agreed to supply and finance the purchase by the Company of up to $1,000,000,000 of PCS infrastructure equipment and associated ancillary services, subject to certain conditions. In connection with this agreement, the vendor has made a binding commitment to provide the Company with a vendor credit facility for 100% of the purchase price of PCS infrastructure equipment and services from the vendor in certain markets pursuant to one or more vendor supply contracts to be entered into pursuant to the agreement, up to an aggregate of $245,000,000, subject to the terms and conditions set forth therein. In addition, under this agreement, the vendor would have the option to provide a vendor financing facility to finance the purchase of up to an additional $755,000,000 in PCS infrastructure equipment and services. Such option would commence in June 1998 and continue until December 2002. In connection with the strategic supply and development agreement, the Company, contingent upon conversion of the Note, has committed to make certain research and development funding payments to the vendor in the amount of $8,000,000, payable in April 1997. In the event that the price per share of the Series B Common Stock in the initial public offering of Series B Common Stock exceeds $8.00 (calculated by subtracting the value of the contingent transfer right from the price per unit in the initial public offering of Series B Common Stock), such $8,000,000 will be payable in two equal installments in October 1997 and October 1998. In the event the price per share of the Series B Common Stock in the initial public offering of Series B Common Stock is less than

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


$7.00 (calculated by subtracting the value of the contingent transfer right from the price per unit in the initial public offering of Series B Common Stock), such amount would be increased pursuant to a formula based on the public offering price, up to an aggregate of $12,000,000, and, subject to certain conditions, payable in three installments over three years.



     In November 1996, a Series B Common Stockholder of the Company loaned the Company $18,000,000, collateralized by funds on deposit with the FCC related to the D, E and F-Block auctions. The loan bears interest at 9.6% per annum and matures on the earlier of thirty days from the closing of an initial public offering of Series B Common Stock or May 1997.



     In November 1996, the Company's letter of credit line (Note 5) was increased to $5,000,000.



     In November 1996, the Company and a vendor signed a procurement agreement, pursuant to which the Company has agreed to purchase, and the vendor has agreed to finance and supply, up to $200,000,000 of PCS infrastructure equipment for deployment in certain of the Company's markets. The procurement agreement also provides that the vendor will have the right to supply equipment for certain other markets, up to an aggregate of $1,000,000,000, subject to the provision by the vendor of 100% financing for such purchases. In connection with the procurement agreement, the Company entered into a warrant purchase agreement with the vendor. Under the warrant agreement, the Company granted the vendor warrants to purchase the number of shares of Series B Common Stock equal to $10,000,000, divided by the price per share attributable to the Series B Common Stock included in certain units issued by the Company in an initial public offering of the Company's Series B Common Stock (the "Common Stock Price"), at an exercise price equal to the Common Stock Price, subject to adjustment for certain anti-dilution events. These warrants may not be exercised until the earlier to occur of (i) December 31, 1997, or (ii) the 181st day after the closing of an initial public offering of the Company's Series B Common Stock. The warrants expire on the earlier to occur of (i) June 30, 2002, or (ii) the fifth anniversary of the closing of an initial public offering of the Company's Series B Common Stock. In January 1997 the Company recorded the $6,676,000 fair value of these warrants, based on an independent appraisal.



     In November 1996, the Company entered into a supply agreement with a vendor which provides for vendor financing for the Company for 150% of the purchase price of PCS infrastructure equipment and services, subject to certain conditions, up to an aggregate of $1,200,000,000. The supply agreement provides for the Company to purchase up to $300,000,000 in equipment, assuming successful completion of a market trial of the vendor's equipment in a certain market. After $700,000,000 of loans have been drawn down by the Company under the vendor's credit facility, additional financing will become available subject to the Company raising a certain target level of capital. In January 1997, the Company and this vendor entered into a stock pledge agreement, pursuant to which the Company pledged all of the issued and outstanding capital stock of NextWave Personal Communications Inc. to this vendor as collateral for the repayment by the Company of amounts to be advanced previously by this vendor. Pursuant to the loan agreement with the vendor, the Company agreed not to permit or create any liens on the assets of NextWave Personal Communications Inc. or allow NextWave Personal Communications Inc. to become obligated with respect to any indebtedness other than liens or indebtedness in connection with the C-Block payment terms provided by the FCC in connection with the grant of the Company's C-Block PCS licenses (the "C-Block Payment Terms"). The Company also agreed that NextWave Personal Communications Inc. will not transfer, encumber or cause any liens or encumbrances to attach to the capital stock of NextWave Personal Communications Inc. or the Company's C-Block PCS licenses, except as otherwise provided by the C-Block Payment Terms. Finally, the Company agreed to cause NextWave Power Partners to take all steps necessary to transfer any D, E and F-Block PCS licenses finally awarded to NextWave Power Partners to NextWave Personal Communications Inc. The stock pledge will be released upon payment of all obligations under the loan agreement with the vendor.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     In November 1996, the Company entered into a master lease agreement providing for a $250,000,000 equipment lease facility to be used for the purchase of switching equipment. Under the lease facility, $150,000,000 can be drawn down during the first year and the additional $100,000,000 may be drawn down in future periods subject to the Company meeting certain financial and operational milestones. In connection with the master lease agreement, in November 1996, the Company granted the leasing company warrants to purchase 1,500,000 shares of Series B Common Stock at an exercise price equal to the initial public offering price of the Series B Common Stock, subject to adjustment for certain anti-dilution events. These warrants shall vest from time to time as follows: the leasing company shall have the right to exercise the warrant to purchase that number of shares of Series B Common Stock equal to 1% of each progress payment, as defined in the master lease agreement, provided, however, that the leasing company shall vest in the right to purchase all 1,500,000 shares upon the earlier to occur of (i) December 31, 1997, or (ii) the date upon which payments made by the Company pursuant to the master lease agreement equal $150,000,000. The warrants expire on various dates in 2002. As the variable terms of these warrants preclude the reasonable estimation of their fair value, the Company will record the aggregate intrinsic value of the warrants until such time as the warrants' terms are fixed and their aggregate fair value can be reasonably estimated and recorded. Based on the terms of these warrants, their exercise price is equal to the initial public offering price of the Company's Series B Common Stock, which is estimated to exceed its current fair value, and, therefore, they have no intrinsic value.



     In November 1996, the Company executed a purchase and supply agreement with a vendor. Pursuant to the five-year agreement, subject to completion of the initial public offering of Series B Common Stock, the vendor will supply and finance up to $50,000,000 worth of products and services such as antennas, test equipment and engineering services. The Company will purchase 40% of the products and services within the first two years of the term of this agreement and 20% over each of the following three years, subject to changes resulting from delays in the Company's build-out of its PCS networks for reasons beyond the Company's control. The Company may make monthly draw downs under the facility and amounts borrowed under the agreement will bear interest at the prime rate plus an applicable margin for the first three years of the term of the agreement and at the prime rate for the remaining two years of the term.



     In December 1996, the Company entered into a promissory note agreement with a vendor, which provides for financing of services of up to $10,000,000. The note, which matures on March 31, 1997 and bears interest at the prime rate, as defined, plus two percent, was issued in consideration for trade accounts payable. The Company had outstanding accounts payable to this vendor in the amount of $3,200,000 at September 30, 1996.



     In January 1997, a Series B Common Stockholder of the Company loaned the Company $25,000,000. The loan bears interest at 9.7% and will mature on the earlier of July 1997 or thirty days from the closing of an initial public offering of the Company's Series B Common Stock.



     During January 1997, the FCC granted the Company C-Block PCS licenses in 63 basic trading areas. Following the FCC's notice of grant, the Company made the final required downpayment for the C-Block auctions in the amount of $237,183,000 (Note 1).



     In January 1997, the D, E, and F-Block auctions ended with the FCC naming the Company the winning bidder licenses in 32 basic trading areas with net bids totaling $128,972,000. These licenses required downpayments of $13,475,000, resulting in a refund to the Company of $16,525,000 by the FCC. Upon the grant of these licenses the Company will make a final downpayment of $16,945,000 (Note
1).



     From October 1996 to January 1997, the Company issued 3,730,000 shares of Series B Common Stock for $5.00 per share to certain investors for aggregate consideration of $18,650,000.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     From October 1996 to January 1997, the Company issued promissory notes in the aggregate amount of $19,670,000, including $15,000,000 which is restricted as to withdrawal until the closing of an initial public offering of Series B Common Stock.



NOTE 12 -- UNAUDITED PRO FORMA BALANCE SHEET INFORMATION



     The following schedule sets forth the Company's actual and unaudited pro forma balance sheet as of September 30, 1996. The unaudited pro forma balance sheet as of September 30, 1996 is based on the actual balance sheet as of September 30, 1996, adjusted to give pro forma effect to: (i) the remaining downpayment paid to the FCC during January 1997 related to the grant of C-Block PCS licenses (Notes 1 and 11) to the Company for the 63 basic trading areas in which the Company was named high bidder, (ii) significant financing transactions entered into by the Company subsequent to September 30, 1996, (iii) the grant of all FCC licenses to the Company for which it was named high bidder in both C-Block auctions based on the terms of the license award, (iv) the remaining downpayment required to be made to the FCC related to the grant of D, E and F-Block PCS licenses to the Company (Notes 1 and 11) for the 32 basic trading areas in which the Company was named high bidder, (v) the expected award of all FCC licenses to the Company for which it was named high bidder in the D, E and F-Block auctions based on the anticipated terms of the license award, and (vi) the proposed Equity and Notes offerings (the "Offerings").



     The unaudited pro forma balance sheet information is not necessarily indicative of: (i) the financial position of the Company as of September 30, 1996 that would actually have existed if the events described had occurred on September 30, 1996, (ii) the financial position that may be obtained in the future or (iii) all future significant non-cash charges that may result from various warrants issued by the Company to third parties.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                       UNAUDITED
                                                                                                                      ADJUSTMENTS
                                                                                                                        FOR FCC
                                                                                                     UNAUDITED       LICENSE GRANT
                                                              ACTUAL          UNAUDITED              PRO FORMA        TRANSACTIONS
                                                           SEPTEMBER 30,      PRO FORMA            SEPTEMBER 30,     EXPECTED TO BE
                                                               1996          ADJUSTMENTS                1996          CONSUMMATED
                                                           -------------    --------------         --------------    --------------
ASSETS
Current assets:
 Cash and cash equivalents......................... $ 26,102,000     $   54,670,000(1)      $   35,587,000     $   (420,000)(11)
                                                                         18,650,000(2)
                                                                         18,000,000(3)
                                                                         25,000,000(4)
                                                                       (106,835,000)(5)
 Other current assets..............................    1,476,000                                 1,476,000
                                                    ------------       ------------           ------------     ------------
      Total current assets.........................   27,578,000          9,485,000             37,063,000         (420,000)
Property and equipment, net........................   15,802,000                                15,802,000
Restricted cash....................................  131,760,000         15,000,000(1)          16,412,000
                                                                       (130,348,000)(5)
FCC license deposits...............................  267,182,000       (237,182,000)(5)         30,000,000      (30,000,000)(11)
Capitalized FCC licenses...........................           --        474,365,000(5)       3,204,822,000       30,420,000(11)
                                                                      2,730,457,000(6)                           68,556,000(12)
Other assets.......................................    8,788,000          6,676,000(8)          15,464,000
                                                    ------------       ------------           ------------     ------------
                                                    $451,110,000     $2,868,453,000         $3,319,563,000     $ 68,556,000
                                                    ============       ============           ============     ============
LIABILITIES, MANDATORILY REDEEMABLE COMMON
STOCK AND STOCKHOLDERS'  EQUITY
Current liabilities:
 Accounts payable.................................. $  8,643,000     $   (3,200,000)(10)    $    5,443,000     $
 Accrued liabilities...............................    6,856,000                                 6,856,000
 Advances from contingent stock
  purchase subscribers.............................   10,000,000                                10,000,000
 Current portion of notes payable, convertible
   notes payable and capital leases................   48,543,000         69,670,000(1)         164,513,000
                                                                         18,000,000(3)
                                                                         25,000,000(4)
                                                                          3,200,000(10)
                                                    ------------       ------------           ------------     ------------
      Total current liabilities....................   74,142,000        112,670,000            186,812,000               --
Convertible notes payable and capital leases,
  less current portion.............................  130,845,000                               130,845,000
Senior notes payable...............................
Senior discount notes payable......................
U.S. Government financing..........................           --      2,730,457,000(6)       2,730,457,000       68,556,000(12)
                                                    ------------       ------------           ------------     ------------
      Total liabilities............................  204,987,000      2,843,127,000          3,048,114,000       68,556,000
                                                    ------------       ------------           ------------     ------------
Series C Common Stock, mandatorily redeemable,
 $.0001 par value,     shares authorized: no
 shares issued or outstanding actual or pro forma;
 shares issued and outstanding as adjusted.........
Commitments (Note 9)
Stockholders' equity:
 Common stock, $0.0001 par value, 500,000,000 shares
   authorized:
 Series A, 60,000,000 shares designated: 47,396,437
   shares issued and outstanding actual; 36,245,031
   pro forma; 3,000 shares issued and outstanding
   as adjusted.....................................        5,000             (1,000)(7)              4,000
 Series B, 278,980,556 shares designated: 99,898,262
   shares issued and outstanding actual; 125,931,074
   pro forma;    shares issued and outstanding
   as adjusted.....................................       10,000              2,000(7)              12,000
 Series C, 1,019,444 shares designated: no shares
   issued or outstanding actual, pro forma or
   as adjusted.....................................           --                                        --
 Paid-in capital...................................  291,406,000         18,650,000(2)         331,731,000
                                                                            (1,000)(7)
                                                                          6,676,000(8)
                                                                         15,000,000(9)
 Common stock notes receivable.....................   (2,810,000)                               (2,810,000)
 Deferred charges and unearned compensation........  (25,993,000)       (15,000,000)(9)        (40,993,000)
 Deficit accumulated during development stage......  (16,495,000)                              (16,495,000)
                                                    ------------       ------------           ------------     ------------
      Total stockholders' equity...................  246,123,000         25,326,000            271,449,000               --
                                                    ------------       ------------           ------------     ------------
                                                    $451,110,000     $2,868,453,000         $3,319,563,000     $ 68,556,000
                                                    ============       ============           ============     ============

                                                             UNAUDITED AS
                                                             ADJUSTED FOR                         UNAUDITED
                                                             FCC LICENSE                         AS ADJUSTED
                                                                GRANT           UNAUDITED        FOR OFFERING
                                                             TRANSACTIONS      ADJUSTMENTS       TRANSACTIONS
                                                            EXPECTED TO BE     FOR OFFERING     EXPECTED TO BE
                                                             CONSUMMATED,      TRANSACTIONS      CONSUMMATED,
                                                            SEPTEMBER 30,     EXPECTED TO BE    SEPTEMBER 30,
                                                                 1996          CONSUMMATED           1996
                                                            --------------    --------------    --------------
                                                           <C
ASSETS
Current assets:
 Cash and cash equivalents................................  $   35,167,000

 Other current assets.....................................       1,476,000
                                                              ------------     ------------
      Total current assets................................      36,643,000
Property and equipment, net...............................      15,802,000
Restricted cash...........................................      16,412,000

FCC license deposits......................................              --
Capitalized FCC licenses..................................   3,303,798,000

Other assets..............................................      15,464,000
                                                              ------------     ------------
                                                            $3,388,119,000
                                                              ============     ============

LIABILITIES, MANDATORILY REDEEMABLE COMMON STOCK AND STOCK
 EQUITY
Current liabilities:
 Accounts payable.........................................  $    5,443,000
 Accrued liabilities......................................       6,856,000
 Advances from contingent stock purchase subscribers......      10,000,000
 Current portion of notes payable, convertible notes
   payable and capital leases.............................     164,513,000

                                                              ------------     ------------
      Total current liabilities...........................     186,812,000
Convertible notes payable and capital leases, less current
 portion..................................................     130,845,000
Senior notes payable......................................
Senior discount notes payable.............................
U.S. Government financing.................................   2,799,013,000
                                                              ------------     ------------
      Total liabilities...................................   3,116,670,000
                                                              ------------     ------------
Series C Common Stock, mandatorily redeemable, $.0001 par
 value,     shares authorized: no shares issued or
 outstanding actual or pro forma;     shares issued and
 outstanding as adjusted..................................
Commitments (Note 9)
Stockholders' equity:
 Common stock, $0.0001 par value, 500,000,000 shares
   authorized:
 Series A, 60,000,000 shares designated: 47,396,437 shares
   issued and outstanding actual; 36,245,031 pro forma;
   3,000 shares issued and outstanding as adjusted........           4,000
 Series B, 278,980,556 shares designated: 99,898,262
   shares issued and outstanding actual; 125,931,074 pro
   forma;    shares issued and outstanding as adjusted....          12,000
 Series C, 1,019,444 shares designated: no shares issued
   or outstanding actual, pro forma or as adjusted........              --
 Paid-in capital..........................................     331,731,000

 Common stock notes receivable............................      (2,810,000)
 Deferred charges and unearned compensation...............     (40,993,000)
 Deficit accumulated during development stage.............     (16,495,000)
                                                              ------------     ------------
      Total stockholders' equity..........................     271,449,000
                                                              ------------     ------------
                                                            $3,388,119,000
                                                              ============     ============

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

UNAUDITED PRO FORMA ADJUSTMENTS


     (1) To reflect the issuances subsequent to September 30, 1996 of promissory notes in the aggregate amount of $69,670,000, including $15,000,000 which is restricted as to withdrawal until the closing of an initial public offering of Series B Common Stock.



     (2) To reflect the issuance of 3,730,000 shares of Series B Common Stock for $5.00 per share to certain investors subsequent to September 30, 1996 for aggregate consideration of $18,650,000.



     (3) To reflect the receipt of a loan in the amount of $18,000,000, collateralized by funds on deposit with the FCC related to the D, E and F-Block auctions, during November 1996 from a Series B Common Stockholder.



     (4) To reflect the receipt of a loan during January 1997 from a certain vendor and Series B Common Stockholder in the amount of $25,000,000, which will be repaid with proceeds from the Offerings.



     (5) To reflect payment during January 1997 of the remaining FCC license downpayment, related to the C-Block auctions which closed during May 1996 and July 1996, in the aggregate amount of $237,183,000 and application of the entire downpayment to capitalized FCC licenses.



     (6) To reflect capitalization as an intangible asset of FCC licenses for the C-Block granted during January 1997, subject to compliance with FCC foreign ownership regulations within six months from date of grant (Note 1), and U.S. Government financing payable to the FCC with a fixed stated interest rate of 6.50% (net of the aggregate downpayments of $474,365,000 and without any related accrued interest). The amount of U.S. Government financing recorded is based on the aggregate bid for the FCC licenses of $4,743,648,000 as adjusted, pursuant to Accounting Principles Board Opinion No. 21, to reflect the fair value of the debt based on an estimated fair value risk-adjusted market interest rate of 14.0%. The Company has estimated this fair value rate of interest based on risk-adjusted rates obtained by other comparable companies in the wireless telecommunications industry for debt financing. The amount of the intangible asset is based on the fair value of the FCC debt plus the aggregate downpayments in the amount of $474,365,000. Capitalized FCC licenses will be amortized over their forty-year estimated useful lives, beginning on commencement of PCS services in the respective markets for which the related PCS licenses were granted.



     (7) To reflect the conversion of 11,151,406 shares of Series A Common Stock into 22,302,812 shares of Series B Common Stock upon the occurrence of certain dilutive events.



     (8) To reflect the issuance of warrants with an aggregate fair value, as determined by an independent appraiser, of $6,676,000 granted to an equipment vendor in connection with an agreement to provide PCS infrastructure equipment and services. The number of such warrants will be equal to $10,000,000 divided by the price per share of Series B Common Stock issued in the initial public offering, subject to adjustment for certain anti-dilution events. (Note 11).



     (9) To reflect warrants issued to a customer in connection with an airtime agreement (Note 8).



     (10) To reflect the execution of a promissory note with a vendor in consideration for trade accounts payable in the amount of approximately $3,200,000 at September 30, 1996.



UNAUDITED ADJUSTMENTS FOR FCC LICENSE GRANT TRANSACTIONS EXPECTED TO BE CONSUMMATED.



     (11) To reflect application of the FCC deposits related to the D, E, and F-Block auctions against the FCC license debt and payment of the remaining FCC license downpayments related to such auctions.

                             NEXTWAVE TELECOM INC.
                        (a development stage enterprise)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     (12) To reflect capitalization as an intangible asset of FCC licenses for the D, E and F-Block auctions expected to be awarded and related U.S. Government financing with a fixed stated interest rate equal to the 10-year Treasury Note rate (6.50% at December 31, 1996) at the date of award (net of the aggregate downpayments of $30,420,000 and without any related accrued interest). The amount of U.S. Government financing is recorded based on the aggregate bid for the FCC licenses of $128,972,000 as adjusted, pursuant to Accounting Principles Board Opinion No. 21, to reflect the fair value of the debt based on an estimated fair value risk-adjusted market interest rate of 14.0%. The Company has estimated this fair value rate of interest based on risk-adjusted rates obtained by other comparable companies in the wireless telecommunications industry for debt financing. The amount of the intangible asset is based on the fair value of the FCC debt plus the aggregate downpayments of $30,420,000. Capitalized FCC licenses will be amortized over their forty-year estimated useful lives, beginning on commencement of PCS services in the respective markets for which the related PCS licenses were granted.



UNAUDITED ADJUSTMENTS FOR OFFERING TRANSACTIONS EXPECTED TO BE CONSUMMATED



     (13) To reflect the issuance of           Units consisting of one share of
Series B Common Stock and one Series B Common Stock contingent transfer right at
an aggregate price of $       per share, net of estimated underwriting discounts
of      % and issuance costs of $          , resulting in net proceeds of
$          from the initial public Equity Offering.



     (14) To reflect the conversion of Series A Common Stock (other than 3,000
shares) into        shares of Series B Common Stock and           shares of
Series C Common Stock.



     (15) To reflect the issuance of: (i)           units consisting of one
warrant to purchase Series B Common Stock and $          principal amount of
Senior Notes Payable and (ii)           units consisting of one warrant to
purchase Series B Common Stock and $          principal amount of Senior
Discount Notes Payable, for aggregate gross proceeds of $          , $
of which is to be restricted for the payment of interest on the notes. For
purposes of this unaudited pro forma presentation, $          of the proceeds
from this units offering have been allocated to the warrants based on the estimated relative fair values of the notes and warrants. In addition,
underwriting discounts at      % of gross proceeds and other issuance costs of
$          are estimated and have been reflected herein. The actual fair market value of these warrants at their grant date may vary from this estimate, resulting in different amounts being allocated to paid-in capital as well as different interest charges on a prospective basis.



     (16) To reflect the exchange of $          aggregate principal amount of
Bridge Notes for equal amounts of units including Senior Notes and warrants and Senior Discount Notes and warrants, including related non-cash charges to
operations in the amount of $          , assuming an estimated fair value of the
warrants issued of $          . Additionally, this adjustment reflects a      %
($          ) fee payable by the Company at the closing of the notes offering to the Bridge Note holders consenting to exchange of the Bridge Notes as well as
the repayment of the $          outstanding balance of the Bridge Notes which
will become due and payable upon the closing of the Debt Offering. The actual fair market value of these warrants at their grant date may vary from this estimate, resulting in different amounts being allocated to paid-in capital as well as different interest charges on a prospective basis.

------------------------------------------------------
------------------------------------------------------


     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary.....................   3
Risk Factors...........................  15
Use of Proceeds........................  31
Dividend Policy........................  31
Dilution...............................  32
Capitalization.........................  33
Selected Consolidated Financial Data...  35
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  36
The Wireless Telecommunications
  Industry.............................  41
Business...............................  44
Regulation of The Wireless
  Telecommunications Industry..........  68
Management.............................  77
Principal Stockholders.................  87
Certain Relationships and Related
  Transactions.........................  90
Description of Contingent Transfer
  Rights...............................  92
Certain Federal Income Tax
  Considerations.......................  94
Description of Capital Stock...........  97
Certain Indebtedness................... 106
Shares Eligible for Future Sale........ 110
Underwriting........................... 111
Legal Matters.......................... 112
Experts................................ 112
Additional Information................. 113
Glossary of Selected Terms............. 114
Index to Consolidated Financial
  Statements........................... F-1


                            ------------------------


     UNTIL                     , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE
EQUITY OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE UNITS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                             UNITS


                                      LOGO
                             NEXTWAVE TELECOM INC.

                             SERIES B COMMON STOCK



                           CONTINGENT TRANSFER RIGHTS



                            ------------------------


                                   PROSPECTUS

                                           , 1997


                            ------------------------

                               SMITH BARNEY INC.


                                LEHMAN BROTHERS

                            BEAR, STEARNS & CO. INC.


                       PRUDENTIAL SECURITIES INCORPORATED



                                  ING BARINGS



                            OPPENHEIMER & CO., INC.



------------------------------------------------------

------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.

    Securities and Exchange Commission registration fee.......................  $103,449
    NASD fee..................................................................    30,500
    NASDAQ NMS listing fee....................................................         *
    Legal fees and expenses...................................................         *
    Accounting fees and expenses..............................................         *
    Printing and engraving expenses...........................................         *
    Blue Sky fees and expenses................................................         *
    Miscellaneous expenses....................................................         *
                                                                                 -------
              TOTAL...........................................................         *
                                                                                 =======

---------------
* To be filed by amendment.

All of the above items are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.



     The Company's Amended and Restated Certificate of Incorporation and Bylaws (the "Indemnification Provisions") provide for the indemnification of present or former directors and officers of the Company and persons serving as present or former directors, officers, employees, agents, or trustees of another corporation or entity at the request of the Company (each, an "Indemnified Party"). The Indemnification Provisions specifically indemnify to the fullest extent permitted by Delaware law the Indemnified Parties against all expenses, including counsel fees, incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative or investigative. The Indemnification Provisions require the Company to pay for or reimburse any expenses incurred by an Indemnified Party in reasonable intervals and in advance of the final disposition of such proceeding provided that the Indemnified Party undertakes to repay such amount should it be determined ultimately that he or she is not entitled to indemnification by the Company.



     The Indemnification Provisions further provide that the Indemnified Party may seek a judicial determination of his or her right to indemnification should the Company fail to pay a claim in full within 90 days of its submission to the Company. The Indemnified Party is entitled to indemnification for all expenses of prosecuting such a claim against the Company if the claim is successful in whole or in part.



     The Indemnification Provisions permit the Company to present as a defense to any claim initiated by a director or officer seeking indemnification that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law (or other applicable law) to indemnify the director or officer for such amount claimed. Such defense is inapplicable where the claim in question is yet to be adjudicated and for which the director or officer has entered into the required undertaking.



     In addition, the Company's Amended and Restated Certificate of Incorporation provides that, pursuant to the Delaware General Corporation Law, its directors shall not be liable for monetary damages for conduct as a director. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. Furthermore, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. In addition, each director and officer shall continue to be subject to liability for any act or omission for which such elimination of liability is not permitted under the Delaware General Corporation Law.



     The Company has entered or will enter into indemnification agreements with its directors and certain executive officers (each, an "Indemnified Party"). An Indemnified Party is specifically indemnified and held harmless under such indemnification agreements for costs and expenses, including without limitation, damages, judgments, fines, penalties, settlements and costs, attorneys' fees and disbursements, costs of attachment or similar bonds, and costs of investigation reasonably incurred in connection with a threatened, pending or completed claim, action, suit or proceeding by reason of the fact that the Indemnified Party (i) is or was a director, or officer of the Company; or (ii) is or was serving as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company. The Company shall not be liable under the indemnification agreements for any claim to the extent that: (i) the Indemnified Party receives payment under a valid, enforceable and collectible insurance policy; (ii) the Indemnified Party is indemnified and actually paid otherwise than pursuant to an indemnification agreement; (iii) the Indemnified Party is adjudged to be liable for negligence or misconduct in the performance of his or her duty; (iv) the Indemnified Party gains in fact any personal profit or advantage to which he or she is not legally entitled to; (v) the Indemnified Party is required to disgorge profits from the purchase or sale of securities pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; or (vi) the Indemnified Party brought about or contributed to the claim by his or her dishonesty so long as it is judicially determined that he or she (a) committed acts of active and deliberate dishonesty, (b) with actual dishonest purpose and intent, (c) which acts were material to the claim against the Indemnified Party.



     In the event of payment under an indemnification agreement, the Company is to be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party. The indemnification agreements provide that the Company will advance the costs and expenses incurred by the Indemnified Party in advance of final disposition of an action, suit, or proceeding if he or she undertakes to repay amounts advanced should it be ultimately determined that he or she is not entitled to be indemnified by the Company. Under the indemnification agreements, no expenses other than actual judgments or verdicts may be indemnified without the prior consent of the Company. The indemnification agreements further provide that an Indemnified Party may seek a judicial determination of his or her right to indemnification should the Company fail to pay his or her claim in full within 30 days of its submission to the Company.



     The indemnification agreements and provisions for advancing expenses in such agreements are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation and Bylaws.



     The Company maintains insurance policies covering officers and directors under which the insurers agree to pay, subject to certain exclusions, including certain violations of securities laws, for any claim made against the directors and officers of the Company for a wrongful act that they may become legally obligated to pay or for which the Company is required to indemnify the officers or directors. The policies have limits of up to $70,000,000 in the aggregate, subject to retentions of up to $500,000 in the aggregate. The Company believes that its Certificate of Incorporation and Bylaw provisions, indemnification agreements and insurance policies are necessary to attract and retain qualified persons as directors and officers.



ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.



     Series A Common Stock. The Company sold 55,760,000 shares of Series A Common Stock to 28 investors from November 1995 to May 1, 1996, primarily to the Company's directors, officers and employees or entities controlled by the Company's directors, employees or officers. The shares of Series A Common

Stock were sold for a purchase price of $0.25 per share, for an aggregate consideration of $13,940,000, $11,430,000 of which was paid in cash and $2,510,000 of which was paid in promissory notes issued by the holders of the Series A Common Stock to the Company. In connection with the sales of Series A Common Stock, the Company has relied on an exemption from registration under Rule 506 promulgated under Regulation D of the Securities Act. The sales of Series A Common Stock were effected through a private placement solely to a limited number of the Company's founders, without general solicitation or advertising and without brokers or placement agents.



     Series B Common Stock. On May 6, 1996, the Company consummated the sale of 78,533,836 shares of Series B Common Stock in a private placement to institutional investors, venture capital firms and a limited number of individual investors. The shares of Series B Common Stock were sold for $3.00 per share, for an aggregate consideration of $235,601,562, which was paid in cash, retirement of $15,000,000 and $20,000,000 of indebtedness payable to QUALCOMM and PECO, respectively, as described below, and satisfaction of certain commission obligations payable by the Company. Subscriptions were placed in escrow and released upon the announcement of the winning bidders in the C-Block Auction. In connection with the private placement of the Series B Common Stock, the Company also issued an aggregate of 12,975,135 warrants to purchase shares of Series B Common Stock at an exercise price of $3.00 per share (the "Series B Warrants"). In addition, the Company also issued $38,912,478 aggregate principal amount of convertible promissory notes to certain foreign investors, which will convert automatically into shares of Series B Common Stock at a conversion price of $3.00 per share upon additional issuances of equity interests by the Company to domestic investors, thereby permitting additional foreign ownership of the Company's equity interests under the FCC's rules. The Company has paid approximately $9,500,000 in fees to placement agents, including principally ING Barings (U.S.) Incorporated, in connection with the sale of such shares of Series B Common Stock. In connection with the sales of Series B Common Stock, Series B Warrants and convertible promissory notes, the Company has relied on an exemption from registration under Rule 506 promulgated under Regulation D of the Securities Act. The sales of Series B Common Stock, Series B Warrants and Convertible Promissory Notes were effected through a private placement to a limited number of institutional investors, venture capital firms, strategic investors and other investors without any general solicitation or advertising, and otherwise in the manner contemplated by Regulation D.



     Pursuant to subscription agreements dated as of May 31, 1996, the Company sold an additional 4,620,300 shares of Series B Common Stock in a private placement to five investors with close personal ties to the President of the Company, without any general solicitation or advertising and without brokers or placement agents. The shares of Series B Common Stock were sold for $5.00 per share, for an aggregate consideration of $23,101,500. In connection with these sales of Series B Common Stock, the Company has relied on an exemption from registration under Rule 506 promulgated under Regulation D of the Securities Act.



     Between November 13, 1996 and January 10, 1997, the Company issued an aggregate of 3,770,000 shares of Series B Common Stock to two vendors and three consultants in connection with the execution of network equipment contracts and the performance of consulting services. In addition, the Company has executed Subscription Agreements in the aggregate amount of $27 million with one consultant and one telecommunications vendor. The Company relied upon an exemption from registration under Section 4(2) of the Securities Act in connection with these transactions.



     Other Convertible Debt. In November 1995, the Company entered into a convertible loan agreement with QUALCOMM to borrow $25,000,000, of which $398,000 was convertible into a promissory note which is convertible at $0.39 per share into 1,019,444 shares of Series C Common Stock (which shall become rights to acquire Series B Common Stock after the Equity Offering). QUALCOMM exercised its right to convert the portion of the loan into a convertible promissory note convertible into Series C Common Stock in May 1996, and the Company issued such note. The Company relied upon an exemption from registration under Section 4(2) of the Securities Act in connection with the November 1995 issuance of the convertible note, and the Company relied upon an exemption from registration under Section 3(a)(9) of the Securities Act in connection with the issuance of the second convertible promissory note and the retirement of $15 million of indebtedness in exchange for Series B Common Stock.

     Between October 29, 1996 and January 29, 1996, the Company issued convertible promissory notes convertible into an aggregate of 16,321,454 shares of Series B Common Stock to three vendors and their affiliates and one consultant in connection with the execution of network equipment contracts and the performance of consulting services. The conversion prices for the shares in such transactions ranged from $5.00 to $5.50. The Company relied upon an exemption from registration under Section 4(2) of the Securities Act in connection with these transactions.



     Between November 26, 1996 and January 28, 1997, the Company issued convertible promissory notes convertible into an aggregate of 1,800,000 shares of Series B Common Stock at a conversion price of $5.00 per share to three foreign entities for an aggregate purchase price of $9 million in connection with the execution of telecommunications services agreements. The Company relied upon an exemption from registration under Regulation S of the Securities Act in connection with these transactions.



     PECO Note and Warrants. On November 20, 1995, the Company and PECO Energy Co. ("PECO") entered into a loan agreement pursuant to which the Company borrowed $20 million and issued 500,000 warrants to purchase shares of Series B Common Stock at an exercise price of $3.00 per share. The Company relied upon an exemption from registration under Section 4(2) of the Securities Act in connection with this transaction. The Company retired $20 million of indebtedness in exchange for 6,666,666 shares of Series B Common Stock and warrants to purchase 480,556 shares of Series B Common Stock at an exercise price of $3.00 per share in May 1996, and relied upon an exemption from registration under Section 3(a)(9) of the Securities Act in connection with this transaction.



     Bridge Notes. On April 8, 1996, and on subsequent closing dates through May 22, 1996, the Company issued $130,348,000 aggregate principal amount of Convertible Senior Subordinated Notes due 2002 (the "Bridge Notes") to a limited number of institutional investors, venture capital firms and individual investors, without any general solicitation or advertising. The Company will pay approximately $2 million in placement agent fees to CIBC/Wood Gundy Securities Corp. in connection with the placement of the Bridge Notes. In connection with the sale of the Bridge Notes, the Company has relied on an exemption from registration under Rule 506 promulgated under Regulation D of the Securities Act.



     Stock Options; Warrants. The Company has granted stock options under the Amended and Restated Stock Option Plan since its inception. For a description of these options to employees of the Company, see "Management." The Company relied upon an exemption from registration under Rule 701 promulgated under Regulation E of the Securities Act in connection with such transactions. In addition, the Company issued warrants to purchase 64,113 shares of Series B Common Stock at $4.00 per share to two parties in connection with financial advisory services rendered in May, 1996. Between August 22, 1996 and November 1, 1996, the Company issued warrants to purchase an aggregate of 25,273,284 shares of Series B Common Stock to one vendor and one reseller customer in connection with the execution of network equipment contracts and a reseller contract and the performance of consulting services. In addition, the Company issued a warrant to a vendor the number of exercisable shares of which is equal to $10 million divided by an exercise price equal to the Equity Offering price. The Company relied upon an exemption from registration under Section 4(2) of the Securities Act in connection with these transactions.



ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits.


EXHIBIT
NUMBERS                                  DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------------------------------
  1.1     Form of Underwriting Agreement.(2)
  3.1     Amended and Restated Certificate of Incorporation of Registrant.(2)
  3.2     Restated Bylaws of Registrant, as currently in effect.(2)
  3.3     Form of Certificate of Amendment to Restated Certificate of Incorporation relating to reverse stock split.(2)
  3.4     Form of Amended and Restated Certificate of Incorporation to be filed prior to closing of the Equity Offering.(2)

EXHIBIT
NUMBERS                                  DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------------------------------
  4.1     Installment Plan Note by the Company in favor of the FCC relating to the C-Block PCS licenses.(2)
  4.2     Security Agreement between the Company and the FCC relating to the C-Block PCS
          Licenses.(2)
  4.3     Form of Senior Note Indenture, together with form of Senior Note.(4)
  4.4     Form of Senior Discount Note Indenture, together with form of Senior Discount
          Note.(4)
  4.5     Form of Common Stock Certificate.(2)
  4.6     Form of CTR Agreement.(2)
  4.7     Form of CTR Escrow Agreement.(2)
  4.8     Form of CTR Certificate.(2)
  4.9     Securities Purchase Agreement dated as of April 9, 1996 between the Company and purchasers of the Bridge Notes, together with form of Bridge Notes, Warrants and
          Registration Rights.(3)
  5.1     Opinion of Latham & Watkins re: securities offered.(2)
  8.1     Opinion of Latham & Watkins re: tax matters.(2)
 10.1     Amended and Restated Stock Option Plan.(3)
 10.2     Form of Incentive Stock Option under the Plan.(3)
 10.3     1997 Equity Incentive Plan.(2)
 10.4     Form of Nonstatutory Stock Option Agreement.(3)
 10.5     1997 Employee Stock Purchase Plan of the Company.(2)
 10.6     1997 Non-Employee Director Stock Option Plan.(2)
 10.7     Promissory Note, together with Stock Pledge Agreement, from Navation, Inc.(1)
 10.8     Promissory Note, together with Stock Pledge Agreement, from Freedom Mobility Inc.(1)
 10.9     Amended and Restated Series A Shareholders Agreement between the Company and the holders of Series A Common Stock dated as of November 15, 1995.(3)
 10.10    Form of Convertible Promissory Note issued to foreign investors convertible into
          Series B Common Stock.(3)
 10.11    Form of Warrants to Purchase Series B Common Stock.(3)
 10.12    Registration Rights with purchasers of Series B Common Stock, Warrants and
          Convertible Promissory Notes.(3)
 10.13    Amended and Restated Shareholders' Rights Agreement among the Company and its shareholders dated as of November 30, 1996, but effective as of May 8, 1996, together with form of Registration Rights.(1)
 10.14    Amended and Restated Stockholders' Voting Agreement dated as of April 9, 1996, but effective as of November 30, 1995, among the Company and its Shareholders.(1)
 10.15    Airtime Sale Agreement dated as of August 22, 1996 between the Company and MCI.(2)
 10.16    Warrant Agreement dated as of August 22, 1996 between the Company and MCI.(2)
 10.17    Warrant dated August 29, 1996 by the Company in favor of MCI.(2)
 10.18    Registration Rights Agreement dated as of August 22, 1996 between the Company and
          MCI.(2)
 10.19    Strategic Supply and Development Agreement dated as of October 29, 1996 by and between the Company and Hughes.(2)
 10.20    Registration Rights Agreement dated as of October 29, 1996 between the Company and
          Hughes.(1)
 10.21    Special Voting Agreement dated as of October 29, 1996 between the Company, Hughes and the Stockholders listed therein.(1)
 10.22    Convertible Promissory Note dated as of November 1, 1995 by the Company in favor of
          Hughes.(2)
 10.23    Escrow Agreement dated as of October 29, 1996, as amended, between the Company,
          Hughes and The Chase Manhattan Bank.(2)
 10.24    Purchase and Supply Agreement dated as of November 8, 1996 between the Company and
          The Allen Group.(2)

EXHIBIT
NUMBERS                                  DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------------------------------
 10.25    Registration Rights Agreement dated as of November 8, 1996 between the Company and
          The Allen Group.(1)
 10.26    Loan Agreement and Term Note dated as of November 12, 1996 between the Company and
          POSAM.(2)
 10.27    Master Lease Agreement dated October 28, 1996 between the Company and Comdisco.(2)
 10.28    Strategic Supply Agreement dated as of October 30, 1996 between the Company and
          LGIC.(2)
 10.29    CDMA Technical and Market Trial Agreement dated as of October 23, 1996 between the
          Company and LGIC.(2)
 10.30    Loan Agreement dated as of February 23, 1996 between the Company and LG.(3)
 10.31    Loan Agreement and Promissory Note dated as of January 6, 1997 between the Company and LG.(2)
 10.32    Stock Pledge Agreement dated January 6, 1997 between the Company and LG.(2)
 10.33    Agreement for Procurement of Personal Communications Services Products, Licensed
          Materials and Services dated as of November 15, 1996 between NextWave Wireless and
          Lucent.(2)
 10.34    Warrant Purchase Agreement dated as of November 15, 1996 between the Company and
          Lucent.(2)
 10.35    Warrant dated as of November 15, 1996 by the Company in favor of Lucent.(2)
 10.36    Equipment Requirements Agreement dated as of November 30, 1995 between the Company and QUALCOMM.(2)
 10.37    PCS Resale Agreement dated as of September 19, 1996 between NextWave Wireless and
          Cellexis.(2)
 10.38    PCS Resale Agreement dated as of September 19, 1996 between NextWave Wireless and
          UCN.(2)
 10.39    PCS Resale Agreement dated as of October 29, 1996 between NextWave Wireless and
          PCN.(2)
 10.40    PCS Resale Agreement dated as of December 2, 1996 between NextWave Wireless and
          Flagship.(2)
 10.41    PCS Resale Agreement dated as of November 4, 1996 between NextWave Wireless and One
          Stop.(2)
 10.42    PCS Infrastructure Deployment Services Master Agreement dated as of July 30, 1996 between the Company and LLC, L.L.C.(2)
 10.43    Agreement dated as of March 12, 1996 between the Company and LCC, LLC.(3)
 10.44    Form of Indemnification Agreement between the Company and each of its officers and directors.(1)
 10.45    Form of Warrant Agreement relating to the Company's public warrants, together with form of Warrant.(4)
 11.1     Calculation of Pro Forma Net Loss Per Share (Unaudited).(2)
 21.1     Subsidiaries of Registrant.(1)
 23.1     Consent of Price Waterhouse LLP, Independent Accountants.(1)
 23.2     Consent of Latham & Watkins (to be contained in Exhibit 5.1 and Exhibit 8.1).
 23.3     Consent of Ha-Young Aum.(1)
 23.4     Consent of Jang-Ho Chung.(1)
 23.5     Consent of Gregory A. Cucchi.(1)
 23.6     Consent of Jung-Boo Kim.(1)
 23.7     Consent of Manjin J. Kim.(1)
 23.8     Consent of Muhit U. Rahman.(1)

EXHIBIT
NUMBERS                                  DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------------------------------
 23.9     Consent of Yutaka Sato.(1)
 24.1     Power of Attorney (contained on signature page).
 27.1     Financial Data Schedule.(1)


---------------

(1) Filed herewith.



(2) To be filed by amendment.



(3) Previously filed.



(4) Filed as an exhibit to Registration Statement No. 333-5829.



     (b) Financial Statement Schedules -- All required information is set forth in the consolidated financial statements included in the Prospectus constituting part of this Registration Statement.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 3, 1997.


                                          NEXTWAVE TELECOM INC.


                                          By: /s/ ALLEN B. SALMASI


                                            ------------------------------------
                                            Allen B. Salmasi
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                TITLE                      DATE
------------------------------------------    ---------------------------    ------------------

/s/ ALLEN B. SALMASI                          President, Chief Executive     February 3, 1997
------------------------------------------    Officer and Director
Allen B. Salmasi
/*/ GENE M. WELSH                             Senior Vice President,         February 3, 1997
------------------------------------------    Finance, Chief Financial
Gene M. Welsh                                 Officer and Director (Chief
                                              Financial and Accounting
                                              Officer)

/*/ JANICE I. OBUCHOWSKI                      Vice Chairman, Executive       February 3, 1997
------------------------------------------    Vice President and Director
Janice I. Obuchowski

/*/ KEVIN M. FINN                             Senior Vice President and      February 3, 1997
------------------------------------------    Director
Kevin M. Finn

/*/ NICOLE N. SALMASI                         Director                       February 3, 1997
------------------------------------------
Nicole N. Salmasi

/s/ ALLEN B. SALMASI                                                         February 3, 1997
------------------------------------------
Allen B. Salmasi
Attorney-in-Fact

                                 EXHIBIT INDEX



     The following exhibits are filed as part of this Form S-1 Registration Statement.



EXHIBIT
NUMBERS                                  DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------------------------------
  1.1     Form of Underwriting Agreement.(2)
  3.1     Amended and Restated Certificate of Incorporation of Registrant.(2)
  3.2     Restated Bylaws of Registrant, as currently in effect.(2)
  3.3     Form of Certificate of Amendment to Restated Certificate of Incorporation relating to reverse stock split.(2)
  3.4     Form of Amended and Restated Certificate of Incorporation to be filed prior to closing of the Equity Offering.(2)
  4.1     Installment Plan Note by the Company in favor of the FCC relating to the C-Block PCS licenses.(2)
  4.2     Security Agreement between the Company and the FCC relating to the C-Block PCS
          Licenses.(2)
  4.3     Form of Senior Note Indenture, together with form of Senior Note.(4)
  4.4     Form of Senior Discount Note Indenture, together with form of Senior Discount
          Note.(4)
  4.5     Form of Common Stock Certificate.(2)
  4.6     Form of CTR Agreement.(2)
  4.7     Form of CTR Escrow Agreement.(2)
  4.8     Form of CTR Certificate.(2)
  4.9     Securities Purchase Agreement dated as of April 9, 1996 between the Company and purchasers of the Bridge Notes, together with form of Bridge Notes, Warrants and
          Registration Rights.(3)
  5.1     Opinion of Latham & Watkins re: securities offered.(2)
  8.1     Opinion of Latham & Watkins re: tax matters.(2)
 10.1     Amended and Restated Stock Option Plan.(3)
 10.2     Form of Incentive Stock Option under the Plan.(3)
 10.3     1997 Equity Incentive Plan.(2)
 10.4     Form of Nonstatutory Stock Option Agreement.(3)
 10.5     1997 Employee Stock Purchase Plan of the Company.(2)
 10.6     1997 Non-Employee Director Stock Option Plan.(2)
 10.7     Promissory Note, together with Stock Pledge Agreement, from Navation, Inc.(1)
 10.8     Promissory Note, together with Stock Pledge Agreement, from Freedom Mobility Inc.(1)
 10.9     Amended and Restated Series A Shareholders Agreement between the Company and the holders of Series A Common Stock dated as of November 15, 1995.(3)
 10.10    Form of Convertible Promissory Note issued to foreign investors convertible into
          Series B Common Stock.(3)
 10.11    Form of Warrants to Purchase Series B Common Stock.(3)
 10.12    Registration Rights with purchasers of Series B Common Stock, Warrants and
          Convertible Promissory Notes.(3)
 10.13    Amended and Restated Shareholders' Rights Agreement among the Company and its shareholders dated as of November 30, 1996, but effective as of May 8, 1996, together with form of Registration Rights.(1)
 10.14    Amended and Restated Stockholders' Voting Agreement dated as of April 9, 1996, but effective as of November 30, 1995, among the Company and its Shareholders.(1)
 10.15    Airtime Sale Agreement dated as of August 22, 1996 between the Company and MCI.(2)
 10.16    Warrant Agreement dated as of August 22, 1996 between the Company and MCI.(2)
 10.17    Warrant dated August 29, 1996 by the Company in favor of MCI.(2)
 10.18    Registration Rights Agreement dated as of August 22, 1996 between the Company and
          MCI.(2)

EXHIBIT
NUMBERS                                  DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------------------------------
 10.19    Strategic Supply and Development Agreement dated as of October 29, 1996 by and between the Company and Hughes.(2)
 10.20    Registration Rights Agreement dated as of October 29, 1996 between the Company and
          Hughes.(1)
 10.21    Special Voting Agreement dated as of October 29, 1996 between the Company, Hughes and the Stockholders listed therein.(1)
 10.22    Convertible Promissory Note dated as of November 1, 1995 by the Company in favor of
          Hughes.(2)
 10.23    Escrow Agreement dated as of October 29, 1996, as amended, between the Company,
          Hughes and The Chase Manhattan Bank.(2)
 10.24    Purchase and Supply Agreement dated as of November 8, 1996 between the Company and
          The Allen Group.(2)
 10.25    Registration Rights Agreement dated as of November 8, 1996 between the Company and
          The Allen Group.(1)
 10.26    Loan Agreement and Term Note dated as of November 12, 1996 between the Company and
          POSAM.(2)
 10.27    Master Lease Agreement dated October 28, 1996 between the Company and Comdisco.(2)
 10.28    Strategic Supply Agreement dated as of October 30, 1996 between the Company and
          LGIC.(2)
 10.29    CDMA Technical and Market Trial Agreement dated as of October 23, 1996 between the
          Company and LGIC.(2)
 10.30    Loan Agreement dated as of February 23, 1996 between the Company and LG.(3)
 10.31    Loan Agreement and Promissory Note dated as of January 6, 1997 between the Company and LG. (2)
 10.32    Stock Pledge Agreement dated January 6, 1997 between the Company and LG.(2)
 10.33    Agreement for Procurement of Personal Communications Services Products, Licensed
          Materials and Services dated as of November 15, 1996 between NextWave Wireless and
          Lucent.(2)
 10.34    Warrant Purchase Agreement dated as of November 15, 1996 between the Company and
          Lucent.(2)
 10.35    Warrant dated as of November 15, 1996 by the Company in favor of Lucent.(2)
 10.36    Equipment Requirements Agreement dated as of November 30, 1995 between the Company and QUALCOMM.(2)
 10.37    PCS Resale Agreement dated as of September 19, 1996 between NextWave Wireless and
          Cellexis.(2)
 10.38    PCS Resale Agreement dated as of September 19, 1996 between NextWave Wireless and
          UCN.(2)
 10.39    PCS Resale Agreement dated as of October 29, 1996 between NextWave Wireless and
          PCN.(2)
 10.40    PCS Resale Agreement dated as of December 2, 1996 between NextWave Wireless and
          Flagship.(2)
 10.41    PCS Resale Agreement dated as of November 4, 1996 between NextWave Wireless and One
          Stop.(2)
 10.42    PCS Infrastructure Deployment Services Master Agreement dated as of July 30, 1996 between the Company and LLC, L.L.C.(2)
 10.43    Agreement dated as of March 12, 1996 between the Company and LCC, LLC.(3)
 10.44    Form of Indemnification Agreement between the Company and each of its officers and directors.(1)
 10.45    Form of Warrant Agreement relating to the Company's public warrants, together with form of Warrant.(4)
 11.1     Calculation of Pro Forma Net Loss Per Share (Unaudited).(2)
 21.1     Subsidiaries of Registrant.(1)
 23.1     Consent of Price Waterhouse LLP, Independent Accountants.(1)
 23.2     Consent of Latham & Watkins (to be contained in Exhibit 5.1 and Exhibit 8.1).
 23.3     Consent of Ha-Young Aum.(1)

EXHIBIT
NUMBERS                                  DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------------------------------
 23.4     Consent of Jang-Ho Chung.(1)
 23.5     Consent of Gregory A. Cucchi.(1)
 23.6     Consent of Jung-Boo Kim.(1)
 23.7     Consent of Manjin J. Kim.(1)
 23.8     Consent of Muhit U. Rahman.(1)
 23.9     Consent of Yutaka Sato.(1)
 24.1     Power of Attorney (contained on signature page).
 27.1     Financial Data Schedule.(1)


---------------

(1) Filed herewith.



(2) To be filed by amendment.



(3) Previously filed.



(4) To be filed as an exhibit to Registration Statement No. 333-5829.



     (b) Financial Statement Schedules -- All required information is set forth in the consolidated financial statements included in the Prospectus constituting part of this Registration Statement.